UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Amendment No. 2)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Cornerstone Therapeutics Inc.

(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Cornerstone Therapeutics Inc. common stock, par value $0.001 per share

(2)

Aggregate number of securities to which transaction applies:

26,919,071 shares of common stock (including shares of restricted stock) and 2,318,140 shares of common stock underlying outstanding employee stock options with an exercise price of less than $9.50 per share

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of $34,158.06 was determined by multiplying 0.0001288 by the aggregate merger consideration of $265,202,366.15. The aggregate merger consideration was calculated as the sum of (i) the product of (a) 26,919,071 outstanding shares of common stock (including shares of restricted stock) as of December 11, 2013 to be acquired in the merger, multiplied by (b) the per share merger consideration of $9.50 (equal to $255,731,174.50) plus (ii) the difference between the merger consideration of $9.50 per share and the aggregate exercise price of the 2,306,773 outstanding stock options for which the exercise price per share is less than $9.50 (which is $9,471,191.65).

	(4)	Proposed maximum aggregate value of transaction: $265,202,366.15

	(5)	Total fee paid: $34,158.06

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: 34,150.12

	(2)	Form, Schedule or Registration Statement No.: Schedule 14A

	(3)	Filing Party: Cornerstone Therapeutics Inc.

	(4)	Date Filed: November 27, 2013

PRELIMINARY COPY—SUBJECT TO COMPLETION

CORNERSTONE THERAPEUTICS INC.

1255 CRESCENT GREEN DRIVE, SUITE 250

CARY, NORTH CAROLINA 27518

[                    ], 2013

To the Stockholders of Cornerstone Therapeutics Inc.:

I am pleased to invite you to join us for a special meeting of the stockholders of Cornerstone Therapeutics Inc. (“Cornerstone,” the “Company,” “we,” “our” or “us”) to be held at 1255 Crescent Green Drive, Suite 250, Cary, NC 27518 on January 31, 2014, at 8:30 A.M., local time.

At the special meeting, the holders of our common stock, par value $0.001 per share (“Common Stock”), will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 15, 2013 (as it may be amended from time to time, the “Merger Agreement”), by and among Chiesi Farmaceutici S.p.A., an Italian Societá per Azioni (“Chiesi”), Chiesi U.S. Corporation, a Delaware corporation and a wholly-owned subsidiary of Chiesi (“Chiesi US”) and the Company. Pursuant to the terms and subject to the conditions specified in the Merger Agreement, Chiesi US will be merged with and into the Company (the “Merger”). The Company will be the surviving entity in the Merger and immediately following the Merger will be a wholly-owned subsidiary of Chiesi. Each share of Common Stock outstanding immediately prior to the effective time of the Merger (other than shares owned by Chiesi, Chiesi US or the Company or its subsidiaries and other than shares held by any of the Company’s stockholders who are entitled to and have properly exercised appraisal rights under Delaware law) automatically will be canceled and will cease to exist and will be converted into the right to receive $9.50 in cash, without interest (the “merger consideration”), less applicable withholding taxes. The holders of those shares will cease to have any rights with respect thereto, other than the right to receive the merger consideration.

Our board of directors (the “Board”) formed a committee (the “Special Committee”) consisting solely of five independent and disinterested directors of the Company to evaluate the acquisition proposal made by Chiesi by letter dated February 18, 2013, and other alternatives available to the Company. Following negotiations between Chiesi and the Special Committee, Chiesi improved the terms of its proposal. Those improved terms are reflected in the provisions of the Merger Agreement. The Special Committee unanimously has determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company’s stockholders (other than Chiesi and its subsidiaries), and unanimously recommended that the Board approve and declare advisable the Merger Agreement, a copy of which is attached as Annex A to the accompanying proxy statement, and the transactions contemplated therein, including the Merger, and that the Company’s stockholders adopt the Merger Agreement. Based in part on that recommendation, the Board unanimously (acting without the participation of directors Anton Giorgio Failla and Marco Vecchia, who recused themselves from all proceedings of our Board related to the Merger because of their affiliation with Chiesi) (i) determined that it was advisable, fair to and in the best interests of the Company’s stockholders that the Company enter into the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (ii) approved and authorized and directed the execution and delivery of the Merger Agreement, and (iii) resolved to recommend that the Company’s stockholders approve and adopt the Merger Agreement. Accordingly, the Board (acting without the participation of Dr. Failla and Mr. Vecchia) unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement. The Board also unanimously (acting without the participation of Dr. Failla and Mr. Vecchia) recommends that the stockholders of the Company vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger, as disclosed in the table under “Special Factors—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion.

We urge you to, and you should, read the accompanying proxy statement in its entirety, including the appendices, because it describes the Merger Agreement, the Merger and related matters and provides specific information

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concerning the special meeting and other important information related to the Merger. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission.

Regardless of the number of shares of Common Stock you own, your vote is very important. Two different stockholder approval requirements must be satisfied in order for the Merger Agreement to be adopted and for the Merger to be completed, as follows. The first stockholder approval requirement, which is imposed under Delaware law, will be satisfied if stockholders holding at least a majority of the shares of the Common Stock outstanding and entitled to vote at the close of business on the record date vote “FOR” the proposal to adopt the Merger Agreement. The second stockholder approval requirement, which is imposed under a provision of the Merger Agreement that was negotiated by the Special Committee with Chiesi, is a “majority-of-the-minority” requirement (the “Majority-of-the-Minority Stockholder Approval Condition”). The Majority-of-the-Minority Stockholder Approval Condition will be satisfied if stockholders holding at least a majority of the shares of the Common Stock outstanding and entitled to vote at the close of business on the record date, other than shares owned by Chiesi or any of its subsidiaries or by any officer or director of the Company, vote “FOR” the proposal to adopt the Merger Agreement. If you fail to vote or abstain from voting on the Merger Agreement, the effect will be the same as a vote against adoption of the Merger Agreement.

While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to, or do not desire to, attend the special meeting. Accordingly, we have enclosed a proxy that will enable your shares to be voted on the matters to be considered at the special meeting even if you are unable or do not desire to attend. If you desire your shares to be voted in accordance with the Board’s recommendation, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions; date and sign the proxy; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and signing the enclosed proxy card and mailing it to us or by submitting a proxy over the Internet or by telephone. If you submit a proxy and then attend the special meeting, your proxy will, upon your written request, be revoked in order that you may vote in person at the meeting.

Sincerely,

Michael D. Enright

Chairman of the Special Committee

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [                    ], 2013

and is first being mailed to stockholders on or about [                    ], 2013.

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PRELIMINARY COPY—SUBJECT TO COMPLETION

CORNERSTONE THERAPEUTICS INC.

1255 CRESCENT GREEN DRIVE, SUITE 250

CARY, NORTH CAROLINA 27518

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To our Stockholders:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Cornerstone Therapeutics Inc., a Delaware corporation (“Cornerstone,” the “Company,” “we,” “our” or “us”), will be held at 1255 Crescent Green Drive, Suite 250, Cary, NC 27518 on January 31, 2014, at 8:30 A.M., local time, for the following purposes:

1.	to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 15, 2013 (as it may be amended from time to time, the “Merger Agreement”), by and among Chiesi Farmaceutici S.p.A., an Italian Societá per Azioni (“Chiesi”), Chiesi U.S. Corporation, a Delaware corporation and a wholly-owned subsidiary of Chiesi (“Chiesi US”) and the Company;

2.	to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger, as disclosed in the table under “Special Factors—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion;

3.	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

4.	to act upon other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Board.

The holders of record of our common stock, par value $0.001 per share (“Common Stock”) at the close of business on December 13, 2013, are entitled to notice of and to vote at the special meeting or at any adjournment or postponement thereof. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is important, regardless of the number of shares of Common Stock you own. Two different stockholder approval requirements must be satisfied in order for the Merger Agreement to be adopted and for the Merger to be completed, as follows. The first stockholder approval requirement, which is imposed under Delaware law, will be satisfied if stockholders holding at least a majority of the shares of the Common Stock outstanding and entitled to vote at the close of business on the record date vote “FOR” the proposal to adopt the Merger Agreement. The second stockholder approval requirement, which is imposed under a provision of the Merger Agreement that was negotiated by the Special Committee with Chiesi, is a “majority-of-the-minority” requirement. The proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger, as disclosed in the table under “Special Factors—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion, and the proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate, each require the affirmative vote of holders of a majority of the voting power present and voting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

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If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to adopt the Merger Agreement.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the Merger Agreement, the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger, as disclosed in the table under “Special Factors—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion, and the proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate. If you fail to vote or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the proposal to adopt the Merger Agreement. However, failure to vote or submit your proxy will not affect the vote regarding the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger, as disclosed in the table under “Special Factors—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion, or the vote regarding the proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a stockholder of record, and you attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Alastair McEwan

Secretary

Dated [                    ], 2013

Cary, North Carolina

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SUMMARY TERM SHEET

This Summary Term Sheet discusses the material information contained in this proxy statement, including with respect to the Merger Agreement and the Merger. We encourage you to read carefully this entire proxy statement, including its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary Term Sheet may not contain all of the information that may be important to you. The items in this Summary Term Sheet include page references directing you to a more complete description of that topic in this proxy statement.

Special Factors (page 16)

Background of the Merger (page 16)

A description of the background of the Merger, including our discussions with Chiesi, is included in “Special Factors—Background of the Merger” beginning on page 16.

Reasons for the Merger; Recommendation of the Board of Directors and the Special Committee (Page 31)

The Special Committee, composed solely of five independent and disinterested directors, none of whom is affiliated with Chiesi or its affiliates, and none of whom are employees of the Company or any of its subsidiaries, unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are substantively and procedurally fair to and in the best interests of the unaffiliated stockholders and that it is advisable for the Company to enter into the Merger Agreement. The Special Committee also unanimously recommended that the Company’s board of directors (the “Board”) (i) determine that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and the unaffiliated stockholders, (ii) approve and declare advisable the Merger Agreement and the transactions contemplated thereby and (iii) resolve to recommend that our stockholders adopt the Merger Agreement. Acting upon the Special Committee’s recommendations, the Board, pursuant to resolutions adopted at a meeting on September 15, 2013, (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, were substantively and procedurally fair to and in the best interests of the Company’s unaffiliated stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and (iii) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of the Company with the recommendation of the Board that the stockholders of the Company adopt the Merger Agreement. In reaching its conclusion to make such determination and recommendations to the Board, the Special Committee consulted with its financial and legal advisors and considered various material factors. Our Board, acting upon the unanimous recommendation of the Special Committee, unanimously (acting without the participation of Dr. Failla and Mr. Vecchia) has recommended that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement. For a description of the reasons considered by the Special Committee and the Board in deciding to recommend approval of the proposal to adopt the Merger Agreement, see “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors and the Special Committee” beginning on page 31.

Opinion of Lazard Frères & Co. LLC (Page 36)

On September 15, 2013, at a meeting of the Special Committee held to evaluate the Merger, Lazard Frères & Co. LLC (“Lazard”) rendered its oral opinion to the Special Committee, subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in Lazard’s written opinion, the merger consideration to be paid to the holders of Common Stock (other than Chiesi, Chiesi US and those holders who are entitled to and who have properly exercised appraisal rights under Delaware law) in the Merger was fair, from a financial point of view, to those holders.

The full text of the Lazard opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement does not contain all of the information set forth in the full text of the Lazard opinion. Stockholders are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard’s engagement and opinion were for the benefit of the Special Committee, in its capacity as such, and the Lazard opinion was rendered to the Special Committee in connection with its evaluation of the Merger. The Lazard opinion was not intended to and does not constitute a recommendation to any stockholder as to how the stockholder should vote or act with respect to the Merger or any matter relating to the Merger.

Position of Chiesi and Chiesi US as to the Fairness of the Merger (page 47)

Each of Chiesi and Chiesi US believes that the Merger is substantively and procedurally fair to the “unaffiliated security holders,” as defined in Rule 13e-3 under the Exchange Act, of the Company. Their belief is based upon their knowledge and analysis of the Company, as well as the factors discussed in “Special Factors—Position of Chiesi and Chiesi US as to the Fairness of the Merger” beginning on page 47.

Purposes and Reasons of the Company for the Merger (Page 57)

Our purpose for engaging in the Merger is to enable our stockholders to receive the merger consideration of $9.50 per share in cash, without interest and subject to deduction for any required withholding taxes. The price of $9.50 per share represents (i) a premium of approximately 78% over our closing price of $5.35 on February 15, 2013, the last trading day before Chiesi delivered a letter to our Board in which Chiesi proposed a transaction in which it would acquire all of the outstanding shares of Common Stock not already owned by Chiesi for a price of between $6.40 and $6.70 per share in cash (the “Initial Proposal”), and (ii) a premium of approximately 42% over the high end of the Initial Proposal.

Certain Effects of the Merger (Page 58)

If the Merger Agreement is adopted by the requisite votes of the Company’s stockholders and all other conditions to the consummation of the Merger are either satisfied or (to the extent permissible under the Merger Agreement) waived, Chiesi US will merge with and into the Company, and the Company will survive the Merger as a wholly-owned subsidiary of Chiesi. At the effective time of the Merger, each share of Common Stock outstanding immediately prior to the effective time of the Merger (other than shares owned by Chiesi, Chiesi US or the Company or its subsidiaries and other than shares held by any of the Company’s stockholders who are entitled to and have properly exercised appraisal rights under Delaware law) automatically will be canceled and will cease to exist and will be converted into the right to receive $9.50 in cash, without interest, less applicable withholding taxes and the holders of those shares will cease to have any rights with respect thereto, other than the right to receive the merger consideration. Upon the completion of the Merger, the Common Stock no longer will be publicly traded and stockholders (other than Chiesi) will cease to have any ownership interest in the Company.

The primary benefit of the Merger to our stockholders (other than Chiesi and its subsidiaries) will be the right of those stockholders to receive a cash payment of $9.50, without interest, for each share of Common Stock held by them, representing a premium of approximately 78% above the closing price of the Common Stock on February 15, 2013, the last trading day before the date of the Initial Proposal, and a premium of approximately 42% to the high end of the range of prices presented in the Initial Proposal. After the Merger, those stockholders also no longer will be subject to the risk of any possible decrease in our future earnings, growth or value or of any possible decline in the trading price of our Common Stock.

The primary detriment of the Merger to our stockholders (other than Chiesi and its subsidiaries) is that the Merger will extinguish their continuing ownership interest in the Company and accordingly, following the Merger, those stockholders no longer will have the right to participate in any potential future earnings, growth or value realized by the Company nor the right to vote on corporate matters relating to the Company. The merger consideration of $9.50 per share is lower than the closing sale price of the Common Stock on September 13, 2013, the last trading day before the public announcement of the Merger Agreement, and is lower than the prices at which the Common Stock occasionally had traded during the three months before that date. The receipt of cash in exchange for shares of Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes to our stockholders who are U.S. holders.

Chiesi will benefit from the fact that after the Merger is completed, Chiesi will be the sole beneficiary of the Company’s future earnings and of any future appreciation in the Company’s value. Chiesi also will benefit from the fact that after the Merger is completed, the Common Stock no longer will be publicly traded and will cease to be registered pursuant to the Exchange Act and accordingly, the Company no longer will be subject to the expense and administrative burden of complying with the periodic reporting and other requirements imposed under the Exchange Act and no longer will be subject to any pressure to meet analysts’ forecasts or the expectations of public stockholders. The Company currently estimates that the amount of the regulatory compliance cash cost savings to be realized by reason of no longer being subject to the periodic reporting and other obligations to which it presently is subject under the Exchange Act will be approximately $1.4 million per year. As the sole owner of the Company, Chiesi will be the exclusive beneficiary of any regulatory compliance cost savings to be realized by the Company after the Merger.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 65)

In considering the recommendation of the Board (made without the participation of Dr. Failla and Mr. Vecchia) that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that, aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our other stockholders generally.

The areas where the interests of our directors (including the directors serving on the Special Committee) may differ from those of our other stockholders generally include the impact of the proposed Merger on the directors’ outstanding equity awards. In addition, our directors will benefit from the provisions contained in the Merger Agreement that require Chiesi to ensure that the directors of the Company will receive rights to indemnification, expense advancement and liability insurance coverage following the Merger and after they cease to be directors that are at least equivalent to, and in some instances may be more extensive than, the rights to which the directors presently are entitled. Those arrangements reflect the fact that, by their service on the Board, they may be subject to claims arising from such service. Members of the Special Committee also will benefit from the provisions of the indemnification agreements that they entered into with the Company after they were appointed to the Special Committee. In those agreements the Company granted various rights, including rights to indemnification and expense advancement, to the members of the Special Committee in recognition of the incremental personal exposure each member of the Special Committee might face by reason of serving on the Special Committee.

The areas where the interests of our executive officers may differ from those of our other stockholders generally involve the possible receipt by those executive officers, pursuant to their existing compensation arrangements, of the following types of payments and benefits that may become payable or available as a result of or in connection with the Merger:

•	cash payments under severance arrangements;

•	acceleration of and payments in respect of equity awards;

•	the provision of indemnification, expense advancement and liability insurance arrangements pursuant to the Merger Agreement; and

•	related benefits.

These interests are discussed in more detail under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 65. The members of the Special Committee and the Board were aware of the differing interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and the Merger and in recommending to our stockholders that the Merger Agreement be adopted.

Financing for the Merger; No Financing Condition (Page 65)

The Merger is not subject to any financing condition. We estimate that the total amount of funds that will be required to fund the merger consideration and the payments required to be made to holders of stock options and restricted shares and to pay related expenses will be approximately $122 million. We understand from Chiesi that it expects to fund this amount using cash on hand. At November 30, 2013, the balance of our cash and cash equivalents was $90.1 million.

Material U.S. Federal Income Tax Consequences of the Merger (Page 71)

If you are a U.S. holder (as defined under “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisers regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Anticipated Accounting Treatment of the Merger (Page 74)

The Company, as the surviving corporation in the Merger, will account for the transaction as a business combination using the acquisition method of accounting for financial accounting purposes, whereby the estimated purchase price will be allocated to the assets and liabilities of Cornerstone based on their fair values following FASB Accounting Standards Codification Topic 805, Business Combinations.

Regulatory Approvals (Page 73)

We believe that the Merger is not subject to the reporting and waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and will not require any other federal, state or foreign regulatory clearances or approvals.

Fees and Expenses (Page 73)

The Merger Agreement provides that all costs and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring the expenses.

Litigation (Page 74)

Merger-Related Litigation

Since the announcement on September 16, 2013 of the execution of the Merger Agreement, four lawsuits challenging the proposed acquisition of the Company have been filed in the Delaware Court of Chancery. Each of the Delaware lawsuits is a putative class action filed on behalf of the stockholders of the Company other than the defendants and their affiliates.

The four complaints have been consolidated into a single action by court order, and, on December 11, 2013, the plaintiffs filed a consolidated amended complaint against the Company, its directors, Chiesi and Chiesi US. The plaintiffs allege that: (i) the Cornerstone directors breached their fiduciary duties in connection with their approval of the Merger Agreement and by allegedly failing properly to disclose certain material information relating to the Merger; (ii) Chiesi and Chiesi US breached their fiduciary duties in connection with the approval of the Merger Agreement; and (iii) the Company aided and abetted the alleged breaches of fiduciary duty by the Cornerstone directors, Chiesi and Chiesi US. The amended complaint seeks, among other relief, a preliminary and permanent injunction enjoining the Merger, rescission or rescissory damages in the event the Merger is consummated, an accounting for damages in the event the Merger is consummated, and costs and fees in connection with the lawsuit.

The outcome of these consolidated lawsuits is uncertain. An adverse judgment for money damages against the Company could have an adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the completion of the Merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the Merger. An order of rescission could set aside the Merger even if the Merger has already been consummated. The Company and its directors believe that the claims asserted against them in the consolidated lawsuits are without merit.

Other Litigation

Before the terms of the Merger were finally negotiated by Chiesi and the Special Committee, the Company became involved in (and publicly disclosed) certain disputes and, subsequently, litigation regarding its intellectual property rights in respect of its CARDENE I.V.® product, an FDA-approved pre-mixed injection indicated for the short-term treatment of hypertension when oral therapy is not feasible or desirable. These developments were taken into account by the parties in the negotiation of the terms of the Merger. These disputes are briefly summarized below. On June 11, 2013, the Company received a letter from Exela Pharma Sciences, LLC (“Exela”) which advised the Company of the filing by Exela of a supplemental new drug application (“sNDA”) seeking approval for nicardipine hydrochloride RTU injectable formulations, which would directly compete with CARDENE I.V. On July 12, 2013, the Company received a second notice letter from Exela relating to a third, newly-issued patent held by the Company relating to CARDENE I.V., which would be addressed in a separate lawsuit. On July 24, 2013, the Company initiated a patent infringement lawsuit in the United States District Court for the District of Delaware alleging that Exela, Exela PharmSci, Inc., and Exela Holdings, Inc. infringed its U.S. Patent Nos. 7,612,102 and 7,659,291 (the “Patents”).

On August 15, 2013, the Company received a letter from a second company advising of the filing of an abbreviated new drug application in respect of CARDENE I.V. The letter asserted intellectual property claims similar to those previously asserted by Exela.

The Company also is a party to various other litigation proceedings. The Company’s material litigation is disclosed in reports and other materials filed by the Company with the SEC.

The Parties to the Merger (page 77)

Cornerstone Therapeutics Inc.

Cornerstone Therapeutics Inc. (which we refer to in this proxy statement as “Cornerstone,” the “Company,” “we,” “our” or “us”) is a Delaware corporation. Our headquarters are located in Cary, North Carolina. The Company is a specialty pharmaceutical company focused on commercializing products for the hospital and adjacent specialty markets. The key elements of the Company’s strategy are to focus its commercial and development efforts in the hospital and adjacent specialty product sectors within the U.S. pharmaceutical marketplace; to continue to seek out opportunities to acquire companies, marketed or registration-stage products and late-stage development products that fit within the Company’s focus areas; and to generate revenues by marketing approved generic products through the Company’s wholly-owned subsidiary, Aristos Pharmaceuticals, Inc. See “Important Information Regarding Cornerstone—Company Background” beginning on page 97. See also “The Parties to the Merger—Cornerstone Therapeutics Inc.” on page 77.

Additional information about the Company is contained in its public filings, which are incorporated by reference herein. See “Where You Can Find Additional Information” on page 117.

Chiesi and Chiesi US

Chiesi Farmaceutici S.p.A. (“Chiesi”) is an Italian Società per Azioni. Chiesi U.S. Corporation (“Chiesi US”) is a Delaware corporation and a wholly-owned subsidiary of Chiesi. Chiesi US has not carried on any activities other than to hold shares of Common Stock. Chiesi is a leading European pharmaceutical company focused on the treatment of respiratory therapeutics and specialist medicine areas. See “Important Information Regarding Chiesi and Chiesi US” on page 115.

The Special Meeting (page 78)

Purpose of the Special Meeting (page 78)

You will be asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of September 15, 2013 (as it may be amended from time to time, the “Merger Agreement”), by and among Chiesi, Chiesi US and the Company. The Merger Agreement provides that at the effective time of the merger, Chiesi US will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Chiesi. At the effective time of the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) outstanding immediately prior to the effective time of the Merger (other than shares owned by Chiesi, Chiesi US or the Company or its subsidiaries and other than shares held by any of the Company’s stockholders who are entitled to and have properly exercised appraisal rights under Delaware law (“dissenting shares”)) will be converted into the right to receive $9.50 in cash, without interest (the “merger consideration”), less any applicable withholding taxes, whereupon all such shares will be automatically canceled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto other than the right to receive the merger consideration. Shares of Common Stock held by any of Chiesi, Chiesi US and the Company or any wholly-owned subsidiary of the Company will not be entitled to receive the merger consideration.

Following and as a result of the Merger, the Company will be a privately held company, wholly-owned by Chiesi.

Required Vote (Page 79)

For the Company to consummate the Merger, two different stockholder approval requirements must be satisfied:

•	The first stockholder approval requirement, which is imposed under Delaware law, will be satisfied if stockholders holding at least a majority of the shares of the Common Stock outstanding and entitled to vote at the close of business on the Record Date vote “FOR” the proposal to adopt the Merger Agreement. In the Merger Agreement, Chiesi has agreed to vote its shares of Common Stock at the special meeting in favor of the adoption of the Merger Agreement. Assuming Chiesi does this, the first stockholder approval requirement will be satisfied.

•	The second stockholder approval requirement, which is imposed under a provision of the Merger Agreement that was negotiated by a special committee consisting solely of independent and disinterested directors (the “Special Committee”) with Chiesi, is a “majority-of-the-minority” requirement (the “Majority-of-the-Minority Stockholder Approval Condition”). The Majority-of-the-Minority Stockholder Approval Condition will be satisfied if the holders of at least a majority of the outstanding shares of Common Stock that were outstanding at the close of business on the Record Date and therefore are eligible to be voted at the special meeting and at that time were not owned, directly or indirectly, by Chiesi, Chiesi US or any of their affiliates, by any officer or director of the Company or by any other person or entity having any equity interest in, or any right to acquire any equity interest in, Chiesi US or any person or entity of which Chiesi US is a direct or indirect subsidiary, vote “FOR” the proposal to adopt the Merger Agreement.

The Merger Agreement (Page 85)

When the Merger Becomes Effective (Page 85)

We currently anticipate holding our stockholders’ meeting to vote on the Merger Agreement and completing the Merger during the first quarter of 2014, subject to approval of the proposal to adopt the Merger Agreement by the Company’s stockholders as specified herein and the satisfaction of the other closing conditions.

Treatment of Company Options and Company Restricted Shares (Page 86)

Company Options. Each stock option outstanding immediately prior to the effective time of the Merger that was previously issued pursuant to a compensatory plan of the Company and that entitles the holder to purchase shares of our Common Stock, whether vested or unvested and whether it has an exercise price per share that is greater or less than or equal to $9.50, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of $9.50 over the exercise price per share of the stock option and (ii) the total number of shares of our Common Stock subject to the stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions. Chiesi will not assume any of the Company’s stock options in the Merger.

Company Restricted Shares. At the effective time of the Merger, each outstanding share of our Common Stock awarded pursuant to a compensatory plan of the Company that is subject to any vesting requirements that remain unsatisfied will, as of the effective time of the Merger, be canceled and converted into the right to receive from Chiesi, Chiesi US or the surviving corporation an amount in cash equal to $9.50 less such amounts as are required to be withheld or deducted under applicable tax provisions.

Conditions to Completion of the Merger (Page 94)

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the proposal to adopt the Merger Agreement has been approved by the affirmative vote of holders of at least a majority of the outstanding shares of our Common Stock entitled to vote thereon;

•	the Majority-of-the-Minority Stockholder Approval Condition has been satisfied; and

•	there is no statute, rule, regulation, executive order, decree, ruling, judgment, decision or injunction by any court or other governmental authority of competent jurisdiction which has the effect of prohibiting the Merger where the consequences of failure to comply with such prohibition would reasonably be expected to be materially adverse to Chiesi.

The obligation of the Company to complete the Merger is also subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Chiesi and Chiesi US must be true and correct in all material respects both when made and at and as of the closing date of the Merger, as if made at and as of such time (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality contained in such representations and warranties), would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of Chiesi or Chiesi US to perform its obligations under the Merger Agreement;

•	Chiesi and Chiesi US must have performed in all material respects all obligations and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by them prior to the effective time of the Merger; and

•	each of Chiesi and Chiesi US must have delivered to the Company a certificate certifying to the effect that the above conditions have been satisfied.

The respective obligations of Chiesi and Chiesi US to complete the Merger are also subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the Company with respect to capitalization and corporate authority and approval must be true and correct in all respects both when made and at and as of the closing date of the Merger, except that any error in the aggregate number of shares (x) outstanding and (y) issuable upon the exercise of Company options will be disregarded for this purpose unless the error involves an understatement of such number that in the aggregate represents more than a de minimis amount of the total number of shares outstanding;

•	all other representations and warranties of the Company contained in the Merger Agreement must be true and correct in all respects both when made and at and as of the closing date of the Merger or, with respect to certain representations and warranties, as of a specified date, as described under “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 94;

•	the Company must have performed in all material respects all obligations and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by it prior to the effective time of the Merger; and

•	the Company must have delivered to Chiesi a certificate, dated as of the closing date of the Merger and signed by an executive officer of the Company, certifying that the above conditions have been satisfied.

Termination (Page 95)

The Company and Chiesi may terminate the Merger Agreement by mutual written consent at any time before the completion of the Merger. In addition, either the Company or Chiesi may terminate the Merger Agreement if:

•	the Merger has not been completed by February 28, 2014 (the “outside date”), as long as the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in any manner that was the primary cause of the failure to consummate the Merger on or before such date. However, if the meeting of the Company’s stockholders is adjourned or postponed by the Company in accordance with the provisions of the Merger Agreement to a date later than February 28, 2014, the outside date will be the date that is three business days after the date of the meeting of the Company’s stockholders (but in no event later than March 31, 2014);

•	any final nonappealable injunction or similar order that permanently enjoins or otherwise prohibits the consummation of the Merger has been issued by a governmental entity having competent jurisdiction; or

•	the proposal to adopt the Merger Agreement has been submitted to the stockholders of the Company for approval and the required vote has not been obtained.

Chiesi may terminate the Merger Agreement:

•	if there is a breach, in any material respect, of any representation, warranty, covenant or agreement on the part of the Company which would result in a failure of certain conditions relating to the Company’s representations, warranties, covenants and agreements to be satisfied and which breach is incapable of being cured by the outside date, or is not cured within thirty days following delivery of written notice of such breach, so long as Chiesi and Chiesi US are not then in material breach of their representations, warranties, agreements or covenants contained in the Merger Agreement; or

•	the Special Committee or our Board (provided the members of the Special Committee continue to represent a majority of our Board) has withdrawn its recommendation or changed its recommendation in a manner adverse to Chiesi.

The Company may terminate the Merger Agreement:

•

if there is a breach, in any material respect, of any representation, warranty, covenant or agreement on the part of any of Chiesi or Chiesi US which would result in a failure of certain conditions relating to Chiesi or

Chiesi US’s representations, warranties, covenants and agreements to be satisfied and which breach is incapable of being cured by the outside date, or is not cured within thirty days following delivery of written notice of such breach, so long as the Company is not then in material breach of its representations, warranties, agreements or covenants contained in the Merger Agreement.

Rights of Appraisal (Page 108)

Under Delaware law, holders of Common Stock who do not vote in favor of the proposal to adopt the Merger Agreement, who properly demand appraisal of their shares of Common Stock and who otherwise comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined “fair value” (as defined pursuant to Section 262 of the DGCL) of, their shares of Common Stock in lieu of receiving the merger consideration if the Merger is completed, but only if they comply with all applicable requirements of Delaware law. For more information about rights of appraisal under the DGCL and how holders of our Common Stock may exercise such rights, see “Rights of Appraisal” on page 108.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

In this section we briefly address some questions you may have regarding the special meeting, the Merger Agreement and the Merger. The information provided below may not address all of the issues that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement for additional information regarding these and other topics.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement in connection with our solicitation of proxies to be voted at the special meeting. At the special meeting you and our other stockholders will have the opportunity to vote on the proposal to adopt the Merger Agreement and on the other proposals described below.

Q:	What is the Merger Agreement?

A:	The Merger Agreement is an agreement among the Company, Chiesi and Chiesi US that we entered into on September 15, 2013. Chiesi US is a wholly-owned subsidiary of Chiesi. The Merger Agreement provides for the Merger of Chiesi US with and into the Company. If the Merger is completed,

•	the Company will be the surviving corporation and will become a wholly-owned subsidiary of Chiesi; and

•	each outstanding share of the Company’s Common Stock, other than shares owned by Chiesi, Chiesi US or the Company or its subsidiaries and other than shares held by any of the Company’s stockholders who are entitled to and have properly exercised appraisal rights under Delaware law, will be converted into the right to receive $9.50 in cash, without interest and less any applicable withholding taxes.

Q:	What matters will be voted on at the special meeting?

A:	At the special meeting you and our other stockholders will be asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement;

•	to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger, as disclosed in the table under “Special Factors—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion;

•	to approve the adjournment of the special meeting, if necessary or appropriate, in order to allow additional time to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Board.

Q:	Where and when will the special meeting be held?

A:	The special meeting will be held at 1255 Crescent Green Drive, Suite 250, Cary, NC 27518 on January 31, 2014, at 8:30 A.M., local time, unless postponed or adjourned to a later time.

Q:	Who can attend and vote at the special meeting?

A:

All stockholders of record as of the close of business on December 13, 2013, the Record Date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, including any adjournment or postponement of the special meeting. If you wish to attend the special meeting and to vote in person at the special meeting and you are a stockholder of record (meaning that you own your shares directly in your own name), please be prepared to provide proper identification, such as a driver’s license, so that we can verify your entitlement to attend the special meeting and to vote. If you wish to attend the special meeting and your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you will need to provide proof of your share ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification, so that we can verify your right to attend. If you are a “street name” holder and you wish to vote your shares in person at the special meeting you also will need to obtain and produce at the special meeting a proxy executed in your favor from the broker, bank or other nominee that is the record holder of your shares of Common Stock. The proxy will need to be in proper form.

Q:	What is a quorum requirement and how will it apply to the special meeting?

A:	In order for any matter to be considered at the special meeting, there must be a quorum present. The presence, in person or represented by proxy, of the holders of a majority of the voting power of the shares of the Common Stock issued and outstanding and entitled to vote on such matters as of the Record Date for the meeting will constitute a quorum. Shares of Common Stock represented by proxies reflecting abstentions (but not broker non-votes (if any)) will be counted as present and entitled to vote for purposes of determining a quorum. If a quorum is not present, the stockholders entitled to vote at the meeting who are present or represented by proxy may adjourn the meeting until a quorum is present. See “The Special Meeting—Record Date and Quorum” on page 79. In the Merger Agreement, Chiesi has agreed to vote its shares at the special meeting in favor of the adoption of the Merger Agreement. Assuming Chiesi does this, the quorum requirement will be satisfied.

Q:	What vote of our stockholders is required to approve the proposal to adopt the Merger Agreement?

A:	Two different stockholder approval requirements must be satisfied in order for the Merger Agreement to be adopted and for the Merger to be completed, as follows:

•	The first stockholder approval requirement, which is imposed under Delaware law, will be satisfied if stockholders holding at least a majority of the shares of the Common Stock outstanding and entitled to vote at the close of business on the Record Date vote “FOR” the proposal to adopt the Merger Agreement. In the Merger Agreement, Chiesi has agreed to vote its shares of Common Stock at the special meeting in favor of the adoption of the Merger Agreement. Assuming Chiesi does this, the first stockholder approval requirement will be satisfied.

•	The second stockholder approval requirement, the Majority-of-the-Minority Stockholder Approval Condition, which is imposed under a provision of the Merger Agreement that was negotiated by the Special Committee with Chiesi, will be satisfied if the holders of at least a majority of the outstanding shares of Common Stock that were outstanding at the close of business on the record date and therefore are eligible to be voted at the special meeting and at that time were not owned, directly or indirectly, by Chiesi, Chiesi US or any of their affiliates, by any officer or director of the Company or by any other person or entity having any equity interest in, or any right to acquire any equity interest in, Chiesi US or any person or entity of which Chiesi US is a direct or indirect subsidiary, vote “FOR” the proposal to adopt the Merger Agreement.

As of December 13, 2013, which is the Record Date, there were [            ] shares of Common Stock outstanding. We estimate that the aggregate number of shares of Common Stock that were outstanding and entitled to vote at the close of business on the Record Date and were not owned by Chiesi or any of its subsidiaries or by any officer or director of the Company was [            ], and accordingly the Majority-of-the-Minority Stockholder Approval Condition will be satisfied if not less than [            ] of the shares of Common Stock that were outstanding and entitled to vote at the close of business on the Record Date and were not owned by Chiesi, Chiesi US or any of its subsidiaries or by any officer or director of the Company are voted “FOR” the proposal to adopt the Merger Agreement.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to adopt the Merger Agreement?

A:	A failure to vote your shares of Common Stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Abstentions will be included in the calculation of the number of shares of Common Stock represented at the special meeting for purposes of determining whether a quorum has been achieved. See “The Special Meeting—Required Vote” on page 79. If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to adopt the Merger Agreement.

Q:	What will I receive if the Merger is completed?

A:	If the Merger is completed, you will be entitled to receive $9.50 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock that you own, unless you properly demand, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Common Stock, you will be entitled to receive $950 in cash in exchange for your shares of Common Stock, without interest and less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or in Chiesi or any of its affiliates.

Q:	Is the Merger expected to be taxable to me?

A:	If you are a U.S. holder, the receipt of cash for your shares of Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder, the receipt of cash for your shares of Common Stock pursuant to the Merger will generally not be a taxable transaction for U.S. federal income tax purposes. See “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71. You should consult your own tax adviser regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	How will our directors and executive officers vote on the proposal to adopt the Merger Agreement?

A:	The directors and current executive officers of the Company have informed the Company that, as of the date of the filing of this proxy statement, they intend to vote all shares of Common Stock owned by them in favor of the proposal to adopt the Merger Agreement. As of December 13, 2013, the Record Date, the directors and current executive officers owned, in the aggregate, [ ] shares of Common Stock entitled to vote at the special meeting.

In connection with the Merger Agreement, Craig A. Collard, our Chairman, Chief Executive Officer and beneficial owner of 8.2% of our shares, and Cornerstone Biopharma Holdings, Ltd., an entity controlled by him, entered into a voting agreement with the Company, Chiesi and Chiesi US pursuant to which Mr. Collard and Cornerstone Biopharma Holdings, Ltd. agreed, subject to certain conditions, to vote, or cause to be voted, all of the outstanding shares beneficially owned by them in favor of the proposal to adopt the Merger Agreement.

Shares owned by our executive officers and directors will not be included in the shares taken into account for purposes of the Majority-of-the-Minority Stockholder Approval Condition described above.

Q:	What vote of our stockholders is required to approve other matters to be discussed at the special meeting?

A:

The proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger, as disclosed in the table under “Special

Factors—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion, and the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies require the affirmative vote of the holders of a majority of the voting power of the Common Stock present or represented by proxy and voting thereon.

Q:	How does the Board recommend that I vote?

A:	The Board (acting without the participation of Dr. Failla and Mr. Vecchia, who recused themselves from all proceedings of our Board related to the Merger because of their affiliation with Chiesi), acting on the unanimous recommendation of the Special Committee, unanimously recommends that our stockholders vote:

•	“FOR” the proposal to adopt the Merger Agreement;

•	“FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger, as disclosed in the table under “Special Factors—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion; and

•	“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

You should read “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors and the Special Committee” beginning on page 31 for a discussion of the factors that the Special Committee and the Board (acting without the participation of Dr. Failla and Mr. Vecchia) considered in deciding to recommend the approval of the Merger Agreement. See also “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 65.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Common Stock?

A:	Stockholders who do not vote in favor of the proposal to adopt the Merger Agreement are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that if you comply with the requirements of Section 262 of the DGCL, you are entitled to have the “fair value” of your shares of Common Stock (as defined pursuant to Section 262 of the DGCL) determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the merger consideration of $9.50 per share. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement. To exercise your appraisal rights, you must comply with the requirements of the DGCL. See “Rights of Appraisal” beginning on page 108 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement.

Q:	What effects will the Merger have on the Company?

A:	The Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is traded on the NASDAQ Capital Market (“NASDAQ”) under the symbol “CRTX.” As a result of the Merger, the Company will cease to have publicly traded equity securities and will be wholly-owned by Chiesi. Upon the consummation of the Merger, the Common Stock will no longer be listed (or eligible to be listed) on NASDAQ or any other stock exchange. Chiesi has advised us that following the consummation of the Merger, the registration of the Common Stock and our reporting obligations under the Exchange Act will be terminated upon application to the Securities and Exchange Commission (the “SEC”).

Q:	When is the Merger expected to be completed?

A:	The parties to the Merger Agreement are working to complete the Merger as quickly as practicable. In order to complete the Merger, the Company must obtain the stockholder approvals described in this proxy statement and the other closing conditions under the Merger Agreement must be satisfied or (to the extent permissible under the Merger Agreement) waived. See “The Merger Agreement—When the Merger Becomes Effective” beginning on page 85. The Company currently expects to hold a special meeting of its stockholders to vote on a proposal to adopt the Merger Agreement during the first quarter of 2014, and to complete the Merger promptly after the requisite stockholder votes are obtained. The Company cannot assure completion of the Merger by any particular date, or that it will occur at all. Because consummation of the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.

Q:	What will happen if the Merger is not consummated?

A:	If the proposal to adopt the Merger Agreement is not approved by the Company’s stockholders, or if the Merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a public company and shares of Common Stock will continue to be listed and traded on NASDAQ.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, and to consider how the Merger affects you. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope;

•	telephone, using the toll-free number listed on each proxy card; or

•	the Internet, at the address provided on each proxy card.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to adopt the Merger Agreement.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Common Stock for the merger consideration. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your stock certificates now.

Q:	What happens if I sell my shares of Common Stock before completion of the Merger?

A:	If you sell your shares of Common Stock, you will have transferred your right to receive the merger consideration in the Merger. In order to receive the merger consideration, you must hold your shares of Common Stock through the effective time (meaning the completion) of the Merger.

Q:	Can I revoke my proxy?

A:

Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at Cornerstone Therapeutics Inc., Attention: Corporate Secretary, 1255 Crescent Green Drive, Suite

250, Cary, North Carolina 27518, or by timely submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person, although simply attending the special meeting will not cause your proxy to be revoked. If you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the options described above for revoking your proxy do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your proxy or submit new voting instructions.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	What is householding and how does it affect me?

A:	The SEC’s rules permit companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Common Stock held through brokerage firms. If your family has multiple accounts holding Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson Inc., which is acting as the Company’s proxy solicitation agent and information agent in connection with the Merger.

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

All Holders Call Toll Free: (888) 663-7851

Email: [                    ]

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

Background of the Merger

Chiesi’s Initial 2009 Investment

On May 6, 2009, the Company and certain of its stockholders entered into a series of agreements with Chiesi. These agreements comprised (i) a stock purchase agreement between the Company and Chiesi, pursuant to which the Company issued an aggregate of 12,172,425 shares of Common Stock to Chiesi; (ii) a separate stock purchase agreement pursuant to which Chiesi purchased an aggregate of 1,600,000 shares of Common Stock owned by entities controlled by Mr. Collard and Steven M. Lutz, who was then an executive officer of the Company, for $5.50 per share in cash; (iii) a governance agreement, which expired on July 28, 2011, among the Company, Chiesi and certain of our stockholders; (iv) a license and distribution agreement (the “U.S. CUROSURF® Agreement”) between the Company and Chiesi under which Chiesi granted the Company exclusive U.S. distribution rights to CUROSURF, a natural lung surfactant approved by the U.S. Food and Drug Administration (the “FDA”) for the treatment of Respiratory Distress Syndrome in premature infants; and (v) a stockholders agreement, which was subsequently amended, among Chiesi and certain of our stockholders, including Mr. Collard, which among other things requires Mr. Collard to vote in favor of any transaction in which Chiesi or its affiliates would acquire all of our outstanding Common Stock. Pursuant to that stockholders agreement, Chiesi was granted an option to purchase shares of Common Stock owned by entities controlled by Mr. Collard and Mr. Lutz for $12.00 per share in cash. That option expired unexercised on July 28, 2011.

Following the completion of the share purchases provided for in these agreements, Chiesi held a majority of the outstanding shares of Common Stock.

Chiesi’s Subsequent Share Purchases

On December 16, 2010, entities controlled by Mr. Collard and Mr. Lutz sold 450,000 shares of Common Stock to Chiesi for $6.02 per share.

On March 16, 2012, an entity controlled by Mr. Collard sold 1,443,913 shares of Common Stock to Chiesi for $6.25 per share.

On November 29, 2011, December 14, 2011, March 12, 2012, March 14, 2012 and March 15, 2012, Chiesi acquired an aggregate of 21,200 shares of Common Stock at prices ranging from $5.0649 to $6.08 per share, in open market transactions. As described below, in order to retain certain corporate governance rights pursuant to our certificate of incorporation, Chiesi must beneficially own (together with its affiliates) not less than 40% of the outstanding shares of Common Stock (calculated on a fully diluted basis). Chiesi has advised us that the principal purpose of these open market purchases was to maintain its percentage ownership after the Company issued additional shares of Common Stock (including pursuant to restricted stock grants) or issued stock options.

Chiesi’s Corporate Governance Rights

The Company’s certificate of incorporation provides that, so long as Chiesi beneficially owns (together with its affiliates) not less than 40% of the outstanding shares of Common Stock on a fully diluted basis (as defined in our certificate of incorporation), we must seek approval from Chiesi to, among other things:

•	consummate an acquisition of any business or assets for a price in excess of $25,000,000;

•	sell, lease, transfer or otherwise dispose of a business or assets for a price in excess of $25,000,000 (other than a sale in the ordinary course of business);

•	issue any equity security or other capital stock other than pursuant to employee incentive plans or upon the exercise of any option, warrant, or similar right; and

•	repurchase or redeem any equity security other than redemptions required by the terms thereof, purchases made at fair market value in connection with any deferred compensation plan and repurchases of unvested or restricted stock issued pursuant to any employee, officer, director or consultant compensation plan.

U.S. CUROSURF Agreement

Chiesi manufactures all of our requirements for CUROSURF, which we began promoting and selling in September 2009. Pursuant to the U.S. CUROSURF Agreement, we purchase inventory from Chiesi at a defined supply price by product as set forth in that agreement. Our cumulative purchases of CUROSURF inventory from Chiesi from the beginning of the arrangement through September 30, 2013 aggregated approximately $97.2 million. As of September 30, 2013, we had accounts payable of approximately $2.8 million due to Chiesi relating to the U.S. CUROSURF Agreement.

Term Loan Facility

On June 21, 2012, we entered into a credit agreement with Chiesi (the “Credit Agreement”) in order to finance a portion of the costs of our acquisition of EKR Holdings, Inc. Pursuant to the Credit Agreement, Chiesi made two loans to the Company: (i) a loan of $60.0 million (“Term Loan A”), and (ii) a loan of $30.0 million (“Term Loan B,” and, together with Term Loan A, the “Term Loans”). All of the obligations owed by us under the Credit Agreement are guaranteed by our domestic subsidiaries and are secured by a security interest in substantially all of our assets and our domestic subsidiaries’ assets. Chiesi is the administrative agent and collateral agent under the Credit Agreement.

Term Loan A and Term Loan B bear interest at rates of 7.5% and 6.5% per year, respectively, payable quarterly in arrears. Term Loan A requires quarterly principal payments of $3.5 million commencing in the fiscal quarter ending December 31, 2014 with any remaining balance being due at maturity. The Term Loans are due and payable in full on June 23, 2017, unless previously prepaid or, in the case of Term Loan B, unless previously converted into shares of Common Stock pursuant to the conversion right described below.

We have the right to prepay the Term Loans, in whole or in part, without any premium or penalty. Any partial prepayment must be in the amount of $5.0 million or, if more than $5.0 million, in whole multiples of $1.0 million, in each case plus any accrued and unpaid interest.

We are required to prepay all or a portion of the Term Loans: (i) if our ratio of consolidated secured debt to Consolidated EBITDA (as defined in the Credit Agreement) is at least 2 to 1 for any fiscal year ending on or after December 31, 2013, by using 50% of our Consolidated Excess Cash (as defined in the Credit Agreement), or (ii) if we undertake certain asset sales or sales of capital stock and do not reinvest the proceeds according to the terms of the Credit Agreement.

Until June 21, 2014, Chiesi has the option to convert all or a portion of the Term Loan B principal loan balance into shares of Common Stock at a conversion price of $7.098 per share, subject to adjustment under certain conditions. Any such conversion must be in a minimum amount of $5.0 million unless the outstanding principal balance is less than $5.0 million. At September 30, 2013, the outstanding balance of Term Loan B was $30.0 million, which was convertible into 4,226,542 shares of Common Stock.

BETHKIS® License and Distribution Agreement

On November 6, 2012, we entered into a license and distribution agreement with Chiesi pursuant to which we obtained an exclusive license to the U.S. commercial rights to Chiesi’s BETHKIS product. Under the agreement, we made an initial payment to Chiesi of $1.0 million and are required to make a $2.5 million payment upon the first commercial sale of the product in the United States. We are also required to pay certain costs related to a Phase IV clinical trial with respect to the product and quarterly royalties based on a percentage of net sales.

Chiesi’s February 2013 Take-Private Proposal

On February 18, 2013, Chiesi delivered a letter to our Board in which Chiesi proposed a transaction in which it would acquire all of the outstanding shares of Common Stock not already owned by Chiesi for a price of between $6.40 and $6.70 per share in cash (the “Initial Proposal”). Chiesi’s letter contained a statement to the effect that

Chiesi had no interest in selling its controlling interest in the Company or in considering any other strategic transaction involving the Company. The Company issued a press release on February 20, 2013 announcing receipt of the letter.

Appointment of the Special Committee and its Advisers

On February 22, 2013, following its receipt of the Initial Proposal, our Board established a special committee consisting solely of independent and disinterested directors (the “Special Committee”). The resolutions adopted by our Board when it established the Special Committee granted the Special Committee exclusive authority to, among other things, review and evaluate the Initial Proposal, pursue and consider alternatives to the Initial Proposal, reject the Initial Proposal or any other proposal that might be made and negotiate the terms of any proposal or transaction that the Special Committee might determine to pursue. The Special Committee was authorized to select and retain its own legal and financial advisers. The resolutions adopted by the Board also authorized the Company to enter into agreements with the members of the Special Committee granting them rights to indemnification and expense advancement. The Board appointed Michael Enright, Christopher Codeanne, James Harper, Michael Heffernan and Laura Shawver as the members of the Special Committee. None of the members of the Special Committee is a current or former officer or employee of the Company or is a current or former director, officer or employee of Chiesi, its subsidiaries or its affiliates (except that each of them is a director of the Company). Under applicable NASDAQ rules, a director qualifies as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. These rules also specify certain persons whose relationships with the Company would preclude them from being considered independent. Our Board has determined that each of the members of the Special Committee is an “independent director” as defined under the applicable NASDAQ rules, and in making that determination our Board has concluded that each member of the Special Committee is free of any relationship that would interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities as a director or a member of the Special Committee and was a disinterested director with respect to the proposal from Chiesi.

On February 22, 2013, the Special Committee held an initial meeting by telephone. At the meeting, Mr. Enright was elected by the members of the Special Committee to serve as chairman.

The Company issued a press release on February 25, 2013 announcing the appointment of the Special Committee.

The Special Committee proceeded to select and engage legal and financial advisers.

Clifford Chance US LLP (“Clifford Chance”) was appointed as legal counsel to the Special Committee. Clifford Chance previously had represented the Company’s independent directors in matters involving the Company’s dealings with Chiesi, including in connection with the Company’s negotiations with Chiesi in 2012 in respect of the Credit Agreement. Clifford Chance confirmed that it was free of conflicts and in particular that Chiesi was not a current client and had not been a client of the firm for at least the previous three years.

On March 13, 2013, the Company entered into indemnification agreements with each member of the Special Committee (the “Special Committee Indemnification Agreements”). In those agreements the Company granted various rights, including rights to indemnification and expense advancement, to the members of the Special Committee in recognition of the incremental personal exposure each member of the Special Committee might face by reason of serving on the Special Committee.

Lazard was appointed as financial adviser to the Special Committee. The members of the Special Committee received presentations from Lazard and four other potential financial advisers regarding their relevant experience and qualifications. Lazard was selected because the team of investment bankers Lazard said would work on the engagement collectively had substantial knowledge of and experience in advising participants in healthcare industry mergers and acquisitions transactions, combined with substantial experience in advising special committees of boards of directors in controlling shareholder take-private transactions and this distinguished Lazard from the other investment banking firms interviewed by the Special Committee. Since the appointment of Lazard, no consideration has been given by the Special Committee to the engagement of an alternative financial adviser. Prior to its retention, Lazard advised the Special Committee that neither Lazard nor any other entity in the Lazard group was then engaged by Chiesi nor any of its subsidiaries (including the Company) to perform financial advisory services, nor had Chiesi or any of its subsidiaries had financial advisory engagements with Lazard or any other entity in the Lazard group during the previous three years. In addition, Lazard informed the Special Committee of current and recent past financial advisory relationships with or connections to Chiesi, including that (i) an employee of Lazard S.r.l. (“Lazard Italy”) is a member of the board of directors of Chiesi, (ii) an analyst at Lazard Italy is the nephew of the Chairman of Chiesi, and (iii) bankers at the Lazard group (including a senior member of the proposed team for this engagement) had solicited Chiesi. At the request of the Special Committee, Lazard agreed that, until the earlier of the completion of a transaction within the scope of Lazard’s engagement or the termination or expiration of Lazard’s engagement, Lazard would not enter into any financial advisory engagement with Chiesi without the Special Committee’s consent. In addition, Lazard advised the Special Committee that no officer or employee of Lazard Italy would participate in this engagement or have access (electronic or otherwise) to any non-public materials or information relating to this engagement. After considering the foregoing and consulting with counsel, the Special Committee concluded that Lazard’s current and past relationships with Chiesi should not prevent Lazard from serving as financial adviser to the Special Committee.

On March 20, 2013, the Company issued a press release announcing that the Special Committee had retained Clifford Chance and Lazard as its legal and financial advisers, respectively.

Chiesi advised the Special Committee that it had retained Morgan, Lewis & Bockius LLP (“Morgan Lewis”) and Jefferies International Limited (“Jefferies”) as its legal and financial advisers, respectively.

The Special Committee’s Deliberations and Negotiations

Following its appointment of advisers, the Special Committee met regularly to discuss, oversee and receive reports on the process of obtaining financial and other information, performing various financial analyses and holding discussions with Chiesi and its advisers. From March through mid-September 2013, the Special Committee usually met at least weekly.

From the time the Special Committee was established by the Board through September 15, 2013, the Special Committee met (in person or by telephone) a total of 37 times. The Special Committee determined that, before engaging with Chiesi, it wished to be fully informed about the Company’s existing business and future prospects and to receive a comprehensive set of valuation analyses from Lazard.

On March 20, 2013, members of the Special Committee, representatives from Lazard, representatives from Clifford Chance and representatives from the Company’s management participated in an organizational and introductory telephonic conference call to discuss next steps and process.

During telephonic meetings of the Special Committee held on March 22, 2013 and March 29, 2013, Lazard informed the Special Committee that two third parties had separately contacted Lazard regarding each third party’s potential interest in acquiring certain of the Company’s products if in a transaction with Chiesi it transpired that Chiesi did not wish to acquire all of the Company’s products or assigned only minimal value to any of the Company’s products. Each third party had made clear to Lazard that it was not interested in making an offer to acquire the entire Company. Neither of the third parties that contacted Lazard identified particular products that they were interested in or ranges of value they might be willing to pay.

On April 4, 2013, the members of the Special Committee and its advisers participated in a telephonic conference call with representatives from the Company’s management. Management briefed the Special Committee on the most recent financial forecast prepared by management (the “F-1 Forecast”) and responded to questions regarding the assumptions underlying the F-1 Forecast and the likelihood that the Company’s actual future financial performances could be better or worse than forecast. The members of the Special Committee inquired in particular into the likelihood that the Company would achieve its forecasted results for RETAVASE®, a recombinant plasminogen activator that was approved by the FDA in 1996 for the use in the management of acute myocardial infarction in adults, and CRTX 081, which the Special Committee referred to as RETAFLO®. The members of the Special Committee focused on these products because they were aware that the products had significant potential value but were scheduled to be introduced some time in the future, after various regulatory, manufacturing and other technical issues had been resolved. The Special Committee told Lazard that it wanted to ensure that the risks of delay or even failure in dealing with those issues, the potential for cost overruns, as well as the potential for those products to out-perform management’s estimates, were appropriately taken into account for the purposes of Lazard’s analysis. At the same meeting, the Special Committee gave direction as to how diligence requests by Chiesi were to be addressed, and also directed that management should continue to update the F-1 Forecast in the ordinary course.

On April 10, 2013, the Special Committee held an in-person meeting at the offices of Clifford Chance with representatives from Lazard and Clifford Chance. At the meeting, Lazard made a presentation to the Special Committee that included market perspectives on the Company and Lazard’s preliminary financial analysis of the Company. During the presentation, the Lazard representatives advised that the trading price of the Common Stock was impacted by a variety of factors and did not necessarily reflect the intrinsic value of the Common Stock. The Special Committee discussed the importance of seeking to determine the intrinsic value of the Common Stock and of basing future negotiations with Chiesi on intrinsic value rather than trading prices. Clifford Chance gave a presentation regarding the Special Committee’s fiduciary obligations and potential transaction structures.

At a telephonic meeting of the Special Committee held on April 19, 2013, the Special Committee directed Lazard to provide the F-1 Forecast that the Special Committee had been reviewing to Chiesi’s financial adviser, Jefferies, subject to receipt of a confidentiality agreement signed by Chiesi. A confidentiality agreement was negotiated by Clifford Chance and Morgan Lewis, and was subsequently entered into with Chiesi, and the F-1 Forecast was provided to Jefferies on April 20, 2013 as directed by the Special Committee. At the direction of the Special Committee, Lazard told Jefferies that (i) the F-1 Forecast had been prepared by management in the ordinary course of business principally for budgeting purposes and probably was conservative, (ii) the Special Committee believed that there was significant upside not reflected in the F-1 Forecast but that it was a reasonable starting point for discussion and (iii) the F-1 Forecast gave effect to the Company’s purchase of rights to PERTZYE®, a pancreatic enzyme replacement therapy for patients with cystic fibrosis, that was being negotiated by the Company but had not yet been completed.

At a telephonic meeting of the Special Committee held on April 26, 2013, Mr. Enright stated he had received an email from Ugo Di Francesco, the Chief Executive Officer of Chiesi, seeking the Special Committee’s response to Chiesi’s Initial Proposal. The Special Committee determined that it would complete its initial diligence and financial analysis before engaging with Chiesi. During the same meeting, representatives from Lazard presented an update to its preliminary financial analysis of the Company. In addition to directing that its advisers assist it in achieving a comprehensive understanding of factors relevant to the Company’s value, the Special Committee also had directed its advisers to assist it in understanding what alternatives might be available to a transaction with Chiesi, including the alternative of the Company remaining as a publicly traded company with Chiesi continuing to hold a majority of its shares, as at present. This topic was discussed at some length at the April 26 meeting and in connection with the discussion, Lazard provided some hypothetical calculations of prices at which the Company’s shares might trade in the future if the Company performed in accordance with the F-1 Forecast. The Special Committee also considered, and discussed with its advisers, whether to solicit indications of interest from third parties for the acquisition of the Company. On this alternative the Special Committee concluded that, in light of Chiesi’s statement in its February 18 letter to the effect that it was not interested in selling its shares of the Common Stock, it would not be productive to solicit third-party interest, unless and until

Chiesi changed its position. The Special Committee also discussed, at this and other meetings, that Lazard’s preliminary financial analyses showed a lower range of illustrative value derived from a “going concern” discounted cash flow (“DCF”) analysis than from a “sum-of-the-parts” DCF analysis and the reasons for this difference. Finally, the parties discussed the potential strategies for Lazard’s discussions with Jefferies scheduled for later that day. The Special Committee instructed Lazard to reiterate that the F-1 Forecast that had been provided had been prepared by management for budgeting purposes and was believed by the Special Committee to be conservative. Lazard also was directed to make the point that even based on management’s conservative F-1 Forecast, conventional valuation metrics suggested a value range of $11.00 to $12.00 per share, which was materially higher than the $6.40 to $6.70 price per share that had been proposed by Chiesi in February. The Special Committee discussed that the metrics presented by Lazard formed an appropriate basis for determining the intrinsic value of the Common Stock, and that intrinsic value, and not an analysis based on premiums to previous trading prices, was the appropriate basis for negotiations.

At Lazard’s meeting with Jefferies on April 26, 2013, Lazard informed Jefferies that, based on Lazard’s preliminary financial analysis, the data would support a value up to $12.00 per share for the Common Stock.

On May 2, 2013, representatives of Lazard and Jefferies held another call to discuss Chiesi’s response to the Special Committee’s valuation. Jefferies relayed Chiesi’s increased price proposal of $8.25 per share and indicated that it had been directed by Chiesi to inform Lazard that Chiesi was not willing to raise its price further. During the call with Lazard, it was noted that Chiesi, as the majority stockholder of the Company, had the right to remove and replace all of the non-Chiesi directors and the Company’s senior management team. The Company subsequently has been advised that this fact was noted during the call solely to establish a common understanding of the contractual rights granted to Chiesi in 2009 in connection with Chiesi’s acquisition of a majority of the Company’s outstanding shares of Common Stock as well as certain state law rights held by Chiesi arising from its ownership of a majority of the Company’s outstanding Common Stock. These rights are discussed in more detail under “Special Factors—Background of the Merger—Chiesi’s Corporate Governance Rights” beginning on page 16. The members of the Special Committee were aware that Chiesi has the right to remove and replace them and other directors. They believe that Chiesi’s right to remove and replace them at any time had no impact on their deliberations.

On May 3, 2013, the Special Committee held a telephonic meeting with its legal and financial advisers. Representatives from Lazard discussed their May 2 call with Jefferies and Chiesi’s revised proposal of $8.25 per share. That price represented a 23% premium to the high end of the range in the Initial Proposal and a slight discount to the May 2, 2013 closing price of the Common Stock, which was $8.26 per share. Using written materials distributed to the Special Committee in advance of the call, Lazard reviewed various financial aspects of Chiesi’s new $8.25 per share proposal. The Special Committee then had an extensive discussion about how best to respond to Chiesi’s revised proposal. The Special Committee discussed the merits of a counter-offer at $11.00 per share, then agreed to reconvene on May 6, 2013.

At a telephonic meeting of the Special Committee held on May 6, 2013, the Special Committee continued its discussion of how to respond to Chiesi’s revised proposal of $8.25 per share. The members of the Special Committee agreed that, based on the work done to date, a sale to Chiesi for fair value was likely to be in the best interests of the public stockholders and a better outcome than the only alternative realistically available, which was the status quo. A sale of the Company to a third party was impracticable, because Chiesi had confirmed that it was not interested in selling its shares. In addition, after the Company publicly disclosed its receipt of the Initial Proposal and the appointment of the Special Committee, no third party had indicated a desire to make an offer to acquire it (although our financial adviser was approached by parties that indicated a potential willingness to consider buying any assets that Chiesi did not want). After consultation with its advisers, the Special Committee decided not to pursue sales of individual products because any sale of an individual product likely would result in a tax liability for the Company that could materially reduce the financial benefit to be realized from the sale; Chiesi never indicated it did not want any particular product; Chiesi never told the Special Committee how much value it attached to individual products, so that the Special Committee would not know the after-tax reserve price to be applied in seeking offers for these products; and the parties that had expressed interest had done so only in a preliminary manner, had not followed up and therefore did not appear especially interested.

Later that day on May 6, 2013, representatives of Lazard held a telephone call with representatives of Jefferies at which they relayed the Special Committee’s counter-proposal of $11.00 per share.

On May 8, 2013, Mr. Enright received a telephone call from Mr. Di Francesco in which Mr. Di Francesco expressed his disappointment and frustration at the Special Committee’s $11.00 per share counter-proposal. Mr. Di Francesco suggested that given the lack of progress (from Chiesi’s perspective) in the negotiations, he was considering whether the parties should enter into a “cooling-off” period, or whether Chiesi should terminate discussions altogether. Mr. Di Francesco’s comments made clear that his principal focus was on the premium to the price at which the Common Stock was trading before the Initial Proposal, and that he believed that on that basis Chiesi’s revised proposal of $8.25 per share should be attractive and $11.00 per share was too high. This perspective on value was different from the Special Committee’s perspective, which was that the intrinsic value of the Company and its Common Stock should be the guiding factor in price negotiations. Mr. Enright responded by email to express the Special Committee’s view that the financial analyses performed for the Special Committee to date, based on the management-prepared F-1 Forecast, supported the $11.00 per share value reflected in the Special Committee’s counter-proposal.

On May 9, 2013, the Company publicly announced its financial results for the first quarter of 2013.

Also on May 9, 2013, the Company provided Lazard with management’s most recently-updated F-1 Forecast.

At a telephonic meeting of the Special Committee held on May 10, 2013, Mr. Enright reported on his recent communications with Mr. Di Francesco regarding Chiesi’s reaction to the Special Committee’s $11.00 per share counter-proposal. Representatives of Lazard then discussed the Company’s announcement on May 9, 2013 of its financial results for the first quarter of 2013. Those results exceeded the forecast of the only equity market analyst who regularly publishes research on the Company, but were materially below the first quarter performance projected in the F-1 Forecast. Lazard advised the Special Committee that this failure to achieve the levels of performance reflected in the F-1 Forecast may be used by Chiesi as a basis to press for a lower value per share. Lazard’s representatives reported they had scheduled a meeting with the Company’s management team to discuss the F-1 Forecast and the reasons for the recent discrepancy in performance. The Special Committee also discussed the fact that the Company recently had completed its purchase of exclusive U.S. marketing rights to PERTZYE.

Also on May 10, 2013, Mr. Di Francesco sent an email to Mr. Enright in which Mr. Di Francesco expressed his regret that the Special Committee had not submitted a revised (lower) counter-proposal. Mr. Enright responded by email on May 13, 2013, stating that the Special Committee would not revise its counter-proposal, and encouraged Mr. Di Francesco to have Jefferies contact Lazard to discuss Chiesi’s and the Special Committee’s respective views on intrinsic value.

On May 13, 2013, representatives of Lazard held a call with the Company’s management to discuss management’s recent updates to the F-1 Forecast.

On May 14, 2013, representatives of Lazard and Jefferies held a call during which Jefferies relayed Chiesi’s “high-level” issues with the F-1 Forecast, including differences in perspectives on sales potential, probability and timing of regulatory approvals and amounts budgeted for costs associated with product development and commercialization.

On May 16, 2013, Mr. Enright and representatives from Lazard, Chiesi and Jefferies had a telephonic meeting during which Chiesi’s views on the F-1 Forecast were discussed.

At a telephonic meeting of the Special Committee held on May 17, 2013, Mr. Enright summarized the status of discussions with Chiesi. It appeared to Mr. Enright, based on his communications with Mr. Di Francesco, that Chiesi’s approach to the price negotiation focused principally on the fact that its proposal represented a substantial premium to the levels at which the Common Stock had traded shortly before Chiesi made its Initial Proposal. This was in contrast to the Special Committee’s view that the intrinsic value of the Company and its Common Stock should form the basis for price negotiations. Mr. Enright reported on Mr. Di Francesco’s email to him of May 10, 2013 and Mr. Enright’s response sent on May 13, 2013. At the same meeting, representatives from Lazard updated the Special Committee on their discussion with the Company’s management about the recent updates to the F-1 Forecast and the Company’s failure to achieve the operating results projected in the F-1 Forecast for the first quarter of 2013. Lazard’s representatives also discussed their recent communications with Jefferies, during which Jefferies outlined a number of areas in which Chiesi’s views as to the likely future performance of several of the Company’s products differed materially from the results projected in the F-1 Forecast. Following this discussion, Lazard presented an updated financial analysis based on the updates to the F-1 Forecast that had been provided by management on May 9, 2013.

On May 21, 2013, members of the Special Committee held a diligence meeting with the Company’s management to ask questions regarding the F-1 Forecast, including the various assumptions underlying the F-1 Forecast.

Also on May 21, 2013, Lazard and Jefferies had a call to further discuss the F-1 Forecast.

At a telephonic meeting of the Special Committee held on May 24, 2013, members of the Special Committee discussed their May 21 diligence call and their findings. In this part of the meeting, the Special Committee conducted a product-by-product analysis and review of the prospective timing, cost, revenues and expenses associated with each of the Company’s products. Having considered the key product-level assumptions that formed the basis for the F-1 Forecast, as well as Chiesi’s feedback provided during the May 16, 2013 telephonic meeting, the Special Committee directed Lazard to input certain adjustments to the financial projections contained in the F-1 Forecast. The adjustments directed by the Special Committee reduced the revenue forecast and gross margins for Company’s Hydrocodone Polistirex and Chlorpheniramine Polistirex Extended Release Suspension product, an FDA-approved antitussive/antihistamine combination product that is a generic equivalent for the product currently sold under the Tussionex® Pennkinetic® brand name in the United States, which the Special Committee referred to as CRTX 067, and increased the projected product development expenses and reflected a delayed launch for RETAFLO and RETAVASE. In deciding to make these adjustments, the members of the Special Committee relied on their understanding of the facts, as further informed by their most recent diligence activities, and their industry knowledge and expertise, which they concluded gave them useful insights into all of the issues being addressed. The Special Committee then instructed Lazard to inform Jefferies that the Special Committee had reviewed the F-1 Forecast (as recently updated) and that, at the Special Committee’s direction, Lazard would input certain adjustments to the financial projections contained in the F-1 Forecast.

At a telephonic meeting of the Special Committee held on May 28, 2013, representatives from Lazard presented an updated preliminary financial analysis, which reflected the adjustments to the financial projections contained in the F-1 Forecast that had been made at the direction of the Special Committee. Lazard noted that, even after giving effect to these adjustments, Chiesi’s most recent proposal of $8.25 per share remained at the low end of the “sum-of-the-parts” DCF analysis, which was the analysis Lazard viewed as most relevant in this situation. The Special Committee’s members agreed that they continued to be of the view that a transaction for fair value would likely be in the best interests of the public stockholders and that negotiations with Chiesi presented a good opportunity to maximize stockholder value, provided fair value could be obtained. The Special Committee discussed a variety of possible negotiating strategies and their likely outcomes. There was general agreement that if the Special Committee refused to change its prior $11.00 per share counter-proposal, the result could be the loss of any possible transaction. The Special Committee also discussed that, since its $11.00 proposal, the first-quarter shortfall against the F-1 Forecast had undermined its negotiating position somewhat, and that the adjustments recently made at the Special Committee’s direction to the financial projections contained in the F-1 Forecast had a downward impact in the range of values shown in Lazard’s updated preliminary financial analyses. The Special Committee instructed Lazard to convey to Jefferies a revised counter-proposal of $10.25 per share. The Special Committee also resolved that if Chiesi rejected this counter-proposal or made an unacceptably low counteroffer, Lazard should convey a request that Chiesi agree to a process by which it would sell its shares to the highest auction bidder.

On May 29, 2013, representatives of Lazard held a telephonic meeting with representatives of Jefferies to provide an update on the Special Committee’s deliberations, revisions to the financial projections contained in the F-1 Forecast and views on value. Lazard relayed the Special Committee’s revised counter-proposal of $10.25 per share. Lazard’s representatives also communicated the Special Committee’s request that, if Chiesi chose to reject this counter-proposal, Chiesi instead should agree to support and vote in favor of a sale of the Company to any third-party acquirer that the Special Committee might select after seeking out third-party acquisition proposals. The Special Committee made this request because, although the resolutions adopted by our Board when it established the Special Committee expressly authorized, and placed no restrictions on, solicitation of third party acquisition proposals by the Special Committee, the Special Committee believed it would be counterproductive to seek such proposals, following Chiesi’s public announcement that it was not interested in selling its shares, unless Chiesi were to announce a willingness to support a third party acquisition proposal. Other than its public announcement, Chiesi did not seek to impose restrictions on the Special Committee’s potential solicitation of third party acquisition proposals and the Special Committee did not agree to any such restrictions.

At a telephonic meeting of the Special Committee held on May 31, 2013, representatives from Lazard summarized their discussion with Jefferies held on May 29, 2013, noting that Jefferies had indicated that Chiesi had stated it would have no interest in supporting a process in which third parties were given the opportunity to acquire the entire Company. After an extensive discussion about negotiating tactics, Lazard reminded the Special Committee that a contingent value right (“CVR”) potentially could be used to bridge the value gap.

At a telephonic meeting of the Special Committee held on June 7, 2013, Mr. Enright and Mr. Heffernan updated the parties on recent developments relating to ZYFLO®, which presently is the only FDA-approved leukotriene synthesis inhibitor indicated for prophylaxis and chronic treatment of asthma in adults and children 12 years of age and older, which could present a potential source of additional value. To date, market sources had not detected any signs that a generic competitor to ZYFLO would be launched in the U.S. in the near future. The members of the Special Committee noted that the closing price of the Common Stock on June 5, 2013 was $9.99, and that during the course of that day, the stock had traded as high as $10.23. The Special Committee discussed the extent to which the increased trading price should impact the negotiating posture with Chiesi. The Special Committee determined that its revised financial projections derived from the F-1 Forecast and the financial analyses performed on the basis of those financial projections were the most appropriate basis on which to evaluate and pursue fair value analyses, and that on this basis the Special Committee’s most recent proposal of $10.25 per share remained appropriate even in light of recent developments.

On June 11, 2013, the Company received a letter from Exela Pharma Sciences, LLC (“Exela”), which advised the Company of the filing of a supplemental new drug application (“sNDA”) with the FDA seeking regulatory approval for nicardipine hydrochloride RTU injectable formulations, which would directly compete with CARDENE I.V. In its letter, Exela alleged that U.S. Patent Nos. 7,612,102 and 7,659,291 relating to the composition, formulations and methods of using CARDENE I.V. (the “Patents”) are invalid, unenforceable and/or will not be infringed by Exela’s manufacture, use or sale of the products described in the sNDA.

On June 12, 2013, the Special Committee held a telephonic meeting with its advisers and members of the Company’s management to discuss and evaluate the new development regarding CARDENE I.V. The Special Committee and its advisers discussed how this development would affect the negotiations with Chiesi. It was reasonable to expect that Chiesi would try to use this development to press for a lower price. A representative from Lazard noted that CARDENE I.V. represented approximately $3.25 of the value per share in Lazard’s most recent base case “sum-of-the-parts” DCF analysis.

At a telephonic meeting of the Special Committee held on June 21, 2013, representatives from Lazard provided an update on their recent discussions with Jefferies. Lazard advised the Special Committee that in Lazard’s opinion, in light of the recent adverse development regarding CARDENE I.V., the justification for a price of $10.25 per share had been weakened significantly. Even though the Company’s management had expressed optimism about the outcome of the CARDENE I.V. situation, the uncertainty created by the challenge to the Company’s rights in respect of the product was a negative factor. The Special Committee and its advisers discussed next steps, including negotiation strategy and the potential use of a CVR to bridge any valuation gap. The Special Committee discussed that a CVR-based transaction structure that paid a net present value of $10.25 per share to the public stockholders, provided the CARDENE I.V. situation was resolved in a favorable manner, would be logical and consistent with the Special Committee’s view of intrinsic value. The Special Committee also discussed recent indications that the uncertainty surrounding the Special Committee’s process may be distracting employees and management, and the need to encourage management to remain focused on executing the Company’s business plan.

At a telephonic meeting of the Special Committee held on June 28, 2013, Mr. Enright and Mr. Heffernan discussed their separate recent conversations with Mr. Collard regarding how the CARDENE I.V. situation was being handled, and Mr. Collard’s recent discussions with intellectual property counsel in that regard. Mr. Heffernan reported some new developments with respect to certain of the Company’s products: some regulatory and production issues affecting CRTX 067 appeared on the way to being satisfactorily resolved and the launches of both PERTZYE and BETHKIS were on schedule. Representatives from Lazard reported on their discussions with Jefferies on June 21, 2013 and June 27, 2013, during which Jefferies indicated that, in light of the CARDENE I.V. situation, Chiesi had stated it would no longer be willing to pursue a transaction at its previously proposed price of $8.25 per share, but that it might consider the possibility of a CVR. The Special Committee discussed the potential use of a CVR and tactics to be used in negotiating with Chiesi.

At a telephonic meeting of the Special Committee held on July 12, 2013, Mr. Enright reported on a phone call he had received from Mr. Di Francesco in which Mr. Di Francesco asked when Chiesi could expect a revised proposal from the Special Committee. Mr. Di Francesco appeared to contemplate that the Special Committee would propose a transaction involving a CVR. Mr. Enright had responded that the Special Committee’s view on value had not changed and that while the Special Committee was willing to entertain other ways of achieving a net present value of $10.25 per share for the public stockholders, including through the use of a CVR, any transaction would have to include an upfront cash payment higher than the prices at which the stock had recently traded. Mr. Di Francesco stated that, absent concessions from the Special Committee, Chiesi might soon terminate discussions. Mr. Enright informed him that the Special Committee was not opposed to announcing to the public that no deal had been reached. The Special Committee then discussed valuation and the impact on the financial model of a potential generic competition for CARDENE I.V. beginning in 2016 (based on the Special Committee’s understanding of the applicable regulatory regime, it had concluded that 2016 was the earliest time that generic competition could begin). The Special Committee and its advisers also discussed CVRs, including litigation and securities issues typically associated with CVRs, possible structures and triggers used in CVRs and Chiesi’s likely position on those points. Lazard suggested that, in the event a CVR was used, it should be based on the post-closing performance of all products owned by the Company at the time of any sale to Chiesi, as well as the FDA approval of RETAVASE and RETAFLO, not just on the outcome of the CARDENE I.V. litigation. The Special Committee concurred with this “portfolio” approach to CVR design.

On July 15, 2013, the Company’s Board met by conference call to discuss the potential CARDENE I.V. litigation. During the call the Company’s intellectual property legal counsel reported that the Company had received a second notice letter from Exela relating to a third, newly-issued patent held by the Company relating to CARDENE I.V., which would be addressed in a separate lawsuit.

At a telephonic meeting of the Special Committee held on July 16, 2013, the Special Committee discussed the information provided regarding CARDENE I.V. during the recent Board call. Mr. Heffernan reported that the Company’s recent financial performance had been strong and that the Company was making good progress in its product development initiatives for CRTX 067, RETAVASE and BETHKIS. Representatives from Lazard provided an update on their conversation on July 12, 2013 with Jefferies, during which Jefferies stated that it appeared that CARDENE I.V. accounted for a significant percentage of the Company’s value and might need to be addressed through a CVR. The Special Committee then discussed next steps and strategy, including the potential use of a CVR and the issues typically associated with them. The Special Committee concluded that Mr. Enright should communicate to Mr. Di Francesco that, prior to the Company’s quarterly earnings call scheduled for August 6, 2013, the Special Committee and Chiesi should jointly decide whether there was a basis to move forward. If not, the Company should publicly announce that no deal had been reached, on or before the earnings call.

On July 18, 2013, Mr. Enright spoke to Mr. Di Francesco by telephone. Mr. Di Francesco asked when Chiesi could expect to receive a revised proposal from the Special Committee, based on a CVR structure. Mr. Enright responded that unless Chiesi agreed in advance that the terms of any CVR-based transaction would include an upfront cash payment in an amount above the level at which the Common Stock recently had been trading, there was no reason to spend time on designing and negotiating the terms of a CVR, which would be complex and would take a substantial amount of time. On July 18, 2013, the closing price of the Common Stock was $8.04.

At a telephonic meeting of the Special Committee held on July 19, 2013, Mr. Enright reported on his discussion with Mr. Di Francesco on July 18, 2013. The Special Committee discussed the use of a CVR, including the litigation and securities laws issues, possible structures, triggers and the general framework. The Special Committee directed Lazard and Clifford Chance to prepare a draft of a CVR term sheet for review by the Special Committee.

On July 23, 2013, Mr. Di Francesco called Mr. Enright and presented a proposal for an upfront cash payment of $8.15 per share, plus a two-step, two-year CVR that would pay additional amounts based on ZYFLO maintaining market exclusivity, leading to a total maximum nominal value (before any time value discount or risk adjustment) of up to $10.15 per share.

On July 24, 2013, the Company issued a press release announcing that it had filed a complaint in the United States District Court for the District of Delaware alleging that Exela had infringed on its CARDENE I.V. patents.

At a telephonic meeting of the Special Committee held on July 24, 2013, representatives from Lazard discussed their conversation with Jefferies in which the parties discussed, among other things, the recent increase in the Company’s share price, which was currently trading at $8.99 per share. The Special Committee then discussed possible CVR terms. The Special Committee authorized Lazard to present to Jefferies a counter-proposal of an upfront cash payment of $8.85 per share, plus a three-year CVR that would pay up to an additional $8.45 per share in cash, consisting of (i) $0.50 per quarter for each quarter that ZYFLO maintained market exclusivity, (ii) a payment based on total net revenue outperformance relative to the F-1 Forecast and (iii) a payment of $1.75 per share upon favorable resolution of the CARDENE I.V. litigation. The counter-proposal was designed to produce a risk-adjusted net present value (“NPV”) of $10.25 per share, assuming the CARDENE I.V. litigation was resolved in the Company’s favor. The Special Committee discussed that this proposal would be consistent with its views of intrinsic value.

At a telephonic meeting of the Special Committee held on July 26, 2013, representatives from Lazard updated the Special Committee on their July 25 discussion with Jefferies during which the Special Committee’s CVR counter-proposal was presented.

On July 27, 2013, Clifford Chance contacted Morgan Lewis to discuss the Special Committee’s views regarding intrinsic value and to further discuss the CVR proposal.

On August 1, 2013, Mr. Enright and Mr. Heffernan, together with the Special Committee’s legal and financial advisers, held a conference call with a Chiesi team headed by Mr. Di Francesco and Giacomo Chiesi, who were accompanied by representatives from Morgan Lewis and Jefferies. The Chiesi representatives on the call challenged the Special Committee’s view that a risk-adjusted NPV of $10.25 per share was an appropriate valuation, and asked specific questions about the Special Committee’s view of the CARDENE I.V. litigation and the progress of the CRTX 067, RETAVASE and RETAFLO product launches. Chiesi’s representatives said Chiesi wanted a CVR based only on ZYFLO in order to simplify the CVR structure but that it might be willing to modestly increase the upfront cash payment above the amount of $8.15 per share that it previously had proposed on July 23, 2013. Chiesi’s representatives indicated that, despite the significant increase in the risk profile of the Company due to the CARDENE I.V. litigation, the acquisition of the Company still had strategic value to Chiesi. Chiesi’s representatives indicated that the upfront payment of approximately $8.15 per share proposed by Chiesi did not reflect any CARDENE I.V.-related discount and was substantially similar to Chiesi’s prior $8.25 per share offer made before the challenges to the Company’s rights to CARDENE I.V. had been announced, and accordingly, in Chiesi’s opinion, a separate CARDENE I.V. CVR was not appropriate. Mr. Enright and Mr. Heffernan responded that it was unlikely the Special Committee would accept this approach.

At a telephonic meeting of the Special Committee held on August 2, 2013, Mr. Enright and Mr. Heffernan reported on their discussion with Chiesi and its advisers held on August 1, 2013. The Special Committee noted that it was concerned that Chiesi was seeking to reduce the consideration it wished to pay based on the negative implications of the CARDENE I.V. litigation, but that it was not willing to entertain a CVR structure that would pay back any CARDENE I.V. related discount to the public stockholders if there was a positive resolution of that litigation, which seemed reasonably likely. Chiesi’s proposal also would deliver additional value to the public stockholders only if ZYFLO remained free of generic competition for an extended period of time, which the members of the Special Committee all believed was unlikely. Under the CVR terms proposed by Chiesi, the Company might outperform the F-1 Forecast and yet there might be no CVR payment because the outperformance could come from products other than ZYFLO. The members of the Special Committee unanimously agreed that Chiesi’s most recent CVR proposal was not acceptable. The Special Committee determined to instead suggest an all-cash transaction at $9.75 per share. The Special Committee arrived at the $9.75 proposal by taking its prior $10.25 offer and discounting it to reflect some of the potential loss of value associated with the CARDENE I.V. situation. It was agreed that if the Special Committee and Chiesi were not able to reach agreement in the next few days, the Special Committee was prepared to issue a press release in the following week announcing that negotiations had been terminated. The Special Committee then authorized Mr. Enright and Mr. Heffernan to convey the Special Committee’s response to Mr. Chiesi and Mr. Di Francesco, and to set a deadline of August 6, 2013 to reach an agreement in principle.

On August 2, 2013, Mr. Enright contacted Mr. Di Francesco to convey the Special Committee’s message rejecting Chiesi’s most recent CVR-based proposal, and Mr. Enright stated that if an agreement was not reached by August 6, 2013, the Special Committee was prepared to issue a press release after that date announcing that negotiations had been terminated.

On August 4, 2013, Mr. Enright contacted Mr. Di Francesco stating that the Special Committee might be willing to accept an all-cash upfront payment of $9.75 per share.

On August 5, 2013, Mr. Di Francesco called Mr. Enright to propose an all-cash transaction at $9.00 per share. After being pressed by Mr. Enright, Mr. Di Francesco said that Chiesi might be able to offer $9.25 per share after he had further discussions with the Chiesi board and its shareholders. Mr. Di Francesco described this proposal as “final.” Mr. Enright indicated that the Special Committee would likely reject this proposal but acknowledged that, in light of the CARDENE I.V. litigation, he believed the Special Committee might be willing to support a transaction at $9.50 per share, but this would need to be discussed with the Special Committee. Mr. Di Francesco and Mr. Enright agreed that negotiations would continue. Mr. Di Francesco proposed that the parties resume their discussions on August 26, 2013.

At a telephonic meeting of the Special Committee held on August 5, 2013, Mr. Enright reported on his discussions with Mr. Di Francesco held on August 4 and August 5. It was noted that the most recently discussed price of $9.00 to $9.25 per share was below the levels at which the Common Stock recently had traded, but close to the midpoint of the range of values implied by Lazard’s sum-of-the-parts DCF analysis. The Special Committee authorized Mr. Enright to urge Mr. Di Francesco to increase the price being offered and to avoid delaying the negotiations until the end of August.

On August 6, 2013, the Company announced its earnings for the second quarter of 2013, which were above the analyst estimates and the levels projected in the F-1 Forecast.

At a telephonic meeting of the Special Committee held on August 9, 2013, representatives from Lazard presented an updated preliminary financial analysis. The Special Committee discussed the impact on valuation and noted that the price range of $9.00 to $9.25 per share most recently discussed with Chiesi was within the range of value indicated by Lazard’s “sum-of-the-parts” DCF analysis. Lazard advised, without recommending any specific amount of consideration to be paid in the Merger, that, based on prior discussions with the Special Committee, $9.25 per share would be a good result, but that the Special Committee could and should continue to negotiate to obtain a higher price. The Special Committee then determined that as a next step, Mr. Enright should contact Mr. Di Francesco and Mr. Chiesi to propose an in-person meeting.

On August 10, 2013, Mr. Enright held a conference call with Messrs. Chiesi and Di Francesco. Chiesi’s representatives indicated that Chiesi wished to hold firm at $9.00 per share. During the call, Mr. Enright stated that the Special Committee believed its previously-proposed price of $9.75 per share was appropriate; that he believed there might be sufficient support within the Special Committee for a price of $9.50 per share; and that there was no support from the Special Committee for a price below $9.50 per share. Mr. Enright confirmed that no press release announcing an end to negotiations would be issued if discussions with Chiesi were continuing.

On August 12, 2013, Lazard and Jefferies held a call to discuss the status of negotiations between the Special Committee and Chiesi.

On August 15, 2013, the Company received a letter from a second company advising of the filing of an abbreviated new drug application in respect of CARDENE I.V. The letter asserted intellectual property claims similar to those previously asserted by Exela.

At a telephonic meeting of the Special Committee held on August 16, 2013, Mr. Enright reported on his conversation with Mr. Chiesi and Mr. Di Francesco on August 10, 2013. The Special Committee and its advisers discussed the latest development in respect of CARDENE I.V. and its potential impact on valuation and the negotiations with Chiesi. The Special Committee was told that there continued to be no indication that generic competition for ZYFLO would be launched in the near future.

At a telephonic meeting of the Special Committee held on August 23, 2013, the Special Committee discussed the CARDENE I.V. situation, potential outcomes of the related litigation and the impact of that situation on valuation. The Special Committee also discussed the illustrative value of PERTZYE reflected in Lazard’s “sum-of-the-parts” DCF analysis. The Special Committee directed Lazard to perform additional analyses on the impact of the CARDENE I.V. litigation and the valuation of PERTZYE based on various assumptions provided by the Special Committee. The Special Committee then determined that its negotiating position would be that the recent developments related to CARDENE I.V. had not changed the Special Committee’s position on value.

From August 28, 2013 through August 30, 2013, Mr. Enright and representatives from Chiesi exchanged several emails. Mr. Enright requested an improved offer from Chiesi, highlighting CARDENE I.V.’s strong recent sales performance and the lack of evidence of a ZYFLO generic.

At a telephonic meeting of the Special Committee held on August 30, 2013, Mr. Enright reported on his email correspondence with Chiesi, noting that Mr. Di Francesco suggested that the Special Committee could expect to receive feedback from Chiesi on September 2, 2013. Mr. Enright also discussed a conversation with Mr. Collard regarding the Company’s strong recent performance and near-term prospects. The parties noted that the Company’s strong performance strengthened the Special Committee’s negotiating position. It was also noted, however, that these recent positive developments appeared to be temporary in nature. CARDENE I.V.’s strong recent sales performance appeared to be due to shortages of competing products that were expected to end soon. Similarly, it seemed likely that ZYFLO was unlikely to remain free of generic competition for very long. The Special Committee then authorized Mr. Enright to communicate to Chiesi that the Special Committee expected an improved proposal and that, if no improved proposal was forthcoming, the parties must determine whether to terminate discussions.

On September 5, 2013, Mr. Di Francesco called Mr. Enright and expressed his willingness to meet in person in New York to attempt to reach agreement on price. Mr. Enright and Mr. Di Francesco subsequently agreed the meeting would be held on September 11, 2013. In anticipation of the meeting, Morgan Lewis sent an initial draft of the Merger Agreement to Clifford Chance.

At a telephonic meeting of the Special Committee held on September 6, 2013, Mr. Enright reported on his recent discussions regarding an in-person meeting with Chiesi’s representatives. Representatives of Lazard advised that, subject to internal review and concurrence, they expected Lazard would be able to render a fairness opinion if the parties agreed to a price within the range currently being discussed. The Special Committee also discussed the prices at which the Common Stock had been trading recently. The Special Committee determined that its focus should continue to be on intrinsic value, and that current trading prices had only limited relevance.

On September 11, 2013, representatives of Chiesi and Morgan Lewis met with Mr. Enright and Mr. Heffernan, along with representatives from Clifford Chance and Lazard. The parties agreed in principle on a transaction at $9.50 per share.

From September 11, 2013 through September 15, 2013, Morgan Lewis and Clifford Chance negotiated and exchanged multiple drafts of the Merger Agreement and related materials. The principal points advanced through the exchange of drafts were (i) elimination of provisions that would have required payment by the Company to Chiesi of a break fee or expense reimbursement under certain circumstances; (ii) addition of provisions requiring Chiesi to vote its shares in favor of the Merger and leaving the Special Committee in place through the completion of the Merger, with authority to enforce the Merger Agreement on behalf of the Company; and (iii) reduction of the scope of the Company’s representations and warranties, and adjustments to other provisions, designed to increase the likelihood that, upon receipt of the requisite stockholder approvals, the Merger would be completed. The draft provided for the non-waivable “Majority-of-the-Minority” Stockholder Approval Condition.

On September 15, 2013, the Special Committee convened at the offices of Clifford Chance in New York, with one member participating by video link and one by telephone, along with their legal and financial advisers. At the invitation of the Special Committee, Messrs. Collard, McEwan and Robert Stephan, a director (participating by phone), were present for portions of the meeting. Mr. Enright stated that the purpose of the meeting was to review, analyze and make a recommendation regarding Chiesi’s most recent proposal of $9.50 per share. He explained that this proposal had been made following negotiations with representatives from Chiesi during the in-person meeting on September 11, 2013 in New York. Mr. Enright then confirmed that the members of the Special Committee had received and had reviewed copies of the draft Merger Agreement and related materials distributed by Clifford Chance on September 13, 2013 and by Lazard on September 14, 2013. The Special Committee asked the Company’s CEO and CFO for their views regarding the financial projections and assumptions underlying the financial analysis used at the Special Committee’s direction by Lazard, including the adjustments that had been made to the projections derived from the F-1 Forecast that had been made at the Special Committee’s direction. Both officers responded that they believed the financial projections and assumptions used in the financial analysis were reasonable and appropriate, and that the adjustments made for valuation purposes to the data in the F-1 Forecast were reasonable and appropriate. Mr. Enright then invited representatives from Lazard to discuss the financial and related aspects of the transaction.

The representatives from Lazard provided an overview of the financial terms of the proposed transaction, as well as the history of the negotiations between Chiesi and the Special Committee. Lazard’s representatives stated that they had observed that the Special Committee had been vigorous in its negotiations with Chiesi. Messrs. Enright and Heffernan confirmed that they believed, based on their participation in the most recent negotiations with Chiesi, that Chiesi was unwilling to pay more than $9.50 per share at the present time.

Lazard made a detailed presentation on its financial analyses and rendered to the Special Committee its oral opinion, which was subsequently confirmed by delivery of a written opinion, that, as of September 15, 2013, based on and subject to the assumptions, procedures, factors, limitations and qualifications set forth in the Lazard opinion, the consideration to be paid to the holders of Common Stock (other than Chiesi, Chiesi US and stockholders of the Company who are entitled to and properly demand appraisal of their shares) was fair, from a financial point of view, to such holders. The full text of Lazard’s written opinion, dated September 15, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard, is attached as Annex B to this proxy statement and is incorporated by reference herein. A discussion of Lazard’s analysis is described under “Special Factors—Opinion of Lazard Frères & Co. LLC” beginning on page 35 of this proxy statement.

In connection with Lazard’s delivery of its opinion as to fairness, at the Special Committee’s request, representatives of Lazard confirmed that Lazard and its affiliates had complied with the restrictions it agreed with the Special Committee in connection with its engagement.

Following this, representatives from Clifford Chance gave a detailed presentation regarding the terms of the proposed Merger Agreement and the points that had been negotiated with Chiesi and Morgan Lewis.

At this point, Messrs. Collard, McEwan and Stephan left the meeting. The Special Committee proceeded to deliberate regarding the merits of Chiesi’s proposal. Following extensive discussion, and after considering the foregoing and the factors described under “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors and the Special Committee” beginning on page 31 of this proxy statement, the Special Committee unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of the Company’s stockholders (other than Chiesi and its subsidiaries). The Special Committee unanimously adopted resolutions recommending that the Board adopt resolutions (i) approving and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and (ii) recommending (subject to the terms of the Merger Agreement) that the Company’s stockholders vote to adopt the Merger Agreement.

Later on September 15, 2013, following the Special Committee meeting, the Board held a meeting to consider the potential transaction with Chiesi. Mr. Vecchia and Dr. Failla, directors affiliated with Chiesi, did not participate in the meeting of the Board, having recused themselves from all meetings of the Board relating to the negotiations with Chiesi. During the meeting, Mr. Enright presented to the other directors the Special Committee’s unanimous recommendation in favor of the proposed transaction and summarized the principal reasons for the Special Committee’s recommendation.

Mr. Collard advised the other directors that, at Chiesi’s request, he had agreed to sign a voting agreement on behalf of himself and certain entities controlled by him. Mr. Collard first was asked to enter into the voting agreement on September 11, 2013, when Mr. Di Francesco had told him that Chiesi wanted a voting agreement with him and certain entities controlled by him. Mr. Collard received a draft of the voting agreement on September 13, 2013. Mr. Collard noted that the voting agreement would not affect the outcome of the shareholder approval process for the Merger, because his shares do not count toward satisfaction of the Majority-of-the-Minority Stockholder Approval Condition. Mr. Collard told the other directors that Chiesi had not offered, and he had not requested or accepted, any additional consideration for entering into the voting agreement.

Following additional discussion, and after considering the foregoing, the members of the Board (acting without the participation of Mr. Vecchia and Dr. Failla) unanimously adopted resolutions in which the Board

(i) determined that it was advisable, fair to and in the best interests of the Company’s stockholders (other than Chiesi and its subsidiaries) that the Company enter into the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and (ii) resolved to recommend (subject to the terms of the Merger Agreement) that the Company’s stockholders vote to approve and adopt the Merger Agreement.

Following the Board meeting, Chiesi and the Company executed the Merger Agreement.

Reasons for the Merger; Recommendation of the Board of Directors and the Special Committee

The Special Committee: Recommendation

The Special Committee, after consultation with its outside counsel and financial adviser, at a meeting held on September 15, 2013, unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interests of our stockholders other than Chiesi and its subsidiaries and that it is advisable for the Company to enter into the Merger Agreement. The Special Committee also unanimously recommended that our Board approve and declare advisable the Merger Agreement and the transactions contemplated thereby and that our Board recommend that our stockholders vote to adopt the Merger Agreement. While the Special Committee considered the fairness from the perspective of all of our stockholders other than Chiesi and its subsidiaries, the members of the Special Committee determined that the same fairness analysis, and the same factors summarized below, were applicable to an evaluation of fairness to the Company’s “unaffiliated security holders” (as defined in Rule 13e-3 under the Exchange Act, in this case, the stockholders other than (i) Chiesi and its subsidiaries and (ii) the Company’s directors and officers). Accordingly, the Special Committee’s findings as to fairness include a finding that the Merger Agreement and the Merger are substantively and procedurally fair to the unaffiliated security holders.

In concluding that the Merger Agreement and the Merger are substantively and procedurally fair to the unaffiliated security holders, the Special Committee noted that the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the unaffiliated security holders. The Special Committee concluded that notwithstanding those different or additional interests the Merger Agreement and the Merger are substantively and procedurally fair to the unaffiliated security holders.

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Special Committee discussed certain matters relating to the Company with the Company’s senior management team, consulted with its own legal and financial advisers, and considered a number of factors relevant to both substantive and procedural fairness, including, but not limited to, the following material factors (not necessarily in order of relative importance):

•	the Company’s historical and current financial performance and results of operations, and general economic and stock market conditions;

•	the specialty pharmaceutical market in which we operate appears to the Special Committee to have become increasingly competitive;

•	the observed and anticipated impacts of that increased competition, including the likelihood that our ability to acquire rights to potentially profitable products on attractive terms has been and will be reduced, and our competitors have become larger and more likely to use aggressive tactics, including by asserting challenges to our intellectual property rights and litigating those challenges;

•	the other risks to which our business is subject, including the risks that other companies may introduce products that compete with ours, causing us to lose sales volume and/or pricing power, that manufacturing or production problems can adversely affect our sales volumes and profitability and that our future introductions of our “pipeline” products could be delayed or could fail to occur altogether;

•	the technical, regulatory and other issues that must be addressed before the Company can produce its RETAVASE and RETAFLO products in commercial quantities, and the risk that the process of addressing those issues could take longer or cost more money than anticipated, or that the Company could fail to address some or all of those issues, with the result that the commercial launch of one or more of those products might be delayed, be more costly (and therefore less profitable) than anticipated or might never occur;

•	our management’s projections of our future financial performance, the likelihood of achieving those projections and the potential consequences of any failure to achieve those projections;

•	our management’s projections of our financial performance in 2014 were materially lower than the results projected to be reached in 2013 (based in significant part on the recent expiration of the patents covering ZYFLO, and our management’s view that we should expect generic competition for that product that will reduce our sales volume and profitability);

•	the Special Committee’s conclusion, based on the history of the Special Committee’s negotiations with Chiesi, that the merger consideration of $9.50 per share was the highest price per share for the Common Stock that Chiesi was willing to pay at the time of those negotiations;

•	the current and past trading price of our Common Stock and the fact that the per-share merger consideration to be received in the Merger represents (i) a premium of approximately 78% over our closing price of $5.35 on February 15, 2013, the last trading day before Chiesi made the Initial Proposal, and (ii) a premium of approximately 42% over the high end of the Initial Proposal;

•	the Special Committee’s belief that the Merger is more favorable to our stockholders than the alternatives to the Merger, which belief was formed based on the Special Committee’s review, with the assistance of our management and the Special Committee’s advisers, of potential strategic alternatives available to the Company;

•	the Initial Proposal made clear, and Chiesi subsequently had confirmed, that Chiesi is not interested in selling its shares, thereby making an alternative change of control transaction impracticable, coupled with the fact that since we publicly disclosed the Initial Proposal and the appointment of the Special Committee, no third party has indicated a desire to make an offer to acquire us (although our financial adviser was approached by parties that indicated a potential willingness to consider buying any of our assets that Chiesi did not want);

•	the relatively small size of our public float and the relatively small average trading volume of our shares, which tend to make our share trading price volatile and make our Common Stock a relatively less attractive investment for many institutional stockholders;

•	only one financial analyst regularly publishes reports and recommendations regarding our Common Stock;

•	the all-cash per share merger consideration will provide our stockholders with the ability to monetize their investment in the Company in the near future, while avoiding long-term business risk, and while also providing them with certainty of value for their shares of our Common Stock;

•	the Special Committee’s understanding of the nature of our businesses, operations, financial condition, earnings and prospects, including our prospects if we do not complete the Merger;

•	the Special Committee’s understanding of the nature of the specialty pharmaceuticals industry, the level of competition in that industry and the manner in which the industry is likely to change over time, coupled with the broad range of pharmaceutical industry experience of the members of the Special Committee;

•	the negotiation process that led to the final Merger terms and the procedural safeguards built into that process, including, but not limited to, the use of a Special Committee composed of independent and disinterested directors and the fact that the Special Committee, together with its advisers, met 37 times, of which its financial adviser was in attendance for 32 meetings, between February 22, 2013 and September 15, 2013, the date the Merger Agreement was signed;

•

other than their receipt of directors’ fees, the rights to indemnification and expense advancement provided for in the Special Committee Indemnification Agreements and the rights to indemnification, expense advancement and liability insurance coverage and acceleration of vesting of stock options provided for in the Merger Agreement, members of the Special Committee do not have interests in the Merger different from, or in addition to, those of the Company’s stockholders generally;

•	the financial analyses presented by Lazard and the oral opinion delivered by Lazard to the Special Committee, which was subsequently confirmed in writing, to the effect that as of September 15, 2013 and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in Lazard’s written opinion, the consideration to be paid to the holders of Common Stock in the Merger (other than Chiesi, Chiesi US and those holders who are entitled to and have properly exercised appraisal rights under Delaware law) was fair, from a financial point of view, to those holders, and the financial analyses that Lazard performed in connection with rendering the Lazard opinion to the Special Committee as summarized under “Special Factors—Opinion of Lazard Frères & Co. LLC” supported such a fairness determination and were expressly adopted by the Special Committee as its own;

•	the multiples for the Company shown in the summary of Lazard’s “Selected Companies Analysis” (Enterprise Value/2013E Net Revenue-1.2x; Enterprise Value/2014E Net Revenue-1.2x; Enterprise Value/2013 EBITDA-4.0x; Enterprise Value/2014 EBITDA-5.2x) beginning on page 43 were calculated based on the Company’s $5.50 closing share price as of February 19, 2013, the last trading date before the public announcement of Chiesi’s offer. Three out of four of the transaction multiples also exceed the related “Low” multiple reflected in Lazard’s Selected Companies Analysis. While the multiples for the “Selected Companies Analysis” were calculated based on the Company’s closing share price as of February 19, 2013, the multiples for the transaction shown in the summary of Lazard’s “Selected Precedent Transactions Analysis” (Enterprise Value/LTM Net Revenue-2.1x; Enterprise Value/LTM EBITDA-6.0x; Enterprise Value/Forward Net Revenue-2.1x; Enterprise Value/Forward EBITDA-8.7x) beginning on page 42 were calculated by Lazard based on the merger consideration of $9.50 per share. Three out of four of these transaction multiples exceed the “Low” multiple calculated by Lazard with respect to the selected transaction as shown beginning on page 42. Since the merger consideration of $9.50 per share was within each of the ranges of illustrative implied values derived by Lazard’s “Selected Companies Analysis” and “Selected Precedent Transactions Analysis,” the Special Committee believes that those analyses support its fairness determination;

•	the likelihood that the Merger would be completed, based on, among other things (not necessarily in order of relative importance):

•	Chiesi’s reputation and its ability to complete an acquisition transaction of this size;

•	Chiesi’s understanding of the Company and level of experience with businesses of a similar nature to the Company;

•	the nature of the conditions to the completion of the Merger, including the fact that there is no financing or due diligence condition to the completion of the Merger in the Merger Agreement; and

•	the Company’s ability, pursuant to the Merger Agreement, to seek specific performance to prevent breaches of the Merger Agreement by Chiesi and to specifically enforce the terms of the Merger Agreement, subject to certain limitations.

•	the termination date under the Merger Agreement allows for sufficient time to complete the Merger;

•	the Merger Agreement permits the Special Committee and the Board, under certain circumstances, to change or withdraw their respective recommendations that our stockholders vote to approve the Merger Agreement;

•	the Merger Agreement contains the non-waivable Majority-of-the-Minority Stockholder Approval Condition to the consummation of the Merger requiring that, in addition to the vote of stockholders that is otherwise required under Delaware law, the Merger Agreement must be approved by the holders of a majority of the shares of Common Stock not held by Chiesi or any of its subsidiaries or by any of our officers; and

•	the availability of appraisal rights under the DGCL to holders of our Common Stock who comply with all of the required procedures under the DGCL, which allows those holders to seek appraisal of the “fair value” of their shares of our Common Stock as determined by the Delaware Court of Chancery.

The Special Committee also considered a variety of potentially negative factors in its deliberations concerning the Merger Agreement and the Merger, including, but not limited to, the following (not necessarily in order of relative importance):

•	completion of the Merger will end our stockholders’ ability to participate in any future earnings growth and future appreciation on the value of our Common Stock;

•	the merger consideration of $9.50 per share is lower than the closing price of $9.74 on September 13, 2013, the last trading day before the public announcement of the Merger Agreement, and lower than the prices at which the Common Stock has traded at various times in the previous three months;

•	the only securities analyst who regularly publishes reports and recommendations regarding our Common Stock most recently published a one-year price target of $14.00 per share;

•	the significant costs involved in connection with entering into and completing the Merger and the substantial time and effort required of our management to complete the Merger and related disruptions to our business operations;

•	the risk that the proposed Merger might not be completed in a timely manner or at all;

•	the restrictions imposed under the Merger Agreement on the conduct of our business prior to the completion of the Merger, which, subject to specific exceptions, could delay or prevent us from pursuing business opportunities that may arise or certain other actions we would otherwise take with respect to our operations absent the pending completion of the Merger;

•	the risk that the announcement and pendency of the Merger, or failure to complete the Merger, may cause harm to relationships with our employees, vendors and customers and may divert management and employee attention away from the day-to-day operation of our business;

•	an all-cash transaction such as the one proposed here will be taxable to our stockholders for U.S. federal income tax purposes;

•	certain of our directors and executive officers may have interests in the Merger that are different from, or in addition to, our stockholders; and

•	Chiesi’s controlling position in the Company and stated unwillingness to sell its shares made it impracticable to solicit third party proposals to acquire the Company that might have resulted in a higher price per share than the merger consideration.

The foregoing discussion of certain factors considered by the Special Committee is not intended to be exhaustive, but rather includes the factors considered by the Special Committee to be material. The Special Committee collectively reached the conclusion to determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are substantively and procedurally fair to and in the best interests of our stockholders (including the unaffiliated stockholders) other than Chiesi and its subsidiaries and to recommend the approval of the Merger Agreement by the Board in light of the various factors described above and other factors that the members of the Special Committee believed were appropriate. In view of the wide variety of factors considered by the Special Committee in connection with its evaluation of the proposed Merger and the complexity of these matters, the Special Committee did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Special Committee. Rather, the Special Committee made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual members of the Special Committee may have given different weights to different factors.

The Special Committee did not expressly consider the liquidation value of the Company in determining the fairness of the Merger but noted, based on its discussions of the financial analyses presented by Lazard, that the “sum-of-the-parts” DCF analysis presented by Lazard and relied on by the Special Committee was substantially similar to a liquidation analysis.

The Special Committee also did not consider net book value, which is an historical accounting measure, in determining the fairness of the Merger, because of its belief that net book value is not a material indicator of the value of the Company or other specialty pharmaceutical companies. The Special Committee did not believe that net book value accurately reflects the Company’s intrinsic value. The Company’s net book value per share as of September 30, 2013 was approximately $6.95 (calculated based on 26,882,463 shares of Common Stock outstanding), which is lower than the $9.50 per share merger consideration.

In its analysis the Special Committee did not take into account the prices paid by Chiesi and its affiliates during the past two years. The prices paid in those purchases appeared to be based on prevailing market prices at the times of the purchases, and thus did not provide a useful basis for determining intrinsic value. The Special Committee noted that in each case the price paid by Chiesi in those previous purchases was materially lower than $9.50 per share.

The Company is not aware of any firm offers having been made during the past two years for (i) a merger or consolidation transaction between the Company and another company; (ii) the sale or other transfer of all or any substantial part of the Company’s assets; or (iii) a purchase of the Company’s shares that would enable the purchaser to exercise control over the Company (other than the share purchases made by Chiesi and its affiliates as discussed above). Accordingly, no such firm offers were considered by the Special Committee in connection with its fairness analysis.

Our Board of Directors’ Recommendation

Our Board (other than Dr. Failla and Mr. Vecchia, who recused themselves from all board discussions of Chiesi’s proposal), acting upon the unanimous recommendation of the Special Committee, at a meeting on September 15, 2013, unanimously:

•	determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are substantively and procedurally fair to and in the best interests of the Company’s stockholders (including the unaffiliated stockholders);

•	approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger; and

•	directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of the Company with the recommendation of the Board that the stockholders of the Company adopt the Merger Agreement.

In reaching these determinations, the Board (acting without the participation of Dr. Failla and Mr. Vecchia) considered a number of factors, including the following factors:

•	the Special Committee’s analysis, conclusions and unanimous determination, which the Board adopted, that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, substantively and procedurally fair to and in the best interests of our stockholders (including the unaffiliated stockholders) other than Chiesi and its subsidiaries and the Special Committee’s unanimous recommendation that the Board approve and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement and determine to recommend that our stockholders adopt the Merger Agreement;

•	the Special Committee is composed solely of five independent and disinterested directors, none of whom is affiliated with Chiesi or its affiliates, and none of whom are employees of the Company or any of its subsidiaries;

•	the Special Committee had followed a thorough and extensive process of developing financial analyses and then negotiating vigorously with Chiesi; and

•	notwithstanding that the Lazard opinion was provided for the information and assistance of the Special Committee, with Lazard’s consent, the Board considered the fact that the Special Committee received an oral opinion from Lazard, which was subsequently confirmed in writing, to the effect that as of September 15, 2013 and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in the Lazard written opinion, the consideration to be paid to the holders of Common Stock in the Merger (other than Chiesi, Chiesi US and those holders who are entitled to and have properly exercised appraisal rights under Delaware law) was fair, from a financial point of view, to those holders.

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. The Board collectively reached the conclusion to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in light of the various factors described above and other factors that the members of the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the proposed Merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors. In light of the procedural protections described above (specifically, the role performed by the Special Committee and the inclusion in the Merger Agreement of the Majority-of-the-Minority Shareholder Approval Condition), the Board did not consider it necessary to retain an unaffiliated representative to act solely on behalf of our unaffiliated stockholders for purposes of negotiating the terms of the Merger Agreement or preparing a report concerning the fairness of the Merger Agreement and the Merger.

Our Board (acting without the participation of Dr. Failla and Mr. Vecchia) unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement.

In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, yours. The Board was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by our stockholders. For more information regarding these interests, see “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 65.

Opinion of Lazard Frères & Co. LLC

On September 15, 2013, at a meeting of the Special Committee held to evaluate the Merger, Lazard rendered its oral opinion to the Special Committee, subsequently confirmed in writing (which we refer to as the “Lazard opinion”), to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in Lazard’s written opinion, the merger consideration to be paid to the holders of Common Stock (other than Chiesi, Chiesi US, the Company and its subsidiaries and other than the stockholders who are entitled to and properly demand an appraisal of their shares of Common Stock) in the Merger was fair, from a financial point of view, to those holders.

The full text of the Lazard opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement does not contain all of the information set forth in the full text of the Lazard opinion. Stockholders are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion.

Lazard’s engagement and opinion were for the benefit of the Special Committee, in its capacity as such, and the Lazard opinion was rendered to the Special Committee in connection with its evaluation of the Merger. The Lazard opinion was not intended to and does not constitute a recommendation to any stockholder as to how the stockholder should vote or act with respect to the Merger or any matter relating thereto. The Lazard opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, September 15, 2013, the date of the Lazard opinion. Lazard assumed no responsibility for updating or revising the Lazard opinion based on circumstances or events occurring after the date of the Lazard opinion. Lazard did not express any opinion as to the price at which shares of the Common Stock may trade at any time subsequent to the announcement of the Merger.

In connection with rendering the Lazard opinion described above and performing its related financial analyses, Lazard:

•	reviewed the financial terms and conditions of a substantially final draft of the Merger Agreement;

•	reviewed certain publicly available historical business and financial information relating to the Company;

•	reviewed various financial forecasts and other data relating to the business of the Company provided to Lazard by the management of the Company, as well as modifications made thereto by the Special Committee and probability weightings assigned by the Special Committee;

•	held discussions with members of the senior management of the Company with respect to the business and prospects (including the products and product candidates) of the Company;

•	reviewed public information with respect to certain other companies in lines of business that Lazard believed to be generally relevant in evaluating the business of the Company;

•	reviewed the financial terms of certain business combinations involving companies in lines of business that Lazard believed to be generally relevant in evaluating the business of the Company;

•	reviewed historical stock prices and trading volumes of the Common Stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of the information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and Lazard was not furnished with any such valuation or appraisal. At the direction of the Special Committee, Lazard utilized the F-1 Forecast provided by management of the Company, adjusted as directed by the Special Committee, for purposes of its analysis and applied the probability weightings assigned by the Special Committee related to the likelihood of technical, clinical and regulatory success and the possibilities for the timing of the commencement of generic competition in order to derive composite valuation ranges. Lazard assumed, with the consent of the Special Committee, that the F-1 Forecast and probability weightings had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company and the likelihood of technical, clinical and regulatory success and the possibilities for the timing of the commencement of generic competition. In that connection, Lazard relied, with the consent of the Special Committee, on the assessments of management and the Special Committee, as reflected in the adjusted financial forecasts derived from the F-1 Forecast and the assigned probability weightings, as to the products and product candidates of the Company (including, without limitation, the validity of and risks associated with such products and product candidates, including the likelihood of technical, clinical and regulatory success and the validity and life of patents relating thereto). Lazard assumed no responsibility for and expressed no view as to any financial projections or any probability weightings or the assumptions on which such financial projections or weightings were based.

Lazard was not authorized to, and it did not, solicit indications of interest from third parties regarding a potential transaction with the Company. In addition, Lazard was not requested to consider, and the Lazard opinion did not address, the relative merits of the Merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Merger.

In rendering the Lazard opinion, Lazard assumed, with the consent of the Special Committee, that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of the Special Committee, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the Merger will not have an adverse effect on the Company, Chiesi or the Merger. Lazard did not express any opinion as to any tax or other consequences that might result from the Merger, nor did the Lazard opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Special Committee obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in the Lazard opinion) of the Merger, including, without limitation, the form or structure of the Merger or any agreements or arrangements entered into in connection with, or contemplated by, the Merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the merger consideration or otherwise.

In preparing the Lazard opinion, Lazard performed a variety of financial and comparative analyses that it deemed to be appropriate for this type of transaction, including those described below. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create an incomplete or misleading view of the processes underlying the Lazard opinion. In arriving at the Lazard opinion, Lazard considered the results of all of the analyses as a whole and did not attribute any particular weight to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

In its analyses, Lazard considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company or transaction used in Lazard’s analyses as a comparison is directly comparable to the Company or the Merger. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisers, Lazard does not assume any responsibility if future results are materially different from those forecast. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and estimates are inherently subject to substantial uncertainty.

The Lazard opinion was one of many factors taken into consideration by the Special Committee in connection with their consideration of the Merger. Consequently, the analyses described below should not be viewed as determinative of the opinion of the Special Committee with respect to the merger consideration or of whether the Special Committee would have been willing to determine that a different merger consideration was fair. The merger consideration to be paid to the holders of shares of Common Stock pursuant to the Merger was determined through arm’s-length negotiations between the Special Committee and representatives of Chiesi and was approved by the Special Committee and the Board of the Company. Lazard did not recommend any specific merger consideration to the Special Committee or that any given merger consideration constituted the only appropriate consideration for the Merger.

The following is a summary of the material financial and comparative analyses that were performed by Lazard in connection with rendering the Lazard opinion and does not purport to be a complete description of the financial analyses performed by Lazard. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Lazard’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 13, 2013, and is not necessarily indicative of current market conditions. All results of the financial analyses presented in dollar value are rounded to the nearest $0.05.

Sum-of-the-Parts Discounted Cash Flow Analysis

Based upon the financial projections contained in the F-1 Forecast provided by management of the Company, as adjusted at the direction of the Special Committee, Lazard performed a discounted cash flow analysis to determine an illustrative net present value per share of Common Stock as of September 30, 2013 based on the aggregate of the illustrative net present values calculated by Lazard for each of the Company’s products and product candidates and its estimated general and administrative expenses. For purposes of this analysis, Lazard applied a discount rate of 11%, reflecting an estimate of the Company’s weighted average cost of capital, to (i) the estimated unlevered free cash flows to be generated by each of the Company’s products and product candidates (applying probability of success weightings to the estimated unlevered free cash flows of the Company’s product candidates as assigned by the Special Committee) and the estimated future general and administrative expenses to be incurred by the Company, in each case from September 30, 2013 through the end of the terminal year, which will be the later of 2022, the second year following the assumed market entry of competing generic products, or the assumed expiry of the Company’s license agreement for the relevant product; and (ii) the terminal value of each of the Company’s products and product candidates and its estimated general and administrative expenses as of the end of the terminal year. The discount rates used were estimated by Lazard based on its application of the Capital Asset Pricing Model, which takes into account certain Company-specific metrics, including the Company’s target capital structure, the cost of long-term debt, an assumed tax rate and projected beta, as well as certain financial metrics for the financial markets generally. The terminal values were derived by applying a terminal growth rate of (10%) to the estimated unlevered free cash flow for the terminal year to be generated by each of the Company’s products and product candidates (other than the Company’s current generic products) and to the estimated general and administrative expenses for 2022, and a terminal growth rate of 0% to the estimated 2022 unlevered free cash flow to be generated by each of the Company’s current generic products. The terminal growth rates used by Lazard were estimated by Lazard based on its professional judgment and experience, taking into account the F-1 Forecast, as adjusted by the Special Committee, and market expectations regarding long-term real growth of gross domestic product and inflation. Unlevered free cash flow was calculated as total operating income, less cash tax payments, plus depreciation and amortization, plus change in acquisition-related payments, less capital expenditures, less changes in working capital, and less contingent cash payments. For purposes of its analysis, at the direction of the Special Committee, Lazard calculated the net present value for CARDENE I.V. utilizing both unlevered free cash flow estimates assuming market entry of generic products in 2028 and unlevered free cash flow estimates assuming market entry of generic products in 2016, and applied a 50% probability weighting to each of the two scenarios to derive an illustrative net present value of CARDENE I.V. For purposes of its analysis, Lazard derived illustrative net present values for each of the Company’s products and product candidates by adding an illustrative present value of the estimated unlevered free cash flows through the end of the terminal year and a terminal value derived for such product or product candidate, as applicable. Lazard added these illustrative present values for the Company’s products and product candidates, an illustrative net present value of its net operating loss carryforwards and the Company’s estimated net cash as of September 30, 2013 and subtracted an illustrative net present value of the Company’s estimated general and administrative expense to derive an illustrative total equity value of the Company. For purposes of its analysis, Lazard divided each of the foregoing illustrative net present values amounts by the number of fully diluted shares of Common Stock, as calculated based on information in its most recent public filings and information provided by the Company with respect to dilutive securities outstanding, to show such amount on a per share of the Common Stock basis.

The results of the foregoing are summarized as follows:

Product/Product Candidate	Net Present Value ($ in millions)	Net Present Value per Share
Cardene	$81	$2.50
Curosurf	105	3.25
Zyflo (Brand)	33	1.00
Zyflo (AG)	60	1.90
Bethkis	34	1.05
Cougar 067	12	0.35
Retavase	15	0.50
Retaflo	34	1.05
Pertzye (full value)	64	2.00
Other Amounts
NOL Carryforwards	3	0.10
Net Cash	8	0.25
G&A Expenses	(133)	(4.15)
Equity Value	$300	$9.30

The estimates used by Lazard for purposes of this analysis are summarized on page 63 under “Special Factors—Projected Financial Information—May 9, 2013 F-1 Forecast Update.”

Using the same methodology and assumptions and the adjusted financial projections, Lazard performed a sensitivity analysis by applying discount rates ranging from 10% to 12% to (i) the estimated unlevered free cash flows to be generated by each of the Company’s products and product candidates and its estimated future general and administrative expenses, in each case from September 30, 2013 through the end of the terminal year, and (ii) the terminal value of each of the Company’s products and product candidates and its estimated future general and administrative expenses as of the end of the terminal year derived by applying terminal growth rates that are 5% higher or lower than the terminal growth rates applied in the base case analysis as described above. This analysis resulted in illustrative net present values per share of the Common Stock ranging from $7.90 to $12.35.

Going-Concern Discounted Cash Flow Analysis

Based upon the financial projections contained in the F-1 Forecast provided by management of the Company, as adjusted at the direction of the Special Committee, Lazard performed a discounted cash flow analysis to determine an illustrative net present value per share of Common Stock as of September 30, 2013, treating the Company as a going-concern. For purpose of this analysis, Lazard applied discount rates ranging from 10% to 12%, reflecting an estimate of the Company’s weighted average cost of capital, to (i) the estimated unlevered free cash flows of the Company from September 30, 2013 through the end of 2022, and (ii) the terminal value of the Company as of the end of 2022 derived by applying terminal growth rates ranging from 1.5% to 3.5% to the Company’s estimated unlevered free cash flow for 2022. The range of discount rates used for purposes of this analysis was estimated by Lazard based on its application of the Capital Asset Pricing Model, which takes into account certain Company-specific metrics, including the Company’s target capital structure, the cost of long-term debt, an assumed tax rate and projected beta, as well as certain financial metrics for the financial markets generally. The range of terminal growth rates used was estimated by Lazard based on its professional judgment and experience, taking into account the F-1 Forecast, as adjusted by the Special Committee, and market expectations regarding long-term real growth of gross domestic product and inflation. Unlevered free cash flow was calculated as total operating income, less cash tax payments, plus depreciation and amortization, plus change in acquisition-related payments, less capital expenditures, less changes in working capital and less contingent cash payments. For purposes of its analysis, at the direction of the Special Committee, Lazard assumed that the Company will dedicate 15% of its net revenue to research and development or business development efforts.

For purposes of its analysis, at the direction of the Special Committee, Lazard performed its calculations utilizing unlevered free cash flow estimates assuming market entry of generic products competing with CARDENE I.V.

beginning in 2028 and unlevered free cash flow estimates assuming market entry of generic products competing with CARDENE I.V. beginning in 2016. Utilizing unlevered free cash flow estimates assuming market entry of generic products competing with CARDENE I.V. beginning in 2028, the foregoing calculations resulted in illustrative present values ranging from approximately $101 million to $115 million of the estimated unlevered free cash flows of the Company from September 30, 2013 through the end of 2022 and illustrative present values ranging from approximately $162 million to $316 million of the illustrative terminal values as of the end of 2022 derived for the Company. By adding an illustrative present value of the Company’s net operating loss carryforwards of approximately $3 million to the sum of these illustrative present values of the estimated unlevered free cash flows and the terminal values and an adding to the results the Company’s estimated net cash of approximately $8 million as of September 30, 2013, Lazard derived illustrative total equity values of the Company ranging from approximately $259 million to $426 million. By dividing these illustrative total equity values by the number of fully diluted shares of Common Stock, calculated based on the Company’s most recent public filings and information provided by the Company with respect to dilutive securities outstanding, Lazard derived illustrative present values per share of Common Stock ranging from $8.10 to $13.10.

Utilizing unlevered free cash flow estimates assuming market entry of generic products competing with CARDENE I.V. beginning in 2016, the foregoing calculations resulted in illustrative present values ranging from approximately $76 million to $87 million of the estimated unlevered free cash flows for the Company from September 30, 2013 through the end of 2022 and illustrative present values ranging from approximately $141 million to $275 million of the terminal values as of the end of 2022 derived for the Company. By adding an illustrative present value of the Company’s net operating loss carryforwards of approximately $3 million to the sum of these illustrative present values of the estimated unlevered free cash flows and the terminal values and an adding to the results the Company’s estimated net cash of approximately $8 million as of September 30, 2013, Lazard derived illustrative total equity values of the Company ranging from approximately $213 million to $357 million. By dividing these illustrative total equity values by the number of fully diluted shares of Common Stock, as calculated based on the Company’s most recent public filings and information provided by the Company with respect to dilutive securities outstanding, Lazard derived illustrative present values per share of Common Stock ranging from $6.70 to $11.05. At the direction of the Special Committee, Lazard applied a probability weighting of 50% to each of the foregoing values to derive illustrative present values per share of Common Stock ranging from $7.40 to $12.10.

The estimates used by Lazard for purposes of this analysis are summarized on page 63 under “Special Factors—Projected Financial Information—May 9, 2013 F-1 Forecast Update.”

Selected Precedent Transactions Analysis

Lazard reviewed and analyzed certain publicly available information relating to the following publicly announced transactions in the pharmaceutical industry and compared certain financial information and transaction multiples relating to the target companies in those transactions to the corresponding information for the Company.

These transactions all involved an all-cash acquisition of a 100% equity interest in a target company in the pharmaceutical industry with an enterprise value of at least $100 million and a business profile, as measured by its diversity of its products, sales and distribution channels through which its products are marketed and sold, historical and projected growth and margins, and qualitative assessments of the strength and longevity of the intellectual property protection underlying its portfolio, that, for the purpose of analysis, may be considered similar to the business profile of the Company. Although none of the selected transactions or the companies party to the transactions is directly comparable to the proposed Merger or to the Company, the selected transactions were chosen because they involved transactions that, for the purpose of analysis, may be considered similar to the Merger and/or involve publicly traded companies with operations that, for the purpose of analysis, may be considered similar to certain operations of the Company.

With respect to the proposed Merger and the merger consideration of $9.50 per share and with and each selected transaction and to the extent information was publicly available, Lazard calculated, among other things:

•	the enterprise value of the Company and each target company, as applicable, as a multiple of such company’s net revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”), respectively, for the 12-month period prior to the date on which the relevant transaction was announced (“LTM”) as reflected in the publicly disclosed financial results of the Company or each target company, as applicable, annualized where appropriate; and

•	the enterprise value of the Company and each target company, as applicable, as a multiple of such company’s forward net revenue and EBITDA, respectively, for the year in which the relevant transaction was announced or the year thereafter as published by Wall Street analysts.

The enterprise value of each target company based on the consideration paid in the applicable transaction as reflected in publicly available information and the resulting multiples calculated for each target company are as follows:

Date Announced	Acquiror	Target	Enterprise Value (million)	EV/LTM Net Revenue	EV/LTM EBITDA	EV/Forward Net Revenue	EV/Forward EBITDA
09/2009	Dainippon Sumitomo Pharma Co., Ltd.	Sepracor Inc.	$2,440	1.8x	7.8x	1.7x	5.9x
09/ 2008	Shionogi & Co., Ltd.	Sciele Pharma, Inc.	1,263	3.2x	12.4x	2.4x	7.4x
11/ 2007	TPG Capital	Axcan Pharma Inc.	1,010	2.9x	8.1x	2.8x	6.3x
11/ 2011	Medicis Pharmaceutical Corp.	Graceway Pharmaceuticals, LLC	455	3.0x	10.9x	3.6x	N/A
07/ 2009	Hisamitsu Pharmaceutical Co., Inc.	Noven Pharmaceuticals, Inc.	362	3.1x	NM	4.0x	10.7x
08/ 2010	Meda AB	Alaven Pharmaceutical LLC	350	3.2x	9.0x	N/A	N/A
10/ 2007	Nycomed U.S. Inc.	Bradley Pharmaceuticals, Inc.	333	2.4x	11.1x	2.2x	8.5x
05/ 2012	Cornerstone Therapeutics Inc.	EKR Therapeutics, Inc.	150	2.6x	NM	N/A	N/A

		Proposed Transaction	313	2.1x	6.0x	2.1x	8.7x

Based on the results of the foregoing analysis and Lazard’s professional judgment, Lazard:

•	applied the higher and lower ends of the range of enterprise value/forward net revenue multiples for the selected transactions to estimated net revenue of the Company for 2014 as reflected in the financial projections contained in the F-1 Forecast provided by management of the Company, as adjusted at the direction of the Special Committee, and derived illustrative implied values per share of Common Stock ranging from $8.05 to $18.35; and

•	applied the higher and lower ends of the range of enterprise value/forward EBITDA multiples for the selected transactions to estimated EBITDA of the Company for 2014 as reflected in the financial projections contained in the F-1 Forecast provided by management of the Company, as adjusted at the direction of the Special Committee, and derived illustrative implied values per share of the Common Stock ranging from $6.35 to $11.65.

Selected Companies Analysis

Lazard reviewed and analyzed certain publicly available market trading data, financial information and valuation metrics of the following selected publicly traded companies in the pharmaceutical industry with an enterprise value of at least $100 million, and a business profile, as measured by the diversity of products, sales and distribution channels through which its products were marketed and sold, historical and projected growth and margins, and qualitative assessments of the strength and longevity of the intellectual property protection underlying its portfolio, that, for the purpose of analysis, may be considered similar to the business profile of the Company, and compared such trading data, financial information and valuation metrics to corresponding information for the Company:

•	Cubist Pharmaceuticals Inc.

•	Jazz Pharmaceuticals plc

•	Questcor Pharmaceuticals Inc.

•	The Medicines Company

•	Auxilium Pharmaceuticals, Inc.

•	Pernix Therapeutics Holdings Inc.

The selected companies were chosen based on Lazard’s knowledge of the pharmaceutical industry. Although none of the selected companies is directly comparable to the Company, the selected companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Lazard considered similar to the Company.

Based on the $5.50 closing share price of the Company as of February 19, 2013, the last trading date before the public announcement of Chiesi’s offer to acquire the remaining interest in the Company, the closing share prices of the selected companies as of September 13, 2013, historical financial information of the Company and selected companies contained in their filings with the SEC, management financial projections for the Company as adjusted by the Special Committee, and consensus estimates for the selected companies published by Inter-Brokerage Estimate System, Lazard calculated, among other things, with respect to the Company and each selected company:

•	enterprise value as a multiple of estimated net revenue for 2013 and 2014; and

•	enterprise value as a multiple of estimated EBITDA for 2013 and 2014.

The enterprise value of each selected company was calculated on a pro forma basis, taking into account the impact of announced acquisitions by such companies as applicable.

The data for each company compiled by Lazard is based upon publicly available information and the multiples calculated for each company are as follows:

Company	Enterprise Value (million)	12A-15E Net Revenue CAGR	2012A Gross Margin	2012A EBITDA Margin	R&D as % of Net Revenue	EV/2013E Net Revenue	EV/2014E Net Revenue	EV/ 2013E EBITDA	EV/ 2014E EBITDA
Cubist Pharmaceuticals Inc.	$5,714	14.0%	75.2%	30.2%	30.0%	5.5x	4.8x	NM	22.8x
Jazz Pharmaceuticals plc	5,561	21.5%	86.5%	48.3%	3.1%	6.4x	5.3x	11.8x	9.3x
Questcor Pharmaceuticals Inc.	4,041	26.5%	94.4%	58.5%	6.7%	5.5x	4.5x	9.6x	7.6x
The Medicines Company	2,163	16.5%	68.8%	17.4%	22.2%	3.1x	2.8x	NM	13.8x
Auxilium Pharmaceuticals, Inc.	1,382	11.8%	75.5%	11.6%	11.4%	3.3x	2.8x	18.6x	11.4x
Pernix Therapeutics Holdings Inc.	118	5.0%	63.8%	NM	4.7%	1.3x	1.0x	NM	8.4x

Cornerstone (unaffected)	188	13.6%	59.7%	23.9%	3.7%	1.2x	1.2x	4.0x	5.2x

Based on the results of the foregoing analysis and Lazard’s professional judgment, Lazard:

•	applied the lower end and the mean of the range of enterprise value/2014E net revenue multiples for the selected companies to estimated net revenue of the Company for 2014 as reflected in the financial projections contained in the F-1 Forecast provided by management of the Company, as adjusted at the direction of the Special Committee, and derived illustrative implied values per share of Common Stock ranging from $4.05 to $16.10; and

•	applied the lower end and the mean of the range of enterprise value/2014E EBITDA multiples for the selected companies to estimated EBITDA of the Company for 2014 as reflected in the financial projections contained in the F-1 Forecast provided by management of the Company, as adjusted at the direction of the Special Committee, and derived illustrative implied values per share of the Common Stock ranging from $8.30 to $13.30.

Additional Analyses

The following analyses and information were presented to the Special Committee for informational purposes only and were not material to the rendering of the Lazard opinion. These analyses were intended to be merely informational at the time they were performed and were presented by Lazard as such to the Special Committee. Neither Lazard nor the Special Committee deemed any of these analyses to be material to the fairness determination at any point in time.

Leveraged Buyout Return Analysis. Lazard performed a leveraged buyout return analysis based on the financial projections contained in the F-1 Forecast provided by management of the Company, as adjusted at the direction of the Special Committee, to determine the range of prices per share of the Common Stock a financial buyer would be willing pay to acquire the Company on a stand-alone basis with an illustrative capital structure that Lazard deemed to be achievable in the current market. For purpose of this analysis, Lazard assumed an investment period from September 30, 2013 to December 31, 2017, target internal rates of return ranging from 22.5% to 27.5%, total leverage at closing of 5.0x EBITDA for the 12-month period ending September 30, 2014, reflecting the first 12 months following assuming market entry of generic products in competition with ZYFLO, and an exit multiple of 9.0x. For purposes of its analysis, at the direction of the Special Committee, Lazard utilized estimates assuming market entry of generic products in competition with CARDENE I.V. beginning in 2028 and estimates assuming market entry of generic products in competition with CARDENE I.V. beginning in 2016 and applied a 50% probability weighting to each of the two scenarios. This analysis resulted in illustrative per share purchase prices for the Common Stock ranging from $7.90 to $8.50.

Premia Paid Analysis. Lazard performed a premia paid analysis based on the premia to be paid in the proposed Merger and the premia paid in all previously announced transactions in various industries involving the acquisition of the remaining equity interest in the target company by the majority stockholder for cash. For purposes of this analysis, Lazard calculated the premia represented by the per-share acquisition price in each of the transactions to the closing price of the applicable target company’s shares, as of one day, one week and one month prior to the announcement of the applicable transaction. With respect to the proposed Merger, Lazard calculated the premia represented by the per-share merger consideration to the closing price of the shares of the Common Stock as of one day, one week and one month prior to February 19, 2013, the last trading date before the public announcement of Chiesi’s offer to acquire the remaining interest in the Company. The results of these calculations are set forth below:

	Proposed Merger	All Minority Buy-In Transactions
Premium to:		High	Low	Mean	Median
1- Day Prior	73%	46%	4%	26%	26%
1- Week Prior	76%	46%	6%	28%	29%
1- Month Prior	70%	103%	5%	31%	28%

Based on the foregoing results and Lazard’s professional judgment, Lazard applied the higher and lower ends of the range of one-day premium for the precedent minority buy-in transactions to the unaffected price of the shares of the Common Stock on February 19, 2013 and derived illustrative prices for shares of the Common Stock ranging from $5.70 to $8.05.

Historical Trading Prices. Lazard reviewed the historical price performance of the Common Stock for the 52-week period ending September 13, 2013. During this period, the closing prices of the Common Stock ranged from $4.75 to $10.25.

Analyst Price Target. Lazard reviewed the target trading price of the Common Stock published by Ladenburg Thalmann. The 12-month target trading price of the Common Stock is $14.00. Lazard applied a discount rate of 13%, reflecting an estimate of the Company’s cost of equity under its current capital structure, to this 12-month target trading price and derived an illustrative present value of the target trading price of $12.40.

Other Factors. Lazard advised the Special Committee that it had not performed analyses based on the Company’s book value because it does not consider that metric relevant to companies in the pharmaceutical industry, and the Company’s book value per share is considerably lower than the price proposed to be paid by Chiesi. Lazard advised that the “sum-of-the-parts” analysis it presented is essentially the same as a liquidation value analysis.

Miscellaneous

Pursuant to the terms of Lazard’s engagement letter, the Company has agreed to pay Lazard a fee of approximately $2,900,000, $1,000,000 of which became payable upon Lazard’s rendering of the Lazard opinion and a substantial portion of which is contingent upon the closing of the Merger. Lazard disclosed to the Special Committee, prior to the time it was retained by the Special Committee to act as its financial adviser, that Lazard has current and recent past financial advisory relationships with or connections to Chiesi, including that (i) an employee of Lazard Italy is a member of the board of directors of Chiesi, (ii) an analyst at Lazard Italy is the nephew of the Chairman of Chiesi, and (iii) bankers at the Lazard group (including a senior member of the proposed team for this engagement) had solicited Chiesi. At the request of the Special Committee, Lazard agreed that, until the earlier of the completion of a transaction within the scope of Lazard’s engagement or the termination or expiration of Lazard’s engagement, Lazard would not enter into any financial advisory engagement with Chiesi without the Special Committee’s consent. In addition, Lazard advised the Special Committee that no officer or employee of Lazard Italy would participate in this engagement or have access (electronic or otherwise) to any non-public materials or information relating to this engagement. In the ordinary course, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by current and former managing directors of Lazard) and their respective affiliates and employees may trade securities of the Company and certain affiliates of Chiesi for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, Chiesi and certain of their respective affiliates.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as financial adviser to the Special Committee because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of the Company.

Other Written Presentations by Lazard

In addition to the presentation made to the Special Committee described above, Lazard also made written and oral presentations to the Special Committee on April 10, April 26, May 17, May 28 and August 9 of 2013. Copies of these other written presentations by Lazard to the Special Committee have been attached as exhibits to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the proposed transaction. These written presentations will be available for any interested stockholder of the Company (or any representative of a stockholder who has been so designated in writing) to inspect and copy at the Company’s principal executive offices during regular business hours.

None of these other written and oral presentations by Lazard, alone or together, constitutes an opinion of Lazard with respect to the consideration to be paid in the proposed transaction. Information contained in these other written and oral presentations is substantially similar to the information provided in Lazard’s written presentation to the Special Committee on September 15, 2013, as described above.

The April 10 materials contained a review of Chiesi’s initial non-binding offer of $6.40 to $6.70 per share of Common Stock, an overview of the Company’s historical trading performance, preliminary financial analyses based on the initial F-1 Forecast and preliminary process considerations. The financial analyses contained in the April 10 materials resulted in illustrative implied equity value per share of the Common Stock ranging (i) from $8.00 to $11.75 based on the sum-of-the-parts discounted cash flow analysis, (ii) from $7.45 to $11.70 based on the going-concern discounted cash flow analysis, (iii) from $9.30 to $11.60 based on the selected precedent transaction analysis using enterprise value / net revenue multiples; (iv) from $7.75 to $10.40 based on the selected precedent transaction analysis using enterprise value / EBITDA multiples; (v) from $5.25 to $11.00 based on the selected comparable companies analysis using enterprise value / net revenue multiples; and (vi) from $3.55 to $10.70 based on the selected comparable companies analysis using enterprise value / EBITDA multiples.

The April 26 materials contained an updated review of the Company’s historical trading performance, updated financial analyses based on the initial F-1 Forecast and a discussion of possible next steps in communication with

Chiesi and its financial advisor. The financial analyses contained in the April 26 materials resulted in illustrative implied equity value per share of the Common Stock ranging (i) from $7.95 to $11.70 based on the sum-of-the-parts discounted cash flow analysis, (ii) from $7.40 to $11.60 based on the going-concern discounted cash flow analysis, (iii) from $9.30 to $11.60 based on the selected precedent transaction analysis using enterprise value/net revenue multiples; (iv) from $7.75 to $10.40 based on the selected precedent transaction analysis using enterprise value / EBITDA multiples; (v) from $3.50 to $10.85 based on the selected comparable companies analysis using enterprise value / net revenue multiples; and (vi) from $3.45 to $10.60 based on the selected comparable companies analysis using enterprise value / EBITDA multiples.

The May 17 materials contained a review of Chiesi’s revised offer of $8.25 per share of Common Stock made on May 2, 2013, a summary of recent events (including the acquisition of PERTZYE and the public announcement of the Company’s financial results for the first quarter of 2013) and communications between the respective financial advisors to the Company and Chiesi, and illustrative financial analyses based on the updated F-1 Forecast provided by the Company’s management on May 9, 2013. The financial analyses contained in the May 17 materials resulted in illustrative implied equity value per share of the Common Stock ranging (i) from $9.15 to $13.90 based on the sum-of-the-parts discounted cash flow analysis, (ii) from $8.50 to $13.80 based on the going-concern discounted cash flow analysis, (iii) from $11.55 to $14.55 based on the selected precedent transaction analysis using enterprise value / net revenue multiples; (iv) from $10.50 to $14.20 based on the selected precedent transaction analysis using enterprise value / EBITDA multiples; (v) from $5.35 to $13.25 based on the selected comparable companies analysis using enterprise value / net revenue multiples; and (vi) from $5.85 to $12.20 based on the selected comparable companies analysis using enterprise value / EBITDA multiples.

The May 28 materials contained a summary of the adjustments inputted by Lazard to the updated F-1 Forecast at the direction of the Special Committee and updated illustrative financial analyses based on the F-1 Forecast, as adjusted by the Special Committee, which were the same as those utilized by Lazard in its presentation to the Special Committee on September 15, 2013, the date on which Lazard delivered its fairness opinion. The financial analyses contained in the May 28 materials resulted in illustrative implied equity value per share of the Common Stock ranging (i) from $8.40 to $12.80 based on the sum-of-the-parts discounted cash flow analysis, (ii) from $7.80 to $12.70 based on the going-concern discounted cash flow analysis, (iii) from $11.55 to $14.55 based on the selected precedent transaction analysis using enterprise value / net revenue multiples; (iv) from $10.50 to $14.20 based on the selected precedent transaction analysis using enterprise value/EBITDA multiples; (v) from $5.55 to $13.00 based on the selected comparable companies analysis using enterprise value / net revenue multiples; and (vi) from $4.55 to $11.20 based on the selected comparable companies analysis using enterprise value / EBITDA multiples.

The August 9 materials contained a review of Chiesi’s revised offer of $9.00 to $9.25 per share of Common Stock made on August 5, 2013, a review of the Company’s publicly announced financial results for the second quarter of 2013, and updated illustrative financial analyses based on the F-1 Forecast, as adjusted by the Special Committee, which were the same as those utilized by Lazard in its presentation to the Special Committee on September 15, 2013, the date on which Lazard delivered its fairness opinion. The financial analyses contained in the August 9 materials resulted in illustrative implied equity value per share of the Common Stock ranging (i) from $7.90 to $12.35 based on the sum-of-the-parts discounted cash flow analysis, (ii) from $7.40 to $12.10 based on the going-concern discounted cash flow analysis, (iii) from $11.65 to $14.70 based on the selected precedent transaction analysis using enterprise value/net revenue multiples; (iv) from $14.00 to $18.85 based on the selected precedent transaction analysis using enterprise value / EBITDA multiples; (v) from $5.85 to $15.60 based on the selected comparable companies analysis using enterprise value / net revenue multiples; and (vi) from $7.90 to $12.00 based on the selected comparable companies analysis using enterprise value / EBITDA multiples.

Each of the financial analyses contained in these other written and oral presentations were performed using the same methodologies as those used in Lazard’s financial analyses presented to the Special Committee on September 15, 2013. However, the financial analyses in these other written and oral presentations were based on market, economic and other conditions as they existed as of the dates of the respective presentations as well as other information that was available at those times. Accordingly, the results of the financial analyses differed due to changes in those conditions. Among other things, multiples attributable to selected companies changed as those companies’ stock prices changed, and results of the illustrative discounted cash flow analyses changed as the Company’s financial results changed as well as projections made by management of the Company were revised or adjusted. Finally, Lazard continued to refine various aspects of its financial analyses with respect to the Company over time.

Position of Chiesi and Chiesi US as to Fairness of the Merger

Under the SEC rules governing “going private” transactions, each of Chiesi and Chiesi US is an affiliate of the Company and, therefore, is required to express its beliefs as to the fairness of the Merger to the “unaffiliated security holders,” as defined in Rule 13e-3 under the Exchange Act, of the Company (the “Unaffiliated Stockholders”). Each of Chiesi and Chiesi US is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Chiesi and Chiesi US should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the Merger Agreement.

Chiesi attempted to negotiate with the Special Committee the terms of a transaction that would be most favorable to Chiesi, and not necessarily to the Unaffiliated Stockholders, and, even though as stated further below, Chiesi believes that the Merger is substantively and procedurally fair to the Unaffiliated Stockholders, Chiesi did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to the Unaffiliated Stockholders. The Special Committee consists of five independent and disinterested directors who are not affiliated with Chiesi and Chiesi US, are not officers or employees of the Company or any of its affiliates and have no financial interest in the Merger different from, or in addition to the interests of the Unaffiliated Stockholders (other than the interests described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”, “Special Factors—Potential Change of Control Payments to Executive Officers” and “Special Factors—Payments to Executive Officers and Directors in Respect of Unvested Stock Options and Restricted Stock Awards”).

Neither Chiesi nor Chiesi US participated in the deliberations of the Special Committee or the Board, or received advice from the Special Committee’s legal or financial advisers, regarding the substantive or procedural fairness of the Merger to the Unaffiliated Stockholders. Although Chiesi engaged Jefferies as its financial adviser, neither Chiesi nor Chiesi US has performed, or engaged a financial adviser to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the Unaffiliated Stockholders.

Based on the knowledge and analysis of Chiesi and Chiesi US of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business, negotiations on Chiesi’s behalf between Chiesi’s and the Company’s respective advisers and the other factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee discussed under “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors and the Special Committee” (which resulting conclusion each of Chiesi and Chiesi US adopts), each of Chiesi and Chiesi US believes that the Merger is substantively and procedurally fair to the Unaffiliated Stockholders. In particular, each of Chiesi and Chiesi US believes that the Merger is substantively and procedurally fair to the Unaffiliated Stockholders based on its consideration of the following factors, among others:

Substantive Factors

•	The price of $9.50 per share to be paid upon completion of the Merger represents a premium of approximately 78% over the reported closing price for the Common Stock on February 15, 2013, the last trading day before Chiesi made the Initial Proposal, and a premium of approximately 80% over the average of the closing prices reported for the 90 days ended February 15, 2013;

•	Chiesi considered financial forecasts prepared by Chiesi’s management and by the Company’s management containing projections of the Company’s future financial performance, as well as the Company’s financial results, the historical market prices of the Common Stock and other information relating to the Company and the industry in which the Company operates;

•	The Merger will provide consideration to the Company’s stockholders (other than Chiesi and Chiesi US) entirely in cash, eliminating any uncertainty in valuing the merger consideration and allowing the Unaffiliated Stockholders to immediately realize a certain value for all of their shares of Common Stock, as a result of which the Unaffiliated Stockholders will have the ability to pursue other investment alternatives, and will no longer be exposed to the various risks and uncertainties related to continued ownership of the Common Stock (although Chiesi and Chiesi US also noted that if the Merger is completed, the Unaffiliated Stockholders will no longer have the right to participate in the Company’s potential future profits or in any potential future appreciation in the value of the Company’s business);

•	Before the Special Committee approved the Merger, Lazard, the financial adviser to the Special Committee, delivered its opinion to the Special Committee, which was subsequently confirmed in writing, that as of September 15, 2013 and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in Lazard’s written opinion, the consideration to be paid to the holders of Common Stock in the Merger (other than Chiesi, Chiesi US and those holders who are entitled to and have properly exercised appraisal rights under Delaware law) was fair, from a financial point of view, to those holders, although the opinion of Lazard was provided for the information and assistance of the Special Committee and Chiesi and Chiesi US are not entitled to, and did not rely on, such opinion;

•	Chiesi’s knowledge regarding the specialty pharmaceutical market, as well as specific risks relating to the Company, including, but not limited to (in no particular order):

•	the need for increased sales and marketing expenses in order to maintain the Company’s revenues in light of increasing competition in the specialty pharmaceutical market;

•	the Company’s uncertain intellectual property protections for several of its products, including the fact that the last applicable patent for ZYFLO CR expired in September 2013, which could negatively impact the Company’s future revenues, due to increased generic product competition;

•	the Company’s lack of an internal research and development department, requiring the Company to depend upon in-licensing or product acquisitions to bolster its product portfolio;

•	potential generic competition in the specialty pharmaceutical market, which competition may be expected to become more intense as the Company’s revenues and product portfolio increase;

•	the likelihood of delays in the commercialization of the Company’s RETAVASE and RETAFLO product candidates, which will likely cause the Company to incur additional product development expenses, while delaying the potential receipt of revenues from those product candidates;

•	the complex biological nature of RETAVASE and RETAFLO and the resulting technical complexity of formulating those products, which may result in the need for increased research and development expenses;

•	reduced revenue forecast for the Company’s CRTX 067 product as a result of competing products and regulatory and production issues, which have delayed commercial launch of the product;

•	reduced revenue forecast for the Company’s CRTX 067 product candidate as a result of the highly complex and unpredictable manufacturing process of the product which may prejudice the fulfillment of the market needs;

•	the Company’s receipt of two notice letters from separate generic applicants, each containing a “Paragraph IV” certification seeking approval to market a generic version of CARDENE I.V.; and

•	the likelihood that the Company will incur substantial legal expenses in connection with its pending and potential future litigation involving the Company’s intellectual property and other rights.

In their consideration of the fairness of the proposed Merger, Chiesi and Chiesi US did not find it practicable to, and did not, appraise the assets of the Company to determine the liquidation value per share because, among other reasons, (i) their belief that a liquidation generally results in proceeds substantially less than the sale of a going concern, (ii) the impracticability of determining a liquidation value given the significant execution risk involved in a liquidation, (iii) they considered the Company a viable going concern and (iv) the Company will continue to operate its business following the Merger.

Chiesi and Chiesi US did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the per share merger consideration to the Unaffiliated Stockholders because, in their view, net book value is not indicative of the Company’s market value but rather is an indicator of historical costs. Chiesi and Chiesi US note, however, that the merger consideration of $9.50 per share is higher than the net book value of the Company per share of $6.95 as of September 30, 2013.

Chiesi and Chiesi US did not seek to establish a pre-Merger going concern value for the Common Stock to determine the fairness of the merger consideration to the Unaffiliated Stockholders because following the Merger the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the share price of the Common Stock on February 15, 2013, the last trading day before Chiesi made the Initial Proposal, the per share merger consideration of $9.50 represented a premium to the going concern value of the Company.

During the previous two years, Chiesi purchased shares of the Common Stock in the following transactions:

•	During the period from November 29, 2011 to March 15, 2012, Chiesi purchased 21,200 shares in open market transactions at prices ranging from $5.0649 to $6.08 per share and an average price of $5.51 per share;

•	On April 3, 2012, Chiesi purchased 1,443,913 shares in a privately-negotiated sale at a purchase price of $6.25 per share; and

•	On June 21, 2012, Chiesi entered into a senior secured term loan facility with the Company which included, among other things, a $30 million five-year term loan convertible at any time by Chiesi at $7.098 per share, up to an aggregate of 4,226,542 shares of Common Stock. The closing price for the Common Stock on June 21, 2012 was $5.88 per share.

Chiesi and Chiesi US did not consider the prices paid in these historical purchases for purposes of determining the fairness of the per share merger consideration to the Unaffiliated Stockholders because, in their view, these historical prices do not reflect the current value of the Company, but rather, the prices above reflect either (i) the prevailing market value of the Company at the time of the open market transactions or (ii) one factor in a negotiated transaction between parties, which factor was considered among several others at the time of the transactions.

Procedural Factors

•	The Merger Agreement explicitly requires, as a non-waivable condition to the parties’ obligations to effect the Merger, that the Merger Agreement be adopted by stockholders holding at least a majority of the outstanding shares of the Common Stock not owned, directly or indirectly, by Chiesi and Chiesi US, or any of their affiliates, any other officers and directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Chiesi US or any person of which Chiesi US is a direct or indirect subsidiary;

•	There is no financing condition in the Merger Agreement;

•	Chiesi and Chiesi US believe that there was no need to retain any additional unaffiliated representatives to act on behalf of the Unaffiliated Stockholders, because the members of the Special Committee were and are independent of Chiesi and Chiesi US and the Special Committee retained its own independent legal counsel and financial adviser, both of which assisted the Special Committee in effectively representing the interests of the Unaffiliated Stockholders;

•	The Merger Agreement permits a change in the recommendation of the Special Committee and the Board if, after consultation with its legal advisers, the Special Committee determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders;

•	No “break up” fee or expense reimbursement is payable by the Company if the Merger Agreement is terminated for any reason, including if the requisite votes of the Company’s stockholders are not obtained;

•	The Merger Agreement and the transactions contemplated thereby, including the Merger, were unanimously approved by the Board (without the participation of Dr. Failla or Mr. Vecchia, who recused themselves from all proceedings of the Board because of their affiliation with Chiesi). In addition, the Special Committee, which was represented and advised by its own legal and financial advisers, has unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Unaffiliated Stockholders, and determined it to be advisable for the Company to enter into the Merger Agreement; and

•	The foregoing factors were weighed against the fact that Chiesi and Chiesi US currently beneficially own more than 50% of the voting stock of the Company, and Chiesi and Chiesi US have indicated their unwillingness to sell their shares to any third party. As a result, neither a “go shop” provision, which would have allowed the Company to initiate, solicit or encourage competing proposals from third parties, nor a “no shop” provision, which would have prohibited the Company from, among other things, soliciting competing proposals from third parties, were included in the Merger Agreement.

The foregoing discussion of the factors considered by Chiesi and Chiesi US in connection with the fairness of the Merger is not intended to be exhaustive, but is believed to include all material factors considered by each of them. Chiesi and Chiesi US did not find it practicable to, and therefore did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger. Rather, Chiesi and Chiesi US made their fairness determination after considering all of the foregoing factors as a whole. Chiesi and Chiesi US believe these factors provide a reasonable basis upon which to form their belief that the Merger is fair to the Unaffiliated Stockholders. This belief should not, however, be construed as a recommendation to any stockholder of the Company to vote in favor of the proposal to adopt the Merger Agreement. Chiesi and Chiesi US make no recommendation as to how the Company’s stockholders should vote their shares of Common Stock on the proposal to adopt the Merger Agreement.

Company Financial Projections Prepared by Chiesi

On April 20, 2013, Lazard provided Jefferies the F-1 Forecast described in this proxy statement under “Special Factors—Projected Financial Information”, and Jefferies subsequently shared with Chiesi the financial projections set forth below in summary form, which we refer to as the “Company April Forecast”:

	Year Ending December 31,
	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
	(in US$ millions)
Net revenues	$161.2	$153.3	$168.0	$183.2	$192.0	$218.2	$263.4	$272.4	$279.2	$284.5
Gross profit (exclusive of amortization of product rights)	$115.2	$101.2	$109.8	$121.5	$127.4	$147.3	$181.7	$189.0	$194.5	$198.3
EBIT(1)	$22.9	$13.4	$20.2	$37.2	$41.0	$60.4	$94.3	$99.8	$104.6	$108.2
EBITDA(2)	$40.9	$32.0	$40.6	$57.1	$61.7	$81.0	$115.0	$121.9	$126.8	$130.3

(1)	“EBIT” means earnings before deductions for interest and taxes. It excludes stock-based compensation.
(2)	“EBITDA” means earnings before deductions for interest, taxes, depreciation and amortization. It excludes stock-based compensation.

Chiesi reviewed the Company April Forecast, and, due to Chiesi’s belief that the projections prepared by the Company’s management were too aggressive based upon Chiesi’s knowledge of the industry and of the Company in particular, in May 2013, Chiesi discussed with Jefferies certain downward revisions to the Company April Forecast. These revised projections, as summarized below, are referred to as the “Chiesi Adjusted April Forecast”.

Set forth below in summary form are the financial projections in the Chiesi Adjusted April Forecast:

	Year Ending December 31,
	2013		2014	2015	2016	2017
	(in US$ millions)
Net revenues	$151.8		$151.8	$165.9	$176.5	$177.5
Gross profit (exclusive of amortization of product rights)	$108.5		$100.2	$108.4	$117.1	$117.8
EBIT(1)	$16.2		$12.5	$18.8	$30.1	$28.4
EBITDA(2)	$34.3		$31.0	$39.3	$50.0	$49.0
Unlevered Free Cash Flow	$1.0	(3)	$15.0	$17.4	$23.1	$31.2

(1)	“EBIT” means earnings before deductions for interest and taxes. It excludes stock-based compensation.
(2)	“EBITDA” means earnings before deductions for interest, taxes, depreciation and amortization. It excludes stock-based compensation.
(3)	For the six-month period ending December 31, 2013.

The Company April Forecast and the Chiesi Adjusted April Forecast were used by Jefferies in connection with its May 2, 2013 preliminary financial analyses (see “Special Factors—Consultation with Jefferies, Financial Adviser to Chiesi”).

Between May 2013 and July 2013, several events occurred that caused Chiesi to further revise its interpretation of the Company April Forecast, including, among others and in no particular order: (i) the Company’s first quarter financial results falling short of the first quarter performance projected in the Company April Forecast, (ii) the Company’s receipt of “Paragraph IV” notices from two separate companies regarding the CARDENE I.V. product, and (iii) likely delays in commercialization of the Company’s RETAVASE and RETAFLO product candidates. A more fulsome discussion regarding these factors can be found under the heading “Substantive Factors” above.

Based upon these factors, Chiesi discussed with Jefferies further revisions to the Company April Forecast to reflect four alternative scenarios, which we collectively refer to as the “Chiesi Adjusted July Forecasts.” The base case financial projection reflected the most aggressive revenue projections for the Company as it did not account for future generic product competition for CARDENE I.V. The Case #1 financial projection reflected the most conservative revenue projections for the Company as it assumed the launch of competing CARDENE I.V. generic products in 12 months. The Case #2 financial projection reflected a somewhat more aggressive revenue forecast based upon the assumption of no generic CARDENE I.V. competition for 24 months. The Case #3 financial projection reflected an even more aggressive revenue projection as it assumed no generic CARDENE I.V. competition for 36 months. The Case #2 financial projection, which Chiesi believed to be the most useful due to its position in the middle range of Chiesi’s assumptions, is set forth below:

	Year Ending December 31,
	2013		2014	2015	2016	2017	2018	2019	2020	2021	2022
	(in US$ millions)
Net revenues	$151.4		$136.5	$153.5	$157.5	$127.1	$130.3	$134.3	$141.7	$156.0	$162.5
Gross profit (exclusive of amortization of product rights)	$108.2		$90.1	$100.4	$104.4	$84.3	$88.0	$92.6	$98.4	$108.7	$113.2
EBIT(1)	$15.0		$(2.3)	$6.4	$16.1	$(6.4)	$(3.0)	$1.4	$5.4	$15.2	$19.4
EBITDA(2)	$33.1		$16.2	$26.8	$36.0	$14.2	$17.5	$22.1	$27.5	$37.3	$41.6
Unlevered Free Cash Flow	$1.1	(3)	$9.7	$8.8	$18.0	$23.4	$16.0	$19.9	$16.9	$26.7	$32.0

(1)	“EBIT” means earnings before deductions for interest and taxes. It excludes stock-based compensation.
(2)	“EBITDA” means earnings before deductions for interest, taxes, depreciation and amortization. It excludes stock-based compensation.
(3)	For the three-month period ending December 31, 2013.

The Chiesi Adjusted July Forecasts were used by Jefferies in connection with its July 15, 2013 preliminary financial analysis (see “Special Factors—Consultation with Jefferies, Financial Adviser to Chiesi”).

The Chiesi Adjusted April Forecast and the Chiesi Adjusted July Forecasts were prepared by Chiesi for its own analysis and for Jefferies’ preliminary financial analysis solely to assist Chiesi in its evaluation of the Company and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

Chiesi’s analyses took into account numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Chiesi or the Company. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Chiesi, the Company or their respective advisors, Chiesi does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

Consultation with Jefferies, Financial Adviser to Chiesi

Jefferies is acting as Chiesi’s financial adviser in connection with the Merger. Chiesi’s decision to engage Jefferies to act as its financial adviser was primarily based upon Chiesi’s existing relationship with Jefferies and because Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions generally and, specifically, in the healthcare industry. Final determination relating to Jefferies’ engagement by Chiesi was made by Chiesi’s senior management, including Alberto Chiesi and Mr. Di Francesco. Chiesi did not give any consideration to engaging an alternative financial adviser in connection with the Merger. During the course of its engagement, Chiesi’s management consulted with Jefferies regarding certain financial matters relating to the Company, including certain preliminary financial analyses as more fully described below relating to the Company, based on publicly available information and certain financial forecasts and other information provided by Chiesi’s management and the Company’s financial adviser.

In preparing its preliminary financial analyses, Jefferies assumed and relied, without assuming any responsibility for independent investigation or verification, upon the accuracy and completeness of all financial and other information made available to or otherwise reviewed by Jefferies. Jefferies relied on the assurances of the managements and other representatives of the Company and Chiesi that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise), or conduct a physical inspection of any of the properties or facilities, of the Company or any other entity, and Jefferies was not furnished with, and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts provided to and utilized by Jefferies in its preliminary financial analyses, Jefferies was advised, and assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments as to the future financial performance of the Company and the other matters covered thereby. Jefferies expressed no opinion as to any such financial forecasts or the assumptions on which they were based. Jefferies also relied upon the assessments of Chiesi’s management as to (i) the potential impact on the Company of market trends and prospects for, and governmental and regulatory policies affecting, the pharmaceutical industry and (ii) the validity of, and risks associated with, the Company’s existing and future products, product candidates and intellectual property (including, without limitation, the timing and probability of successful development, testing and marketing of such products and product candidates, approval by appropriate governmental authorities and the validity and life of related patents and potential impact of generic competition).

The estimates of the future performance of the Company in or underlying Jefferies’ preliminary financial analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its preliminary financial analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of Chiesi and the Company. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired. With respect to the selected public companies and selected precedent transactions analyses summarized below, no company or transaction used as a comparison was identical or directly comparable to the Company or the Merger. In reviewing its preliminary financial analyses with Chiesi’s management, Jefferies did not draw, in isolation, any conclusions from or with regard to any one factor or method of analysis and none of the analyses performed by Jefferies was assigned greater significance by Jefferies than any other. Financial analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or transactions concerned.

Jefferies’ preliminary financial analyses were based on economic, monetary, regulatory, market and other conditions existing, and information available, which could be evaluated as of the date of such analyses. Jefferies has no obligation to update, revise or affirm such preliminary financial analyses or to advise any person of any change in any fact or matter affecting any such analyses of which Jefferies subsequently becomes aware. Jefferies made no independent investigation of any legal, accounting or tax matters with respect to the Company or the Merger.

Jefferies’ preliminary financial analyses were provided for the use and benefit of Chiesi’s management (in its capacity as such). Jefferies was not requested to, and it did not, provide an opinion as to the fairness, from a financial point of view or otherwise, of the consideration payable in the Merger. The summary of the preliminary financial analyses described below are included in this proxy statement only because they were received by Chiesi’s management in connection with the proposed Merger.

Jefferies’ preliminary financial analyses should not be viewed as determinative of Chiesi’s views with respect to the Merger or the consideration payable in the Merger. The type and amount of consideration payable in the Merger was determined through negotiation between the Special Committee and Chiesi and the decision to enter into the Merger was solely that of Chiesi and the Company’s Board (acting upon the recommendation of the Special Committee). Jefferies did not address the relative merits of the Merger as compared to any alternative transaction or opportunity that might be available with respect to the Company, nor did it address the underlying business decision of any party to engage in the Merger or the terms of the Merger Agreement or related documents, including, without limitation, the form or structure of the Merger or any other agreements or arrangements entered into in connection with the Merger or otherwise. Jefferies’ financial advisory services to Chiesi in connection with the Merger should not be construed as creating any fiduciary duties on Jefferies’ part to any party and no recommendation is made by Jefferies as to how any stockholder should vote or act with respect to the Merger or any related matter.

The following is a brief summary of Jefferies’ preliminary financial analyses provided to Chiesi’s management on May 2, 2013 and July 15, 2013. The preliminary financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ preliminary financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the preliminary financial analyses. Considering the data below without considering the full narrative description of the preliminary financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of Jefferies’ preliminary financial analyses.

May 2, 2013 Preliminary Financial Analyses

Preliminary financial analyses provided to Chiesi’s management on May 2, 2013 included the following:

Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of the Company by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the six month period ending December 31, 2013 through the full fiscal year ending December 31, 2017, based both on financial forecasts and estimates of Chiesi’s management and the Company’s management. For purposes of this analysis, Jefferies took into account, among other things, the Company’s (i) net cash and cash equivalents, (ii) milestone revenue from the Company’s PERTZYE product and royalty revenue from the Company’s CARDENE I.V. and RETAVASE products, (iii) net operating loss carryforwards expected by the Company’s management to be utilized by the Company to reduce future federal income taxes (without an offset for the potential impact of the Company’s deferred tax liabilities) and (iv) product development and other corporate expenses. Jefferies calculated terminal values for the Company by applying to the Company’s fiscal year 2017 estimated EBITDA a selected range of terminal EBITDA exit multiples of 8.0x to 10.0x derived based on Jefferies’ professional judgment and generally taking into account forward EBITDA trading multiples of the selected companies referenced below under the caption “—Selected Public Companies Analysis.” The cash flows and terminal values were then discounted to present value (as of June 30, 2013) using discount rates ranging from 14.0% to 15.0% derived based on Jefferies’ professional judgment and utilizing a weighted average cost of capital calculation. These analyses indicated the following approximate implied per share equity value reference ranges for the Company, both including and excluding CRTX067.

Implied Per Share Equity Value Reference Ranges Based On Chiesi Management Forecasts
Including CRTX067	Excluding CRTX 067
$8.54 - $10.85	$6.52 - $8.36

Implied Per Share Equity Value Reference Ranges Based On Company Management Forecasts
Including CRTX067	Excluding CRTX067
$10.24 - $13.14	$7.94 - $10.36

Selected Public Companies Analysis. Jefferies reviewed certain financial and stock market data of the Company and the following 11 selected publicly traded companies, referred to as the selected companies, four of which operate in the mature specialty pharmaceuticals sector, referred to as the selected mature specialty pharmaceuticals companies, which selected mature specialty pharmaceuticals companies had overall enterprise values ranging from approximately $919 million to $7.13 billion and fully diluted equity values ranging from approximately $1.22 billion to $3.63 billion based on closing stock prices as of May 1, 2013, and seven of which operate in the emerging specialty pharmaceuticals sector, referred to as the selected emerging specialty pharmaceuticals companies, which selected emerging specialty pharmaceuticals companies had overall enterprise values ranging from approximately $24 million to $599 million and fully diluted equity values ranging from approximately $91 million to $745 million based on closing stock prices as of May 1, 2013. Based on Jefferies’ professional judgment, Jefferies viewed these selected companies as generally relevant for comparative purposes taking into account, among other factors, the industry sector focus, stage of development, profitability and primary geographic source of revenue of such companies.

Selected Mature Specialty Pharmaceutical Companies	Selected Emerging Specialty Pharmaceuticals Companies
• Impax Laboratories, Inc.	• Auxilium Pharmaceuticals, Inc.
• The Medicines Company	• Cadence Pharmaceuticals, Inc.
• Questcor Pharmaceuticals Inc.	• Cumberland Pharmaceuticals, Inc.
• Warner Chilcott plc	• DepoMed, Inc.
• Horizon Pharma, Inc.
• Obagi Medical Products, Inc.
• Spectrum Pharmaceuticals, Inc.

Jefferies reviewed enterprise values of the selected companies, calculated as fully diluted equity values based on closing stock prices on May 1, 2013 plus total debt, preferred equity and non-controlling interests less cash and cash equivalents, as multiples of calendar year 2013 and calendar year 2014 estimated revenue and calendar year 2013 and calendar year 2014 estimated earnings before interest, taxes, depreciation and amortization as adjusted to add back stock-based compensation expense, referred to as adjusted EBITDA. The overall low to high calendar year 2013 and calendar year 2014 estimated revenue multiples observed for the selected companies were 0.4x to 5.8x (with an overall median of 2.0x and overall mean of 2.3x) and 0.6x to 3.5x (with an overall median of 1.8x and overall mean of 2.0x), respectively. The overall low to high calendar year 2013 and calendar year 2014 estimated adjusted EBITDA multiples observed for the selected companies were 1.5x to 20.2x (with an overall median of 10.5x and overall mean of 10.9x) and 3.7x to 13.6x (with an overall median of 6.9x and overall mean of 8.0x), respectively. Jefferies then applied calendar year 2013 and calendar year 2014 estimated revenue multiples of 2.00x to 2.25x and 1.85x to 2.10x, respectively, and selected ranges of calendar year 2013 and calendar year 2014 estimated adjusted EBITDA multiples of 8.0x to 10.0x and 7.5x to 9.5x, respectively, derived from the selected companies to corresponding data of the Company based on financial forecasts and estimates of Chiesi’s management and the Company’s management. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. This analysis indicated the following approximate implied per share equity value reference ranges for the Company:

Implied Per Share Equity Value Reference Ranges Based On Chiesi Management Forecasts
2013E Revenue	2014E Revenue	2013E Adjusted EBITDA	2014E Adjusted EBITDA
$9.78 - $11.15	$8.96 - $10.33	$8.72 - $11.19	$7.21 - $9.45

Implied Per Share Equity Value Reference Ranges Based On Company Management Forecasts
2013E Revenue	2014E Revenue	2013E Adjusted EBITDA	2014E Adjusted EBITDA
$10.46 - $11.91	$9.05 - $10.44	$10.64 - $13.61	$7.47 - $9.78

Selected Precedent Transactions Analysis. Jefferies reviewed publicly available financial information for the following 13 selected transactions announced between May 16, 2007 and March 30, 2013 involving companies in the specialty pharmaceuticals sector, referred to as the selected precedent transactions, which selected precedent transactions had overall transaction values ranging from approximately $300 million to $4.45 billion. Based on Jefferies’ professional judgment, Jefferies viewed these selected transactions as generally relevant for comparative purposes taking into account, among other factors, the industry sector focus, stage of development, profitability and primary geographic source of revenue of the target companies or businesses acquired in such transactions.

Announcement Date	Acquiror	Target
03/20/13	• Valeant Pharmaceuticals International, Inc.	• Obagi Medical Products, Inc.
07/16/12	• TPG Capital, L.P.	• Par Pharmaceutical Companies, Inc.
03/26/12	• Bausch & Lomb Incorporated	• Ista Pharmaceuticals, Inc.
01/12/10	• Axcan Pharma Holding B.V.	• Eurand N.V.
10/12/10	• Pfizer Inc.	• King Pharmaceuticals, Inc.
06/21/10	• Valeant Pharmaceuticals International, Inc.	• Biovail Corporation
02/01/10	• Cephalon, Inc.	• Mepha Holding AG
11/09/09	• Sigma-Tau Finanziaria S.p.A.	• Enzon Pharmaceuticals Inc.
09/03/09	• Dainippon Sumitomo Pharma Co. Ltd.	• Sepracor Inc.
08/24/09	• Warner Chilcott plc	• The Procter & Gamble Company (Pharmaceutical Division)
09/01/08	• Shionogi Inc.	• Sciele Pharma, Inc.
11/29/07	• TPG Inc.	• Axcan Pharma Inc.
05/16/07	• Warburg Pincus, LLC	• Bausch & Lomb Incorporated

Jefferies reviewed transaction values of the selected transactions, calculated as the purchase prices paid for the target companies’ equity plus total debt, preferred equity and non-controlling interests less cash and cash equivalents, as multiples of the latest 12 months revenue and adjusted EBITDA. The overall low to high latest 12 months revenue multiples observed for the selected transactions were 1.3x to 5.0x (with a median of 2.4x and a mean of 2.5x). The overall low to high latest 12 months adjusted EBITDA multiples observed for the selected transactions were 6.5x to 19.4x (with a median of 9.6x and a mean of 11.0x). Jefferies then applied a selected range of latest 12 months revenue and adjusted EBITDA multiples of 2.00x to 2.50x and 10.0x to 12.0x, respectively, derived from the selected transactions to the average of the Company’s calendar year 2012 and latest 12 months (estimated as of June 30, 2013) revenue and adjusted EBITDA. Financial data of the selected transactions were based on publicly available information. Financial data of the Company were based on the Company’s public filings and financial forecasts and other estimates of Chiesi’s management and the Company’s management. This analysis indicated the following approximate implied per share equity value reference ranges for the Company:

Implied Per Share Equity Value Reference Ranges Based on Chiesi Management Forecasts
LTM Revenue	LTM Adjusted EBITDA
$8.53 - $10.96	$8.75 - $10.74

Implied Per Share Equity Value Reference Ranges Based on Company Management Forecasts
LTM Revenue	LTM Adjusted EBITDA
$8.87 - $11.38	$9.95 - $12.18

Other Information. Jefferies observed certain additional factors that were noted for informational purposes, including premiums paid in 16 selected U.S. going-private transactions that, after applying a selected range of premiums (based on the overall 20th percentile to 50th percentile implied premiums derived from the closing stock prices of such target companies one trading day, one week and one month prior to public announcement of the relevant transaction) to the closing price of the Common Stock on February 19, 2013 (the last trading day prior to announcement of Chiesi’s offer to acquire the remaining interest in the Company), resulted in an implied per share equity value reference range for the Company of approximately $6.60 to $8.25. Jefferies also observed premiums paid in 13 selected healthcare going-private transactions that, after applying a selected range of premiums (based on the overall 10th percentile to 55th percentile implied premiums derived from the closing stock prices of such target companies one trading day, one week and one month prior to public announcement of the relevant transaction) to the closing price of the Common Stock on February 19, 2013, resulted in an implied per share equity value reference range for the Company of approximately $6.05 to $8.53.

July 15, 2013 Preliminary Financial Analysis

Preliminary financial analysis provided to Chiesi’s management on July 15, 2013 included the following:

Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of the Company by calculating the estimated present value of the unlevered, after-tax free cash flows that the Company was forecasted to generate, based on financial forecasts and estimates of Chiesi’s management, during the three-month period ending December 31, 2013 through the full fiscal year ending December 31, 2022. For purposes of this analysis, Jefferies took into account, among other things, the Company’s (i) net cash and cash equivalents, (ii) milestone revenue from the Company’s PERTZYE product and royalty revenue from the Company’s CARDENE I.V. and RETAVASE products, (iii) net operating loss carryforwards expected by the Company’s management to be utilized by the Company to reduce future federal income taxes (without an offset for the potential impact of the Company’s deferred tax liabilities) and (iv) product development and other corporate expenses. A terminal value for the Company was calculated by applying to the Company’s fiscal year 2022 estimated EBITDA a selected range of terminal EBITDA exit multiples of 4.0x to 8.0x derived based on Jefferies’ professional judgment and generally taking into account forward EBITDA trading multiples of the selected companies referenced above under the caption “—Selected Public Companies Analysis” and certain issues and risks associated with the Company’s products and product candidates, including potential risks of generic competition relating to the Company’s CARDENE I.V. product. The cash flows and terminal values were then discounted to present value (as of September 30, 2013) using discount rates ranging from 14.5% to 16.5% derived based on Jefferies’ professional judgment and utilizing a weighted average cost of capital calculation taking into account, among other things, certain market changes since the date of Jefferies’ May 2, 2013 preliminary financial analyses. Jefferies performed this analysis utilizing Chiesi management’s base case forecasts as well as Case 1, Case 2 and Case 3 prepared by Chiesi management as sensitivities to such base case forecasts, which indicated the following approximate implied per share equity value reference ranges for the Company:

Implied Per Share Equity Value Reference Ranges Based On Chiesi Management Forecasts
Base Case	Case 1	Case 2	Case 3
$5.00 - $8.28	$3.15 - $5.34	$3.38 - $5.59	$3.57 - $5.79

Miscellaneous

Under the terms of Jefferies’ engagement as Chiesi’s financial adviser, Chiesi has agreed to pay Jefferies an aggregate fee of US$600,000 contingent upon completion of the Merger and within the past two years previously paid Jefferies a retainer fee of $200,000 for general financial advisory services under a prior engagement unrelated to the Merger. In addition, Chiesi has agreed to reimburse Jefferies for its expenses, including fees and expenses of counsel, and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

In the ordinary course of business, Jefferies and its affiliates may trade or hold securities of the Company and other participants in the Merger for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may in the future seek to provide financial advisory and financing services to the Company, other participants in the Merger or entities that are affiliated with the Company or such other participants, for which Jefferies would expect to receive compensation.

Jefferies was selected to act as Chiesi’s financial adviser in connection with the Merger because Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions generally and, specifically, in the healthcare industry. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Purposes and Reasons of the Company for the Merger

Our purpose for engaging in the Merger is to enable our stockholders to receive $9.50 per share in cash, without interest and subject to deduction for any required withholding taxes, which per-share merger consideration to be received in the Merger represents (i) a premium of approximately 78% over our closing price of $5.35 on February 15, 2013, the last trading day before Chiesi made the Initial Proposal, and (ii) a premium of approximately 42% over the high end of the Initial Proposal. We have determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail above under “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors and the Special Committee” beginning on page 31.

Purposes and Reasons of Chiesi and Chiesi US for the Merger

Under the SEC rules governing “going private” transactions, each of Chiesi and Chiesi US is an affiliate of the Company and, therefore, is required to express such parties’ beliefs as to the purposes of and reasons for the Merger to the Unaffiliated Stockholders. Each of Chiesi and Chiesi US is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Chiesi and Chiesi US should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the Merger Agreement.

The purpose of the Merger is for Chiesi to acquire all outstanding shares of the Common Stock that it does not currently own (directly through Chiesi US). The Merger will allow Chiesi to acquire the Company’s business and operate it as a private company.

Before making the Initial Proposal, Chiesi considered various alternatives to the Merger, including maintaining the status quo as described above under “Special Factors—Background of the Merger”.

Chiesi and Chiesi US believe that the Company’s business will be more successful than at present if the Company is operated as a privately held entity. Without the constraint of the public market’s emphasis on quarterly earnings, especially quarterly earnings growth, and its reaction to public events such as revenue fluctuations, the patent expiration of certain products and challenges to other products, as well as overall potential generic competition, the Company will have greater operating flexibility to focus on enhancing long-term value by emphasizing growth and operating cash flow. Chiesi and Chiesi US also believe that an emphasis on long-term growth rather than short-term earnings could eventually result in greater business and capital market opportunities than would be available to the Company if it remained publicly held. In addition, Chiesi and Chiesi US believe that, as a privately held entity, the Company will be able to make decisions that may negatively affect quarterly earnings but that may increase the value of the Company’s assets or earnings over the long term. In a public company setting, decisions that negatively affect earnings could significantly reduce the per share price if analysts’ short-term earnings expectations are not met or exceeded. Further, the investing public’s general level of confidence (or lack thereof) in the stock markets will no longer affect the Company’s stock price.

The Merger advances Chiesi’s initiative to build a larger global presence and represents a significant step towards strengthening its presence in the United States. The Merger creates a foundation for new projects in special care and respiratory disorders and will provide a sales channel on all products Chiesi intends to commercialize in the U.S. Through this transaction, Chiesi will become a bigger player in special care in the U.S. The Merger also positions the Company for long-term growth and development as a private company and affords a level of financial flexibility required to enhance the Company’s product pipeline, strengthen its marketing network and allow it to capitalize on additional opportunities to acquire high-quality special care products.

Following the Merger, at such time as the Company is no longer subject to the reporting requirements of the Exchange Act, the Company will be able to eliminate the time devoted by its management and some of its other employees to matters that relate exclusively to the Company being a publicly held company. “Going private” will also reduce certain costs which relate to being a public company, including the burdens of preparing periodic reports under federal securities laws and the costs of maintaining investor relations staff and resources and complying with the Sarbanes-Oxley Act of 2002, enabling management to devote more of its time and energy to core business operations.

These assessments are based upon publicly available information regarding the Company, Chiesi’s knowledge of the Company and Chiesi’s experience in investing in or managing public and private companies generally.

Plans for the Company After the Merger

Following consummation of the Merger, Chiesi expects to operate the Company consistently with past practice. Chiesi is currently conducting a review of the Company and its business and operations with a view towards determining how to redirect the Company’s operations to improve the Company’s long-term earnings potential as a private company, and expects to complete such review following consummation of the Merger. Following such review, Chiesi will consider what, if any, changes would be desirable in light of then-existing circumstances. It is anticipated that some assets could be identified for sale, some actions may be taken to reduce costs (for example, purchases of insurance and other services may be consolidated with certain other entities controlled by Chiesi, if such consolidation would result in cost savings) and that expenses associated with stockholder relations will be reduced.

The surviving corporation in the Merger will remain in existence as a wholly-owned subsidiary of Chiesi after the Merger. Chiesi presently intends that, upon consummation of the Merger, the officers of the Company will be designated as the officers of the surviving corporation. While Chiesi will retain the ability to modify employee compensation, no additional or improved compensation or benefits to the Company’s employees have been agreed to or promised in connection with the Merger.

Except as disclosed in this proxy statement, Chiesi does not have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving the Company or its subsidiaries, or any material changes in the Company’s corporate structure, dividend rate or policy, indebtedness or capitalization, business or composition of its management or personnel.

Certain Effects of the Merger

If the Merger Agreement is adopted by the requisite votes of the Company’s stockholders and all other conditions to the consummation of the Merger are either satisfied or (to the extent permissible under the Merger Agreement) waived, Chiesi US will merge with and into the Company, and the Company will survive the Merger as a wholly-owned subsidiary of Chiesi.

At the effective time of the Merger, each share of Common Stock outstanding immediately prior to the effective time of the Merger (other than shares owned by Chiesi, Chiesi US or the Company or its subsidiaries and other than shares held by any of the Company’s stockholders who are entitled to and have properly exercised appraisal rights under Delaware law) automatically will be canceled and will cease to exist and will be converted into the right to receive $9.50 in cash, without interest, less applicable withholding taxes and the holders of those shares will cease to have any rights with respect thereto, other than the right to receive the merger consideration.

The Merger Agreement provides that at the effective time of the Merger, each stock option previously issued pursuant to a compensatory plan of the Company and that entitles the holder to purchase shares of Common Stock, whether vested or unvested and whether with an exercise price per share that is greater or less than, or equal to, the merger consideration, that is outstanding immediately prior to the effective time will become fully vested and be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of $9.50 over the exercise price per share of such stock option multiplied by (ii) the total number of shares subject to such stock option, without interest, less applicable withholding taxes.

The Merger Agreement provides that at the effective time of the Merger, each share of restricted stock previously issued pursuant to a compensatory plan of the Company that is outstanding and subject to restrictions immediately prior to the effective time will be canceled and the holder of such share of restricted stock will be entitled to receive, as soon as practicable following the effective time of the Merger, $9.50 in cash, without interest, less applicable withholding taxes.

The primary benefit of the Merger to our stockholders (other than Chiesi and its subsidiaries) will be the right of those stockholders to receive a cash payment of $9.50, without interest, for each share of Common Stock held by such stockholders, as described above, representing a premium of approximately 78% above the closing price of the Common Stock on February 15, 2013, the last trading day prior to the date of the Initial Proposal, and a premium of approximately 42% to the high end of the range of prices presented in the Initial Proposal. After the Merger, those stockholders also no longer will be subject to the risk of any possible decrease in our future earnings, growth or value or of any possible decline in the trading price of our Common Stock.

The primary detriment of the Merger to our stockholders (other than Chiesi and its subsidiaries) is that the Merger will extinguish their continuing ownership interest in the Company and accordingly, following the Merger, those stockholders no longer will have the right to participate in any potential future earnings, growth or value realized by the Company nor the right to vote on corporate matters relating to the Company. The merger consideration of $9.50 per share is lower than the closing sale price of the Common Stock on September 13, 2013, the last trading day before the public announcement of the Merger Agreement, and is lower than the prices at which the Common Stock occasionally had traded during the three months before that date. The receipt of cash in exchange for shares of Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes to our stockholders who are U.S. holders. See “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71.

Upon the completion of the Merger, all of the equity interests in the Company will be owned by Chiesi and its wholly-owned subsidiaries. If the Merger is completed, Chiesi will be the sole beneficiary of our future earnings, growth and value, if any, and Chiesi will have exclusive control over the Company and its business operations. Conversely, after the Merger, Chiesi will bear the entire risk associated with the Company’s future operations, including the risks of any decrease in the earnings, growth or value of the Company after the Merger.

Chiesi also will benefit from the fact that after the Merger is completed, the Common Stock no longer will be publicly traded and will cease to be registered pursuant to the Exchange Act and accordingly, the Company no longer will be subject to the expense and administrative burden of complying with the periodic reporting and other requirements imposed under the Exchange Act and no longer will be subject to any pressure to meet analysts’ forecasts or the expectations of public stockholders. The Company currently estimates that the amount of the regulatory compliance cash cost savings to be realized by reason of no longer being subject to the periodic reporting and other obligations to which it presently is subject under the Exchange Act will be approximately $1.2 million per year. As the sole owner of the Company, Chiesi will be the exclusive beneficiary of any regulatory compliance cost savings to be realized by the Company after the Merger.

The directors of Chiesi US immediately prior to the effective time of the Merger will be the directors of the surviving corporation and the officers of the Company immediately prior to the effective time of the Merger will be the officers of the surviving corporation. The certificate of incorporation of the surviving corporation will be amended and restated in its entirety to be in the form of the certificate of incorporation attached as Exhibit A to the Merger Agreement. The bylaws of the surviving corporation will be amended and restated in their entirety to be in the form of the bylaws attached as Exhibit B to the Merger Agreement.

Chiesi currently owns (through Chiesi US) 15,687,538 shares of Common Stock, representing approximately 58% of all issued and outstanding shares of Common Stock. Chiesi also has the right to acquire an additional 4,226,542 shares of Common Stock upon the conversion of certain debt obligations of the Company. As a result of these holdings, Chiesi’s beneficial ownership of the Common Stock is approximately 64%. This beneficial ownership calculation does not give effect to the voting agreement entered into by Chiesi with Mr. Collard and certain entities controlled by him, which cover an aggregate of approximately 1,612,225 shares of Common Stock. We reported a net loss for the year ended December 31, 2012 of approximately $11.9 million, or $.46 per share of Common Stock. Our net book value as of December 31, 2012 (reflected on our balance sheet as stockholders’ equity) was approximately $166.2 million, or $6.27 per share of Common Stock. Based on Chiesi’s beneficial ownership of 64% of the Common Stock, Chiesi’s indirect proportionate interest in our net loss for the year ended December 31, 2012 was approximately $7.6 million and Chiesi’s indirect proportionate interest in our net book value at December 31, 2012 was approximately $106.4 million. When the Merger is completed, Chiesi will beneficially own 100% of the outstanding Common Stock and will have a corresponding 100% interest in our net income or net loss (a net loss of $11.9 million for the year ended December 31, 2012, reflecting an increase in that interest of approximately $4.3 million) and a 100% interest in our net book value ($166.2 million as of December 31, 2012, reflecting an increase in that interest of approximately $59.8 million).

Projected Financial Information

We do not generally make public projections as to future performance or earnings beyond the current fiscal year and we are especially cautious about making projections for extended periods due to the unpredictability of our business and the markets in which we operate. However, financial forecasts prepared by management were made available to the Board, the Special Committee and the Special Committee’s advisers in connection with their respective consideration of strategic alternatives available to us. Certain of these financial forecasts also were made available to Chiesi, Chiesi US and Chiesi’s financial advisers.

In preparing the financial forecasts, the Company’s management made the following assumptions for the periods from 2013 to 2022:

•	the revenue forecast is based on a product-by-product assessment of the potential future sales of the products already owned by the Company (including products presently under development by the Company);

•	revenue contributions beginning in 2013 for PERTZYE and BETHKIS, in 2015 for RETAVASE and in 2017 for RETAFLO;

•	significant increases through 2016 in research and development costs for RETAVASE and RETAFLO;

•	an expansion of the sales force beginning in 2013;

•	no material acquisitions; and

•	an increase in our cash position with no investment income.

Expenses associated with the Merger are reflected in the forecasts.

Summaries of these financial forecasts are being included in this proxy statement not to influence your decision whether to vote for or against the proposal to adopt the Merger Agreement, but because these financial forecasts were made available to the Board, the Special Committee and the Special Committee’s advisers, as well as, in the case of certain of these financial forecasts, to Chiesi, Chiesi US and Chiesi’s financial advisers. The inclusion of this information should not be regarded as an indication that the Company, the Board, the Special Committee, Chiesi, Chiesi US, or their respective advisers or other representatives, or any other recipient of this information considered, or now considers, such financial projections or forecasts to be necessarily predictive of actual future results. No person has made or makes any representation to any stockholder regarding the information included in these financial forecasts.

Although presented with numerical specificity, these financial forecasts are based upon a variety of estimates and numerous assumptions made by the Company’s management with respect to, among other matters, industry performance, general business, economic, market and financial conditions and other matters, including the factors described in the section titled “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2012, many of which are difficult to predict, are subject to significant economic and competitive uncertainties, and are beyond our control. In addition, since the financial forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the estimates and assumptions made in preparing the financial forecasts will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared, and, except as may be required in order to comply with applicable securities laws, we do not intend to update, or otherwise revise, the financial forecasts, or the specific portions presented, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. In addition, the financial forecasts assume that the Company will remain a publicly traded company.

The financial forecasts were not prepared with a view toward public disclosure, soliciting proxies or complying with generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding financial projections and forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. Neither Ernst & Young LLP, our independent registered public accounting firm, nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the accompanying financial forecasts, and, accordingly, neither Ernst & Young LLP nor any other public accounting firm expresses an opinion or any other form of assurance with respect to such projections and forecasts. The Ernst & Young LLP report and Grant Thornton LLP reports incorporated by reference into this proxy statement relate to the Company’s historical financial information. They do not extend to the financial forecasts and should not be interpreted to do so.

The financial forecasts included non-GAAP financial measures, which were presented because management believed they could be useful indicators of the Company’s projected future operating performance. The non-GAAP financial measures included non-GAAP income from operations and non-GAAP net income. The non-GAAP financial measures reflect adjustments to exclude stock-based compensation expense, amortization of product rights, transaction-related expenses and changes in acquisition-related contingent payments. These items are excluded from the non-GAAP financial measures in the forecasts either because they are non-cash items, which are not useful in the budgeting process for which the forecasts are primarily prepared and used to support, or because including them would require information about future transactions as to which management has no specific information. The financial forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with GAAP (see “Important Information Regarding Cornerstone—Selected Summary Historical Consolidated Financial Data” beginning on page 101). In addition, because non-GAAP financial measures are not determined consistently by all companies, the non-GAAP measures presented in these financial forecasts may not be comparable to similarly titled measures of other companies.

For the foregoing reasons, as well as the bases and assumptions on which the financial forecasts were compiled, the inclusion of specific portions of the financial forecasts in this proxy statement should not be regarded as an indication that we consider such financial forecasts to be necessarily predictive of actual future events, and the projections and forecasts should not be relied on as such an indication. No one has made any representation to any stockholder of the Company or anyone else regarding the information included in the financial forecasts discussed below.

F-1 Forecast

Our management routinely prepares and updates a financial forecast, which we refer to as the “F-1 Forecast.” The F-1 Forecast is used primarily for budgeting and internal planning purposes. On April 2, 2013, our management presented its most recently updated F-1 Forecast, which covered the period from 2013 through 2022, to our Board.

Our management prepared the F-1 Forecast in a process that reflected management’s best estimates of the Company’s future financial performance in light of management’s then-current understanding of market conditions and trends in the specialty pharmaceutical industry, competitive dynamics affecting the Company, the Board’s key strategic and investment priorities for the Company and other factors management deemed relevant. The F-1 Forecast is prepared and used by our management for budgeting purposes principally to ascertain and plan for the Company’s near-term cash requirements and product development and manufacturing activities. The F-1 Forecast is not, and does not purport to be, a valuation model. Valuing a business in the specialty pharmaceutical industry such as the Company’s business requires among other things the exercise of judgment as to the probability of various future outcomes—including in this case the likelihood that the Company’s “pipeline” products will be successfully developed, will obtain the requisite regulatory approvals, and will be produced in commercial quantities in an efficient and regulatorily compliant manner; the probable timing and cost of the commercialization process; the likelihood that competing products will be introduced into the market; and the size of the targeted market (potential sales volume). The F-1 Forecast is not designed to, and does not, reflect judgments on any of these topics. Furthermore, the Company’s management team advised the Special Committee that, even though the F-1 Forecast extends through 2022, in fact management pays relatively little attention to periods more than 12-24 months following the date of preparation. Accordingly, the F-1 Forecast does not alone provide a basis for valuing the Company. Instead, it provides a series of inputs that may be appropriate for inclusion in a valuation model, after appropriate modification.

The F-1 Forecast also was made available to the Special Committee and the Special Committee’s advisers. The April 2, 2013 version of the F-1 Forecast subsequently was sent to Jefferies.

Set forth below in summary form are the financial projections contained in the April 2, 2013 version of the F-1 Forecast.

	Year Ending December 31,
	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
	(in millions)
Net revenues	$161.2	$153.3	$168.0	$183.2	$192.0	$218.2	$263.4	$272.4	$279.2	$284.5
Gross profit (exclusive of amortization of product rights)	$115.2	$101.2	$109.8	$121.5	$127.4	$147.3	$181.7	$189.0	$194.5	$198.3
Selling, general and administrative	$61.0	$56.4	$58.4	$60.2	$62.8	$64.3	$65.0	$65.4	$65.9	$66.2
Income from operations	$23.3	$13.9	$20.7	$37.7	$41.6	$61.0	$94.9	$100.3	$105.2	$108.7
Net income	$9.9	$3.6	$9.3	$19.8	$23.8	$37.2	$58.5	$61.8	$64.9	$67.1
Non-GAAP income from operations(1)	$51.3	$38.7	$47.2	$63.1	$66.9	$85.3	$118.7	$125.6	$130.5	$134.0
Non-GAAP net income(2)	$27.7	$19.7	$26.1	$36.4	$40.3	$52.9	$73.7	$78.0	$81.0	$83.2

(1)	Non-GAAP income from operations excludes amortization of product rights, stock-based compensation, transaction-related expenses and change in acquisition-related contingent payments.
(2)	Non-GAAP net income excludes amortization of product rights, stock-based compensation, transaction-related expenses and change in acquisition-related contingent payments and associated tax impact.

Reconciliation:

The items excluded from non-GAAP income from operations and non-GAAP net income were quantified in the April 2, 2013 version of the F-1 forecast as follows:

	Year Ending December 31,
	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
	(in millions)
Amortization of product rights	$17.4	$18.0	$20.0	$19.5	$20.3	$20.3	$20.4	$21.8	$21.8	$21.8
Stock-based compensation	$2.8	$3.0	$3.1	$3.2	$3.3	$3.4	$3.4	$3.4	$3.4	$3.4
Transaction-related expenses	$3.7	$0.08	$0.08	$0.08	$0.08	$0.09	$0.09	$0.09	$0.09	$0.09
Changes in acquisition-related contingent payments	$4.1	$3.7	$3.3	$2.6	$1.6	$0.6	—	—	—	—
Associated tax impact	$(10.2)	$(8.0)	$(9.8)	$(8.8)	$(8.8)	$(8.6)	$(8.6)	$(9.2)	$(9.2)	$(9.2)

May 9, 2013 F-1 Forecast Update

On May 9, 2013, the Company announced its financial results for the first quarter of 2013. These results exceeded the forecast of the only equity market analyst who regularly publishes research on the Company, but were materially below the first quarter performance projected in management’s most recent financial forecast.

Consistent with prior practice, following the publication of the first quarter financial results, management made certain adjustments to the F-1 Forecast for the purpose of updating the financial projections for 2013 and 2014. On May 9, 2013, management provided an updated financial forecast (the “May 9 F-1 Forecast”) to the Special Committee and the Special Committee’s financial advisers. The May 9 F-1 Forecast reflected adjustments to the levels of selling, general and administrative expenses and income from operations projected for 2013 and 2014 and adjustments to the levels of net revenue and gross profit projected for each of the years covered by the F-1 Forecast (2013 through 2022). Our management told Lazard’s representatives that the levels of projected operating expenses shown in the April 2, 2013 version of the F-1 Forecast for the years 2015 through 2022 continued to reflect management’s best estimates. Based on the materials and information provided by management, Lazard then provided Jefferies with schedules derived from the May 9 F-1 Forecast showing management’s projections of net revenue and gross profit for the years 2013 through 2022 and management’s projections of selling, general and administrative expenses and income from operations for 2013 and 2014 and that differed from the April 2, 2013 version. The projected amortization of product rights used to calculate gross profit in the May 9 F-1 Forecast was the same as in the April 2, 2013 version of the F-1 Forecast.

Set forth below in summary form are the financial projections contained in the May 9 F-1 Forecast that were provided to Jefferies.

	Year Ending December 31,
	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
	(in millions)
Net revenues	$161.2	$159.4	$170.4	$185.5	$193.7	$219.5	$264.7	$273.6	$280.4	$285.7
Gross profit (exclusive of amortization of product rights)	$114.5	$104.8	$111.5	$123.2	$128.5	$148.2	$182.5	$189.7	$195.0	$198.7
Selling, general and administrative	$61.1	$54.9
Income from operations	$23.0	$19.1

After the Special Committee received the May 9, 2013 updates to the F-1 Forecast and following discussions with Chiesi regarding the assumptions reflected in the updated F-1 Forecast, the Special Committee conducted a product-by-product analysis and a review of the prospective timing, cost, revenues and expenses associated with each of the Company’s products. Having considered the key product-level assumptions that formed the basis for the management-prepared F-1 Forecast, the Special Committee directed Lazard to revise the financial projections contained in the F-1 Forecast to reduce the revenue forecast for the CRTX 067 product and increase the projected product development expenses and reflect a delayed launch for the RETAFLO and RETAVASE products. In deciding to make these adjustments, the members of the Special Committee relied on their understanding of the facts, as further informed by their most recent diligence activities, and their industry knowledge and expertise, which they concluded gave them useful insights into all of the issues being addressed. For example, the members of the Special Committee who have experience with pharmaceutical product development, drug manufacturing, clinical trials and FDA approval processes decided that certain manufacturing processes and clinical trials were likely to take longer and to cost more in order to support the FDA approval than was reflected in the F-1 Forecast. In deciding to make these changes the members of the Special Committee also took into account the delays the Company has experienced in the recent past in its product development activities as well as the fact that Cornerstone’s management team had relatively limited experience in conducting substantial clinical trials of the type now being undertaken by the Company. The Special Committee also directed Lazard to conduct sensitivity analyses on some assumptions reflected in the F-1 Forecast that the Special Committee considered too conservative, notably in respect of the sharp near-term reduction in cash flow from ZYFLO that was reflected in the F-1 Forecast.

The Special Committee did not direct our management to change the F-1 Forecast itself to reflect these adjustments because doing so would be inconsistent with the purpose of the F-1 Forecast. For example, the Special Committee considered it prudently conservative to assume for purposes of planning corporate cash requirements that near term product development would proceed as planned without delays (and that, therefore, the capital outlays associated with that activity would not be postponed), while for purposes of valuation it would be appropriate to take into account delays that members of the Special Committee considered likely.

The following presents in summary form the projections contained in the F-1 Forecast, as updated through May 9, 2013 after giving effect to the adjustments that were made at the direction of the Special Committee:

	Year Ending December 31,
	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
	(in millions)
Net revenues	$161.2	$151.7	$170.3	$177.3	$182.3	$194.2	$222.1	$265.0	$275.9	$281.0
Gross profit (exclusive of amortization of product rights)	$114.5	$102.2	$111.5	$116.6	$119.6	$128.5	$148.8	$182.1	$190.6	$194.0
Selling, general and administrative	$61.1	$54.5	$57.4	$57.8	$59.9	$59.6	$65.1	$65.6	$66.1	$66.7
Income from operations	$22.0	$13.8	$20.4	$33.3	$34.7	$46.9	$62.0	$93.2	$101.1	$104.0
Non-GAAP income from operations(1)	$48.7	$38.4	$46.9	$58.6	$60.0	$71.2	$85.8	$118.5	$126.4	$129.3

(1)	Non-GAAP income from operations excludes amortization of product rights, stock-based compensation, transaction-related expenses and change in acquisition-related contingent payments.

These adjustments had the net effect of reducing probability-adjusted total net revenue, operating income and adjusted EBITDA in each of the projected periods and reducing the range of illustrative net present values per share resulting from Lazard’s “sum-of-the-parts” DCF analysis from $9.15-$13.90 to $8.40-$12.80, and the range of illustrative net present values per share resulting from Lazard’s going concern DCF analysis decreased from $8.50-$13.80 to $7.80-$12.70. These revised projections prepared at the direction of the Special Committee were not provided to Jefferies or Chiesi.

Subsequent F-1 Forecast Update

After the Special Committee and the Board approved the Merger and we signed the Merger Agreement, our management adjusted the F-1 Forecast to update the financial projections it contains for the second half of 2013 and through 2017, to reflect management’s current expectations as to our future cash flows and cash requirements. The revisions to the F-1 Forecast reflected adjustments to the timing of the launches of PERTZYE, BETHKIS and CRTX 067, ZYFLO price increase assumptions, costs for legal expenses related to Paragraph IV notice letters and related litigation and projected RETAVASE and RETAFLO research and development costs. The Special Committee has considered these most recent revisions to the F-1 Forecast and continues to believe that the terms of the Merger are fair to the stockholders other than Chiesi (including the unaffiliated security holders) and continues to recommend that stockholders vote for the adoption of the Merger Agreement. Set forth below in summary form are the financial projections in the F-1 Forecast as most recently updated by our management:

	Year Ending December 31,
	2013	2014	2015	2016	2017
	(in millions)
Net revenues	$160.3	$156.0	$169.8	$184.5	$192.3
Gross profit (exclusive of amortization of product rights)	$116.8	$104.4	$111.5	$122.6	$127.9
Selling, general and administrative	$59.4	$57.4	$59.8	$58.4	$61.2
Income from operations	$26.8	$13.2	$26.1	$41.6	$44.2
Net income	$10.8	$3.3	$12.3	$21.9	$25.5
Non-GAAP income from operations(1)	$55.2	$37.1	$50.4	$65.3	$68.2
Non-GAAP net income(2)	$30.5	$18.9	$27.8	$37.7	$41.3

(1)	Non-GAAP income from operations excludes amortization of product rights, stock-based compensation, transaction-related expenses and change in acquisition-related contingent payments.
(2)	Non-GAAP net income excludes amortization of product rights, stock-based compensation, transaction-related expenses and change in acquisition-related contingent payments and associated tax impact.

Reconciliation:

The items excluded from non-GAAP income from operations and non-GAAP net income were quantified in the subsequent F-1 forecast as follows:

	Year Ending December 31,
	2013	2014	2015	2016	2017
	(in millions)
Amortization of product rights	$17.3	$17.9	$18.5	$19.4	$20.4
Stock-based compensation	$2.8	$2.9	$3.1	$3.2	$3.3
Transaction-related expenses	$2.7	$0.08	$0.08	$0.08	$0.08
Changes in acquisition-related contingent payments	$5.5	$3.1	$2.7	$2.0	$1.1
Associated tax impact	$(8.7)	$(8.4)	$(8.7)	$(8.0)	$(8.3)

Financing for the Merger; No Financing Condition

The Merger is not subject to any financing condition. We estimate that the total amount of funds that will be required to fund the merger consideration and the payments required to be made to holders of stock options and restricted shares and to pay related expenses will be approximately $122 million. We understand from Chiesi that it expects to fund this amount using cash on hand. At November 30, 2013, the balance of our cash and cash equivalents was $90.1 million.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of our Board (made without the participation of Dr. Failla and Mr. Vecchia) that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that, aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our other stockholders generally.

The areas where the interests of our directors (including the directors serving on the Special Committee) may differ from those of our other stockholders generally include the impact of the proposed Merger on the directors’ outstanding equity awards. In addition, our directors will benefit from the provisions contained in the Merger Agreement that require Chiesi to ensure that the directors of the Company will receive rights to indemnification, expense advancement and liability insurance coverage following the Merger and after they cease to be directors that are at least equivalent to, and in some instances may be more extensive than, the rights to which the directors presently are entitled. Those arrangements take into account the fact that, by reason of their service on our Board, the directors may be subject to claims arising from such service. Members of the Special Committee also will benefit from the provisions of the indemnification agreements that they entered into with the Company after they were appointed to the Special Committee. In those agreements the Company granted various rights, including rights to indemnification and expense advancement, to the members of the Special Committee in recognition of the incremental personal exposure each member of the Special Committee might face by reason of serving on the Special Committee.

Our executive officers have interests in the Merger that are different from, or in addition to, interests of our other stockholders generally because under their existing compensation arrangements, those executive officers may become entitled to the following types of payments and benefits as a result of or in connection with the Merger:

•	cash payments under severance agreements;

•	acceleration of and payments in respect of equity awards;

•	the provision of indemnification, expense advancement and liability insurance arrangements pursuant to the Merger Agreement; and

•	related benefits.

These interests are described in more detail below.

The members of the Special Committee evaluated and negotiated the Merger Agreement and evaluated whether the Merger is in the best interests of the Company’s Unaffiliated Stockholders (the stockholders other than Chiesi and its subsidiaries). The members of the Special Committee were aware of the differing interests of the directors and executive officers that are summarized above and considered them, along with other factors, in evaluating and negotiating the Merger Agreement and the Merger and in recommending to the stockholders that the Merger Agreement be adopted. Our Board also was aware of and took into account these differing interests when it determined to accept the Special Committee’s recommendation that it approve and declare advisable the Merger Agreement and the Merger. See “Special Factors—Background of the Merger” beginning on page 16 and “Special Factors—Reasons for the Merger; Recommendation of the Board of Directors and the Special Committee” beginning on page 31 for a further discussion of these matters. You should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the Merger Agreement.

In consideration of the time and effort required of the members of the Special Committee in connection with evaluating strategic alternatives available to the Company, the proposed Merger (including negotiating the terms and conditions of the Merger Agreement), our Board, at a meeting held on March 5, 2013, determined that each member of the Special Committee will receive an initial fee of $25,000 and a monthly retainer of $5,000, commencing on March 1, 2013, during the duration of their service on the Special Committee. The Chairman of the Special Committee will receive an initial fee of $35,000 and a monthly retainer of $7,500, commencing on March 1, 2013, during the duration of his service on the Special Committee. These fees are not dependent on the completion of the Merger or on the Special Committee’s or our Board’s approval of, or recommendations with respect to, the Merger or any other transaction. As of the date of the filing of this proxy statement, the aggregate amount payable to the Chairman of the Special Committee for his service on the Special Committee was approximately $102,500, and the aggregate amount payable to each of the other Special Committee members for their service on the Special Committee was approximately $70,000. Our Board also has discussed meeting in the future to consider in its discretion increasing these amounts in light of the efforts expended by the Special Committee.

Indemnification and Insurance

The Merger Agreement requires that, after the Merger, Chiesi and the surviving corporation must provide the Company’s directors and executive officers (including directors and executive officers who cease at or following the Merger to serve in those capacities) certain ongoing indemnification, expense advancement and coverage under directors’ and officers’ liability insurance policies. For more information regarding these rights to indemnification, expense advancement and liability insurance coverage, see “The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance” beginning on page 92.

Treatment of Common Stock Owned by our Executive Officers and Directors

In the Merger, the Company’s directors and executive officers will be entitled to receive the same merger consideration of $9.50 per share in cash, without interest, less any applicable withholding taxes, as the unaffiliated stockholders for each share of our Common Stock (including any shares of restricted stock) that they own at the effective time of the Merger. For information regarding beneficial ownership of our Common Stock by each of the Company’s current directors and certain executive officers and all directors and executive officers as a group, see “Important Information Regarding Cornerstone—Security Ownership of Certain Beneficial Owners and Management” beginning on page 103.

Name	Share Ownership(1),(2)	Payment upon Merger
Christopher Codeanne	—	$—
Craig A. Collard	1,612,225	$15,316,138
Michael Enright	—	$—
Anton Giorgio Failla	—	$—
Joshua B. Franklin	45,944	$436,468
James Harper	—	$—
Michael Heffernan	—	$—
Andreas Maetzel	25,000	$237,500
Kenneth R. McBean	83,705	$795,198
Alastair McEwan	316,413	$3,005,924
Alan Roberts	80,947	$768,997
Laura Shawver	—	$—
Robert Stephan	—	$—
Marco Vecchia	—	$—

(1)	Does not include shares issuable upon exercise of options, which are addressed below.
(2)	Includes shares granted under restricted stock awards.

Treatment of Equity Awards Previously Made to our Executive Officers and Directors

As described under “The Merger Agreement—Treatment of Company Options and Company Restricted Shares” beginning on page 86, the Merger Agreement provides that each stock option granted pursuant to a compensatory plan of the Company, whether vested or unvested and whether with an exercise price per share that is greater or less than or equal to $9.50, that is outstanding immediately prior to the effective time of the Merger, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of $9.50 over the exercise price per share of the stock option multiplied by (ii) the total number of shares of our Common Stock subject to the stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions. Payments with respect to Company stock options granted pursuant to a compensatory plan of the Company and canceled under the Merger Agreement will be made as soon as practicable following the effective time of the Merger and without interest.

The Merger Agreement provides that at the effective time of the Merger, all vesting and other restrictions applicable to outstanding shares of our Common Stock issued pursuant to any compensatory plan of the Company will lapse, and as a result the holders of those shares will be entitled to receive the merger consideration of $9.50 per share in cash, without interest, less any applicable withholding taxes, without reference to vesting or other restrictions. For further information regarding the treatment of Company restricted stock, please see “The Merger Agreement—Treatment of Company Options and Company Restricted Shares” beginning on page 86.

Quantification of Payments and Benefits

The information provided in the tables below, including in the associated footnotes and narrative discussion, is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of certain compensation that our named executive officers may receive that is based on or that otherwise relates to the Merger. The amounts are calculated assuming that (i) the Merger was completed on December 11, 2013, (ii) the price per share of our Common Stock is $9.50 (the price to be paid pursuant to the Merger Agreement) and (iii) for purposes of estimating severance and related benefits in connection with a termination of employment, a qualified employment termination occurred on December 11, 2013.

Potential Change of Control Payments to Executive Officers

Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total(4)
Craig A. Collard	$1,243,750	$874,574	$137,224	$2,255,548
Alastair McEwan	$96,250	$419,634	$—	$515,884
Kenneth R. McBean	$425,170	$694,645	$24,358	$1,144,173
Joshua B. Franklin	$328,545	$420,982	$24,041	$773,568
Andrew K.W. Powell(5)	$—	$—	$—	$—

(1)	Cash. The amounts in this column represent the cash severance compensation for our named executive officers if the named executive officer’s employment is terminated “without cause” by the Company or if the named executive officer resigns for “good reason” (each as defined in his employment agreement) (a “Qualifying Termination”). For purposes of this table, the payment of cash severance is deemed to be a double trigger payment because it is conditioned on a Qualifying Termination. Mr. Collard is the only named executive officer who is entitled to enhanced severance upon a Qualifying Termination in connection with the Merger. If Mr. Collard experiences a Qualifying Termination during the period beginning three months before and ending three months after the completion of the Merger (the “Change of Control Period”), Mr. Collard would be entitled to receive (i) a lump sum payment equal to two times his highest annualized base salary during the three-year period prior to the Merger ($900,000) and (ii) a lump sum payment in an amount equal to a pro rata payment of the annual bonus paid or payable for the most recently completed fiscal year ($343,750). If Mr. Collard experiences a Qualifying Termination not during the Change of Control Period, he would be entitled to a lesser amount of total cash severance. Mr. McEwan is not entitled to any cash severance based on his base salary, but is entitled to receive a lump sum payment equal to a pro rata portion of his target cash bonus ($96,250) in connection with a Qualifying Termination. Messrs. McBean and Franklin are each entitled to receive (i) a lump sum payment equal to one times his annualized base salary ($311,100 for Mr. McBean and $248,741 for Mr. Franklin) and (ii) a lump sum payment in an amount equal to a pro rata portion of his target cash bonus ($114,070 for Mr. McBean and $79,804 for Mr. Franklin). The amounts payable to Messrs. McEwan, McBean and Franklin are payable upon any Qualifying Termination, regardless of whether such termination occurs during the Change of Control Period.
(2)	Equity. The amounts in this column represent the value of accelerated vesting of the named executive officers’ unvested equity awards. The Merger Agreement (as well as Mr. Collard’s and Mr. Franklin’s employment agreements) provides that all outstanding unvested options and restricted stock, including unvested options and restricted stock held by the applicable named executive officer, will become fully accelerated upon completion of the Merger. For purposes of this table, the accelerated vesting of these equity awards is deemed to be a “single-trigger” payment because it is not conditioned upon a Qualifying Termination. However, the employment agreements for Messrs. Collard, McEwan, McBean and Franklin also entitle these executives to partial or full (depending on the provisions of the applicable executive’s employment agreement and/or whether the termination occurs during the Change of Control Period) acceleration of vesting in connection with a Qualifying Termination. The following table breaks down the amounts of single-trigger acceleration of vesting for each of these named executive officers by type of award.

Name	Options	Restricted Stock
Craig A. Collard	$447,074	$427,500
Alastair McEwan	$—	$419,634
Kenneth R. McBean	$78,095	$616,550
Joshua B. Franklin	$183,482	$237,500

(3)	Perquisites/Benefits. The amounts in this column represent the cost of continuation of health, dental, life and disability insurance benefits following a Qualifying Termination. Under the employment agreements with Messrs. Collard, McBean and Franklin, these named executive officers are entitled to these benefits for the shorter of (a) 12 months (with respect to Messrs. McBean and Franklin, regardless of whether the termination occurs during the Change of Control Period ($22,340)) or 24 months (with respect to Mr. Collard if he experiences a Qualifying Termination during the Change of Control Period ($44,679); if Mr. Collard experiences a Qualifying Termination not during the Change of Control Period, he would be entitled to 12 months of continuation of benefits) following a Qualifying Termination or (b) until the last day of the first month he is eligible for other employer-sponsored health coverage. The expenses are based on the coverage and premium rates in force on December 11, 2013, and the amount reported for health and dental insurance coverage in this table is based on the cost of continuing coverage under the Consolidated Omnibus Budget Reconciliation Act, as amended. The following table summarizes the costs of these benefits:

Name	Health and Dental Insurance	Life and Disability Insurance	Total
Craig A. Collard	$44,679	$6,157	$50,836
Kenneth R. McBean	$22,340	$2,018	$24,358
Joshua B. Franklin	$22,340	$1,701	$24,041

In addition, with respect to Mr. Collard, this column also includes the balance of the remaining lease payments (less $100 that Mr. Collard is required to pay) on the vehicle provided by us for his use ($86,388), which amount is payable in connection with any Qualifying Termination regardless of whether such termination occurs during the Change of Control Period.

(4)	The following table shows, for each named executive officer (other than Mr. Powell), the amounts of change of control payments that are single-trigger or double-trigger in nature. For purposes of this table, any amounts that are contingent on the occurrence of a Qualifying Termination, regardless of whether such termination occurs during the Change of Control Period, are treated as double-trigger payments:

Name	Single Trigger	Double Trigger
Craig A. Collard	$874,574	$1,380,974
Alastair McEwan	$419,634	$96,250
Kenneth R. McBean	$694,645	$449,528
Joshua B. Franklin	$420,982	$352,586

(5)	Mr. Powell resigned from Cornerstone effective on August 30, 2013 and accordingly is not entitled to any element of compensation based on or related to the Merger.

With respect to the double-trigger payments and benefits described above (i.e., the payments that are triggered upon the occurrence of a Qualifying Termination), the executive’s receipt of these payments and benefits is conditioned upon him executing a release and settlement agreement in a form acceptable to us. Each executive’s employment agreement also requires him to abide by certain provisions related to nondisparagement (continues indefinitely), confidentiality (continues indefinitely), noncompetition (one year following termination, except that in the case of Mr. Collard, two years following termination if termination occurs during the Change of Control Period), and nonsolicitation (one year following termination, except in the case of Mr. Collard, two years following termination if termination occurs during the Change of Control Period).

Each named executive officer’s employment agreement further provides that if all, or any portion, of the payments provided under the employment agreement, either alone or together with other payments and benefits that the named executive officer receives or is entitled to receive from the Company or an affiliate, would constitute an excess “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits provided under the employment agreement will be reduced to the extent necessary so that no portion thereof would fail to be tax deductible by us under Section 280G of the Code.

Payments to Executive Officers and Directors in Respect of Unvested Stock Options and Restricted Stock Awards

The directors and executive officers named in the table below will benefit from the acceleration of the vesting and exercisability of our stock options and the acceleration of the vesting of our restricted stock grants provided for in the Merger Agreement. The table below sets forth the amounts of the payments, prior to tax withholdings, to be made in consideration of the cancellation of the stock options and restricted shares owned by the named persons in accordance with the provisions of the Merger Agreement. Information contained in the table is as of December 11, 2013.

Name	Amount Payable for Vested Stock Options	Amount Payable for Unvested Stock Options	Aggregate Amount Payable for Stock Options	Amount Payable for Unvested Restricted Shares
Christopher Codeanne	$257,708	$8,700	$266,408	$—
Craig A. Collard	$3,430,714	$447,074	$3,877,788	$427,500
Michael Enright	$257,708	$8,700	$266,408	$—
Anton Giorgio Failla	$189,225	$8,700	$197,925	$—
Joshua B. Franklin	$329,418	$183,482	$512,900	$237,500
James Harper	$88,273	$34,764	$123,038	$—
Michael Heffernan	$277,705	$8,700	$286,405	$—
Andreas Maetzel	$—	$27,500	$27,500	$237,500
Kenneth R. McBean	$100,405	$78,095	$178,500	$616,550
Alastair McEwan	$—	$—	$—	$419,634
Alan T. Roberts	$344,677	$104,949	$449,625	$174,563
Laura Shawver	$49,500	$49,500	$99,000	$—
Robert Stephan	$189,225	$8,700	$197,925	$—
Marco Vecchia	$162,750	$8,700	$171,450	$—

No New Management Arrangements

As of the date of this proxy statement, none of our executive officers has entered into any agreement, arrangement or understanding with the Company or its subsidiaries or with Chiesi or Chiesi US or their respective affiliates specifically regarding employment with, or the right to participate in the equity of, the surviving corporation or Chiesi on a going-forward basis following the completion of the Merger and no member of our Board has entered into any agreement, arrangement or understanding with Chiesi or its affiliates regarding the right to participate in the equity of Chiesi following the completion of the Merger.

Voting Agreement

The Company has entered into a voting agreement with Chiesi, Chiesi US, Craig A. Collard, our Chairman, Chief Executive Officer and beneficial owner of 8.2% of our shares, and Cornerstone Biopharma Holdings, Ltd., an entity controlled by him. Pursuant to the voting agreement, Mr. Collard and Cornerstone Biopharma Holdings, Ltd. have agreed to vote their shares of our Common Stock in favor of the Merger. As of December 11, 2013, the most recent practicable date before the printing of this proxy statement, Mr. Collard and Cornerstone Biopharma Holdings, Ltd. held shares representing approximately 8.2% of our issued and outstanding shares of Common Stock. The shares of our Common Stock owned directly and indirectly by Chiesi are sufficient to provide the approval required under the DGCL for the adoption of the Merger Agreement, and the shares owned by Mr. Collard and entities controlled by him do not count toward the Majority-of-the-Minority Stockholder Approval Condition. Accordingly, the voting agreement will not affect the outcome of the stockholder votes to be sought in respect of the Merger Agreement at the special meeting of stockholders.

Advisory Vote on Specified Compensation

In accordance with Section 14A of the Exchange Act, we are providing you with the opportunity to cast an advisory (non-binding) vote on the compensation that may become payable in connection with the Merger to certain of our executive officers, the value of which is set forth in the table above. As required by Section 14A of the Exchange Act, the Company is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to certain of our executive officers in connection with the Merger, as disclosed in the table under “Special Factors—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion, is hereby APPROVED.”

The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve the executive compensation and vote not to approve the proposal to adopt the Merger Agreement, and vice versa. Because the vote to approve the executive compensation is advisory only, it will not be binding on either the Company or Chiesi. Because the Company is contractually obligated to pay such executive compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the proposal to adopt the Merger Agreement is approved and regardless of the outcome of the advisory vote.

Approval of the advisory resolution on executive compensation payable to certain of our executive officers in connection with the Merger requires the affirmative vote of the holders of a majority of the voting power of the Common Stock present or represented by proxy and voting thereon. Abstentions will not be voted in favor of or against this proposal and will also not be counted as votes cast or shares voting on this proposal. As a result, broker non-votes and voting to abstain will have no effect on the outcome of the proposal.

The Board (acting without the participation of Dr. Failla and Mr. Vecchia) recommends a vote “FOR” this proposal.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to holders of Common Stock whose shares are exchanged for cash pursuant to the Merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service (the “IRS”) or the courts and, therefore, could be subject to challenge, which could be sustained.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Common Stock that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “non-U.S. holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of the exchange and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of the exchange of shares of Common Stock pursuant to the Merger.

The Company believes, and this discussion assumes, that as of the effective time of the Merger, it will not have been a US real property holding company (“USRPHC”) at any time within the five-year period ending on the date of the effective time of the merger. In the event that the Company is or has been a USRPHC as defined in the Code at any time within the five-year period preceding the effective time of the Merger, and a non U.S. holder owned more than five percent of the Company’s Common Stock at any time within that five-year period, different consequences than discussed below could apply to such non-U.S. Holder. Such non-U.S. holders should consult their own tax advisors regarding the consequences to them in the event that we have been a USRPHC at any time within the five-year period ending on the date of the effective time of the merger.

This discussion applies only to beneficial owners of shares of Common Stock who hold such shares as a capital asset within the meaning of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders liable for the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships or other pass-through entities or investors in partnerships or such other entities, holders who hold shares of Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and holders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Common Stock, you should consult your tax adviser.

Holders of Common Stock should consult their own tax advisers as to the specific tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax, and any state, local, foreign or other tax laws.

Consequences to U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Common Stock pursuant to the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares. Such gain or loss will generally be capital gain or loss and generally will be long term capital gain or loss if, at the effective time of the Merger, a U.S. holder’s holding period in the shares of Common Stock is greater than one year. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at reduced rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Common Stock. In addition to the applicable U.S. federal income tax discussed above, a U.S. holder that is an individual, estate or trust and whose income exceeds certain thresholds generally is subject to a 3.8% Medicare tax on all or a portion of such U.S. holder’s “net investment income,” which may include all or a portion of such U.S. holder’s gain from the disposition of shares of Common Stock. U.S. holders that are individuals, estates or trusts should consult their tax advisers regarding the applicability of the Medicare tax to gain from the disposition of shares of Common Stock.

Consequences to Non-U.S. Holders

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on the disposition of shares of our Common Stock pursuant to the Merger.

Information Reporting and Backup Withholding

Payments made to holders in exchange for shares of Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding. To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. In general, a non-U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the non-U.S. holder pursuant to the Merger if the non-U.S. holder has provided an IRS Form W-8BEN.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

This discussion of the material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of Common Stock should consult their tax advisers as to the specific tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax and the effect of any federal, state, local, foreign and other tax laws and the tax treatment of payments received pursuant to the exercise of appraisal rights.

Regulatory Approvals

We believe that the Merger is not subject to the reporting and waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and will not require any other federal, state or foreign regulatory clearances or approvals.

Fees and Expenses

The Merger Agreement provides that whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger will be paid by the party incurring or required to incur such expenses. Our estimate of the fees and expenses incurred and expected to be incurred by the Company in connection with the Merger is as follows:

Amount to be Paid
(in thousands)
Financial advisory fee and expenses	$3,194.7
Legal, accounting and other professional fees	2,455.2
SEC filing fees	34.2
Proxy solicitation, printing and mailing costs	247.4
Miscellaneous	7.3

Total	$5,938.8

These expenses will not reduce the merger consideration to be received by our stockholders.

In addition, Chiesi estimates that the fees and expenses incurred and to be incurred by Chiesi and Chiesi US in connection with the Merger will be as follows:

Financial advisory fee:	$600,000
Legal, accounting and other professional fees:	$1,100,000
Miscellaneous:	$100,000
TOTAL:	$1,800,000

Chiesi has paid or will be responsible for paying these expenses.

Anticipated Accounting Treatment of the Merger

The Company, as the surviving corporation in the Merger, will account for the transaction as a business combination using the acquisition method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of Cornerstone based on their fair values following FASB Accounting Standards Codification Topic 805, Business Combinations.

Litigation

Merger-Related Litigation

Since the announcement on September 16, 2013 of the execution of the Merger Agreement, four lawsuits challenging the proposed acquisition of the Company have been filed in the Delaware Court of Chancery. Each of the Delaware lawsuits is a putative class action filed on behalf of the stockholders of the Company other than the defendants and their affiliates.

The four complaints have been consolidated into a single action by court order, and, on December 11, 2013, the plaintiffs filed a consolidated amended complaint against the Company, its directors, Chiesi and Chiesi US. The plaintiffs allege that: (i) the Cornerstone directors breached their fiduciary duties in connection with their approval of the Merger Agreement and by allegedly failing properly to disclose certain material information relating to the Merger; (ii) Chiesi and Chiesi US breached their fiduciary duties in connection with the approval of the Merger Agreement; and (iii) the Company aided and abetted the alleged breaches of fiduciary duty by the Cornerstone directors, Chiesi and Chiesi US. The amended complaint seeks, among other relief, a preliminary and permanent injunction enjoining the Merger, rescission or rescissory damages in the event the Merger is consummated, an accounting for damages in the event the Merger is consummated, and costs and fees in connection with the lawsuit.

The outcome of these consolidated lawsuits is uncertain. An adverse judgment for money damages against the Company could have an adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the completion of the Merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the Merger. An order of rescission could set aside the Merger even if the Merger has already been consummated. The Company and its directors believe that the claims asserted against them in the consolidated lawsuits are without merit.

Other Litigation

Before the terms of the Merger were finally negotiated by Chiesi and the Special Committee, the Company became involved in (and publicly disclosed) certain disputes and, subsequently, litigation regarding its intellectual property rights in respect of CARDENE I.V. These developments were taken into account by the parties in the negotiation of the terms of the Merger. These disputes are briefly summarized below. On June 11, 2013, the Company received a letter from Exela which advised the Company of the filing by Exela of a supplemental new drug application seeking approval for nicardipine hydrochloride RTU injectable formulations, which would directly compete with CARDENE I.V. On July 12, 2013, the Company received a second notice letter from Exela relating to a third, newly-issued patent held by the Company relating to CARDENE I.V., which would be addressed in a separate lawsuit. On July 24, 2013, the Company initiated a patent infringement lawsuit in the United States District Court for the District of Delaware alleging that Exela, Exela PharmSci, Inc., and Exela Holdings, Inc. infringed its U.S. Patent Nos. 7,612,102 and 7,659,291.

On August 15, 2013, the Company received a letter from a second company advising of the filing of an abbreviated new drug application in respect of CARDENE I.V. The letter asserted intellectual property claims similar to those previously asserted by Exela.

The Company also is a party to various other litigation proceedings. The Company’s material litigation is disclosed in reports and other materials filed by the Company with the SEC.

Effective Time of Merger

The Merger will be completed and become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or any later time that the Company and Chiesi may agree upon in writing and specify in the certificate of merger. The parties intend to complete the Merger as soon as practicable following the adoption of the Merger Agreement by the Company’s stockholders and satisfaction or waiver of the conditions to closing of the Merger set forth in the Merger Agreement. The parties to the Merger Agreement currently expect the Company to hold a special meeting of its stockholders to vote on a proposal to adopt the Merger Agreement during the first quarter of 2014, and to complete the Merger promptly after the requisite stockholder votes are obtained.

Payment of Merger Consideration and Surrender of Stock Certificates

At the effective time of the Merger, each share of Common Stock outstanding immediately prior to the effective time of the Merger (other than shares owned by Chiesi, Chiesi US or the Company or its subsidiaries and other than shares held by any of the Company’s stockholders who are entitled to and have properly exercised appraisal rights under Delaware law) automatically will be canceled and will cease to exist and will be converted into the right to receive $9.50 in cash, without interest, less applicable withholding taxes and the holders of those shares will cease to have any rights with respect thereto, other than the right to receive the merger consideration. Pursuant to the Merger Agreement, Chiesi will designate a U.S. bank or trust company (which must be reasonably satisfactory to the Company) to act as paying agent to make the cash payments contemplated by the Merger Agreement. At the effective time of the Merger, Chiesi will be required to deposit with the paying agent, for the benefit of the persons who immediately before the effective time were holders of the Common Stock, sufficient cash to pay to the holders of shares of Common Stock (other than the holders of certain excluded Chiesi shares and dissenting shares) the merger consideration of $9.50 per share. The paying agent will deliver the merger consideration according to the procedure summarized below.

Within three business days following the closing of the Merger, the paying agent is required to mail to each holder of record of shares of Common Stock that were converted into the merger consideration, a letter of transmittal and instructions advising the holder of record how to surrender its stock certificates or non-certificated shares represented by book-entry in exchange for the merger consideration.

The paying agent will promptly pay each holder of record the merger consideration after the holder of record has (i) surrendered its stock certificates to the paying agent, together with a duly completed letter of transmittal and any other documents required by the paying agent and (ii) provided to the paying agent any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of any cash payments of the merger consideration. The paying agent, the Company and its subsidiaries and Chiesi and Chiesi US, as applicable, will reduce the amount of any merger consideration paid by any applicable withholding taxes.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are the registered holder of Common Stock and any certificate has been lost, stolen or destroyed, you will be required to provide an affidavit to that fact in form and substance reasonably satisfactory to the surviving corporation and the paying agent, and, if required by the paying agent or the surviving corporation, post a bond in customary amount as an indemnity against any claim that may be made against it with respect to such certificate. The letter of transmittal instructions will tell you what to do in these circumstances.

After the completion of the Merger, you will cease to have any rights as a stockholder of the Company.

Upon the surviving corporation’s demand, the paying agent will return to the surviving corporation all funds in its possession 180 days after the Merger occurs. After that time, if you have not received payment of the merger consideration, you may look only to the surviving corporation and Chiesi and Chiesi US for payment of the merger consideration, without any interest thereon, subject to applicable abandoned property, escheat and similar laws. Any merger consideration remaining unclaimed by former holders of Common Stock as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the fullest extent permitted by applicable law, become the property of Chiesi free and clear of any claims or interest of any person previously entitled thereto.

THE PARTIES TO THE MERGER

Cornerstone Therapeutics Inc.

Cornerstone is a Delaware corporation. Its headquarters are located in Cary, North Carolina. The Company is a specialty pharmaceutical company focused on commercializing products for the hospital and adjacent specialty markets. The key elements of the Company’s strategy are to focus its commercial and development efforts in the hospital and adjacent specialty product sectors within the U.S. pharmaceutical marketplace; to continue to seek out opportunities to acquire companies, marketed or registration-stage products and late-stage development products that fit within the Company’s focus areas; and to generate revenues by marketing approved generic products through the Company’s wholly-owned subsidiary, Aristos Pharmaceuticals, Inc. See “Important Information Regarding Cornerstone—Company Background” beginning on page 97.

Additional information about the Company is contained in reports we have filed with the SEC, including our most recent filings on Forms 10-Q and 10-K, which are incorporated by reference herein. See “Where You Can Find Additional Information” on page 117.

Chiesi Farmaceutici S.p.A. and Chiesi U.S. Corporation

Chiesi is an Italian Società per Azioni. Chiesi US is a Delaware corporation and a wholly-owned subsidiary of Chiesi. Chiesi US has not carried on any activities other than to hold shares of Common Stock. Chiesi is a leading European pharmaceutical company focused on the treatment of respiratory therapeutics and specialist medicine areas. See “Important Information Regarding Chiesi and Chiesi US” beginning on page 115.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Board for use at the special meeting.

Date, Time and Place

We will hold the special meeting at our offices at 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518 on January 31, 2014, 2013, at 8:30 A.M., local time, subject to any adjournment or postponement thereof.

Purpose of the Special Meeting

The special meeting is for the following purposes:

•	to consider and vote on a proposal to adopt the Merger Agreement;

•	to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger, as disclosed in the table under “Special Factors—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion; and

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

The votes on the proposals to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger, as disclosed in the table under “Special Factors—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion, and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies are separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, a stockholder may vote in favor of the proposal to approve on an advisory (non-binding) basis, the specified compensation and/or the proposal to approve the adjournment of the special meeting and vote not to approve the proposal to adopt the Merger Agreement (and vice versa).

A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [            ].

Recommendations of the Board and the Special Committee

The Special Committee unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company’s stockholders (other than Chiesi and its subsidiaries), and unanimously recommended that the Board approve and declare advisable the Merger Agreement and the transactions contemplated therein, including the Merger, and that the Company’s stockholders adopt the Merger Agreement.

Based in part on the unanimous recommendations of the Special Committee, on September 15, 2013, the Board (acting without the participation of Dr. Failla and Mr. Vecchia, who recused themselves from all proceedings of our Board related to the Merger because of their affiliation with Chiesi), unanimously (i) determined that it was advisable, fair to and in the best interests of the Company’s stockholders (other than Chiesi and its subsidiaries) that the Company enter into the Merger Agreement and the transactions contemplated therein, including the Merger, (ii) expressly adopted and approved in all respects and authorized and directed the execution and delivery of the Merger Agreement and any and all other agreements and instruments related thereto or required thereunder, and (iii) resolved to recommend that the Company’s stockholders approve and adopt the Merger Agreement.

Accordingly, the Board (without the participation of Dr. Failla and Mr. Vecchia), acting upon the unanimous recommendations of the Special Committee, unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement.

The Board (acting without the participation of Dr. Failla and Mr. Vecchia) unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger, as disclosed in the table under “Special Factors—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion.

The Board (acting without the participation of Dr. Failla and Mr. Vecchia) unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

Record Date and Quorum

The holders of record of Common Stock as of the close of business on December 13, 2013, the record date, are entitled to receive notice of and to vote at the special meeting. On the record date, [            ] shares of Common Stock were issued and outstanding and held by [            ] holders of record.

No matter may be considered at the special meeting unless a quorum is present. For any matter to be considered, the presence, in person or represented by proxy, of the holders of a majority of the voting power of the Common Stock issued and outstanding and entitled to vote as of the record date for the meeting will constitute a quorum. Shares of Common Stock represented by proxies reflecting abstentions (but not broker non-votes) will be counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker, dealer, commercial bank, trust company or other nominee does not vote on a particular matter because such broker, dealer, commercial bank, trust company or other nominee does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner, but does vote on one or more other matters with respect to which it does have discretionary voting power. Brokers, dealers, commercial banks, trust companies and other nominees will not have discretionary voting power with respect to the proposal to adopt the Merger Agreement, the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger or the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement. If a quorum is not present, the stockholders who are present or represented by proxy may adjourn the meeting until a quorum is obtained. In the Merger Agreement, Chiesi has agreed to vote its shares at the special meeting in favor of the adoption of the Merger Agreement. Assuming Chiesi does this, the quorum requirement will be satisfied.

Required Vote

Each share of Common Stock outstanding as of the Record Date is entitled to one vote at the special meeting.

Proposal to Adopt the Merger Agreement

Two different stockholder approval requirements must be satisfied in order for the Merger Agreement to be adopted and for the Merger to be completed, as follows.

•

The first stockholder approval requirement, which is imposed under Delaware law, will be satisfied if stockholders holding at least a majority of the shares of the Common Stock outstanding and entitled to vote at the close of business on the Record Date vote “FOR” the proposal to adopt the Merger Agreement. In the Merger Agreement, Chiesi has agreed to vote its shares of Common Stock at the special meeting in favor of the adoption of the Merger Agreement. Assuming Chiesi does this, the first stockholder approval requirement will be satisfied.

•	The second stockholder approval requirement, which is imposed under a provision of the Merger Agreement that was negotiated by the Special Committee with Chiesi, is the non-waivable Majority-of-the-Minority Stockholder Approval Condition and will be satisfied if the holders of at least a majority of the outstanding shares of Common Stock that were outstanding at the close of business on the record date and therefore are eligible to be voted at the special meeting and at that time were not owned, directly or indirectly, by Chiesi, Chiesi US or any of their affiliates, by any officer or director of the Company or by any other person or entity having any equity interest in, or any right to acquire any equity interest in, Chiesi US or any person or entity of which Chiesi US is a direct or indirect subsidiary, vote “FOR” the proposal to adopt the Merger Agreement.

As of December 13, 2013, the Record Date, there were [            ] shares of Common Stock outstanding. We estimate that the aggregate number of shares of Common Stock that were outstanding and entitled to vote at the close of business on the Record Date and were not owned by Chiesi or any of its subsidiaries or by any officer or director of the Company is [            ], and accordingly the Majority-of-the-Minority Stockholder Approval Condition will be satisfied if not less than [            ] of the shares of Common Stock that were outstanding and entitled to vote at the close of business on the Record Date and were not owned by Chiesi or any of its subsidiaries or by any officer or director of the Company are voted “FOR” the proposal to adopt the Merger Agreement.

Proposal to Approve, on an Advisory (non-binding) Basis, Specified Compensation

Approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger, as disclosed in the table under “Special Factors—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion, requires the affirmative vote of holders of a majority of the voting power present or represented and voting on such matter.

Proposal to Approve the Adjournment of the Special Meeting, if Necessary or Appropriate, to Solicit Additional Proxies

Approval of the proposal to approve the adjournment of the special meeting, if necessary or appropriate, in order to allow additional time to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement requires the affirmative vote of holders of a majority of the voting power present or represented and voting on such matter.

The directors and current executive officers of the Company have informed the Company that as of the date of this proxy statement, they intend to vote all shares of Common Stock owned by them in favor of the proposal to adopt the Merger Agreement and the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger, as disclosed in the table under “Special Factors—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion. As of December 13, 2013, the Record Date, the directors and executive officers (other than Chiesi and its subsidiaries) owned, in the aggregate, [            ] shares of Common Stock entitled to vote at the special meeting. Shares owned by our executive officers and directors will not be included in the shares taken into account for purposes of the Majority-of-the-Minority Stockholder Approval Condition described above.

In connection with the Merger Agreement, Mr. Collard and Cornerstone Biopharma Holdings, Ltd., an entity controlled by him, entered into a voting agreement with the Company, Chiesi and Chiesi US pursuant to which Mr. Collard and Cornerstone Biopharma Holdings, Ltd. agreed, subject to certain conditions, to vote, or cause to be voted, all of the outstanding shares beneficially owned by them in favor of the proposal to adopt the Merger Agreement. See “Special Factors—Payments to Executive Officers and Directors in Respect of Unvested Stock Options and Restricted Stock Awards—Voting Agreement” on page 70.

Chiesi has agreed in the Merger Agreement that all shares of Common Stock beneficially owned by it as of the date of the Merger Agreement will be voted for the adoption of the Merger Agreement.

Voting; Proxies; Revocation

Attendance

All holders of shares of Common Stock as of the close of business on December 13, the Record Date, including stockholders of record and beneficial owners of Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you wish to attend the special meeting and to vote in person at the special meeting and you are a stockholder of record (meaning that you own your shares directly in your own name), please be prepared to provide proper identification, such as a driver’s license, so that we can verify your entitlement to attend the special meeting and to vote. If you hold your shares in “street name,” you will need to provide proof of your share ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification, so that we can verify your right to attend.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must obtain and produce at the special meeting a proxy executed in your favor from your bank, broker or other nominee that is the record holder of your shares of Common Stock in order to be able to vote your shares in person at the special meeting. The proxy will need to be in proper form.

Providing Voting Instructions by Proxy

To ensure that your shares are represented at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

If you are a stockholder of record, you may provide voting instructions by proxy by completing, signing, dating and returning the enclosed proxy card. You may alternatively follow the instructions on the enclosed proxy card for Internet or telephone submissions. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger, as disclosed in the table under “Special Factors—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion, and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and in accordance with the recommendation of the Board on any other matters properly brought before the stockholders at the special meeting for a vote. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the Record Date and attend the special meeting in person) and will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Failure to return your proxy card will not affect the vote regarding the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger, as disclosed in the table under “Special Factors—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion, or the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

In accordance with the rules of NASDAQ, banks, brokers and other nominees who hold shares of Common Stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the approval of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares they will not be permitted to vote those shares on the proposal to adopt the Merger Agreement. Under such circumstance, a “broker non-vote” could arise. Broker non-votes, if any, will not be counted for purposes of determining whether a quorum is present at the special meeting, and will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Broker non-votes, if any, will not affect the vote regarding the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger, as disclosed in the table under “Special Factors—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion, or the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement. For shares of Common Stock held in “street name,” only shares of Common Stock affirmatively voted “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger, as disclosed in the table under “Special Factors—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion, and/or “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement, will be counted as favorable vote(s) for such proposal(s).

Revocation of Proxies

Your proxy is revocable. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	timely submitting a new proxy bearing a later date, by using the telephone or Internet proxy submission procedures described in the proxy card, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	sending written notice of revocation to the Corporate Secretary of Cornerstone at Cornerstone Therapeutics Inc., Attention: Corporate Secretary, 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518.

Attending the special meeting in person without taking one of the actions described above will not in itself revoke a previously submitted proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the day of the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

Abstentions will be included in the calculation of the number of shares of Common Stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

If you vote to abstain on the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger, as disclosed in the table under “Special Factors—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion, and abstain on the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, your shares will not be voted in favor of or against the proposals and will also not be counted as votes cast or shares voting on the proposals. As a result, broker non-votes and voting to abstain will have no effect on the voting on these proposals. The vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of our executive officers in connection with the Merger is advisory only and not binding on the Company.

Appraisal Rights

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that if you comply with the requirements of Section 262 of the DGCL, you are entitled to have the “fair value” of your shares of Common Stock (as defined pursuant to Section 262 of the DGCL) determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the merger consideration of $9.50 per share. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the Merger Agreement, you must NOT vote in favor of the proposal to adopt the Merger Agreement and you must otherwise comply with the requirements of Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Delaware law could result in the loss of your appraisal rights. See “Rights of Appraisal” beginning on page 108 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the proposal to adopt the Merger Agreement, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that such adjournment or postponement is necessary under applicable law to allow additional time for any disclosure. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given, unless the adjournment is for more than thirty days. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

The Company will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone, or by facsimile or by electronic means by officers, directors and regular employees of the Company. In addition, the Company will utilize the services of Georgeson, Inc., an independent proxy solicitation firm, and will pay approximately $8,500 plus reasonable expenses as compensation for those services. The Company may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.

Additional Assistance

If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson, Inc., which is acting as the Company’s proxy solicitation agent and information agent in connection with the Merger.

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

All Holders Call Toll Free: (888) 663-7851

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and which we incorporate by reference into this proxy statement. This summary may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety, because the rights and obligations of the parties to the Merger Agreement and of the company’s stockholders in respect of the Merger are governed by the provisions of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates. The Merger Agreement contains representations and warranties by the Company that were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may apply contractual standards of materiality or material adverse effect that differ from those generally applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Moreover, the description of the Merger Agreement below does not purport to describe all of the terms of such agreement, and stockholders are urged to read the full text of that agreement for additional information.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See “Where You Can Find Additional Information” beginning on page 117.

Structure of the Merger

At the effective time of the Merger, Chiesi US will be merged with and into the Company and the separate corporate existence of Chiesi US will cease. The Company will be the surviving corporation in the Merger and will continue to be a Delaware corporation after the Merger. The certificate of incorporation of the surviving corporation will be amended and restated in its entirety to be in the form of the certificate of incorporation attached as Exhibit A to the Merger Agreement, until amended in accordance with its terms or by applicable law. The bylaws of the surviving corporation will be amended and restated in their entirety to be in the form of the bylaws attached as Exhibit B to the Merger Agreement, until amended in accordance with their terms or by applicable law. The directors of Chiesi US immediately prior to the effective time of the Merger will be the directors of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of the Company immediately prior to the effective time of the Merger will be the officers of the surviving corporation and will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

When the Merger Becomes Effective

The Merger will become effective at the time (which we refer to as the “effective time” of the Merger) when the Company files a certificate of merger with the Secretary of State of the State of Delaware or at such later date or time as Chiesi and the Company agree in writing and specify in the certificate of merger in accordance with the DGCL.

The closing of the Merger will take place on a date which will be the second business day after the satisfaction or waiver (to the extent permitted) of the closing conditions stated in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) or at such other time and date as the Company and Chiesi may agree in writing.

Effect of the Merger on the Common Stock

At the effective time of the Merger, each share of Common Stock, issued and outstanding immediately prior to the effective time of the Merger, other than (i) shares owned immediately prior to the effective time of the Merger by Chiesi, Chiesi US or the Company or its subsidiaries and (ii) shares held by any of the Company’s stockholders who are entitled to and have properly exercised appraisal rights under Delaware law, will be converted automatically into the right to receive $9.50 in cash, without interest and less applicable withholding taxes, whereupon all such shares will be automatically canceled and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto other than the right to receive the merger consideration.

At the effective time of the Merger, each share of Common Stock outstanding immediately prior to the effective time of the Merger (other than shares owned by Chiesi, Chiesi US or the Company or its subsidiaries and other than shares held by any of the Company’s stockholders who are entitled to and have properly exercised appraisal rights under Delaware law) will be automatically canceled and will cease to exist and no consideration will be delivered in exchange for such cancellation. At the effective time of the Merger, each share of the common stock of Chiesi US that was issued and outstanding immediately prior to the effective time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the surviving corporation. At the effective time of the Merger, each dissenting share will be automatically canceled and will cease to exist and any holder thereof will cease to have any rights with respect thereto, except the rights provided under Section 262.

Treatment of Company Options and Company Restricted Shares

Company Options. Each stock option outstanding immediately prior to the effective time of the Merger that was previously issued pursuant to a compensatory plan of the Company and that entitles the holder to purchase shares of Common Stock, whether vested or unvested and whether it has an exercise price per share that is greater or less than or equal to $9.50, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of $9.50 over the exercise price per share of the stock option and (ii) the total number of shares of Common Stock subject to the stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions. Chiesi will not assume any of the Company’s stock options in the Merger. As of December 11, 2013, stock options to purchase an aggregate of 2,306,773 shares of Common Stock were outstanding.

Company Restricted Shares. At the effective time of the Merger, each outstanding share of Common Stock awarded pursuant to a compensatory plan of the Company that is subject to any vesting requirements that remain unsatisfied will, as of the effective time of the Merger, be canceled and converted into the right to receive from Chiesi, Chiesi US or the surviving corporation an amount in cash equal to $9.50 less such amounts as are required to be withheld or deducted under applicable tax provisions.

Payment for the Common Stock in the Merger

At the effective time of the Merger, Chiesi will deposit, or cause to be deposited, with a U.S. bank or trust company that will be appointed by Chiesi (and reasonably satisfactory to the Company) to act as paying agent (the “paying agent”), in trust for the benefit of the holders of the Common Stock, sufficient cash to pay to the holders of the Common Stock (other than the holders of the excluded Chiesi shares, the Company’s restricted shares and dissenting shares) the merger consideration of $9.50 per share, without interest and less any applicable withholding taxes. If any dissenting shares cease to be dissenting shares, Chiesi will be required to deposit, or cause to be deposited, with the paying agent sufficient cash to pay the merger consideration of $9.50 per share, without interest and less any applicable withholding taxes to the former holders of those shares. In the event that the cash amount deposited with the paying agent is insufficient to make the aggregate payments of the per share merger consideration, Chiesi will be required to promptly deposit, or to cause the surviving corporation to promptly deposit, additional funds with the paying agent in an amount sufficient to make such payments.

The Merger Agreement requires that within three business days following the effective time of the Merger, each record holder of shares of Common Stock that were converted into the merger consideration will be sent a letter of transmittal and instructions for use in effecting the surrender of certificates that formerly represented shares of the Common Stock or non-certificated shares represented by book-entry in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card and you should not forward your stock certificates to the paying agent without a letter of transmittal.

The surviving corporation or one of its subsidiaries, as applicable, will pay to each holder of stock options and each holder of restricted shares, the cash amounts described under “The Merger Agreement—Treatment of Company Options and Company Restricted Shares” as soon as administratively practicable following the effective time of the Merger.

Representations and Warranties

The Merger Agreement contains representations and warranties of each of the Company, Chiesi and Chiesi US as to, among other matters:

•	corporate organization, existence, good standing and power and authority to carry on their respective businesses, including, as to the Company, with respect to its subsidiaries;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	required consents or approvals of governmental entities and regulatory authorities;

•	the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of, and consummation of the transactions contemplated by, the Merger Agreement;

•	the absence of certain litigation, orders and judgments and governmental proceedings and investigations;

•	matters relating to information to be included in required filings with the SEC in connection with the Merger;

•	the absence of any undisclosed fees owed to investment bankers, financial advisers or brokers in connection with the Merger; and

•	the capitalization of the Company and Chiesi US, as applicable.

The Merger Agreement also contains representations and warranties of the Company as to, among other things:

•	the declaration of advisability of the Merger Agreement and the Merger by the Board (upon the unanimous recommendation of the Special Committee), and the approval by the Board of the Merger Agreement and the Merger;

•	the Company’s filings since January 2, 2011 with the SEC and financial statements included therein and the absence of “off balance sheet arrangements”;

•	the design and maintenance of disclosure controls and internal control over financial reporting and the absence of certain claims, complaints or allegations with respect thereto;

•	the absence of certain categories of undisclosed liabilities for the Company and its subsidiaries;

•	the absence of certain changes or events since December 31, 2012;

•	the absence of a “Company material adverse effect” (as defined in the Merger Agreement) since December 31, 2012;

•	compliance with laws since January 2, 2011 and possession of necessary permits and authorizations by the Company and its subsidiaries;

•	employee benefit plan matters;

•	tax matters;

•	intellectual property;

•	material contracts of the Company and its subsidiaries;

•	the Special Committee’s receipt of a fairness opinion from Lazard;

•	the vote of stockholders required to adopt the Merger Agreement; and

•	the vote of Unaffiliated Stockholders required to adopt the Merger Agreement.

The Merger Agreement also contains representations and warranties of Chiesi and Chiesi US as to, among other matters:

•	Chiesi’s direct and indirect ownership of Common Stock;

•	the solvency of the surviving corporation immediately after giving effect to the transactions contemplated by the Merger Agreement; and

•	acknowledgment as to the absence of any other representations and warranties, including with respect to any projections, estimates or forward-looking information provided by the Company.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Company material adverse effect” clause. For purposes of the Merger Agreement, a “Company material adverse effect” means:

any event, condition, change, occurrence or development of a state of circumstances (each, an “event”) that, individually or when taken together with all other events that exist at the date of determination, (i) has or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of the Company and its subsidiaries considered as a single enterprise or (ii) would prevent the consummation of the Merger (except that for the purposes of clause (i), a Company material adverse effect will not include any event to the extent attributable to or resulting from any of the following: (A) general political, geopolitical, economic or market events, or events in the industry in which the Company and its subsidiaries operate, in each case, except to the extent such events have a materially disproportionate effect on the Company and its subsidiaries considered as a single enterprise, relative to the other companies operating in the same industry as the Company, (B) acts of terrorism, hostilities, military attacks or man-made or natural disasters (in each case, whether or not pursuant to a declaration of a national emergency or war, as applicable), or any escalation or worsening thereof, except to the extent such events have a materially disproportionate effect on the Company and its subsidiaries considered as a single enterprise, relative to the other companies operating in the same industry as the Company, (C) the announcement or pendency of the Merger or the other transactions contemplated by the Merger Agreement (including by reason of any communication by any of Chiesi or Chiesi US or any of their affiliates regarding its or their plans or intentions with respect to the business of the Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with the Company and its subsidiaries), (D) adoption, promulgation, repeal, amendment, official interpretation, official reinterpretation or other change, or proposed adoption, promulgation, repeal, amendment, or change, in applicable law or any applicable accounting regulations or principles or the official interpretations thereof, except to the extent that such events have a materially disproportionate effect on the Company and its subsidiaries considered as a single enterprise, relative to other companies operating in its industry, (E) the challenges asserted prior to the Merger Agreement regarding the Company’s rights in and to CARDENE I.V. or any existing or future litigation in respect thereof, or the assertion by any other person or entity of any similar claims in respect of that product, (F) the announcement, introduction or marketing of any product that does or may compete with any of the Company’s existing products (including products to which the Company holds rights but such products are not yet being marketed or sold), (G) changes in the price or trading volume of the Company’s stock, in and of itself (however, any event that may have caused or contributed to such change in market price or trading volume that is not otherwise excluded from the definition of “Company material adverse effect” will not be excluded), (H) any failure by the Company to meet public or internal revenue, earnings or other projections, in and of itself (however, any event that may have caused or contributed to such failure to meet any such revenue, earnings or other projections that is not otherwise excluded from the definition of “Company material adverse effect” will not be excluded) or (I) the taking of any action required by the Merger Agreement or with Chiesi’s or Chiesi US’s express prior written consent or the failure to take any action prohibited by the Merger Agreement.

Conduct of Business Pending the Merger

The Merger Agreement provides that during the period from the signing of the Merger Agreement to the effective time of the Merger, subject to certain exceptions in the Merger Agreement and disclosure schedules delivered by the Company in connection with the Merger Agreement, the Company will, and will cause each of its subsidiaries to, conduct its business in the ordinary course of business and use its commercially reasonable efforts to preserve in all material respects its business organization and maintain in all material respects existing relations and goodwill with governmental authorities, customers, suppliers, creditors, lessors and other persons having material business relationships with the Company or any of its subsidiaries and will not, and will not permit any of its subsidiaries to, take the following actions (subject, in some cases, to certain exceptions):

•	amend its certificate of incorporation or bylaws or other applicable governing instruments;

•	split, combine, subdivide or reclassify any of its shares of capital stock or other equity interests;

•	issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company or any of its subsidiaries;

•	declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock or other equity interests;

•	purchase, redeem or otherwise acquire any shares of its capital stock or any other of its equity securities or any rights, warrants or options to acquire any such shares or other equity securities;

•	make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in any entity or any division or assets thereof with a value or purchase price (excluding employee retention costs) in the aggregate in excess of $5 million, other than acquisitions pursuant to contracts in effect as of the date of the Merger Agreement, acquisitions that Chiesi approved in writing before the signing of the Merger Agreement or purchases of assets in the ordinary course of business;

•	make any loans, advances or capital contributions to or investments in any person or entity;

•	incur or assume any indebtedness, or enter into any “off balance sheet arrangement”;

•	settle or compromise any litigation, claim or other proceeding against the Company or any of its subsidiaries, other than pursuant to which the amounts paid or payable by the Company or any of its subsidiaries in settlement or compromise do not exceed $500,000 in the aggregate, so long as (i) in connection therewith, neither the Company nor any of its subsidiaries agree to any material restrictions with respect to any of their respective assets or the conduct of any of their respective businesses and (ii) such litigations, claims or other proceedings do not arise out of the Merger Agreement;

•	transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (i) sales, leases and licenses in the ordinary course of business, (ii) dispositions of assets not used or useful in the operation of the business, (iii) sales, leases and licenses that are not material to the Company and its subsidiaries, taken as a whole and (iv) other transactions for consideration that does not exceed $250,000 in the aggregate;

•	except as required by any existing agreements, Company benefit plans or applicable law, (i) other than in the ordinary course of business with respect to the base salary or wages and annual bonus compensation of employees of the Company and its subsidiaries other than the Company’s five executive officers, increase the compensation or other benefits (including any severance or change in control benefits) payable or provided to the current or former employees, directors or executive officers of the Company and its subsidiaries, (ii) establish, adopt, enter into or amend any material Company benefit plan or plan, agreement or arrangement that would have been a material Company benefit plan if it had been in effect on the date of the signing of the Merger Agreement, (iii) grant any equity or equity-based award, or (iv) make a loan or extension of credit to any current or former director or executive officer or, except in the ordinary course of business, to any other employee of the Company and its subsidiaries;

•	adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company or any of its subsidiaries (other than the Merger);

•	make or change any material tax election, adopt or change any material accounting method with respect to taxes, change any annual tax accounting period, file any material amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any proceeding with respect to any material tax claim or assessment, surrender any right to claim a material refund of taxes, seek any tax ruling from any taxing authority or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

•	except as required by a change in generally accepted accounting principles or applicable law, make any material change in financial accounting principles, policies or practices;

•	(i) amend, modify or terminate or grant a waiver of any rights under any debt agreement, materially amend or modify, terminate or grant a waiver of any material rights under any material contract or (ii) enter into a new contract that (x) would have been a material contact if it had been in effect on the date of the signing of the Merger Agreement or (y) contains, unless required by applicable law, a change in control provision in favor of the other party or parties thereto that would prohibit, or give such party or parties a right to terminate such agreement as a result of, the Merger or would otherwise require a material payment to or give rise to any material rights to such other party or parties in connection with the transactions contemplated hereby;

•	enter into, or amend, in a manner materially adverse to the Company or its subsidiaries, any contract with any of its affiliates (other than Chiesi, its subsidiaries or their officers, directors or employees), except pursuant to arrangements in effect on the date of the signing of the Merger Agreement;

•	except in the ordinary course of business, or between the Company and its subsidiaries, grant or acquire, agree to grant or acquire from any person or entity, or dispose of or permit to lapse any right to any material intellectual property;

•	enter into any new line of business outside of its existing business and reasonable extensions thereof;

•	hire any employee or employees other than at-will employees who will not hold the title of an officer and can be terminated without incurring a material severance obligation of more than $50,000; or

•	agree, authorize or commit to do any of the foregoing actions.

The Merger Agreement also provides that, between the date of the signing of the Merger Agreement and the effective time of the Merger Agreement, Chiesi and Chiesi US will not enter into agreements with respect to, or consummate, any acquisitions, mergers, consolidations or business combinations which would, individually or in the aggregate, impair, prevent or materially delay the satisfaction of the closing conditions or consummation of the Merger.

Other Covenants and Agreements

Access and Information

Subject to certain exceptions and limitations, the Company must provide Chiesi and its representatives reasonable access during normal business hours, during the period prior to the effective time of the Merger, to the officers, employees, properties, contracts, commitments and books and records of the Company and its subsidiaries. Chiesi and the Company have previously executed a confidentiality agreement, which will continue in full force and effect in accordance with its terms, including with respect to information provided under this access requirement.

Change of Recommendation

The Merger Agreement requires that (except as described below) each of the Special Committee and the Board will recommend that the Company’s stockholders vote to adopt the Merger Agreement and that each of the Special Committee and the Board will not withhold, withdraw, qualify or modify their respective recommendations in a manner adverse to Chiesi or publicly recommend or announce an intention to take any action or make any statement inconsistent with their recommendations. Prior to the time the Company’s stockholders vote on the proposal to adopt the Merger Agreement, if the Special Committee determines in good faith (after considering the advice of its outside legal advisers) that it would be inconsistent with its fiduciary duties under Delaware law to continue to recommend that the Company’s stockholders (other than Chiesi and its subsidiaries) vote to approve the proposal to adopt the Merger Agreement, then either or both of the Special Committee or the Board (only upon the recommendation of the Special Committee) may withdraw or change its recommendation. However, neither the Special Committee or the Board is permitted to withdraw or change its recommendation (a) until after at least three business days following Chiesi’s receipt of written notice from the Company advising Chiesi that the Special Committee and/or the Board intends to withdraw or change its recommendation and setting forth a summary of the reason for the proposed withdrawal or change of recommendation and (b) unless the Special Committee will have considered in good faith any proposals that may have been made by Chiesi during such period of three business days.

Stockholders’ Meeting

The Company is required pursuant to the Merger Agreement to take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approvals of the Company’s stockholders as promptly as practicable after the mailing of this proxy statement. The Company may adjourn or postpone the meeting only with Chiesi’s consent, except (i) in the absence of a quorum, (ii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to taking action at the stockholders’ meeting or (iii) at Chiesi’s request to allow additional solicitation of votes in order to obtain the stockholder approvals required by the Merger Agreement. Unless there has been a change or withdrawal of the Special Committee’s or the Board’s recommendation to stockholders to vote for the adoption of the Merger Agreement, the Company will be required to use commercially reasonable efforts to solicit proxies in favor of the approval of the proposal to adopt the Merger Agreement. Chiesi and their representatives may solicit proxies in favor of the approval of the proposal to adopt the Merger Agreement.

Chiesi has agreed in the Merger Agreement that all shares of Common Stock beneficially owned by it as of the date of the Merger Agreement will be voted for the adoption of the Merger Agreement.

Consents and Approvals

Each of the parties to the Merger Agreement is required to use its reasonable best efforts to take, or to cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable, including using reasonable best efforts with respect to:

•	the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from or to avoid an action or proceeding by, any governmental entity, including in connection with any regulatory law;

•	the obtaining of all other necessary consents, approvals or waivers from third parties;

•	the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger and the other transactions contemplated by the Merger Agreement; and

•	the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by the Merger Agreement, except that no party will be required to pay (and the Company and its subsidiaries may not pay or agree to pay without the prior written consent of Chiesi, not to be unreasonably withheld, conditioned or delayed) any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by the Merger Agreement under any contract.

The Company and Chiesi are required to cooperate with each other in determining whether any filings are required to be made with, or governmental consents are required to be obtained from, any governmental entities (including in any foreign jurisdiction in which the Company or its subsidiaries are operating any business) and, to the extent not made prior to the date of the Merger Agreement, timely making or causing to be made all applications and filings as reasonably determined by Chiesi and the Company, as promptly as practicable or as required by the law of the jurisdiction of the governmental entity. Each party is required to supply as promptly as practicable such information, documentation, other material or testimony as may be requested by any governmental entity, including by complying at the earliest reasonably practicable date with any request under or with respect to any governmental consent that may be required and any such other applicable laws for additional information, documents or other materials received by Chiesi or the Company or any of their respective subsidiaries from any governmental entity in connection with such applications or filings or the transactions contemplated in the Merger Agreement.

In connection with seeking any governmental consent that may be required, the Company and Chiesi have agreed to keep each other fully apprised of all material developments and communications and each will use its commercially reasonable efforts to contest and resist any action by any governmental entity that could delay or prevent completion of the Merger.

Indemnification of Directors and Officers; Insurance

The Merger Agreement requires the surviving corporation and Chiesi to ensure that all rights to exculpation, indemnification and advancement of expenses existing at the time of signing of the Merger Agreement in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any agreement with the Company or any of its subsidiaries will survive the Merger and will continue in full force and effect. From and after the effective time of the Merger, Chiesi and the surviving corporation, subject to compliance with applicable law, will be required to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and its subsidiaries’ certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the effective time of the Merger or in any indemnification agreements of the Company or its subsidiaries with any of their respective directors or officers as in effect immediately prior to the date of the Merger Agreement, and, subject to compliance with applicable law, will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the Merger were current or former directors or officers of the Company or any of its subsidiaries. Further, Chiesi and the surviving corporation will, and Chiesi will be required to cause the surviving corporation, to the fullest extent permitted under applicable law, to indemnify and hold harmless each current and former director or officer of the Company or any of its subsidiaries and each person who served, at the request of the Company or any of its subsidiaries, as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, against any costs or expenses and will advance reasonable attorneys’ fees and expenses from time to time as incurred in advance of the final disposition of any claim, action, suit, litigation, proceeding or investigation to each such person to the fullest extent permitted by law, judgments, fines, losses, claims, damages, liabilities and subject to the approval of Chiesi (which approval may not be unreasonably withheld, conditioned or delayed) amounts paid in settlement in connection with any actual or threatened claim, action, suit, litigation, proceeding or investigation, whether civil, criminal, administrative or investigative, brought before or after the effective time of the Merger and arising out of, relating to or in connection with such person’s service as a director or officer of the Company or any of its subsidiaries (including actual or alleged acts or omissions in connection with such person’s service as officer, director, member, trustee or other fiduciary in any other entity if such services were at the request or for the benefit of the Company), so long as any person to whom any funds are advanced pursuant to the foregoing must, if required by law, provide an undertaking to repay such advances if ultimately required to do so by a court having jurisdiction.

For a period of six years from the effective time of the Merger, Chiesi has agreed to cause the surviving corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time of the Merger, except that if the aggregate annual premium for such insurance will exceed 300% of the current annual premium for such insurance, then Chiesi will provide a policy for the applicable individuals with as much coverage as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding 300% of such current annual premium. At the Company’s option, the Company may (or, if requested by Chiesi, the Company will) purchase, prior to the effective time of the Merger, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time of the Merger, covering without limitation the transactions contemplated by the Merger Agreement, except that the Company will not pay in excess of 600% of the last annual premium paid by the Company prior to the date of the Merger Agreement in respect of such “tail” policy. From and after the effective time of the Merger, Chiesi has agreed to pay all reasonable expenses that may be incurred by any person entitled to indemnification under the terms of the Merger Agreement in enforcing the indemnity and other obligations if and to the extent such person is determined to be entitled to receive such indemnification.

Other Covenants

The Merger Agreement contains additional agreements between the Company and Chiesi relating to, among other matters:

•	the filing of this proxy statement and the Rule 13E-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	any antitakeover statutes or regulations that become applicable to the transactions contemplated by the Merger Agreement;

•	the coordination of press releases and other public announcements or filings relating to the Merger;

•	the notification of certain matters and the defense of stockholder litigation in connection with the Merger Agreement;

•	actions to cause the disposition of equity securities of the Company held by each individual who is a director or officer of the Company pursuant to the transactions contemplated by the Merger Agreement to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act;

•	the continuation on the Board of the directors that currently comprise the Special Committee and the continued authority of the Special Committee to enforce the Merger Agreement and take or direct all other actions in respect of the Merger Agreement on behalf of the Company through the effective time of the Merger; and

•	the de-listing of the Common Stock from the NASDAQ Capital Market after the effective time of the Merger.

Conditions to Completion of the Merger

The obligations of the Company and Chiesi to Complete the Merger and the other transactions contemplated by the Merger Agreement are subject to the fulfillment (or waiver in writing by, as applicable, Chiesi or the Company (acting pursuant to a resolution of the Special Committee)), except that the first condition described below may not be waived) at or prior to the effective time of the Merger, of the following conditions:

•	the affirmative vote (in person or by proxy) at the meeting of its stockholders, or any adjournment or postponement thereof, in favor of the adoption of the Merger Agreement of (i) the holders of a majority of the outstanding shares entitled to vote thereon in favor of the adoption of the Merger Agreement and (ii) the holders of a majority of the outstanding shares entitled to vote thereon not owned, directly or indirectly, by Chiesi or Chiesi US, or any of their affiliates, any other officers and directors of the Company or any other Person having any equity interest in, or any right to acquire any equity interest in, Chiesi US or any Person of which Chiesi US is a direct or indirect subsidiary; and

•	no statute, rule, regulation, executive order, decree, ruling, judgment, decision or injunction will have been enacted, entered, promulgated or enforced by any court or other governmental authority of competent jurisdiction which has the effect of prohibiting the Merger where the consequences of failure to comply with such prohibition would reasonably be expected to be materially adverse to Chiesi.

The obligation of the Company to complete the Merger and the other transactions contemplated by the Merger Agreement is subject to the fulfillment (or waiver in writing by the Company (acting pursuant to a resolution of the Special Committee)) of the following additional conditions:

•	the representations and warranties of Chiesi and Chiesi US must be true and correct in all material respects both when made and at and as of the closing date of the Merger, as if made at and as of such time (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality contained in such representations and warranties), would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of Chiesi or Chiesi US to perform its obligations under the Merger Agreement;

•	Chiesi and Chiesi US must have performed in all material respects all obligations and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by them prior to the effective time of the Merger; and

•	each of Chiesi and Chiesi US must have delivered to the Company a certificate, dated as of the closing date of the Merger and signed by an executive officer of each of Chiesi and Chiesi US, certifying to the effect that the above conditions have been satisfied.

The obligations of Chiesi and Chiesi US to complete the Merger and the other transactions contemplated by the Merger Agreement are further subject to the fulfillment (or waiver in writing by Chiesi) of the following additional conditions:

•

(i) the representations and warranties of the Company with respect to capitalization and corporate authority and approval must be true and correct in all respects both when made and at and as of the closing date of the Merger except that any error in the aggregate number of shares (x) outstanding and (y) issuable upon the exercise of Company options will be disregarded for this purpose unless the error involves an understatement of such number that in the aggregate represents more than a de minimis amount of the total number of shares outstanding, and (ii) all other representations and warranties of the Company contained in the Merger Agreement must be true and correct in all respects (without regard to materiality qualifiers or Company material adverse effect qualifiers contained therein, except as provided below) as of the closing date of the Merger, except in the case of representations and warranties described in clause (ii) for failures to be true and correct that do not constitute a Company material adverse effect, so long as (A) for purposes of clauses (i) and (ii), any representation or warranty of the Company in the Merger Agreement that is made only as of a specific date will be required to be true and correct (to the extent specified in clause (i) or (ii), as applicable) only as of the specific date and (B) the references to materiality and Company material adverse effect in the representations and warranties of the Company with respect to reports and financial statements and absence of certain changes of events will not be disregarded for purposes of clause (ii);

•	the Company must have performed in all material respects all obligations and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by it prior to the effective time of the Merger; and

•	the Company must have delivered to Chiesi a certificate, dated as of the closing date of the Merger and signed by an executive officer of the Company, certifying that the above two conditions have been satisfied.

None of the Company, Chiesi or Chiesi US may rely as a basis for not consummating the Merger on the failure of any condition set forth above (other than the mutual conditions to all parties’ obligations) to be satisfied if the failure was caused to any material extent by such a material breach by the party seeking to terminate any provision of the Merger Agreement.

Termination

The Merger Agreement may be terminated and abandoned at any time prior to the effective time of the Merger, whether before or after the approval of the proposal to adopt the Merger Agreement, by the stockholders of the Company:

•	by mutual written consent of the Company (given with the affirmative approval of the Special Committee) and Chiesi;

•	by either the Company (following the affirmative approval of the Special Committee) or Chiesi, if:

•	the effective time of the Merger has not occurred on or before February 28, 2014 (the “outside date”) as long as the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in any manner that has been the primary cause of the failure to consummate the Merger on or before such date. However, if the meeting of the Company’s stockholders is adjourned or postponed by the Company in accordance with the provisions of the Merger Agreement to a date later than February 28, 2014, the outside date will be the date that is three Business Days after the date of the meeting of the Company’s stockholders (but in no event later than March 31, 2014);

•	any governmental entity having jurisdiction has issued or entered an injunction or similar order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction or order has become final and non-appealable; or

•	the meeting of the Company’s stockholders (including any adjournments or postponements thereof) has concluded and the approval of the proposal to adopt the Merger Agreement by the required vote of the stockholders has not been obtained.

•	by the Company (following the affirmative approval of the Special Committee), if:

•

Chiesi or Chiesi US have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in a failure of certain conditions to the Company’s obligation to complete the Merger and (ii) cannot be cured by the outside date, or, if curable, is not cured within thirty days following the Company’s delivery of written notice to Chiesi of the breach (which notice specifies in reasonable detail the nature of the breach or failure), so long as the Company is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement.

•	by Chiesi, if:

•	the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in a failure of certain conditions to Chiesi’s obligation to complete the Merger and (ii) cannot be cured by the outside date, or, if curable, is not cured within thirty days following Chiesi’s delivery of written notice to the Company of such breach (which notice specifies in reasonable detail the nature of such breach or failure), so long as Chiesi and Chiesi US are not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement; or

•	the Special Committee or the Board (provided the members of the Special Committee continue to represent a majority of the Board) has withdrawn its recommendation or changed its recommendation in a manner adverse to Chiesi.

Expenses

Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring the expenses.

Specific Performance

In the event of a breach or threatened breach of any covenant or obligation in the Merger Agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and/or to enforce specifically the terms and provisions of the Merger Agreement and (ii) an injunction or injunctions restraining such breach or threatened breach.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made (i) to grant the Company’s Unaffiliated Stockholders access to the corporate files of the Company, any other party to the Merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, any other such party or affiliate.

IMPORTANT INFORMATION REGARDING CORNERSTONE

Company Background

Cornerstone is a Delaware corporation. Its headquarters are located in Cary, North Carolina. The Company is a specialty pharmaceutical company focused on commercializing products for the hospital and adjacent specialty markets. The key elements of the Company’s strategy are to focus its commercial and development efforts in the hospital and adjacent specialty product sectors within the U.S. pharmaceutical marketplace; to continue to seek out opportunities to acquire companies, marketed or registration-stage products and late-stage development products that fit within the Company’s focus areas; and to generate revenues by marketing approved generic products through the Company’s wholly-owned subsidiary, Aristos Pharmaceuticals, Inc.

If the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of (i) at least a majority of the shares of Common Stock outstanding and entitled to vote thereon and (ii) at least a majority of the outstanding shares of Common Stock entitled to vote thereon held by stockholders other than Chiesi, any of its subsidiaries or by any officer or director of the Company and the Merger is completed as contemplated, Cornerstone will be the surviving corporation and will become a wholly-owned subsidiary of Chiesi.

During the past five years, neither the Company nor (to our knowledge) any of the Company directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, except as set forth below, neither the Company nor (to our knowledge) any of the Company directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as noted below, each of our directors and executive officers named below is a citizen of the United States.

Directors and Executive Officers

The Board presently consists of nine members. The persons listed below are the directors and executive officers of Cornerstone as of the date of this proxy statement. Each executive officer has been appointed to serve until a successor is elected by the Board or until the earlier of his or her resignation or removal. The business address and telephone number of each executive officer is: 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518, telephone number (888) 466-6505.

Directors

Craig A. Collard, 47, has served as our Chief Executive Officer and the chairman of our Board since our merger with Cornerstone BioPharma Holdings, Inc. (now Cornerstone BioPharma Holdings, LLC), or Cornerstone BioPharma, on October 31, 2008 (whereby Cornerstone BioPharma became a wholly-owned subsidiary of Cornerstone). Mr. Collard also served as our Interim Chief Financial Officer from July 2010 through January 2011 and our President from October 2008 to September 2011. In March 2004, Mr. Collard founded Cornerstone BioPharma Holdings, Ltd. (the assets and operations of which were restructured as Cornerstone BioPharma in May 2005), and served as its President and Chief Executive Officer and a director from March 2004 to October 2008. Before founding Cornerstone BioPharma, Mr. Collard’s principal occupation was serving as President and Chief Executive Officer of Carolina Pharmaceuticals, Inc., a specialty pharmaceutical company he founded in May 2003. From August 2002 to February 2003, Mr. Collard served as Vice President of Sales for Verum Pharmaceuticals, Inc., a specialty pharmaceutical company in Research Triangle Park, North Carolina. From 1998 to 2002, Mr. Collard worked as Director of National Accounts at DJ Pharma, Inc., a specialty pharmaceutical company which was eventually purchased by Biovail Pharmaceuticals, Inc., or Biovail. His pharmaceutical career began in 1992 as a field sales representative at Dura Pharmaceuticals, Inc., or Dura. He was later promoted to several other sales and marketing positions within Dura. Mr. Collard is a member of the Board of Directors of Hilltop Home Foundation, a Raleigh, North Carolina, non-profit corporation, as well as the Triangle Chapter of the Cystic Fibrosis Foundation, in addition to our Board. Mr. Collard holds a B.S. in Engineering from the Southern College of Technology (now Southern Polytechnic State University) in Marietta, Georgia.

Christopher Codeanne, 45, has served on our Board since October 2008. Since December 2010, Mr. Codeanne has served as the Executive Vice President, Finance, Chief Financial Officer and Director of Premier Research Group Limited, an international pharmaceutical and medical device services company. From April 2008 through November 2010, Mr. Codeanne served as Chief Operating Officer and Chief Financial Officer of Oncology Development Partners, LLC (d/b/a Oncopartners), a specialized international oncology contract research organization. During 2010, Mr. Codeanne also served as an adviser for private equity firm Warburg Pincus. From December 2006 through April 2008, Mr. Codeanne served as the Chief Financial Officer of Averion International Corp., or Averion, a publicly traded international contract research organization. Prior to Averion, from 2002 through July 2006, Mr. Codeanne was the Chief Financial Officer of SCIREX Corporation (which was acquired by Premier Research Group plc in 2006), or SCIREX, an international, full-service clinical research organization. From 1999 to 2002, Mr. Codeanne served as Director of Finance of SCIREX. Mr. Codeanne is a member of the American Institute of Certified Public Accountants. Mr. Codeanne holds a B.A. in Accounting from Fairfield University and an M.B.A. from the University of Connecticut.

Michael Enright, 51, has served on our Board since October 2008. Since February 2011, Mr. Enright has served as the President of OckhamCRO, a division of Ockham Development Group Inc., or Ockham, a global contract research organization. Prior to becoming President of OckhamCRO, Mr. Enright had served as the Chief Financial Officer for Ockham since its merger with Atlantic Search Group, Inc., a staff augmentation and functional outsourcing services organization serving pharmaceutical companies and contract research organizations in the United States and India, where he held the same position since 1995. Prior to 1995, Mr. Enright held positions in employee benefits administration with Hauser Insurance Group and The Prudential Insurance Company, and in financial management with General Electric Company’s aerospace business group. Mr. Enright holds a B.A. in Finance from Villanova University and an M.B.A. from the Kenan-Flagler School of Business of the University of North Carolina at Chapel Hill.

Anton Giorgio Failla, 48, has served on our Board since July 2009. Since July 2008, Dr. Failla has served as Head of Business Development of Chiesi. Prior to his employment at Chiesi, from 2004 to 2008, Dr. Failla served as the CFO of Sorin Group, a medical device company, based in Milan, Italy and as its Senior Vice President of Operations based in Denver, Colorado. From 2000 to 2004, Dr. Failla served as Vice President, Business Development and Strategic Planning at Novartis Consumer Health, or Novartis, at its Headquarters in Switzerland. Prior to Novartis, Dr. Failla held various positions in business development at Medtronic Inc., both in the U.S. and in Europe. Dr. Failla has served on the boards of directors of several private companies in Europe and the United States: Bellco S.r.l. (April 2004 to January 2007), Sorin Biomedica Cardio S.r.l. (April 2004 to April 2005), Biofin Holding International N.V. (July 2004 to June 2006), Ela Medical S.a.s. (April 2004 to June 2006), Sorin Biomedica CRM S.r.l. (April 2007 to July 2008), Sorin Group International S.A. (December 2005 to June 2006), Casino’Municipale Campione d’Italia (August 2007 to June 2009), and Phenomix Corporation Inc. (February 2010 to September 2010). Dr. Failla holds an M.B.A. from SDA Bocconi and a doctorate in Electronic Engineering from Polytechnic of Turin. Dr. Failla is a citizen of the Republic of Italy.

James Harper, 66, has served on our Board since December 2011. Mr. Harper has over 30 years of experience in the pharmaceutical and medical device industries. He has also served on multiple corporate and not-for-profit boards of directors. He is currently Chair of Phenomix Corporation (Chair from December 2009 to present and director from July 2007 to present) and a director of Baylor Regional Medical Center (March 2012 to present). He also recently served as an adviser to Nomura Phase4 Ventures (July 2007 to December 2012). Prior to his retirement, Mr. Harper held a number of management and senior executive positions at Eli Lilly and Company, or Eli Lilly (January 1974 to April 2004), including Group Vice President of Global Marketing and Sales and Chief Marketing Officer (January 2001 to April 2004), President of Diabetes and Growth Disorders

Product Group (January 1994 to January 2001), and President and CEO of Advanced Cardiovascular Systems, an Eli Lilly subsidiary (December 1990 to December 1992). In addition, Mr. Harper has served on the boards of directors of Anesiva, Inc. (May 2007 to December 2008), Corcept Therapeutics (October 2004 to May 2011), Inoveon Corporation (June 2002 to April 2004) and Zymogenetics, Inc. (July 2004 to October 2010). On these boards, he served on various committees including compensation, governance, and audit committees. Mr. Harper was a member of the National Board of Directors of the American Diabetes Association (July 1993 to June 1997), where he was a member of the Research Policy Committee (July 2000 to June 2001) and Vice Chair of the Research Foundation Board (2003 to 2006). He was also on the National Osteoporosis Foundation Corporate Advisory Board (July 1995 to June 1997). Mr. Harper is a member of the National Association of Corporate Directors (March 2006 to present). A veteran Navy flight officer, he holds a B.A. in Biology from Vanderbilt University and an M.B.A. in Marketing/Finance from The Wharton School.

Michael Heffernan, 49, has served on our Board since October 2008. Since 2002, Mr. Heffernan has served as President and Chief Executive Officer of Collegium Pharmaceutical, Inc., a specialty pharmaceutical company that develops and commercializes products to treat central nervous system, respiratory and skin-related disorders. From 1999 to 2001, Mr. Heffernan served as President and Chief Executive Officer of PhyMatrix Corp., an integrated health care services company. From 1995 to 1999, Mr. Heffernan served as President and Chief Executive Officer of Clinical Studies Ltd., a pharmaceutical clinical development company. From 1987 to 1994, Mr. Heffernan served in a variety of sales and marketing positions with Eli Lilly. Mr. Heffernan has also served on the Board of Directors of TyRx Pharma, Inc. since 2002, the Board of Directors of PreCision Dermatology, Inc. since 2010 and the Board of Directors of Advanced Cell Technology, Inc. since April 2012. Mr. Heffernan holds a B.S. in Pharmacy from the University of Connecticut and is a Registered Pharmacist.

Laura Shawver, 56, has served on our Board since June 2012. Dr. Shawver has more than 20 years of experience in the biotechnology and pharmaceutical industry. In 2011, she participated in the founding of Cleave Biosciences, Inc., a development-stage company, and currently serves as its Chief Executive Officer and Director. From October 2010 to August 2011, she was Entrepreneur in Residence for 5AM Ventures, an early-stage venture capital firm focused on building next-generation life science companies. In prior years, Dr. Shawver served as Chief Executive Officer and Director of Phenomix Corporation, a development stage company, from June 2002 to September 2010, and President of Sugen, Inc., or Sugen from October 2000 to May 2002, after holding various positions there since 1992. Sugen was a publicly traded company from 1994 to 1999 when it was acquired by Pharmacia and Upjohn Company, Inc. Dr. Shawver began her drug development career in 1989 at Triton Biosciences, Inc. (later Berlex Biosciences Inc.), which was acquired by Schering AG in 1990. She has extensive operational, drug-development and regulatory expertise, and also has assisted a number of pharmaceutical companies with transition and integration activities following product-licensing and acquisition transactions. Dr. Shawver has served on the Board of Directors of Antipodean Pharmaceuticals, Inc. and Anaphore, Inc., and she is the founder and a current Director of The Clearity Foundation, a non-profit corporation. Dr. Shawver holds a B.S. in Microbiology and a Ph.D. in Pharmacology, both from the University of Iowa.

Robert M. Stephan, 71, has served on our Board since July 2009. Mr. Stephan is a retired business attorney with over 40 years of experience, including in private law practice and with public corporations. Since 1997, until his retirement in 2012, Mr. Stephan operated the Law Office of Robert M. Stephan, where he concentrated his law practice on domestic and international business transactions and served as chief counsel to small and mid-sized companies and local counsel to foreign companies with operations in the United States. Mr. Stephan also served as Vice President and Secretary from 1997 to 2012 and as a director from April 2009 to 2012, of Chiesi Pharmaceuticals Inc., USA, a subsidiary of Chiesi. Prior to opening his private practice in 1997 and after initial training with the Office of the General Counsel of the SEC in Washington D.C. and the law firm of Day, Berry & Howard in Hartford, Connecticut, Mr. Stephan embarked on a career as in-house counsel with publicly traded corporations. He served as Vice President and Group General Counsel for General Mills Inc.; Vice President and Associate General Counsel for US Surgical Corporation; Vice President, General Counsel and Secretary for Erbamont N.V. (Montedison Group); and Vice President, General Counsel and Secretary for

American Maize Products Corporation. Mr. Stephan has advised boards of directors on corporate governance matters and is a former member of the National Association of Corporate Directors. Mr. Stephan is a former Captain/Judge Advocate in the United States Marine Corps and an Assistant Attorney General for the State of Wisconsin. Mr. Stephan holds a B.A. in economics and political science from Lawrence University and a J.D. from the University of Wisconsin Law School.

Marco Vecchia, 53, has served on our Board since May 2010. Since 1987, Mr. Vecchia has served as Head of Legal and Corporate Affairs at Chiesi. Mr. Vecchia has also served on the boards of directors of the following companies: Chiesi S.A., Belgium, since June 2010 (100% owned by Chiesi); Chiesi Pharmaceuticals Shanghai Co. Ltd. (Wfoe), China, since June 2008 (100% owned by Chiesi); Cheshire Healthcare Limited, England, since January 2003 (100% owned by Chiesi); Chiesi Limited, England, since May 1999 (100% owned by Chiesi Healthcare Limited, England, a wholly-owned subsidiary of Chiesi); Chiesi Healthcare Limited, England, since May 1999 (100% owned by Chiesi); Chiesi S.A., France, since April 2002 (100% owned by Chiesi); Chiesi Hellas Pharmaceuticals S.A., Greece, since April 1998 (100% owned by Chiesi); Chiesi Int. H. B.V., Holland, since April 2008 (merged with and into Chiesi in June 2011); Chiesi Pharmaceuticals B.V., Holland, since February 2007 (100% owned by Chiesi); Opocrin S.P.A., Italy, since November 2008 (33% owned by Chiesi); Opocrin S.r.l., Italy, since November 2008 (33% owned by Chiesi); Novadynamics Healthcare S.r.l., Italy, since May 2007 (100% owned by Valline S.r.l., parent company of Chiesi); Chiesi Pharmaceuticals Pvt Limited, Pakistan, since November 2001 (100% owned by Chiesi); Chiesi España S.A., Spain, since April 2000 (100% owned by Chiesi); and Chiesi Pharmaceuticals Inc., USA, since April 1992 (100% owned by Chiesi). Mr. Vecchia holds a degree in law from the University of Parma. Mr. Vecchia is a citizen of the Republic of Italy.

Executive Officers

Craig A. Collard currently serves as chairman of the Board and Chief Executive Officer. Information regarding Mr. Collard is provided in the preceding section “—Directors” beginning on page 97 for additional biographical information regarding Mr. Collard.

Kenneth McBean, 48, assumed the title of President from Craig Collard in September 2011. Mr. McBean joined us from Covidien plc, or Covidien, where he held the position of Vice President and General Manager of Specialty Pharmaceuticals from March 2009 until May 2011. At Covidien, Mr. McBean was responsible for executing a successful turnaround of Covidien’s branded pharmaceutical products division. In 2006, Mr. McBean co-founded Tribute Pharmaceuticals Ltd., a Canadian-based pharmaceutical company, and served as its Senior Vice President of Commercial Affairs and Business Development from January 2006 through March 2009. In 2004, Mr. McBean co-founded Legacy Pharmaceuticals, Inc., a specialty pharmaceutical company, and served as its Senior Vice President of Commercial Affairs from July 2004 until October 2005. Prior to founding Legacy Pharmaceuticals, Inc., Mr. McBean was the Vice President of Marketing and Commercial Development for Biovail Pharmaceuticals, Inc., or Biovail, and its predecessor company, DJ Pharma, Inc., in the United States. His earlier career involved various U.S. and global positions at Glaxo Wellcome and Marion Merrell Dow in commercial strategy, product management, market research, and sales. Mr. McBean holds a B.S. in Business from Kansas State University.

Alastair McEwan, 58, was appointed as our Chief Financial Officer and Treasurer in November 2012 and was appointed as our Secretary in August 2013. Mr. McEwan joined our company from his role as a pharmaceutical industry consultant. In this role, from July 2006 to November 2012, Mr. McEwan consulted on various drug development initiatives and advised potential investors in numerous public and private mergers, acquisitions, divestments and capital restructuring initiatives. Mr. McEwan previously served on our Board following the completion of our merger with Cornerstone BioPharma on October 31, 2008 until July 28, 2009, the date of the completion of the Chiesi Investment. Mr. McEwan joined Cornerstone BioPharma’s board of directors in August 2005 and became chairman of its board of directors in January 2006, serving in such capacities until the completion of the Chiesi Investment. From October 2005 through December 2005, Mr. McEwan served as Cornerstone BioPharma’s interim Chief Financial Officer. Prior to joining Cornerstone BioPharma, from June 1996 to December 2004, Mr. McEwan served in a variety of positions at Inveresk Research Group, Inc., or Inveresk, including as Group Executive Vice President, as President of Inveresk Global

Clinical Operations and President of Inveresk Clinical Americas’ operations. Mr. McEwan also served as a member of the Group Executive Board of Inveresk from 1999 to 2004. Mr. McEwan served as director of Averion International Corp., a publicly traded international contract research organization, from February 2006 until December 2009. Mr. McEwan qualified as a Chartered Accountant in 1979 with the Institute of Chartered Accountants of Scotland and holds a Bachelor of Commerce from the University of Edinburgh. Mr. McEwan is a citizen of the United Kingdom.

Joshua B. Franklin, 44, has served as our Vice President, Strategy and Business Development since May 2012. Prior to that, Mr. Franklin served as our Vice President, Corporate Strategy from March 2011 to May 2012, Vice President, Sales and Marketing from December 2008 to March 2011 and, before that, as Vice President of Marketing since our merger with Cornerstone BioPharma. Before joining Cornerstone, Mr. Franklin served in a variety of marketing positions at Ther-Rx Corporation (a subsidiary of K-V Pharmaceutical Company) from July 2003 to September 2008, including most recently as Vice President, Marketing. Prior to joining Ther-Rx Corporation, Mr. Franklin held various marketing roles with Biovail from January 2002 to July 2003 and the Ross Products Division of Abbott Laboratories from August 1999 to January 2002. Mr. Franklin is a U.S. Army veteran and holds a B.S. in Business Administration from Methodist University and M.H.A. and M.B.A. degrees from The Ohio State University.

Andreas Maetzel, 50, was appointed Vice President, Clinical and Regulatory in May 2013. From September 2011 to April 2013, Dr. Maetzel was Executive Director of Clinical Development for BioCryst Pharmaceuticals, Inc., a biotechnology company. In this role, Dr. Maetzel was medical leader in U.S. and EU interactions with regulatory authorities and team leader in early product development. Prior to then, Dr. Maetzel served as Partner and Co-founder of Stratas Partners, an international strategic healthcare consulting company, from September 2009 to September 2011. In this role, he served clients with tailored global pricing and market access solutions, developed commercial strategies for payer interactions and assisted clients with strengthening their products’ value evidence portfolio. From November 2008 to September 2009, Dr. Maetzel served as Director of Health Technology Assessment for Amgen International Commercial Operations, a division of Amgen Inc., a biotechnology medicines company. From November 2004 to October 2008, Dr. Maetzel was a Director and therapeutic area head for Amgen Inc., serving as Amgen Europe’s health economics and reimbursement function in the nephrology and bone franchise. Prior to this, Dr. Maetzel was appointed as Assistant Professor at the University of Toronto Institute for Health Policy, Management and Evaluation, where he maintains an adjunct appointment. Dr. Maetzel holds a Ph.D. and an M.Sc. in Clinical Epidemiology from the University of Toronto and a medical doctorate (Dr. med.) from the University of Hannover, Germany.

Alan T. Roberts, 47, has served as our Vice President, Scientific Affairs since May 2009. In December 2007, Mr. Roberts founded Tybeam Pharma Consulting, LLC, or Tybeam, and serves as its President. Prior to founding Tybeam, Mr. Roberts served as Senior Vice President and Chief Scientific Officer for Auriga Laboratories, Inc., or Auriga, from February 2006 to December 2007. In January 2006, Mr. Roberts was named Vice President, Global Manufacturing and Development. He had served as Vice President, Scientific Affairs for First Horizon Pharmaceutical Corporation, or First Horizon, since January 2005. Prior to becoming Vice President, Mr. Roberts was First Horizon’s Director of Regulatory, Quality and Manufacturing from June 2000 to June 2002, and Senior Director, Regulatory and Technical Affairs through 2004. From June 1999 to February 2000, Mr. Roberts was Vice President, Research and Development for Mikart, Inc., a private pharmaceutical contract manufacturer. Prior positions with Mikart were Research and Development Manager and Director of Research and Development from July 1993 to June 1999. Additional experience also includes key management positions in regulatory and development with Solvay Pharmaceuticals, Inc. and the Medical University of South Carolina’s Pharmaceutical Development Center, respectively. Mr. Roberts holds a B.S. in Microbiology from Clemson University.

Selected Summary Historical Consolidated Financial Data

Set forth below is certain selected historical consolidated financial information relating to the Company. The selected consolidated statements of financial position data, consolidated statements of income data, consolidated statements of cash flows data, and consolidated statements of stockholders’ equity data of the Company as of and for the fiscal years ended December 31, 2011 and December 31, 2012 have been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, an independent registered public accounting firm, for the fiscal year ended December 31, 2012 and Grant Thornton LLP, an independent registered public accounting firm, for the fiscal year ended December 31, 2011. This information is only a summary and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference into this proxy statement. More comprehensive financial information is included in that report, including management’s discussion and analysis of financial condition and results of operations, and stockholders are urged to read such report and all of the financial information and notes contained therein. For additional information, see “Where You Can Find Additional Information” beginning on page 117.

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2013	2012	2012	2011
	(unaudited)
	(in thousands, except share and per share data)		(in thousands, except share and per share data)
Results of Operations:
Net revenues	$53,697	$37,525	$116,084	$101,422
Gross profit (exclusive of amortization product rights)	$41,055	$23,128	$73,501	$63,478
Income (loss) from operations	$16,039	$2,723	$(27,338)	$(1,237)
Income (loss) before income taxes	$14,253	$824	$(31,133)	$(1,365)
Net income	$9,577	$1,249	$(11,888)	$(693)
Earnings per share:
Net income (loss) per share, basic	$0.36	$0.05	$(0.46)	$(0.03)
Net income (loss) per share, diluted	$0.31	$0.05	$(0.46)	$(0.03)
Number of weighted-average shares outstanding:
Weighted-average common shares, basic	26,515,190	26,245,765	26,115,266	25,684,593
Weighted-average common shares, diluted	31,495,632	26,603,258	26,115,266	25,684,593
Cash Flow and Balance Sheet Data:
Net cash provided by operating activities	$28,399	$(4,785)	$18,387	$24,172
Current assets	$126,086	$102,566	$102,566	$107,048
Noncurrent assets	$263,979	$266,809	$266,809	$125,266
Total assets	$390,065	$369,375	$369,375	$232,314
Current liabilities	$69,221	$66,825	$66,825	$48,655
Noncurrent liabilities	$134,133	$136,377	$136,377	$8,856
Total liabilities	$203,354	$203,202	$203,202	$57,511
Total stockholders’ equity	$186,711	$166,173	$166,173	$174,803

We have not provided any pro forma data giving effect to the proposed Merger as we do not believe such information is material to our stockholders in evaluating the proposal to adopt the Merger Agreement, since the proposed merger consideration is all cash and our Common Stock would cease to be publicly traded if the proposed Merger is completed.

Ratio of Earnings to Fixed Charges

The following table presents our ratio of earnings to fixed charges for the fiscal periods indicated.

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2013	2012	2012	2011
	(unaudited)		(unaudited)
	(in thousands)		(in thousands)
Ratio of earnings to fixed charges (1)	6.34	—	—	—

(1)	Earnings was inadequate to cover fixed charges by $8.0 million for the nine months ended September 30, 2012 and $31.1 million and $1.4 million for the fiscal years ended December 31, 2012 and 2011, respectively.

Book Value Per Share

Our net book value per share as of September 30, 2013 was approximately $6.95 (calculated based on 26,882,463 shares of Common Stock outstanding as of such date).

Market Price of the Common Stock and Dividend Information

The Common Stock is traded on NASDAQ under the symbol “CRTX.”

The following table sets forth for the periods indicated the high and low sales prices for the Common Stock.

	Market Price
Fiscal Year	High	Low
2013
First Quarter	$7.44	$4.81
Second Quarter	$10.37	$7.00
Third Quarter	$9.94	$7.77
Fourth Quarter (through December 11, 2013)	$9.55	$9.34
2012
First Quarter	$6.96	$4.66
Second Quarter	$6.35	$4.88
Third Quarter	$7.99	$3.10
Fourth Quarter	$5.39	$4.56
2011
Third Quarter	$9.20	$6.29
Fourth Quarter	$7.89	$4.45

The closing sale price of our Common Stock on February 15, 2013, the last trading day prior to the Initial Proposal, was $5.35 per share. The merger consideration represents a premium of approximately 78% to such closing sale price. On December 11, 2013, the latest practicable trading date before the filing of this proxy statement, the closing sale price of our Common Stock was $9.54 and the number of shares of our Common Stock outstanding was 26,919,071.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of December 11, 2013 (except as noted below) of:

•	each person, entity or group of affiliated persons or entities known to us to be the beneficial owner of 5% or more of the outstanding shares of our Common Stock;

•	each of our directors;

•	our Chief Executive Officer, our Chief Financial Officer, our three most highly compensated executive officers during 2012 and our former Chief Financial Officer; and

•	all of our directors and our executive officers as a group.

Beneficial ownership is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our Common Stock. Shares of Common Stock issuable under stock options and warrants that are currently exercisable or exercisable within 60 days of December 11, 2013 are deemed to be beneficially owned by the person holding the option or warrant for purposes of calculating the percentage ownership of that person but are not deemed outstanding for purposes of calculating the percentage ownership of any other person. The information set forth below is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of Common Stock beneficially owned by them, except, where applicable, to the extent authority is shared by spouses under community property laws.

Name and Address of Beneficial Owner(1)	Number of Outstanding Shares Beneficially Owned		Shares Underlying Options or Other Rights Exercisable within 60 Days		Total Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Stockholders
Chiesi Farmaceutici S.p.A	15,687,538	(2)	4,226,542	(3)	19,914,080	63.9%
Via Palermo 26/A
43122 Parma, Italy
Craig A. Collard(4)	1,612,225		646,322		2,258,547	8.2%
Chief Executive Officer and Director
Cornerstone Biopharma Holdings, Ltd.	1,567,225		—		1,567,225	5.8%
Directors and Named Executive Officers
Christopher Codeanne	—		70,833		70,833	*
Director
Michael Enright	—		70,833		70,833	*
Director
Anton Giorgio Failla	—		62,500		62,500	*
Director
James Harper	—		30,695		30,695	*
Director
Michael Heffernan	—		74,404		74,404	*
Director
Laura Shawver	—		21,111		21,111	*
Director
Robert Stephan	—		62,500		62,500	*
Director
Marco Vecchia	—		55,000		55,000	*
Director
Alastair McEwan	316,413		—		316,413	1.2%
Chief Financial Officer
Kenneth R. McBean	83,705		45,311		129,016	*
President
Andrew K. W. Powell	89,485	(5)	—		89,485	*
Former Executive Vice President, General Counsel and Secretary
Joshua B. Franklin	45,944		151,455		197,399	*
Vice President, Strategy and Business Development
Vincent T. Morgus	15,000	(6)	—		15,000	*
Former Executive Vice President, Finance, Chief Financial Officer and Treasurer
All executive officers and directors as a group (14 persons, consisting of 6 executive officers and 8 non-employee directors)	2,164,234		1,426,899		3,591,133	12.7%

*	Represents beneficial ownership of less than one percent of Common Stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is care of Cornerstone Therapeutics Inc., 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518.
(2)	Reflects the 15,687,538 shares of Common Stock owned by Chiesi US. Does not include the 1,612,225 shares held by Mr. Collard or Cornerstone Biopharma Holdings, Ltd. that are presently subject to a voting agreement pursuant to which Mr. Collard and Cornerstone Biopharma Holdings, Ltd. have agreed with Chiesi and Chiesi US to vote such shares to approve the Merger and have granted Chiesi and Chiesi US an irrevocable proxy in connection therewith.
(3)	Reflects the 4,226,542 shares of Common Stock that are issuable upon conversion of the $30,000,000 principal amount of Term Loan B, as of December 11, 2013, pursuant to the Credit Agreement, dated June 21, 2012 among the Company and Chiesi at the conversion rate of $7.098 per share.
(4)	Includes 1,567,225 shares of Common Stock held by Cornerstone Biopharma Holdings, Ltd. Mr. Collard owns 100% of the outstanding Common Stock and is the President, Chief Executive Officer and a director of Cornerstone Biopharma Holdings, Ltd. and by virtue of such positions exercises voting and investment power with respect to the Cornerstone Therapeutics Inc. shares owned by Cornerstone Biopharma Holdings, Ltd.
(5)	Share information accurate as of December 3, 2013.
(6)	Share information accurate as of December 11, 2013.

Transactions in Common Stock

Transactions in Common Stock During the Past 60 Days

Other than the Merger Agreement and agreements entered into in connection therewith, including the voting agreement discussed under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” and “Special Factors—Payments to Executive Officers and Directors in Respect of Unvested Stock Options and Restricted Stock Awards—Voting Agreement,” respectively, beginning on pages 65 and 70, respectively, the Company, Chiesi, Chiesi US or any of their respective affiliates have engaged in any transactions with respect to the Common Stock during the past 60 days, other than as set forth below:

Name of Transacting Person	Quantity	Price	Trade Date	Transaction Description
Alastair McEwan	19,172	$0.00	September 15, 2013	Acquired—Restricted Stock Grant
Andrew Powell	27,645	$0.00	August 30, 2013	Disposed—Unvested restricted shares forfeited upon his resignation(1)

(1)	Resigned effective August 30, 2013. Transactions by Mr. Powell following the date of his resignation have not been presented.

Transactions in Common Stock by the Company During the Past Two Years

The following table summarizes all purchases of shares of Common Stock made by the Company or its controlled affiliates during the past two years:

Fiscal Year	Total Number of Shares Purchased	Price Range of Prices Paid	Average Price Paid per Share
2013
First Quarter	1,217	$5.58	$5.58
Second Quarter	—	—	—
Third Quarter	—	—	—
Fourth Quarter	—	—	—
2012
First Quarter	3,722	$6.48	$6.48
Second Quarter	10,521	$5.04-5.94	$5.11
	1,443,913	$6.25	$6.25	(1)
Third Quarter	6,948	$6.27-7.22	$6.40
Fourth Quarter	1,022	$4.85	$4.85
2011
Third Quarter	—	—	—
Fourth Quarter	—	—	—

All amounts above with the exception of that denoted by (1) represent shares that were surrendered to us by holders of restricted common stock under the 2004 Stock Incentive Plan to satisfy employee tax withholding obligations arising in connection with the vesting of their shares. We subsequently retired all of these surrendered shares.

(1)	Shares sold by Cornerstone Biopharma Holdings Ltd., an entity beneficially owned by Craig Collard, to Chiesi in May 2012.

Transactions in Common Stock by Chiesi, its Affiliates (Other than the Company and its Subsidiaries) During the Past Two Years

The following table summarizes all purchases of shares of Common Stock made by Chiesi or its Affiliates (other than the Company and its subsidiaries) during the past two years.

Fiscal Year	Total Number of Shares Purchased	Price Range of Prices Paid	Average Price Paid per Share
2013
First Quarter	—	—	—
Second Quarter	—	—	—
Third Quarter	—	—	—
Fourth Quarter	—	—	—
2012
First Quarter	10,200	$5.85-6.08	$5.97
Second Quarter	1,443,913	$6.25	$6.25	(1)
Third Quarter	—	—	—
Fourth Quarter	—	—	—
2011
Third Quarter	—	—	—
Fourth Quarter	11,000	$5.06-5.12	$5.07

(1)	Shares sold by Cornerstone Biopharma Holdings Ltd., an entity beneficially owned by Craig Collard, to Chiesi in May 2012.

Certain Share Transactions

Chiesi’s Initial 2009 Investment

On May 6, 2009, the Company and certain of its stockholders entered into a series of agreements with Chiesi, including (i) a stock purchase agreement between the Company and Chiesi, pursuant to which the Company issued a total of 12,172,425 shares of Common Stock to Chiesi; (ii) a separate stock purchase agreement pursuant to which Chiesi purchased an aggregate of 1,600,000 shares of Common Stock owned by entities controlled by Mr. Collard and Mr. Lutz for $5.50 per share in cash; (iii) a governance agreement, which expired on July 28, 2011, among the Company, Chiesi and certain of our stockholders; (iv) the U.S. CUROSURF Agreement; and (v) a stockholders agreement, which was subsequently amended, among Chiesi and certain of our stockholders, including Mr. Collard, which among other things, requires Mr. Collard to vote in favor of any transaction in which Chiesi or its affiliates would acquire all of our outstanding Common Stock. Pursuant to that stockholders agreement, Chiesi was granted an option to purchase shares of Common Stock owned by entities controlled by Mr. Collard and Mr. Lutz for $12.00 per share in cash. That option expired unexercised on July 28, 2011.

Following the completion of the share purchases provided for in these agreements, Chiesi held a majority of the outstanding shares of Common Stock.

Chiesi’s Subsequent Share Purchases

On December 16, 2010, entities controlled by Mr. Collard and Mr. Lutz sold 450,000 shares of Common Stock to Chiesi for $6.02 per share.

On March 16, 2012, an entity controlled by Mr. Collard sold 1,443,913 shares of Common Stock to Chiesi for $6.25 per share.

On November 29, 2011, December 14, 2011, March 12, 2012, March 14, 2012 and March 15, 2012, Chiesi acquired an aggregate of 21,200 shares of Common Stock at prices ranging from $5.0649 to $6.08 per share, in open market transactions.

The purchases described in this section that occurred during the past two years are included in the preceding table that summarizes transactions by Chiesi and its affiliates.

In order to retain certain corporate governance rights pursuant to our certificate of incorporation, Chiesi must beneficially own (together with its affiliates) not less than 40% of the outstanding shares of Common Stock (calculated on a fully diluted basis). Chiesi has advised us that the principal purpose of the open market purchases described above was to maintain its percentage ownership after the Company issued additional shares of Common Stock (including pursuant to restricted stock grants) or issued stock options. See “Special Factors—Background of the Merger—Chiesi’s Corporate Governance Rights” beginning on page 16.

Term Loan Facility

Under the Credit Agreement that we entered into with Chiesi on June 21, 2012, Chiesi has the right to convert the outstanding balance of Term Loan B into shares of Common Stock. At September 30, 2013, the outstanding balance of Term Loan B was $30.0 million, which was convertible into 4,226,542 shares of Common Stock. See “Special Factors—Background of the Merger—Term Loan Facility” beginning on page 17.

RIGHTS OF APPRAISAL

Holders of record of shares of Common Stock who do not vote in favor of the adoption of the Merger Agreement, who properly demand appraisal rights thereto in accordance with, and who otherwise comply with, the requirements of Section 262 of the DGCL will not have their shares converted into the right to receive merger consideration and will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, the holder of shares must follow the steps summarized below properly and in a timely manner.

The following summary is a description of the law pertaining to appraisal rights under the DGCL. Stockholders are urged to read the full text of Section 262 of the DGCL (“Section 262”), which is attached to this proxy statement as Annex C and incorporated by reference herein. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, holders of record of shares of Common Stock who do not vote in favor of the proposal to adopt the Merger Agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have the “fair value” of their shares of common stock (as defined pursuant to Section 262) determined by the Delaware Court of Chancery and to receive payment in cash of the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value, unless and until any such holder fails to perfect, waives or effectively withdraws or loses its rights to appraisal and payment under the DGCL.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex C.

ANY HOLDER OF SHARES OF COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX C BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 COULD RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF COMMON STOCK, CORNERSTONE BELIEVES THAT IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD CONSIDER SEEKING THE ADVICE OF LEGAL COUNSEL.

Filing Written Demand

Any holder of shares of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the proposal to adopt the Merger Agreement at the special meeting, a written demand for the appraisal of the stockholder’s shares. A holder of Common Stock wishing to exercise appraisal rights must be the holder of record of the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the Merger. Appraisal rights will be lost if the shares are transferred prior to the effective time of the Merger. The holder must not vote in favor of the proposal to adopt the Merger Agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and such voting of the proxy will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or to abstain from voting on the proposal to adopt the Merger Agreement.

Neither voting against the proposal to adopt the Merger Agreement, nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement. The demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the holder and the intention of the holder to demand an appraisal of the fair value of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the Merger Agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Common Stock, or a person duly authorized and explicitly purporting to act on such holder’s behalf, will be entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record by a person other than the beneficial owner, such as by a broker, fiduciary, depository or other nominee, execution of the demand should be made in that capacity and must identify the record owner(s), and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If a stockholder holds shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, dealer, commercial bank, trust company, fiduciary or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of Common Stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in an account with a broker, dealer, commercial bank, trust company, fiduciary or other nominee and wish to exercise your appraisal rights, you are urged to consult with your broker, dealer, commercial bank, trust company, fiduciary or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Cornerstone at:

Cornerstone Inc.

1255 Crescent Green Drive, Suite 250

Cary, North Carolina 27518

Attn: Corporate Secretary

At any time within 60 days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Cornerstone, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the Merger will require written approval of Cornerstone, as the surviving corporation. If Cornerstone, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who properly withdraws or ceases such stockholder’s right to appraisal in accordance with the first sentence of this paragraph, if the Delaware Court of Chancery does not approve the dismissal of the stockholder to an appraisal proceeding, the stockholder will be entitled to receive only the appraised fair value determined in any such appraisal proceeding plus interest, which fair value could be less than, equal to or more than the consideration being offered pursuant to the Merger Agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just, provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective time of the Merger.

Notice by the Surviving Corporation

Within ten days after the effective time of the Merger, Cornerstone, as the surviving corporation, must notify each holder of Common Stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the proposal to adopt the Merger Agreement, of the date that the Merger became effective.

Filing a Petition for Appraisal

Within 120 days after the effective time of the Merger, but not thereafter, Cornerstone, as the surviving corporation, or any holder of Common Stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of Common Stock who had previously demanded appraisal of their shares. Cornerstone, as the surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that Cornerstone as the surviving corporation will file a petition or that Cornerstone will initiate any negotiations with respect to the fair value of the shares. Accordingly, it is the obligation of the holders of Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Common Stock within the period prescribed in Section 262.

Within 120 days after the effective time of the Merger, any holder of Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Cornerstone as the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request therefor has been received by Cornerstone as the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing requirement that a demand for appraisal must be made by or on behalf of the record owner of the shares, a person who is the beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from Cornerstone as the surviving corporation the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares of Common Stock, service of a copy thereof shall be made upon Cornerstone, which as the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to Cornerstone and all of the stockholders shown on the Verified List. Such notice also shall be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by Cornerstone.

After notice to the stockholders as required by the Delaware Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with

Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger[.]” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262. Although Cornerstone believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Chiesi nor Cornerstone anticipates offering more than the applicable merger consideration to any stockholder of Cornerstone exercising appraisal rights, and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the fair value of a share of Common Stock is less than the applicable merger consideration. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Upon application by Cornerstone or by any Cornerstone stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any Cornerstone stockholder whose name appears on the Verified List and who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he or she is not entitled to appraisal rights. The Court of Chancery shall direct the payment of the fair value of the shares, together with interest, if any, by Cornerstone to the stockholders entitled thereto. Payment shall be so made to each such stockholder upon the surrender to Cornerstone of his or her certificates in the case of a holder of certificated shares. Payment shall be made forthwith in the case of holders of uncertificated shares. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expense.

Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the effective time of the Merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Common Stock as of a date prior to the effective time of the Merger.

If any stockholder who demands appraisal of shares of Common Stock under Section 262 fails to perfect or effectively withdraws or loses such holder’s right to appraisal, such stockholder’s shares of Common Stock will be deemed to have been converted at the effective time of the Merger into the right to receive the merger consideration pursuant to the Merger Agreement. A stockholder will fail to perfect, or effectively lose, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the Merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the Merger Agreement.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to multiple stockholders sharing an address, unless Cornerstone has received contrary instructions from one or more of the stockholders. We will promptly deliver a separate copy of this proxy statement to you upon written or oral request to Cornerstone Therapeutics Inc., Attention of Investor Relations, 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518; telephone: (888) 466-6505. If you want to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

If the Merger is completed, we may not hold an annual meeting of stockholders in 2014. If the Merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will hold a 2014 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2014 annual meeting will be held. If the 2014 annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2014 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as described below.

In order to be included in the proxy materials for our 2014 annual meeting of stockholders, stockholders’ proposed resolutions must be received by us at our principal executive offices, Cornerstone Therapeutics Inc., Attention: Corporate Secretary, 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518, no later than June 5, 2014. However, if the date of the 2014 annual meeting is changed by more than thirty days from the date of the first anniversary of the 2013 annual meeting, then the deadline is a reasonable time before we begin to print and mail our proxy statement for the 2014 annual meeting. We suggest that proponents submit their proposals by certified mail, return receipt requested.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to the Board and of other matters that stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement. The required notice must be in writing and received by our corporate secretary at our principal offices in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. The date of our 2014 annual meeting of stockholders has not yet been established, but assuming it is held on October 31, 2014, in order to comply with the time periods set forth in our bylaws, appropriate notice for the 2014 annual meeting would need to be provided to our corporate secretary no earlier than July 3, 2014 and no later than August 2, 2014.

IMPORTANT INFORMATION REGARDING CHIESI AND CHIESI US

Chiesi and Chiesi US

This information concerning Chiesi and Chiesi US has been furnished by Chiesi.

Chiesi and Chiesi US

Chiesi US is a Delaware corporation organized in connection with the Merger and has not carried on any activities other than in connection with the Merger. All of the outstanding capital stock of Chiesi US is directly owned by Chiesi. Chiesi is an Italian Società per Azioni. Chiesi US has conducted no business or other activity other than to hold the shares of Common Stock beneficially owned by Chiesi. At the effective time of the Merger, Chiesi US will be merged with and into the Company and the separate corporate existence of Chiesi US will end.

For the purposes of the Exchange Act, each of Chiesi and Chiesi US is an affiliate of the Company.

The principal office of each of Chiesi and Chiesi US is located at Via Palermo 26/A, 43122 Parma, Italy and the telephone number of each of Chiesi and Chiesi US is +39 0521 2791.

Neither Chiesi nor Chiesi US has made any provision in connection with the Merger to grant unaffiliated security holders access to the corporate files of Chiesi or Chiesi US or to obtain counsel or appraisal services at the expense of Chiesi or Chiesi US.

For additional information concerning the executive officers and directors of Chiesi and Chiesi US, see Annex D, Parts 1 and 2.

Neither Chiesi nor Chiesi US, nor, to the best knowledge of Chiesi and Chiesi US, any of the persons listed on Annex D, Parts 1 and 2, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth in this proxy statement, neither Chiesi nor Chiesi US, nor, to the best knowledge of Chiesi and Chiesi US, any of the persons listed on Annex D, Parts 1 and 2, nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any shares of Common Stock, and, except as set forth in this proxy statement, neither Chiesi nor Chiesi US nor, to the best of knowledge of Chiesi and Chiesi US, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Common Stock during the past 60 days.

Except as set forth in this proxy statement, neither Chiesi nor Chiesi US has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

Except as set forth or incorporated by reference in this proxy statement, neither Chiesi nor Chiesi US, any of their affiliates, nor, to the best knowledge of Chiesi and Chiesi US, any of the persons listed on Annex D, Parts 1 and 2, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules of the SEC. Except as set forth in this proxy statement, there have been no contacts, negotiations or transactions between Chiesi or Chiesi US, any of their affiliates or, to the best knowledge of Chiesi and Chiesi US, any of the persons listed on Annex D, Parts 1 and 2, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and information statements and other information with the SEC. You should be able to read and copy materials that we have filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of reports and other information filed by us with the SEC are available on the SEC’s website at http://www.sec.gov. Those filings are also available at our website at http://www.crtx.com. Materials accessed at or through our website are not a part of this proxy statement.

Because the Merger is a “going private” transaction, the Company, Chiesi and Chiesi US have filed a Transaction Statement on Schedule 13E-3 with the SEC with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as described above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” in this proxy statement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The following documents filed with the SEC are hereby incorporated by reference in this proxy statement:

•	annual report on Form 10-K for the fiscal year ended December 31, 2012, as amended;

•	quarterly reports on Form 10-Q for the periods ended March 31, 2013 and June 30, 2013;

•	current reports on Form 8-K filed with the SEC on February 25, 2013, March 20, 2013, May 9, 2013, July 26, 2013, August 8, 2013, August 20, 2013, September 16, 2013 and September 19, 2013; and

•	definitive proxy statement under Regulation 14A in connection with our Annual Meeting of Stockholders, filed with the SEC on October 3, 2013.

Any statement in a document incorporated or deemed to be incorporated by reference into this proxy statement shall be deemed to be modified or superseded for the purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than exhibits to such documents that are not specifically incorporated by reference therein. All requests should be sent to the attention of Investor Relations, Cornerstone Therapeutics Inc., 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518 or made via telephone at (888) 466-6505.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [                    ], 2013. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

CHIESI FARMACEUTICI S.P.A.,

CHIESI U.S. CORPORATION,

and

CORNERSTONE THERAPEUTICS INC.

Dated as of September 15, 2013

Article VIII. MISCELLANEOUS		A-32

Section 8.1	No Survival of Representations and Warranties.	A-32

Section 8.2	Expenses.	A-32

Section 8.3	Counterparts; Effectiveness.	A-32

Section 8.4	Governing Law; Jurisdiction.	A-32

Section 8.5	Remedies; Specific Enforcement.	A-33

Section 8.6	WAIVER OF JURY TRIAL.	A-33

Section 8.7	Notices.	A-34

Section 8.8	Assignment; Binding Effect.	A-34

Section 8.9	Severability.	A-35

Section 8.10	Entire Agreement; No Third-Party Beneficiaries.	A-35

Section 8.11	Amendments; Waivers.	A-35

Section 8.12	Headings.	A-35

Section 8.13	Interpretation.	A-35

Section 8.14	Obligations of Merger Sub.	A-36

Section 8.15	Definitions.	A-36

Exhibit A - Certificate of Incorporation of Surviving Corporation		A-1

Exhibit B - Bylaws of Surviving Corporation		B-1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 15, 2013 (the “Agreement”), by and among CHIESI FARMACEUTICI S.P.A., an Italian Societa per Azioni (“Parent”), CHIESI U.S. CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), and CORNERSTONE THERAPEUTICS INC., a Delaware corporation (the “Company”). Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in Section 8.15.

RECITALS

WHEREAS, Merger Sub owns 15,687,538 issued and outstanding shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”);

WHEREAS, Parent proposed to the Board of Directors of the Company (the “Company Board”) that Parent or its Affiliate or Subsidiary acquire all of the shares of Common Stock (each a “Share”) that are not already owned by Parent on the terms set forth in a letter dated February 18, 2013 (the “Original Proposal”);

WHEREAS, the Company Board established a special committee consisting solely of independent and disinterested directors of the Company (the “Special Committee”) and authorized the Special Committee to, among other things, (i) evaluate and analyze the Original Proposal and consider whether to pursue a transaction of the type contemplated by the Original Proposal, (ii) consider whether alternatives to the Original Proposal should be considered or pursued and (iii) negotiate or reject the terms of the Original Proposal and any other potential transaction that might be proposed by Parent;

WHEREAS, Parent stated in its Original Proposal, and has confirmed to the Special Committee, that Parent and its Subsidiaries are interested only in acquiring the Shares they do not already own and that they have no interest in disposing of their controlling interest in the Company or in considering any other strategic transaction involving the Company;

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”);

WHEREAS, the Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company’s stockholders (other than Parent and its Affiliates), (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and (iii) resolved to recommend that (subject to the provisions of this Agreement) the Company’s stockholders adopt this Agreement;

WHEREAS, the boards of directors of each of the Parent Parties have, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the transactions contemplated herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, certain stockholders of the Company are entering into a Voting and Support Agreement (the “Voting Agreement”) with the Company pursuant to which, among other things, such stockholders have agreed to vote their Shares in favor of the transactions contemplated herein;

WHEREAS, the Company and the Parent Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement, including a “majority-of-the-minority” stockholder approval condition;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and the Parent Parties agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178 at 9:00 a.m. Eastern Time, on a date which shall be the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place, time and date as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall cause a certificate of merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached hereto as Exhibit A (the “Charter”), until thereafter amended, subject to Section 5.9, as provided therein or by applicable Law and (b) the by-laws of the Surviving Corporation shall be amended and restated, subject to Section 5.9, in their entirety to be in the form attached hereto as Exhibit B (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the Charter and Bylaws.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the Charter and Bylaws.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company or the Parent Parties or the holders of any securities of the Company or any other Person:

(a) Conversion of Common Stock. Each Share, other than the Parent Shares, Excluded Shares and Dissenting Shares, issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive $9.50 in cash, without interest (the “Merger Consideration”), whereupon all such Shares shall be automatically canceled upon the conversion thereof and shall cease to exist, and the holders of such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration (less any applicable withholding Taxes), upon surrender of Certificates or Book-Entry Shares (if any) in accordance with Section 2.2.

(b) Treasury Shares; Parent and Merger Sub-Owned Shares. Each Share that is owned immediately prior to the Effective Time by the Company (whether held in treasury or otherwise) (the “Excluded Shares”) shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation. Each Share owned by Parent (the “Parent Shares”) immediately prior to the Effective Time shall remain outstanding after the Effective Time as validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d) Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such Shares who have (i) not voted in favor of the adoption of this Agreement or consented thereto in writing and (ii) properly exercised appraisal rights with respect thereto in accordance with, and otherwise complied with, Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.1(a). Holders of Dissenting Shares shall be entitled only to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262, unless and until any such holder fails to perfect, waive or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon cease to be Dissenting Shares, including for purposes of Section 2.1(a), and shall be deemed to have been converted into, at the Effective Time, the right to receive the Merger Consideration as provided for in Section 2.1(a). At the Effective Time, the Dissenting Shares shall be automatically canceled and shall cease to exist and any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (x) prompt notice of any demands received by the Company for appraisals of Shares, withdrawals of such demands and any other related instruments served pursuant to the DGCL and received by the Company and (y) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

Section 2.2 Exchange of Certificates & Book-Entry Shares.

(a) Exchange Fund. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent (and reasonably satisfactory to the Company) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars in an amount equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Shares issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Company Restricted Shares and the Dissenting Shares) (such cash being hereinafter referred to as the “Exchange Fund”), payable upon due surrender of the certificates that, immediately prior to the Effective Time, represented Shares (“Certificates”) (or affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II. In the event any Dissenting Shares cease to be Dissenting Shares, Parent shall deposit, or cause to be deposited, with the Paying Agent in the Exchange Fund, an amount equal to the product of (x) the Merger Consideration multiplied by (y) the number of such formerly Dissenting Shares. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.1, Parent shall, or shall cause Merger Sub or the Surviving Corporation to, promptly deposit additional funds with the Paying Agent in an amount sufficient to make such payments. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided that (A) any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and (B) no such investment or loss thereon shall affect the amounts payable to the former holders of Shares pursuant to this Article II.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day following the Closing Date, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1(a) (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or affidavits of loss in lieu thereof) or Book Entry Shares to the Paying Agent and shall be in such customary form and have such other customary provisions as Parent and the Company may mutually agree prior to the Closing, and (B) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive from the Exchange Fund in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration (less any applicable withholding Taxes). No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate therefor may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer and other applicable Taxes have been paid or are not applicable. The Merger Consideration, paid in full with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

(iii) The Paying Agent, the Company and its Subsidiaries, and the Parent Parties, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (i) shall be remitted by the applicable entity to the appropriate Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including all interest and the other proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one hundred eighty (180) days after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon the Surviving Corporation’s demand, and any former holders of Shares who have not surrendered their Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation and the Parent Parties for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, in each case subject to applicable abandoned property, escheat or similar Law.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, the Parent Parties, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by former holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the fullest extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance reasonably satisfactory to the Paying Agent and the Surviving Corporation and, if required by the Paying Agent or the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration (less any applicable withholding Taxes), without any interest thereon.

Section 2.3 Treatment of Company Options and Company Restricted Shares.

(a) Parent shall not assume any Company Options. Each Company Option, whether vested or unvested and whether with an exercise price per Share that is greater or less than, or equal to, the Merger Consideration, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be irrevocably cancelled, extinguished and converted into the right to receive an amount in cash from the Surviving Corporation or one of its Subsidiaries equal to (A) the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Option multiplied by (ii) the total number of

Shares subject to such Company Option, without interest, less (B) such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the payment of the amount described in clause (A) (the “Option Consideration”). The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to each holder of Company Options the Option Consideration, if any, described in the immediately preceding sentence (through the Company’s payroll system or through the Company’s equity award administrator) as soon as administratively practicable following the Effective Time. For the avoidance of doubt, to the extent that the exercise price of any Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled without any payment or consideration thereof and shall have no further force or effect. From and after the Effective Time, there shall be no outstanding Company Options, and the former holders thereof shall be entitled only to the payment of the Option Consideration, if any.

(b) As promptly as reasonably practicable following the date of this Agreement, the Company Board, the Special Committee or any other committee of the Company Board authorized to administer one or more of the Company Stock Plans, as applicable, shall adopt such resolutions or take such other actions as may be required to ensure that, at the Effective Time, and without any action on the part of any holder thereof, each Company Restricted Share that is outstanding and subject to restrictions immediately prior to the Effective Time shall terminate and be canceled at the Effective Time and the holder of such Company Restricted Share will be entitled to receive from Parent, Merger Sub or the Surviving Corporation, and shall receive as soon as practicable following the Effective Time, in settlement of each such Company Restricted Share, the Merger Consideration, without interest, subject to the provisions in Section 2.2(b)(iii).

(c) The Company shall terminate each Company Stock Plan immediately prior to the Effective Time. Prior to such termination, the Company (or the committee designated by each Company Stock Plan) shall take all necessary actions under the provisions of each Company Stock Plan to effectuate the treatment of the Company Options and Company Restricted Shares contemplated by this Section 2.3(c) to ensure that no participant in any Company Stock Plan shall have any right thereunder to acquire Shares or common stock of the Surviving Corporation or any Subsidiary thereof.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth (i) in the Company SEC Documents filed or furnished with or to the SEC not later than two (2) Business Days prior to the date hereof provided, that for this purpose (A) no effect shall be given to any risk factor disclosures set forth under the heading “Risk Factors” or to any disclosure of risks included in any “forward-looking statements” disclaimer to the extent in either such case that such disclosures are general in nature, or cautionary, predictive or forward-looking in nature, and (B) nothing disclosed in the Company SEC Documents shall be deemed to be a qualification of or modification to the representations and warranties set forth in Section 3.2(a), Section 3.3 or Section 3.4(a) or (ii) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), it being understood and agreed that each disclosure set forth in the Company Disclosure Letter shall qualify or modify the specific section of this Article III to which the applicable disclosure relates and also shall qualify each of the other representations and warranties set forth in this Article III, to the extent the applicability of the disclosure to such other representation and warranty is reasonably apparent:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified or in good standing would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the Company’s Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any failure to be so qualified or in good standing would not, individually or in the aggregate, constitute a Company Material Adverse Effect. The Company has made available to Parent prior to the date hereof true, complete and correct copies of the certificate of incorporation and bylaws (or equivalent organizational and governing documents) of the Company and each non-wholly-owned domestic Subsidiary thereof, each as amended through the date hereof.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company as of the date hereof, each such Subsidiary’s jurisdiction of organization and its authorized, issued and outstanding equity interests (including partnership interests and limited liability company interests) that are not owned by the Company or one of its Subsidiaries.

(c) All equity interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries held by the Company or one of its other Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right and are free and clear of any Liens, other than Permitted Liens and Liens solely in favor of the Company and/or any of the Company’s wholly-owned Subsidiaries.

Section 3.2 Capital Stock.

(a) The authorized share capital of the Company consists of 90,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of September 15, 2013, there were (i) 26,877,724 shares of Common Stock issued and outstanding (338,197 of which were Company Restricted Shares), (ii) no shares of Preferred Stock issued and outstanding, (iii) 2,353,973 shares of Common Stock subject to outstanding Company Options with a weighted average exercise price of $5.40 per share, and (iv) no more than 2,961,009 shares of Common Stock reserved for issuance under the Company Stock Plans. Since September 15, 2013, the Company has not issued any shares of its capital stock or other rights or securities exercisable, convertible into or exchangeable for shares in its capital, other than pursuant to any equity awards or interests referred to above that were issued pursuant to the Company Stock Plans and that were outstanding as of September 15, 2013, or as expressly permitted by Section 5.1(b). All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiary of the Company owns any shares of capital stock of the Company.

(b) Except as set forth in Section 3.2(a), as of September 15, 2013, there were no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of the Company’s Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests to any Person other than the Company or a wholly-owned Subsidiary of the Company, (B) grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary (other than a wholly-owned Subsidiary) or any other Person.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth a correct and complete list, as of September 15, 2013, of (i) each outstanding Company Option, including the number of shares of Common Stock issuable upon exercise of such Company Stock Option, the exercise price with respect thereto, the applicable grant date thereof and the applicable Company Stock Plan governing such Company Option and (ii) each award of Company Restricted Shares, including the number of Company Restricted Shares subject to such award, the applicable grant date thereof and the applicable Company Stock Plan governing such award of Company Restricted Shares.

(d) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or, except for awards to acquire Shares made pursuant to the Company Stock Plans, other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e) Other than the Stockholders Agreement and agreements, proxies or understandings solely between any wholly owned Subsidiary of the Company and the Company and/or any of the Company’s wholly-owned Subsidiaries, there are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 3.3 Corporate Authority and Approval.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to receipt of the Company Stockholder Approvals, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize this Agreement or to consummate the transactions contemplated herein, subject, in the case of the Merger, to the Company Stockholder Approvals and the filing of the Certificate of Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by each of the Parent Parties, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Special Committee has been duly constituted and at a meeting duly called and held has unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company’s stockholders (other than Parent and its Affiliates) and (ii) recommended that the Company Board adopt resolutions approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and recommending (subject to Section 5.3) that the Company’s stockholders adopt this Agreement (the “Special Committee Recommendation”).

(c) At a meeting duly called and held, the Company Board, based on the Special Committee Recommendation, has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders (other than Parent and its Affiliates), (ii) approved this Agreement and the transactions contemplated hereby and declared this Agreement advisable and (iii) resolved to recommend (subject to Section 5.3) that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation” and, together with the Special Committee Recommendation, the “Recommendation”).

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, except (i) for (A) the filing of the Certificate of Merger, (B) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement and the Schedule 13E-3 with the SEC, (C) compliance with any applicable foreign or state securities or blue sky laws, (D) compliance with the rules and regulations of NASDAQ, (E) as may be required in connection as a result of the identity of, or facts or circumstances related to, the Parent Parties or any of their Affiliates (other than the Company and its Subsidiaries) and (F) the other consents, approvals, authorizations, permits, actions, filings and notifications set forth in Section 3.4(a) of the Company Disclosure Letter (collectively, clauses (A) through (F), the “Company Approvals”), and (ii) such other consents, approvals, authorizations, permits, actions, filings or notifications where the failure to obtain, make or give such consent, approval, authorization, permit, action, filing or notification would not constitute a Company Material Adverse Effect.

(b) Assuming receipt of the Company Approvals and the Company Stockholder Approvals, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated herein do not and will not (i) conflict with, or breach any provision of, the organizational or governing documents of the Company or any of its Subsidiaries, (ii) violate any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, debenture, mortgage, indenture, lease, agreement or other contract (collectively, “Contracts”) binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (ii) and (iii) for any such violations, defaults or other occurrences as would not have a Company Material Adverse Effect.

Section 3.5 Reports and Financial Statements.

(a) The Company has timely filed or furnished all forms, documents and reports required under the Exchange Act to be filed or furnished by it with the SEC since January 2, 2011 (together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended, the “Company SEC Documents”). On the date filed or, furnished, each of the Company SEC Documents, including all Company SEC Documents filed or furnished after the date hereof, complied or, if not yet filed, will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of the date filed or furnished with the SEC, and except to the extent superseded or amended by any subsequently filed Company SEC Document, none of the Company SEC Documents, including all Company SEC Documents filed or furnished after the date hereof, contained or, if not yet filed, will contain any untrue statement of a material fact or omitted, or if not yet filed, will omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, no material written comments have been received from the SEC with respect to any of the Company SEC Documents that have not been resolved.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents filed before the date hereof fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations, their consolidated cash flows and changes in stockholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto, none of which are expected to be material) and were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods referred to therein (except as may be indicated therein or in the notes thereto).

Section 3.6 Internal Controls and Procedures. The Company has designed and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s principal executive officer and its principal financial officer by others in the Company or its Subsidiaries to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board, (i) any material weaknesses in its internal controls over financial reporting and (ii) any allegation of fraud that involves management of the Company or any other employees of the Company and its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting or disclosure controls and procedures. Since January 2, 2010, neither the Company or its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting controls.

Section 3.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2012 (including the notes thereto), (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein, (c) for liabilities and obligations incurred under any Contract or arising under any applicable Law (other than liabilities or obligations due to breaches thereunder or violations thereof), in each case, in the ordinary course of business since December 31, 2012, (d) for liabilities and obligations incurred in the ordinary course of business since December 31, 2012 that do not constitute, individually or in the aggregate, a Company Material Adverse Effect, and (e) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC). The assets of the Company and its Subsidiaries are free and clear of any Liens, other than (i) Permitted Liens and (ii) Liens that would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2012 through the date hereof, the Company has conducted its business in all material respects in the ordinary course consistent with past practice, except in connection with this Agreement and the transactions contemplated herein.

(b) Since December 31, 2012, there have not occurred any facts, circumstances, changes, events, occurrences or effects that, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.9 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are, and since January 2, 2011 have been, in compliance in all material respects with all Laws to which the Company and its Subsidiaries are subject or otherwise affecting the Company’s and its Subsidiaries’ business or assets, except where such non-compliance would not individually or in the aggregate, constitute a Company Material Adverse Effect. Since January 2, 2010 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity of, been charged by any Governmental Entity with, or, to the Knowledge of the Company, been under investigation by any Governmental Entity with respect to any material violation of any applicable Law.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity or pursuant to any Law (the “Company Permits”) necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have any of the Company Permits would not, individually or in the aggregate, constitute a Company Material Adverse Effect. At the date hereof, all Company Permits are in full force and effect, no material default (with or without notice, lapse of time, or both) has occurred under any such Company Permit, and since January 1, 2011 none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c) Since January 2011, the Company has not received any FDA Form 483, warning letter, untitled letter, Section 305 notice, or such other notice, which would cause a Company Material Adverse Effect, and the Company has implemented in a timely and complete manner all corrective actions required to fully address all such FDA notices.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Letter lists all material Company Benefit Plans. “Company Benefit Plans” means all written employee or director compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, equity or equity related, deferred compensation, vacation, stock purchase, stock option, restricted stock, stock incentive, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) and other than any Company Foreign Plan (as defined below)), in each case that are in effect on the date of this Agreement and are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries and in each case other than statutory plans, statutory programs and other statutory arrangements. For purposes of this Agreement, the term “Company Foreign Plan” means each material written plan, program or contract that is subject to or governed by the Laws of any jurisdiction other than the U.S., and that would have been treated as a Company Benefit Plan had it been a U.S. plan, program or contract.

(b) The Company has made available to Parent true and complete copies of each material Company Benefit Plan and each material Company Foreign Plan.

(c) Except as, individually or in the aggregate, would not constitute a Company Material Adverse Effect:

(i) Neither the Company nor any of its Subsidiaries has maintained, contributed to, or has had any liability, whether contingent or otherwise, with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) that is or has been (A) subject to Title IV of ERISA or Section 412 of the Code or subject to Section 4063 or 4064 of ERISA or (B) a Multiemployer Plan. No Company Benefit Plan provides medical or other welfare benefits with respect to current or former employees or directors of the Company or its Subsidiaries, or any spouse or dependent of any such person, beyond their retirement or other termination of service, other than (x) coverage mandated by applicable Law or (y) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA).

(ii)(A) Each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (B) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service; (C) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (D) there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans; and (E) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened, by the Internal Revenue Service, the Department of Labor, or other Governmental Entity with respect to any Company Benefit Plan.

(iii) Except as set forth in Section 3.10(c)(iii) of the Company Disclosure Letter, as provided in this Agreement or as required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (A) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting of, or increase the amount of, any benefits or compensation due to any such employee, consultant or officer or result in the forgiveness of any indebtedness of any such individual to the Company or any of its Subsidiaries, (C) result in any payment or benefit that will be made by the Company or its Subsidiaries that would not be deductible pursuant to Section 280G of the Code or (D) result in any reimbursement of any excise Taxes incurred under Section 4999 of the Code.

(iv) All Company Foreign Plans (A) have been maintained in accordance with applicable Law and (B) that are intended to qualify for special Tax treatment meet all material requirements for such treatment.

Section 3.11 Investigations; Litigation. As of the date hereof, (a) there are no litigations, claims, actions, arbitrations, suits, inquiries, investigations, hearings or proceedings (whether civil, criminal or administrative), in each case, that are material, pending (or, to the Knowledge of the Company, threatened) against the Company or its Subsidiaries, or any of their respective properties at law or in equity, except for those that, individually or in the aggregate, do not constitute a Company Material Adverse Effect and (b) neither the Company nor any of its Subsidiaries is subject to any material order, award, injunction, judgment, ruling, or decree of any Governmental Entity.

Section 3.12 Information Supplied. None of the information to be supplied in writing by the Company for inclusion in the proxy statement (including the letter to stockholders, notice of meeting and form of proxy, as each may be amended or supplemented, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the Company Stockholder Approvals and the Schedule 13E-3 (including any amendments or supplements thereto and any other document incorporated or referenced therein) will, at the time the Proxy Statement and the Schedule 13E-3 are filed with the SEC, or at the time the Proxy Statement is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation is made by the Company with respect to any other statements made in the Proxy Statement or the Schedule 13E-3.

Section 3.13 Tax Matters. Except for such matters as, individually or in the aggregate, would not constitute a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries have (i) prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate and (ii) paid all material Taxes required to be paid (whether or not shown on such Tax Returns), including any Taxes required to be withheld from amounts owing to any employee, creditor or third party, and have made adequate provision, in accordance with GAAP, for all Taxes not yet due on the latest balance sheet included in the consolidated financial statements of the Company.

(b) There are not pending or threatened in writing any audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns of the Company or any of its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of the Company or any of its Subsidiaries, which Taxes, if paid by the Company or its Subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

(d) Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(e) Neither the Company nor any of its Subsidiaries (i) has received or applied for a Tax ruling from the Internal Revenue Service or entered into a “closing agreement” pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in each case, that will affect the Company or any of its Subsidiaries after the Closing or (ii) is a party to any Tax sharing or Tax indemnity agreement, other than any such agreement (x) solely between or among any of the Company and any of its Subsidiaries or (y) not primarily relating to Taxes and entered into in the ordinary course of business.

(f) Neither the Company nor any of its Subsidiaries is liable for any Taxes of any other Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

Section 3.14 Intellectual Property. Except for such matters as, individually or in the aggregate, would not constitute a Company Material Adverse Effect:

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Letter, the Company or its Subsidiaries either (i) exclusively own or (ii) have exclusive license to, with the right to enforce under the patents, inventions (whether patentable or not), trademarks, trade names, service marks, domain names, designs (including industrial designs), copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, and other intangible intellectual property rights (collectively, “Intellectual Property”) used by, held for use by, or useful to the Company or any of its Subsidiaries in the course of making, using, selling, offering to sell, or importing any Company products. The Intellectual Property owned by the Company and its Subsidiaries (“Company Intellectual Property”) is exclusively owned free and clear of any Liens other than rights and licenses granted in the ordinary course; provided however, that any assertion by a third party that any of the foregoing Company Intellectual Property is invalid, unenforceable or not infringed shall not be a breach of this provision.

(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is materially infringing, misappropriating, or violating, or has materially infringed, misappropriated or violated in any material respect any Intellectual Property of any third party in the three years prior to the date of this Agreement.

(c) As of the date of this Agreement there are no material actions, suits or claims or administrative proceedings or investigations pending or, to the Knowledge of the Company, threatened that (i) challenge or question the validity of or the Company’s ownership, internal transfers or assignments of, or right to use, any Company Intellectual Property, or (ii) assert infringement, misappropriation, or violation by the Company or any of its Subsidiaries of any Intellectual Property owned by a third party.

(d) Except as disclosed, to the Knowledge of the Company, as of the date hereof, no third party is infringing, misappropriating or violating any Company Intellectual Property, other than such infringement that would not constitute a Company Material Adverse Effect.

Section 3.15 Material Contracts.

(a) Except as set forth in the Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (collectively, the “Material Contracts”).

(b) Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated or is in default (or could, with or without notice or lapse of time or both, become in default) under any Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or is in default under any Material Contract.

(c) Neither the Company nor any of its Subsidiaries is party to any agreement or arrangement that limits or otherwise restricts in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation the Merger, Parent, the Company or any of their respective Subsidiaries or any successor thereto) to engage or compete in any line of business, in any location or with any Person.

Section 3.16 Opinion of Financial Advisor. The Special Committee has received the opinion of Lazard Freres & Co, LLC to the effect that, as of the date of such opinion, subject to the various assumptions and qualifications set forth therein, the consideration to be received by holders of Shares (other than Excluded Shares) in the Merger is fair, from a financial point of view, to such holders.

Section 3.17 Finders or Brokers Fees. No broker, investment banker, financial advisor or finder, other than Lazard Freres & Co. LLC, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any of its Subsidiaries. Prior to the date hereof, the Company has made available to Parent a true and correct copy of the engagement letter between the Company and Lazard Freres & Co. LLC.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Each of the Parent Parties represents and warrants to the Company, jointly and severally, as set forth in this Article IV:

Section 4.1 Organization and Qualification. Each of the Parent Parties is a corporation duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the Laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not or would not reasonably be expected to, individually or in the aggregate, impair, prevent or materially delay the ability of any of the Parent Parties to perform its obligations under this Agreement. Parent has made available to the Company prior to the date of this Agreement a true, complete and correct copy of the certificate of incorporation and bylaws of each of the Parent Parties, each as amended through the date hereof.

Section 4.2 Corporate Authority and Approval. Each of the Parent Parties has the requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by the Parent Parties and the consummation by the Parent Parties of the transactions contemplated herein have been duly and validly authorized by the boards of directors of each of the Parent Parties, and no other corporate action on the part of the Parent Parties (other than adoption of this Agreement by Parent as sole stockholder of Merger Sub (which shall occur promptly after the execution and delivery hereof)) is necessary to authorize this Agreement or to consummate the transactions contemplated herein other than the filing of the Certificate of Merger. This Agreement has been duly and validly executed and delivered by the Parent Parties and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, except that the enforcement hereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance by the Parent Parties of this Agreement and the consummation by the Parent Parties of the Merger and the other transactions contemplated herein do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) such filings as may be required under any Regulatory Laws (and any actions or nonactions, waivers, consents, clearances or approvals by a Governmental Entity, or expirations or terminations of waiting periods, required in connection with the foregoing), (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement and the Schedule 13E-3 with the SEC, (iv) compliance with any applicable foreign or state securities or blue sky laws and (v) compliance with the rules and regulations of NASDAQ (collectively, clauses (i) through (v), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, impair, prevent or materially delay the ability of each of the Parent Parties perform its obligations under this Agreement.

(b) Assuming receipt of the Parent Approvals, the execution, delivery and performance by the Parent Parties of this Agreement and the consummation by the Parent Parties of the Merger and the other transactions contemplated herein do not and will not (i) conflict with, or breach any provision of, the organizational or governing documents of Parent or any of its Subsidiaries, (ii) violate any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not, individually or in the aggregate, impair, prevent or materially delay the ability of each of the Parent Parties to perform its obligations under this Agreement.

Section 4.4 Investigations; Litigation. As of the date hereof, to the Knowledge of Parent, there is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would, individually or in the aggregate, impair, prevent or materially delay the ability of any of the Parent Parties to perform its obligations under this Agreement, and there are no litigations, claims, actions, arbitrations, suits, inquiries, investigations, hearings or proceedings (whether civil, criminal or administrative) pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, awards, injunctions, judgments, enactments, rulings, subpoenas, verdicts or decrees of, or before, any Governmental Entity, in each case which would, individually or in the aggregate, impair, prevent or materially delay the ability of any Parent Party to perform its obligations under this Agreement.

Section 4.5 Proxy Statement; Other Information. None of the information supplied in writing by or on behalf of the Parent Parties or any of their Affiliates to be included in the Proxy Statement or the Schedule 13E-3 will, at the time the Proxy Statement and the Schedule 13E-3 are filed with the SEC, or at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by any of the Parent Parties with respect to any other statements made in the Proxy Statement or the Schedule 13E-3.

Section 4.6 Capitalization of Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 1000 shares of common stock, par value $0.00001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, directly or indirectly owned by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may directly or indirectly acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of the Merger Agreement and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7 Ownership of Common Stock. The Parent Parties collectively own, of record and beneficially, 20,009,705 shares of Common Stock.

Section 4.8 Solvency. Subject to the assumptions set forth in the final sentence of this Section 4.8, as of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger and the payment of the aggregate Merger Consideration pursuant hereto, and payment of all related fees and expenses of Parent and Merger Sub, the Company and their respective Subsidiaries in connection therewith, (i) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (A) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities, and (B) the amount that will be required to pay the probable liabilities of the Surviving Corporation and such Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged, and (iii) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. The provisions of this Section 4.8 assume, and are conditioned upon, (a) satisfaction of the conditions to the Parent Parties’ obligation to consummate the Merger, and (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any knowledge, materiality or “Company Material Adverse Effect” qualifications or exceptions).

Section 4.9 Finders or Brokers. Other than Jefferies International Limited, neither Parent, nor any of its respective Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger which the Company or any of its Subsidiaries would be responsible to pay in the event the Merger is not consummated.

Section 4.10 Investigation; No Other Representations and Warranties.

(a) Each of the Parent Parties has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of the Parent Parties has been provided access for such purposes. In entering into this Agreement, each of the Parent Parties has relied solely upon its independent investigation and analysis of the Company and its Subsidiaries, and each of the Parent Parties acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective Affiliates, stockholders, controlling persons or Representatives, that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Each of the Parent Parties acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective Affiliates, stockholders, controlling persons or Representatives, shall have no liability or responsibility whatsoever to the Parent Parties or their respective Affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered in connection with this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data room, management presentation, information or descriptive memorandum or supplemental information), or oral or written statements made (or any omissions therefrom), to the Parent Parties or their respective Affiliates, stockholders, controlling persons or Representatives, except for the representations and warranties of the Company expressly set forth in Article III (subject to the qualifications set forth therein).

(b) The Parent Parties each acknowledge and agree that, except for the representations and warranties expressly set forth in Article III (subject to the qualifications set forth therein) (i) the Company does not make, and has not made, any representations or warranties relating to itself or its Subsidiaries or their respective businesses or otherwise in connection with the Merger and the Parent Parties are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no Person has been authorized by the Company to make any representation or warranty relating to the Company or its Subsidiaries or their respective businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Parent Parties as having been authorized by such party and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Parent Parties or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and the Parent Parties.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly required or contemplated by this Agreement, or (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business and use its commercially reasonable efforts to preserve in all material respects its business organization and maintain in all material respects existing relations and goodwill with Governmental Entities, customers, suppliers, creditors, lessors and other Persons having material business relationships with the Company or any of its Subsidiaries.

(b) Subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a), between the date hereof and the earlier of the Effective Time and the Termination Date, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) amend its certificate of incorporation or by-laws or other applicable governing instruments;

(ii) split, combine, subdivide or reclassify any of its shares of capital stock or other equity interests;

(iii) issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries (other than (A) the issuance of Shares upon the exercise of Company Options or (B) by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company);

(iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock or other equity interests (except dividends or other distributions in cash, stock or property paid by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company);

(v) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its equity securities or any rights, warrants or options to acquire any such shares or other equity securities, other than, in each case, (A) in connection with the issuance of Shares upon the net exercise of Company Options (including in connection with withholding for Taxes) outstanding as of the date hereof or upon the forfeiture, cancellation, retirement or other deemed acquisition of awards issued under the Company Stock Plans not involving any payment of cash or other consideration therefor, (B) in satisfaction of obligations pursuant to Contracts existing as of the date hereof (true, correct and complete copies of which have been provided to Parent prior to the date hereof), or (C) in transactions solely between the Company and any direct or indirect wholly-owned Subsidiaries of the Company or among direct or indirect wholly-owned Subsidiaries of the Company;

(vi) make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in any Person or any division or assets thereof with a value or purchase price (excluding employee retention cost) in the aggregate in excess of $5,000,000 for all such acquisitions, other than (A) acquisitions pursuant to Contracts in effect as of the date of this Agreement, true, correct and complete copies of which have been provided to Parent prior to the date hereof, (B) acquisitions that Parent has approved in writing prior to the date hereof or (C) purchases of assets in the ordinary course of business;

(vii) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company);

(viii) incur or assume any Indebtedness, or enter into any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K);

(ix) settle or compromise any litigation, claim or other proceeding against the Company or any of its Subsidiaries, other than any settlement or compromise pursuant to which the amounts paid or payable by the Company or any of its Subsidiaries in settlement or compromise do not exceed $500,000 in the aggregate (provided, that (A) in connection therewith, neither the Company nor any of its Subsidiaries shall agree to any material restrictions with respect to any of their respective assets or the conduct of any of their respective businesses and (B) such litigation, claim or other proceeding is not a Transaction Proceeding or Shareholder Litigation);

(x) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (i) sales, leases and licenses in the ordinary course of business, (ii) dispositions of assets not used or useful in the operation of the business, (iii) sales, leases and licenses that are not material to the Company and its Subsidiaries, taken as a whole and (iv) other transactions for consideration that does not exceed $250,000 in the aggregate;

(xi) except as required by any existing agreements, Company Benefit Plans, Company Foreign Plans, or applicable Law, (A) other than in the ordinary course of business with respect to the base salary or wages and annual bonus compensation of employees of the Company and its Subsidiaries other than the Company’s five executive officers, increase the compensation or other benefits (including any severance or change in control benefits) payable or provided to the current or former employees, directors or Executive Officers of the Company and its Subsidiaries, (B) establish, adopt, enter into or amend any material Company Benefit Plan or plan, agreement or arrangement that would have been a material Company Benefit Plan if it had been in effect on the date hereof, (C) grant any equity or equity-based award, or (D) make a loan or extension of credit to any current or former director or executive officer or, except in the ordinary course of business, to any other employee of the Company and its Subsidiaries;

(xii) adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(xiii) make or change any material Tax election, adopt or change any material accounting method with respect to Taxes, change any annual Tax accounting period, file any material amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any predecessor provision or similar provision of state, local or foreign Law) with respect to Taxes, settle or compromise any proceeding with respect to any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, seek any Tax ruling from any taxing authority, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xiv) except as may be required by a change in GAAP or applicable Law, make any material change in its financial accounting principles, policies, or practices;

(xv) (A) amend, modify or terminate or grant a waiver of any rights under any Debt Agreement, materially amend or modify, terminate or grant a waiver of any material rights under any Material Contract or (B) enter into a new Contract that (x) would have been a Material Contact if it had been in effect on the date hereof or (y) contains, unless required by applicable Law, a change in control provision in favor of the other party or parties thereto that would prohibit, or give such party or parties a right to terminate such agreement as a result of, the Merger or would otherwise require a material payment to or give rise to any material rights to such other party or parties in connection with the transactions contemplated hereby;

(xvi) enter into, or amend, in a manner materially adverse to the Company or its Subsidiaries, any Contract with any of its Affiliates (other than Parent, its Subsidiaries or their officers, directors or employees), except pursuant to arrangements in effect on the date hereof;

(xvii) except in the ordinary course of business, or between the Company and its Subsidiaries, grant or acquire, agree to grant or acquire from any Person, or dispose of or permit to lapse any right to any material Intellectual Property;

(xviii) enter into any new line of business outside of its existing business and reasonable extensions thereof;

(xix) hire any employee or employees other than at-will employees who will not hold the title of an officer and can be terminated without incurring a material severance obligation of more than $50,000; or

(xx) agree, authorize or commit to take, or adopt any resolutions of the Company Board in support of, any of the foregoing.

(c) Between the date hereof and the Effective Time, the Parent Parties shall not enter into agreements with respect to, or consummate, any acquisitions, mergers, consolidations or business combinations which would, individually or in the aggregate, impair, prevent or materially delay the satisfaction of the conditions contained in Article VI or the consummation of the Merger.

Section 5.2 Access; Confidentiality.

(a) Subject to compliance with applicable Laws, the Company shall afford to the Parent Parties and to their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Parent Representatives”) reasonable access during normal business hours, during the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ officers, employees, properties, Contracts, commitments, books and records, other than any such matters that relate to the deliberations or other activities of the Special Committee or the negotiation and execution of this Agreement, or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other parties relating to any competing or alternative transactions.

(b) Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

Section 5.3 Change of Recommendation. Each of the Special Committee and the Company Board shall (i) recommend that the Company’s stockholders adopt this Agreement and (ii) not withhold, withdraw, qualify or modify in a manner adverse to Parent the Special Committee Recommendation or the Company Board Recommendation or publicly recommend or announce an intention to take any action or make any statement inconsistent with the Special Committee Recommendation or the Company Board Recommendation (any of the actions prohibited by this clause (ii), a “Change of Recommendation”). Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Stockholder Approvals, if the Special Committee determines in good faith (after considering the advice of its outside legal advisors) that it would be inconsistent with its fiduciary duties under Delaware Law to continue to recommend that the Company’s stockholders (other than the Parent Parties and their Affiliates) vote to grant the Company Stockholder Approvals then either or both of the Special Committee or the Company Board (only upon the recommendation of the Special Committee) may make a Change of Recommendation, in which case the obligations of the Special Committee and the Company Board under this Section 5.3 shall cease; provided, that the Special Committee and the Company Board may not make a Change of Recommendation (a) until after at least three (3) Business Days following Parent’s receipt of written notice from the Company advising Parent that the Special Committee and/or the Company Board intends to make a Change of Recommendation and setting forth a summary of the reason for the proposed Change of Recommendation and (b) unless the Special Committee shall have considered in good faith any proposals that may have been made by Parent during such period of three (3) Business Days. A Change of Recommendation shall not affect the Company’s obligations under Section 5.4.

Section 5.4 Proxy Statement; Schedule 13E-3; Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company shall prepare the Proxy Statement, which shall, subject to Section 5.3, include the Recommendation, and the Company and the Parent Parties shall jointly prepare a Rule 13E-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) and (ii) the Parent Parties shall furnish all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement and shall promptly provide such other assistance in the preparation of the Proxy Statement and the Schedule 13E-3 as may be reasonably requested by the Company from time to time. As promptly as reasonably practicable, but subject to the receipt from the Parent Parties of the information described in clause (ii) of the preceding sentence, the Company shall file the Proxy Statement with the SEC, and the Company and the Parent Parties shall jointly file the Schedule 13E-3 with the SEC.

(b) The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and each of the Company, on the one hand, and the Parent Parties, on the other hand, shall provide the other(s) with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Company shall use its reasonable best efforts to respond (with the assistance of, and after consultation with, the Parent Parties as provided by this Section 5.4(b)) as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and each of the Company and the Parent Parties shall thereafter use their respective reasonable best efforts to respond (with the assistance of, and after consultation with, each other as provided by this Section 5.4(b)) as promptly as practicable to any comments of the SEC with respect to the Schedule 13E-3. If, at any time prior to the Company Meeting, any information relating to the Company, the Parent Parties or any of their respective Affiliates, officers or directors is discovered by the Company or the Parent Parties which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that the Proxy Statement, Schedule 13E-3 or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, (i) prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such documents or responses and shall (x) with respect to those Parent-Related Sections of the Proxy Statement, include, and (y) with respect to all other portions of the Proxy Statement, consider in good faith including, comments reasonably proposed by the Parent in such documents or responses, and (ii) prior to filing or mailing the Schedule 13E-3 (including any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company, on the one hand, and the Parent Parties, on the other hand, shall provide other(s) with a reasonable opportunity to review and comment on such documents or responses and shall include in such documents or responses comments reasonably proposed by such other party. The Company shall cause the Proxy Statement to be mailed to holders of Common Stock as of the record date established for the Company Meeting as promptly as practicable after the date on which the SEC confirms that it has no further comments on the Proxy Statement.

(c) The Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s shareholders, subject to compliance with the DGCL and the Exchange Act, for the purpose of obtaining the Company Stockholder Approvals (the “Company Meeting”); provided, that the Company may only postpone or adjourn the Company Meeting with the consent of the Parent Parties, except (i) in the absence of a quorum, (ii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside legal counsel) is necessary or appropriate under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to taking action at the Company Meeting or (iii) at Parent’s request to allow additional solicitation of votes in order to obtain the Company Stockholder Approvals. The Company shall, subject to Section 5.3, include the Recommendation in the Proxy Statement, and, unless there has been a Change of Recommendation pursuant to Section 5.3, the Company shall use commercially reasonable efforts to solicit proxies in favor of the Company Stockholder Approvals. The Parent Parties and their Representatives shall have the right to solicit proxies in favor of the Company Stockholder Approvals.

(d) At the Company Meeting, the Parent Parties shall cause all Shares beneficially owned by them at the date of this Agreement to be voted to adopt this Agreement.

Section 5.5 Directors. Following the date of this Agreement and until the Effective Time, the Company Board shall at all times include the directors that currently comprise the Special Committee, and none of the Parent Parties or the Company shall take any action to cause any change in the composition of the Special Committee. Until the Effective Time, in addition to any approvals of the Company Board or the stockholders of the Company that may be required by the Company’s certificate of incorporation, the Company’s bylaws or applicable Law, the affirmative vote of a majority of the members of the Special Committee shall be required (a) for the Company to take any action to terminate this Agreement or amend this Agreement, (b) for the Company to exercise or waive any of the Company’s rights, benefits or remedies under this Agreement, (c) for the Company to take any action that would prevent or materially delay the consummation of the Merger, (d) to call, adjourn or postpone the Company meeting, (e) for approving on behalf of the Company, in accordance with the provisions of Section 5.4, the contents of the Proxy Statement, the Schedule 13E-3 and any material amendments thereto, (f) except as otherwise contemplated by this Agreement, to amend the Company’s certificate of incorporation or the Company’s bylaws or (g) for the Company Board to take any other action under or pursuant to this Agreement.

Section 5.6 Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts with respect to (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including in connection with any Regulatory Law (collectively, the “Governmental Consents”), (ii) the obtaining of all other necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement; provided that no party shall be required to pay (and the Company and its Subsidiaries shall not pay or agree to pay without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed) any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall cooperate with each other in (x) determining whether any filings are required to be made with, or Governmental Consents are required to be obtained from, any Governmental Entities (including in any foreign jurisdiction in which the Company or its Subsidiaries are operating any business) and (y) to the extent not made prior to the date hereof, timely making or causing to be made all applications and filings as reasonably determined by Parent and the Company, as promptly as practicable or as required by the Law of the jurisdiction of the Governmental Entity. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any Governmental Entity, including by complying at the earliest reasonably practicable date with any request under or with respect to any Governmental Consent that may be required and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from any Governmental Entity in connection with such applications or filings or the transactions contemplated herein. In connection with seeking any Governmental Consent that may be required, the parties shall keep each other fully apprised of all material developments and communications and each party shall use its commercially reasonable efforts to contest and resist any action by any Governmental Entity that could delay or prevent completion of the Merger.

Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or other form of antitakeover statute or regulation shall or may become applicable to the transactions contemplated herein, each of the Company and the Parent Parties and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated herein may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or, if not possible to eliminate, minimize the effects of such statute or regulation on the transactions contemplated herein.

Section 5.8 Public Announcements. Neither the Company nor any Parent Parties, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior consent of the other party, unless such party determines in good faith, after consultation with legal counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby, in which event such party shall use its reasonable best efforts to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement prior to making any such press release or other announcement; provided, that each party hereto and their respective Affiliates may make statements that are substantially similar to previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 5.8.

Section 5.9 Indemnification and Insurance.

(a) The Surviving Corporation and the Parent Parties agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any agreement with the Company or any of its Subsidiaries shall survive the Merger and shall continue in full force and effect. From and after the Effective Time, Parent and the Surviving Corporation, subject to compliance with applicable Law, shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors or officers as in effect immediately prior to the date of this Agreement, and, subject to compliance with applicable Law, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries.

(b) From and after the Effective Time, the Surviving Corporation shall, and the Parent Parties shall, or shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless each current and former director or officer of the Company or any of its Subsidiaries and each Person who served, at the request of the Company or any of its Subsidiaries, as a director, officer, member trustee, or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses and shall advance reasonable attorneys’ fees and expenses from time to time as incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law, judgments, fines, losses, claims, damages, liabilities and subject to the approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed) amounts paid in settlement (collectively, “Losses”) in connection with any actual or threatened claim, action, suit, litigation, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”) brought before or after the Effective Time and arising out of, relating to or in connection with such Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries (including in respect of actual or alleged acts or omissions in connection with such Indemnified Party’s service as officer, director, member, trustee or other fiduciary in any other entity if such services were at the request or for the benefit of the Company); provided, that any Person to whom any funds are advanced pursuant to the foregoing must, if required by Law, provide an undertaking to repay such advances if ultimately required to do so by a court having jurisdiction. In the event of any such Action, the Parent Parties, the Surviving Corporation and the Indemnified Party shall cooperate with each other in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, the Parent Parties shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, that, if the aggregate annual premium for such insurance shall exceed 300% of the current annual premium for such insurance (which is identified on Section 5.9(c) of the Company Disclosure Letter), then the Parent Parties shall provide or cause to be provided, a policy for the applicable individuals with as much coverage as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding 300% of such current annual premium. At the Company’s option, the Company may (or, if requested by the Parent Parties, the Company shall) purchase, prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated herein; provided that the aggregate premium for such insurance policy shall not exceed 600% of the current annual premium for such insurance. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, the Parent Parties shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d) To the fullest extent permitted under applicable Law, from and after the Effective Time, the Parent Parties shall pay, or shall cause to be paid all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9; provided, that any Person to whom any funds are advanced pursuant to the foregoing must, if required by Law, provide an undertaking to repay such advances if ultimately required to do so by a court having jurisdiction.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ or officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any of their officers or directors, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

(g) In the event any of the Parent Parties, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of such Parent Party or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10 Notification of Certain Matters; Shareholder Litigation. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Merger, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or the Parent Parties,

and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to the Merger, this Agreement or the transactions contemplated herein (each, a “Transaction Proceeding”). Without limiting the foregoing, the Company shall (a) promptly advise Parent of any actions, suits, claims, investigations or proceedings commenced after the date hereof against the Company or any of its officers or directors (in their capacities as such) by any shareholder of the Company (on such shareholder’s own behalf or on behalf of the Company) relating to this Agreement, the Merger or the other transactions contemplated hereby (each, a “Shareholder Litigation”), (b) keep Parent reasonably informed regarding any such Shareholder Litigation, (c) give Parent the opportunity to participate in such Shareholder Litigation, consult with counsel to the Special Committee and the Company regarding the defense or settlement of any such Shareholder Litigation and consider Parent’s views with respect to such Shareholder Litigation and (d) not settle any such Shareholder Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

Section 5.11 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 De-Listing. The Company will use its commercially reasonable efforts to cooperate with Parent to cause the shares of Common Stock to be de-listed from the NASDAQ and deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment (or waiver in writing by Parent and the Company (acting pursuant to a resolution of the Special Committee), except with respect to Section 6.1(a), which shall not be waivable) at or prior to the Effective Time of the following conditions:

(a) Company Stockholder Approvals. The Company Stockholder Approvals shall have been obtained in accordance with the provisions of this Agreement, applicable Law and the certificate of incorporation and bylaws of the Company.

(b) No statute, rule, regulation, executive order, decree, ruling, judgment, decision or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority of competent jurisdiction which has the effect of prohibiting the Merger where the consequences of failure to comply with such prohibition would reasonably be expected to be materially adverse to Parent.

(c) Regulatory Consents. Any required approvals, consents or clearances shall have been obtained relating to the Merger under those Regulatory Laws set forth on Section 6.1(c) of the Company Disclosure Letter.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and the other transactions contemplated herein is further subject to the fulfillment (or waiver in writing by the Company (acting pursuant to a resolution of the Special Committee)) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Parent Parties set forth in Article IV shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality contained in such representations and warranties), would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of any of the Parent Parties to perform their obligations under this Agreement.

(b) Performance of Obligations. The Parent Parties shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Officer’s Certificate. Each of the Parent Parties shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of each of the Parent Parties, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of the Parent Parties to Effect the Merger. The obligations of the Parent Parties to effect the Merger and the other transactions contemplated herein are further subject to the fulfillment (or waiver in writing by Parent) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 3.2(a) and Section 3.3 of this Agreement shall be true and correct in all respects at the date hereof and as of the Closing Date except that any error in the aggregate number of Shares (x) outstanding and (y) issuable upon the exercise of Company Options shall be disregarded for this purpose unless the error involves an understatement of such number that in the aggregate represents more than a de minimis amount of the total number of Shares outstanding, and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without regard to materiality qualifiers or Company Material Adverse Effect qualifiers contained therein, except as provided below) as of the Closing Date, except in the case of representations and warranties described in clause (ii) for failures to be true and correct that do not constitute a Company Material Adverse Effect; provided, that (A) for purposes of clauses (i) and (ii), any representation or warranty of the Company in this Agreement that is made only as of a specific date shall be required to be true and correct (to the extent specified in clause (i) or (ii), as applicable) only as of the specific date and (B) the references to materiality and Company Material Adverse Effect in Section 3.5 and Section 3.8(b) shall not be disregarded for purposes of clause (ii).

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4 Frustration of Closing Conditions. None of the Company or the Parent Parties may rely as a basis for not consummating the Merger on the failure of any condition set forth in Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused to any material extent by such party’s breach of any provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time whether before or after the adoption of this Agreement by stockholders of the Company and the sole stockholder of Merger Sub:

(a) by the mutual written consent of the Company (given with the affirmative approval of the Special Committee) and Parent;

(b) by either the Company (following the affirmative approval of the Special Committee) or Parent if:

(i) the Effective Time shall not have occurred on or before February 28, 2014 (the “Outside Date”); provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of the failure to consummate the Merger on or before such date; and further provided, that if the Company Meeting is adjourned or postponed by the Company in accordance with the provisions of this Agreement to a date later than February 28, 2014, the Outside Date shall be the date that is three (3) Business Days after the date of the Company Meeting as so adjourned or postponed (but in no event later than March 31, 2014).

(ii) any Governmental Entity having jurisdiction shall have issued or entered an injunction or similar order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction or order shall have become final and non-appealable; or

(iii) the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approvals shall not have been obtained;

(c) by the Company (following the affirmative approval of the Special Committee), if:

(i) the Parent Parties shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) cannot be cured by the Outside Date or, if curable, is not cured within thirty (30) days following the Company’s delivery of written notice to Parent of such breach (which notice shall specify in reasonable detail the nature of such breach or failure); provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(d) by Parent, if:

(i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) cannot be cured by the Outside Date or, if curable, is not cured within thirty (30) days following Parent’s delivery of written notice to the Company of such breach (which notice shall specify in reasonable detail the nature of such breach or failure); provided that the Parent Parties are not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(ii) the Special Committee or the Company Board (provided the members of the Special Committee continue to represent a majority of the Company Board) shall have made a Change of Recommendation.

Section 7.2 Manner and Effect of Termination.

(a) In order to terminate this Agreement pursuant to Section 7.1, the party exercising its right to terminate shall give written notice of such termination to the other parties to this Agreement in accordance with the provisions of Section 8.7 specifying the provision or provisions hereof pursuant to which such termination is being effected.

(b) If this Agreement is terminated pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, the Parent Parties or the Company’s or the Parent Parties’ respective Subsidiaries or Affiliates, except that no party hereto shall be relieved of any liability for any material breach of this Agreement occurring prior to such termination.

(c) The provisions of Article VIII shall survive termination.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 8.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated herein shall be paid by the party incurring or required to incur such expenses.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile, or “.pdf” transmission), each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (electronically or otherwise) to the other parties.

Section 8.4 Governing Law; Jurisdiction.

(a) This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.4, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.7.

Section 8.5 Remedies; Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be the principal remedy for breaches of this Agreement. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 7.1, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and/or to enforce specifically the terms and provisions of this Agreement and (ii) an injunction or injunctions restraining such breach or threatened breach.

(b) Each party further agrees that (i) it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that any other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DIRECT OR INDIRECT ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY, AND (C) ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by reliable overnight delivery service (with proof of service), hand delivery or by facsimile addressed as follows:

To the Parent Parties:

Chiesi Farmaceutici S.p.A.

Largo F. Belloli 11/A

43122 Parma

Italy

Facsimile: +39 0521 774468

Attention:	Ugo di Francesco
Giacomo Chiesi
Tiziano Toschi

with copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Facsimile: (212) 309-6001

Attention:	Steven A. Navarro
Emilio Ragosa

To the Company:

Cornerstone Therapeutics Inc.

1255 Crescent Green Drive, Suite 250

Cary, North Carolina 27518

Facsimile: (919) 678-6599

Attention:        Michael D. Enright, Chair of the Special Committee

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Facsimile: (212) 878-8375

Attention:        John A. Healy

or to such other address as the party to receive such notice as provided above shall specify by written notice so given, and such notice shall be deemed to have been delivered to the receiving party as of the date so delivered upon actual receipt, if delivered personally; upon confirmation of successful transmission if sent by facsimile; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided that the parties intend that the remedies and limitations thereon contained in Section 8.5 to be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the exhibits and schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. Nothing in this Agreement shall be construed as giving any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or in respect of this Agreement except that (i) the Special Committee shall be an intended third party beneficiary and entitled to enforce the Company’s rights under this Agreement on behalf of the Company (including pursuant to Section 8.5); (ii) the right of each Person who held Shares immediately before the Effective Time to receive the Merger Consideration may be enforced by each such Person after the Effective Time; and (iii) the Indemnified Persons are intended third party beneficiaries and entitled to enforce the rights granted to them in their capacity as such under Section 5.9 of this Agreement. Article II and, after the Effective Time, the right of the holders of Company Options to receive the amounts set forth in Article II, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company any provision of this Agreement may be amended (by action taken or authorized by the Special Committee, in the case of the Company) or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after receipt of the Company Stockholder Approvals if any such amendment or waiver shall by applicable Law require further approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable; provided, further that the failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies. Notwithstanding the foregoing, the condition that the Company Stockholder Approvals be obtained shall be non-waivable.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation.

(a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The phrase “in the ordinary course of business” shall be deemed to mean in the ordinary course of business consistent with the past practices of the Company most recently in effect as of the date of this Agreement.

(e) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(g) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(h) References in this Agreement to a Law means such Law as amended, modified, codified, replaced or reenacted, from time to time and shall include all rules and regulations promulgated thereunder.

(i) Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Merger Sub to take such action.

Section 8.15 Definitions. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“Action” has the meaning set forth in Section 5.9(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided that neither the Company nor any of its Subsidiaries shall be considered an Affiliate of any of the Parent Parties (and vice versa). As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized or required by Law to be closed.

“Bylaws” has the meaning set forth in Section 1.5.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(a).

“Change of Recommendation” has the meaning set forth in Section 5.3.

“Charter” has the meaning set forth in Section 1.5.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.2(b)(iii).

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Approvals” has the meaning set forth in Section 3.4(a).

“Company Benefit Plans” has the meaning set forth in Section 3.10(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.3(c).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Foreign Plan” has the meaning set forth in Section 3.10(a)

“Company Intellectual Property” has the meaning set forth in Section Section 3.14(a).

“Company Material Adverse Effect” means any event, condition, change, occurrence or development of a state of circumstances (each, an “Event”) that, individually or when taken together with all other Events that exist at the date of determination, (i) has or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) would prevent the consummation of the Merger; provided, that Company Material Adverse Effect for the purposes of clause (i) shall not include any Event to the extent attributable to or resulting from any of the following: (A) general political, geopolitical, economic or market Events, or Events in the industry in which the Company and the Company Subsidiaries operate, in each case, except to the extent such Events have a materially disproportionate effect on the Company and the Company Subsidiaries considered as a single enterprise, relative to the other companies operating in the same industry as the Company, (B) acts of terrorism, hostilities, military attacks or man-made or natural disasters (in each case, whether or not pursuant to a declaration of a national emergency or war, as applicable), or any escalation or worsening thereof, except to the extent such Events have a materially disproportionate effect on the Company and the Company Subsidiaries considered as a single enterprise, relative to the other companies operating in the same industry as the Company, (C) the announcement or pendency of the Merger or the other transactions contemplated by this Agreement (including by reason of any communication by any of the Parent Parties or any of their Affiliates regarding its or their plans or intentions with respect to the business of the Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with the Company and its Subsidiaries), (D) adoption, promulgation, repeal, amendment, official interpretation, official reinterpretation or other change, or proposed adoption, promulgation, repeal, amendment, or change, in applicable Law or any applicable accounting regulations or principles or the official interpretations thereof, except to the extent that such Events have a materially disproportionate effect on the Company and the Company Subsidiaries considered as a single enterprise, relative to other companies operating in its industry, (E) the challenges asserted prior to this Agreement regarding the Company’s rights in and to its Cardene product or any existing or future litigation in respect thereof, or the assertion by any other Person of any similar claims in respect of that product, (F) the announcement, introduction or marketing of any product that does or may compete with any of the Company’s existing products (including products to which the Company holds rights but such products are not yet being marketed or sold), (G) changes in the price or trading volume of the Company’s stock, in and of itself (provided, that any Event that may have caused or contributed to such change in market price or trading volume that is not otherwise excluded from the definition of “Company Material Adverse Effect” shall not be excluded under this proviso), (H) any failure by the Company to meet public or internal revenue, earnings or other projections, in and of itself (provided, that any Event that may have caused or contributed to such failure to meet any such revenue, earnings or other projections that is not otherwise excluded from the definition of “Company Material Adverse Effect” shall not be excluded under this proviso) or (I) the taking of any action required by this Agreement or with a Parent Party’s express prior written consent or the failure to take any action prohibited by this Agreement.

“Company Meeting” has the meaning set forth in Section 5.4(c).

“Company Option” means an award pursuant to a Company Stock Plan of an option to purchase Shares.

“Company Permits” has the meaning set forth in Section 3.9(b).

“Company Restricted Share” means any outstanding Share awarded pursuant to a Company Stock Plan that is subject to any vesting requirements that remain unsatisfied.

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Stock Plan” means each of (i) the Critical Therapeutics, Inc. 2003 Stock Incentive Plan, (ii) the Critical Therapeutics, Inc. 2004 Stock Incentive Plan, (iii) the Cornerstone BioPharma Holdings, Inc. 2005 Stock Option Plan and (iv) the Cornerstone BioPharma Holdings, Inc. 2005 Stock Incentive Plan.

“Company Stockholder Approvals” means the affirmative vote (in person or by proxy) at the Company Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement of (i) the holders of a majority of the outstanding Shares entitled to vote thereon in favor of the adoption of this Agreement and (ii) the holders of a majority of the outstanding Shares entitled to vote thereon not owned, directly or indirectly, by the Parent Parties, or any of their Affiliates, any other officers and directors of the Company or any other Person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any Person of which Merger Sub is a direct or indirect Subsidiary.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 19, 2013, between the Company and Parent.

“Contract” has the meaning set forth in Section 3.4(b).

“Debt Agreement” means a Contract that provides for or relates to Indebtedness of the Company or its Subsidiaries having an outstanding amount in excess of $1,000,000 under such Contract (other than any Indebtedness between or among any of the Company and any of its wholly-owned Subsidiaries).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.1(d).

“Effective Time” has the meaning set forth in Section 1.3.

“ERISA” has the meaning set forth in Section 3.10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Excluded Shares” has the meaning set forth in Section 2.1(b).

“Executive Officer” means a person treated as an “officer” of the Company for purposes of Section 16 of the Exchange Act.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Consents” has the meaning set forth in Section 5.6(a).

“Governmental Entity” means any federal, state, local, municipal, foreign or supranational government, any court, tribunal, administrative agency or commission or other governmental or quasi-governmental or other regulatory authority or agency, including any department, commission, board, instrumentality, political subdivision, bureau or official, whether federal, state, local, municipal, foreign or supranational.

“Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another Person.

“Indemnified Party” has the meaning set forth in Section 5.9(b).

“Intellectual Property” has the meaning set forth in Section 3.14(a).

“Knowledge” means with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Section 8.15 of the Company Disclosure Letter.

“Law” or “Laws” means all applicable laws (including common law), statutes, constitutions, rules, regulations, codes, judgments, rulings, orders and decrees of any Governmental Entity.

“Lien” means any mortgage, pledge, title defect, claim, charge, security interest, hypothecation, easement, right-of-way, encumbrance or lien of any kind or nature.

“Losses” has the meaning set forth in Section 5.9(b).

“Material Contract” has the meaning set forth in Section 3.15(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.10(a).

“NASDAQ” means the NASDAQ Global Select Market.

“Option Consideration” has the meaning set forth in Section 2.3(a).

“Original Proposal” has the meaning set forth in the Recitals.

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.3(a).

“Parent Parties” has the meaning set forth in the Preamble.

“Parent-Related Sections of the Proxy Statement” shall mean those sections of the Proxy Statement that describe (i) the identity or background of the Parent Parties, (ii) the purposes and reasons of the Parent Parties for the Merger and plans and proposals of the Parent Parties with respect to the Company following the Merger, and (iii) the position of the Parent Parties regarding the fairness of the Merger.

“Parent Representatives” has the meaning set forth in Section 5.2(a).

“Parent Shares” has the meaning set forth in Section 2.1(b).

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Permitted Lien” means (A) Lien for Taxes or governmental assessments, charges or claims of payment not yet due and delinquent, the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (B) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business not yet due and delinquent, the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (C) zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity, (D) exceptions disclosed by any title insurance commitment or title insurance policy for any real property owned or leased by the Company and its Subsidiaries issued by a title company and delivered or otherwise made available to Parent, (E) statutory Liens in favor of lessors arising in connection with any property leased to the Company and its Subsidiaries, (F) any Liens, encroachments, covenants, restrictions, state of facts which an accurate survey or inspection of the real property owned or leased by the Company and its Subsidiaries would disclose and other title imperfections, which, in each case, would not materially interfere with the present or proposed use of the properties or assets of the business of the Company and its Subsidiaries, taken as a whole and (G) Liens that are disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, body, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such Person.

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Proxy Statement” has the meaning set forth in Section 3.12.

“Recommendation” has the meaning set forth in Section 3.3(c).

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended and all other federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition and including any Laws that relate to foreign investments.

“Representatives” means with respect to any Person the officers, directors, employees, agents, counsel, accountants, financial advisors, lenders, consultants and other representatives of that Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 13E-3” has the meaning set forth in Section 5.4(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” means each share of Common Stock.

“Shareholder Litigation” has the meaning set forth in Section 5.10.

“Special Committee” has the meaning set forth in the Recitals.

“Special Committee Recommendation” has the meaning set forth in Section 3.3(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are directly or indirectly owned by such Person (either alone or through or together with any other Subsidiary), or (ii) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership). For purposes of this definition, “voting securities” with respect to any Subsidiary means common stock or other securities having the power to vote for the election of directors, managers or other voting members of the governing body of such Subsidiary.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Taxes” means any and all federal, state, local or foreign taxes of any kind or any other similar charge imposed by a Governmental Entity (together with any and all interest, penalties, additions thereto and additional amounts imposed with respect thereto), including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem and value added taxes.

“Termination Date” has the meaning set forth in Section 5.1(a).

“Transaction Proceeding” has the meaning set forth in Section 5.10.

“U.S.” means United States of America.

“Voting Agreement” has the meaning set forth in the Recitals.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CORNERSTONE THERAPEUTICS INC.

By:	/s/ Craig A. Collard
Name: Craig A. Collard
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CHIESI U.S. CORPORATION

By:	/s/ Danilo Piroli
Name: Danilo Piroli
Title: Vice President

CHIESI FARMACEUTICI S.P.A.

By:	/s/ Giacomo Chiesi
Name: Giacomo Chiesi
Title: Director and Business Development Manager

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CORNERSTONE THERAPEUTICS INC.

IT IS HEREBY CERTIFIED THAT:

1. The name of the Corporation (hereinafter called the “Corporation”) is Cornerstone Therapeutics Inc. The name under which the Corporation was originally incorporated was Medicept, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 14, 2000.

2. The Board of Directors of the Corporation, pursuant to Section 245 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”) duly adopted the Amended and Restated Certificate of Incorporation of the Corporation and declared said Amended and Restated Certificate of Incorporation advisable. The stockholders of the Corporation duly approved said proposed Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the GDCL, and written notice of such consents has been given to all stockholders who have not consented in writing to said amendment and restatement.

3. The Certificate of Incorporation of this Corporation, as previously amended, is hereby further amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is Cornerstone Therapeutics Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 10,000 shares of Common Stock, each having a par value of $0.001.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for

Exh. A-1

any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

[SIGNATURE PAGE FOLLOWS]

Exh. A-2

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been duly executed by the undersigned offer of the Corporation this [    ] day of [            ], 2013.

CORNERSTONE THERAPEUTICS INC.

By:

Exh. A-3

EXHIBIT B

SIXTH AMENDED AND RESTATED

BY-LAWS

OF

CORNERSTONE THERAPEUTICS INC.

A Delaware Corporation

Effective

Exh. B-1

Exh. B-2

Exh. B-3

Section 8.8	Insurance	B-17

Section 8.9	Certain Definitions	B-17

Section 8.10	Survival of Indemnification and Advancement of Expenses	B-17

Section 8.11	Limitation on Indemnification	B-17

Section 8.12	Indemnification of Employees and Agents	B-18

ARTICLE IX AMENDMENTS		B-18

Section 9.1	Amendments	B-18

Section 9.2	Entire Board of Directors	B-18

ARTICLE X EXCLUSIVE FORUM		B-18

Section 10.1	Exclusive Forum	B-18

Exh. B-4

SIXTH AMENDED AND RESTATED

BY-LAWS OF CORNERSTONE THERAPEUTICS INC. (hereinafter called the “Corporation”)

ARTICLE I

OFFICES

Section 1.1 Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 1.2 Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1 Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors.

Section 2.2 Annual Meetings. The Annual Meeting of Stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business may be transacted at the Annual Meeting of Stockholders.

Section 2.3 Special Meetings. Unless otherwise required by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”), Special Meetings of Stockholders, for any purpose or purposes, may be called by either (i) the Chairman, if there be one, or (ii) the President, (iii) any Vice President, if there be one, (iv) the Secretary or (v) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing of (i) the Board of Directors, (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings or (iii) stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. At a Special Meeting of Stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

Section 2.4 Notice. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a Special Meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, written notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to notice of and to vote at such meeting.

Section 2.5 Adjournments. Any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If

Exh. B-5

the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Section 4 hereof shall be given to each stockholder of record entitled to notice of and to vote at the meeting.

Section 2.6 Quorum. Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of a majority of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 5 hereof, until a quorum shall be present or represented.

Section 2.7 Voting. Unless otherwise required by law, the Certificate of Incorporation or these By-Laws or permitted by the rules of any stock exchange on which the Corporation’s shares are listed and traded, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the Corporation’s capital stock represented at the meeting and entitled to vote on such question, voting as a single class. Unless otherwise provided in the Certificate of Incorporation, and subject to Section 11(a) of this Article II, each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy as provided in Section 8 of this Article II. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of the stockholders, in such officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Section 2.8 Proxies. Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder as proxy, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram or cablegram to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such telegram or cablegram, provided that any such telegram or cablegram must either set forth or be submitted with information from which it can be determined that the telegram or cablegram was authorized by the stockholder. If it is determined that such telegrams or cablegrams are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of the writing, telegram or cablegram authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing, telegram or cablegram for any and all purposes for which the original writing, telegram or cablegram could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing, telegram or cablegram.

Exh. B-6

Section 2.9 Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section 9 to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided above in this Section 9 of Article II.

Section 2.10 List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting (i) either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held or (ii) during ordinary business hours, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 2.11 Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is

Exh. B-7

adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 2.12 Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 10 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.

Section 2.13 Conduct of Meetings. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

ARTICLE III

DIRECTORS

Section 3.1 Number and Election of Directors. The Board of Directors shall consist of not less than one nor more than fifteen members, the exact number of which shall initially be fixed by the Incorporator and thereafter from time to time by the Board of Directors. Except as provided in Section 2 of this Article III, directors shall be elected by a plurality of the votes cast at each Annual Meeting of Stockholders and each director so elected shall hold office until the next Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

Section 3.2 Vacancies. Unless otherwise required by law or the Certificate of Incorporation, vacancies on the Board of Directors or any committee thereof arising through death, resignation, removal, an increase in the number of directors constituting the Board of Directors or such committee or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall, in the case of the Board of Directors, hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal and, in the case of any committee of the Board of Directors, shall hold office until their successors are duly appointed by the Board of Directors or until their earlier death, resignation or removal.

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Section 3.3 Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.

Section 3.4 Meetings. The Board of Directors and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors or such committee, respectively. Special meetings of the Board of Directors may be called by the Chairman, if there be one, the President, or by any director. Special meetings of any committee of the Board of Directors may be called by the chairman of such committee, if there be one, the President, or any director serving on such committee. Notice thereof stating the place, date and hour of the meeting shall be given to each director (or, in the case of a committee, to each member of such committee) either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone or telegram on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Section 3.5 Organization. At each meeting of the Board of Directors or any committee thereof, the Chairman of the Board of Directors or the chairman of such committee, as the case may be, or, in his or her absence or if there be none, a director chosen by a majority of the directors present, shall act as chairman. Except as provided below, the Secretary of the Corporation shall act as secretary at each meeting of the Board of Directors and of each committee thereof. In case the Secretary shall be absent from any meeting of the Board of Directors or of any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting. Notwithstanding the foregoing, the members of each committee of the Board of Directors may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary of the Corporation may, but need not if such committee so elects, serve in such capacity.

Section 3.6 Resignations and Removals of Directors. Any director of the Corporation may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing to the Chairman of the Board of Directors, if there be one, the President or the Secretary of the Corporation and, in the case of a committee, to the chairman of such committee, if there be one. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any time by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors. Any director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors.

Section 3.7 Quorum. Except as otherwise required by law, the Certificate of Incorporation or the rules and regulations of any securities exchange or quotation system on which the Corporation’s securities are listed or quoted for trading, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors or committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as applicable. If a quorum shall not be present at any meeting of the Board of Directors or any committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

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Section 3.8 Actions of the Board by Written Consent. Unless otherwise provided in the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

Section 3.9 Meetings by Means of Conference Telephone. Unless otherwise provided in the Certificate of Incorporation or these By-Laws, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 9 shall constitute presence in person at such meeting.

Section 3.10 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each member of a committee must meet the requirements for membership, if any, imposed by applicable law and the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Subject to the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, in the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board of Directors when required. Notwithstanding anything to the contrary contained in this Article III, the resolution of the Board of Directors establishing any committee of the Board of Directors and/or the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these By-Laws and, to the extent that there is any inconsistency between these By-Laws and any such resolution or charter, the terms of such resolution or charter shall be controlling.

Section 3.11 Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for service as committee members.

Section 3.12 Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled

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to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IV

OFFICERS

Section 4.1 General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, also may choose a Chairman of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

Section 4.2 Election. The Board of Directors, at its first meeting held after each Annual Meeting of Stockholders (or action by written consent of stockholders in lieu of the Annual Meeting of Stockholders), shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each officer of the Corporation shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

Section 4.3 Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

Section 4.4 Chairman of the Board of Directors. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors shall be the Chief Executive Officer of the Corporation, unless the Board of Directors designates the President as the Chief Executive Officer, and, except where by law the signature of the President is required, the Chairman of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these By-Laws or by the Board of Directors.

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Section 4.5 President. The President shall, subject to the control of the Board of Directors and, if there be one, the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors or the President. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and, provided the President is also a director, the Board of Directors. If there be no Chairman of the Board of Directors, or if the Board of Directors shall otherwise designate, the President shall be the Chief Executive Officer of the Corporation. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these By-Laws or by the Board of Directors.

Section 4.6 Vice Presidents. At the request of the President or in the President’s absence or in the event of the President’s inability or refusal to act (and if there be no Chairman of the Board of Directors), the Vice President, or the Vice Presidents if there are more than one (in the order designated by the Board of Directors), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

Section 4.7 Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board of Directors or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 4.8 Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation.

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Section 4.9 Assistant Secretaries. Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

Section 4.10 Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer’s possession or under the Assistant Treasurer’s control belonging to the Corporation.

Section 4.11 Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V

STOCK

Section 5.1 Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation (i) by the Chairman of the Board of Directors, or the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such stockholder in the Corporation.

Section 5.2 Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 5.3 Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issuance of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

Section 5.4 Transfers. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these By-Laws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; provided, however, that such

Exh. B-13

surrender and endorsement or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. Every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 5.5 Dividend Record Date. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5.6 Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 5.7 Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

ARTICLE VI

NOTICES

Section 6.1 Notices. Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telex or cable.

Section 6.2 Waivers of Notice. Whenever any notice is required by applicable law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any Annual or Special Meeting of Stockholders or any regular or special meeting of the directors or members of a committee of directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these By-Laws.

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ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Dividends. Dividends upon the capital stock of the Corporation, subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”) and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 8 of Article III hereof), and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 7.2 Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 7.3 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 7.4 Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 8.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer

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of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 8.3 Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 8.4 Good Faith Defined. For purposes of any determination under Section 3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be.

Section 8.5 Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 1 or Section 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Exh. B-16

Section 8.6 Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

Section 8.7 Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 1 and Section 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or Section 2 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

Section 8.8 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

Section 8.9 Certain Definitions. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article VIII shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

Section 8.10 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.11 Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 of

Exh. B-17

this Article VIII), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

Section 8.12 Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

ARTICLE IX

AMENDMENTS

Section 9.1 Amendments. These By-Laws may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted by the stockholders or by the Board of Directors; provided, however, that notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such meeting of the stockholders or Board of Directors, as the case may be. All such amendments must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors then in office.

Section 9.2 Entire Board of Directors. As used in this Article IX and in these By-Laws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

ARTICLE X

EXCLUSIVE FORUM

Section 10.1 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensible parties named as defendants.

***

Adopted as of:

Exh. B-18

Annex B

September 15, 2013

The Special Committee of the Board of Directors

Cornerstone Therapeutics Inc.

1255 Crescent Green Drive, Suite 250

Cary, NC 27518

Dear Members of the Special Committee:

We understand that Cornerstone Therapeutics Inc., a Delaware corporation (“Cornerstone”), Chiesi Farmaceutici SpA, an Italian corporation (“Chiesi”), and Chiesi U.S. Corporation, a Delaware corporation and wholly owned subsidiary of Chiesi (“Chiesi US”), propose to enter into an Agreement and Plan of Merger, dated as of September 15, 2013 (the “Agreement”), pursuant to which Chiesi will acquire all of the outstanding shares of the common stock, par value $0.001 per share, of Cornerstone (“Cornerstone Common Stock”), not already held by Chiesi or Chiesi US (the “Transaction”). Pursuant to the Agreement, Chiesi US will be merged with and into Cornerstone and each outstanding share of the Cornerstone Common Stock, other than shares of Cornerstone Common Stock held by (i) holders who are entitled to and properly demand an appraisal of their shares of Cornerstone Common Stock, and (ii) Cornerstone, Chiesi or Chiesi US (such holders referenced in the foregoing (i) and (ii) collectively, “Excluded Holders”), will be converted into the right to receive $9.50 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Cornerstone Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated September 15, 2013, of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Cornerstone;

(iii)	Reviewed various financial forecasts and other data relating to the business of Cornerstone provided to us by management of Cornerstone, as well as modifications thereto made by the Special Committee and probability weightings assigned by the Special Committee;

(iv)	Held discussions with members of the senior management of Cornerstone with respect to the business and prospects (including the products and product candidates) of Cornerstone;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Cornerstone;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Cornerstone;

(vii)	Reviewed historical stock prices and trading volumes of Cornerstone Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Cornerstone or concerning the solvency or fair value of Cornerstone, and we have not been furnished with any such valuation or appraisal. At the direction of the Special Committee, we utilized the most recent set of financial forecasts provided by management of Cornerstone, as

The Special Committee of the Board of Directors

Cornerstone Therapeutics Inc.

September 15, 2013

adjusted by the Special Committee, for purposes of our analysis and we have applied the probability weightings assigned by the Special Committee related to the likelihood of technical, clinical and regulatory success and the possibilities for the timing of the commencement of generic competition in order to derive composite valuation ranges. We have assumed, with the consent of the Special Committee, that such forecasts and probability weightings have been reasonably prepared and reflect the best currently available estimates and judgments as to the future financial performance of Cornerstone and the likelihood of technical, clinical and regulatory success and the possibilities for the timing of the commencement of generic competition. In that connection, we have relied, with the consent of the Special Committee, on the assessments of management and the Special Committee, as reflected in the adjusted forecasts and the assigned probability weightings, as to the products and product candidates of Cornerstone (including, without limitation, the validity of and risks associated with such products and product candidates, including the likelihood of technical, clinical and regulatory success and the validity and life of patents relating thereto). We assume no responsibility for and express no view as to any forecasts or any probability weightings or the assumptions on which such forecasts or weightings are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Cornerstone Common Stock may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Cornerstone. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Cornerstone might engage or the merits of the underlying decision by Cornerstone to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Cornerstone, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of Cornerstone have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of Cornerstone, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Cornerstone, Buyer or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Cornerstone obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to the Special Committee in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. In addition, as previously disclosed to the Special Committee, an employee of an affiliate of Lazard is a member of the board of directors of Chiesi. In the ordinary course, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by current and former managing directors of Lazard) and their respective affiliates and employees may trade securities of Cornerstone and certain affiliates of Chiesi for their own accounts and for the accounts of their

The Special Committee of the Board of Directors

Cornerstone Therapeutics Inc.

September 15, 2013

customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Cornerstone, Chiesi and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Special Committee of the Board of Directors of Cornerstone (in its capacity as such) and our opinion is rendered to the Special Committee of the Board of Directors of Cornerstone in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Cornerstone Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/Andrew Dickinson
Andrew Dickinson
Managing Director

Annex C

SECTION 262 OF DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (3) of this subsection, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e), shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

IMPORTANT INFORMATION REGARDING THE DIRECTORS AND

EXECUTIVE OFFICERS OF CHIESI AND CHIESI US

1. Directors and Executive Officers of Chiesi. Following are the names and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Chiesi. Unless otherwise indicated, the business address and telephone number of each such person is: Via Palermo 26/A, 43122 Parma, Italy, telephone number +39 0521 2791.

Directors

Alberto Chiesi, 74, has been a director of Chiesi since 1985 and has served as the President of Chiesi since 1985. Dr. Chiesi has been working for the Chiesi Group since 1965. From 1985 to 2012, he had the responsibility of President and Chief Executive Officer. Dr. Chiesi holds a Doctorate in Pharmacy (1961) and a Doctorate in Chemistry (1964). Dr. Chiesi is a citizen of the Republic of Italy.

Paolo Chiesi, 73, has been a director of Chiesi since 1985 and has served as the Vice-President of Chiesi since 1974 and R&D Director since 1979. Dr. Chiesi graduated with degrees in Chemistry in 1964 and in Pharmacy in 1965 from Parma University. He holds an Honoris Causa Degree in Medicine and Surgery from the University of Modena. Dr. Chiesi is a citizen of the Republic of Italy.

Ugo Di Francesco, 53, has served as Chief Executive Officer of Chiesi Farmaceutici S.p.A., based in Parma, Italy, since March 2012. Prior to this appointment, Mr. Di Francesco served, from October 2011 to March 2012, as Managing Director of Chiesi Farmaceutici S.p.A. Prior to his employment at Chiesi, from February 2007 to September 2011, Mr. Di Francesco served as Executive Vice President and Chief Executive Officer of Sigma Tau Finanziaria S.p.A., Rome, Italy and Sigma Tau Industrie Farmaceutiche Riunite S.p.A., Pomezia, Italy. During the same period of time, Mr. Di Francesco served also as Chairman of the Board of Biofutura S.p.A., Milan, Italy and Chief Executive Officer of Avantgarde S.p.A., Pomezia, Italy. Both companies are part of Sigma Tau Group. Mr. Di Francesco also served as a member of the board of Sigma Tau Pharmaceutical Inc., Gaithersburg, USA. Mr. Di Francesco completed several study programs in Economics, inclusive of a Master Course in “General Management” at Insead University (CEDEP) in Fontainebleau, Paris and a “Business Leadership Program” at Harvard Business School in Boston. Mr. Di Francesco is a citizen of the Republic of Italy.

Alessandro Chiesi, 47, has served as Head of Region South Europe of Chiesi since October 2012. Prior to that, Mr. Chiesi served as the Affiliates Coordinator of the International Division of Chiesi from May 2005 to September 2010 and as Head of the International Division of Chiesi from September 2010 to September 2012. Mr. Chiesi has served on the Board of Directors of Chiesi Farmaceutici S.p.A. since July 1990. He served on the Board of Directors of Cornerstone Therapeutics Inc. from July 2009 to June 2012. Mr. Chiesi completed the examination program in Economics at Parma University. Mr. Chiesi is a citizen of the Republic of Italy.

Andrea Chiesi, 46, has been a director of Chiesi since 1990 and has served as the Director of R&D Portfolio Management of Chiesi since 2008. Mr. Chiesi joined Chiesi in 1993, and previously has served in Chiesi’s R&D department in several roles, including, during the period from 1999 to 2008, as Director of the R&D Planning & Control function. Since 2008, Mr. Andrea Chiesi has served as CEO of Holostem Terapie Avanzate srl, a spin-off biotechnology company founded by Chiesi and the University of Modena, located at via Glauco Gottardi, 100 41125 Modena, Italy. Mr. Andrea Chiesi holds an M.B.A. from London Business School/Columbia University and a doctorate in Pharmaceutical Chemistry and Technology from the University of Parma. Mr. Andrea Chiesi is a citizen of the Republic of Italy.

Maria Paola Chiesi, 45, has been a director of Chiesi since 1991 and has served as the Director Strategic Planning Head of Chiesi of Chiesi since 2010. Prior to 2010, Dr. Chiesi served as Corporate Marketing Head of Chiesi since 2003. Dr. Chiesi holds an M.B.A. from SDA Bocconi of Milan and a degree in Medicinal Chemistry and Pharmacological Sciences from University of Parma. Dr. Chiesi served on the board of directors of Cornerstone Therapeutics Inc. from July 2009 till May 2010. Dr. Chiesi also serves as a director on the Board of Directors of the following companies: Valline S.r.l., Master Pharma S.r.l., Promedica S.r.l. and Fondazione Chiesi. Dr. Chiesi is a citizen of the Republic of Italy.

Giacomo Chiesi, 34, has been a director of Chiesi since May 2010 and has served as a Business Development Manager of Chiesi of Chiesi since January 2011. Previously, Mr. Chiesi was a consultant with Bain & Company at their Milan, Italy office from 2009 to December 2010. Mr. Chiesi holds an M.B.A. from the University of Chicago Booth School of Business and a doctorate in Telecommunications Engineering from Parma University. Mr. Chiesi is a citizen of the Republic of Italy.

Carlo Sante Antonio Salvatori, 72, has been a director of Chiesi since 2005. Dr. Salvatori has served as the CEO of Lazard S.r.l., an Advisory Investment Bank, since June 2010 and as Chairman of Allianz S.p.A. , an insurance company, since May 2012. From 2006 to 2010, Dr. Salvatori served as Managing Director & CEO at Unipol Gruppo Finanziario based in Bologna and as Chairman at Banca Monte Parma based at Parma. From 2009 to 2012, Dr. Salvatori served as a director of Seachange International, a US software company based in Acton, MA, and from 2009 to 2013, Dr. Salvatori served as a director of API, an Italian oil company. Dr. Salvatori currently he holds the following positions: director of Riso Gallo Spa, a leading Italian rice-growing and supply company (since 2012) and director of Pirelli S.p.A., Italian leading tyre company (since 2012). Dr. Salvatori holds a degree in Economics from the University of Bologna, a degree in Banking from the University of Siena, an Honoris Causa degree in Political Science from the University of Macerata. Dr. Salvatori is a citizen of the Republic of Italy.

Executive Officers

Alberto Chiesi—See the information for Dr. Chiesi provided above.

Paolo Chiesi—See the information for Dr. Chiesi provided above.

Ugo Di Francesco—See the information for Mr. Di Francesco provided above.

Marco Vecchia, 53, has served as Head of Legal and Corporate Affairs of Chiesi since 1987. For more information, see the background for Mr. Vecchia provided under “Important Information Regarding Cornerstone—Directors and Executive Officers.”

Ugo Bettini, 57, has served as Group Human Resources and Organization, Head of Chiesi since October 1999. Mr. Bettini holds a Degree in Sociology from the University of Urbino and an Executive Master in “Corporate Governance” from SDA Bocconi University in Milan. Mr. Bettini is a citizen of the Republic of Italy.

Danilo Piroli, 59, has served as the Chief Financial Officer of Chiesi since 2011. Prior to this position, Mr. Piroli served as Chiesi’s Head of Corporate Finance. Mr. Piroli has served as a member of Chiesi Group Executive Committee since 1997 and is also part of the managing bodies of several Chiesi Group companies. Prior to joining Chiesi, Mr. Piroli was employed by Arthur Andersen where he gained considerable experience across different industries. Mr. Piroli graduated with a degree in Economics from Parma University. Mr. Piroli is a citizen of the Republic of Italy.

Anton Giorgio Failla, 48, has served as Head of Business Development of Chiesi since July 2008. For more information, see the background for Dr. Failla provided under “Important Information Regarding Cornerstone—Directors and Executive Officers.”

Maria Paola Chiesi—See the information for Dr. Chiesi provided above.

Mark Parry-Billings, 49, has served as Head of Corporate Drug Development of Chiesi since August 2012, after joining Chiesi as Head of Corporate Clinical Development in March 2011. Prior to his employment at Chiesi, from 2008 to 2010, Dr. Parry-Billings served initially as Chief Development Officer and then as Chief Executive

Officer of Topigen Inc, a clinical-stage biopharmaceutical company focused on developing innovative therapeutics for respiratory diseases, based in Montreal, Canada. Dr. Parry-Billings has had a 21-year career in the pharmaceutical industry and holds a Ph.D and was a post-doctoral research fellow in biochemistry at the University of Oxford. Dr. Parry-Billings is a citizen of the United Kingdom.

Alessandro Chiesi—See the information for Mr. Chiesi provided above.

Andrea Chiesi—See the information for Mr. Chiesi provided above.

Giovanni La Grasta, 59, has served as Head of Corporate Industrial Operations of Chiesi since September 1999. Previously, during the period from 1995 to 1999, Mr. Grasta had a similar position at Eurand International, a division of American Home Products Corporation, based in Milan, Italy, specializing in drug delivery. From 1979 to 1995, Mr. La Grasta worked at Zambon Group, an Italian multinational pharmaceutical group based in Milan, Italy and Vicenza, Italy, initially as manager of Technology Transfer and then Production, then as Quality Unit Director, then Corporate Quality Assurance Director and ultimately Plant and Technical Director. Mr. La Grasta graduated (master level) from the University of Venice in Industrial Chemistry (5 years course) and has obtained the official national qualification as professional chemist in Italy. Mr. La Grasta is a citizen of the Republic of Italy.

Cosimo Pulli, 56, has served as Head of Region Emerging Countries of Chiesi since 2012. Dr. Pulli has also served as President of an OTC sales organization, Novadynamics Srl, since 2007. Dr. Pulli previously served as General Manager of Pharmaceutical Division Italy of Chiesi from January 2001 to August 2012. Prior to Dr. Pulli’s employment with Chiesi, he was employed at Glaxo in 1982, where during a 15-year career he rose to become Sales Director, Italy. Dr. Pulli is a Member of the Ethics Committee of Farmindustria, the Italian pharmaceutical companies’ association. Since June 2013, Dr. Pulli has served as a Member of International Commercial Advisory Board at Prismic Pharmaceuticals Inc. Dr. Pulli previously also served as Member of Advisory Board at CM&D Pharma Limited, before its acquisition by Nestlé. Dr. Pulli received a Doctoral degree in Pharmacy from the University of Rome. Dr. Pulli is a citizen of the Republic of Italy.

Giuseppe Chiericatti, 43, has served as Head of Corporate Marketing of Chiesi since May 2010. Prior to his current position, Mr. Chiericatti has served Chiesi as Head of Global Sales & Marketing Organization from January 2008 to April 2010, as Commercial Supervisor of Chiesi UK from January 2007 to December 2007, and as Marketing Director of Chiesi Germany from June 2005 to December 2006. Mr. Chiericatti holds a Masters Degree in Pharmaceutical Chemistry and Technology from the University of Modena. Mr. Chiericatti is a citizen of the Republic of Italy.

Thomas Gauch, 50, has served as Head of North and Central Europe of Chiesi since January 2013. Prior to his current position with Chiesi, Mr. Gauch served as General Manager, Chiesi Germany, beginning in October 2004. Mr. Gauch has graduated at ESD in Neuchatel, Switzerland and also holds a Swiss federal marketing diploma. Mr. Gauch is a citizen of Switzerland.

Giacomo Chiesi—See the information for Mr. Chiesi provided above.

2. Directors and Executive Officers of Chiesi US. Following are the names and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Chiesi US. Unless otherwise indicated, the business address and telephone number of each such person is: Via Palermo 26/A, 43122 Parma, Italy, telephone number +39 0521 2791.

Director

Ugo Di Francesco has served as the President and sole director of Chiesi US since inception. For more information, see the background for Mr. Di Francesco provided under “Important Information regarding Chiesi and Chiesi US Directors and Executive Officers of Chiesi.”

Executive Officers

Ugo Di Francesco has served as the President and sole director of Chiesi US since inception. For more information, see the background for Mr. Di Francesco provided under “Important Information regarding Chiesi and Chiesi US Directors and Executive Officers of Chiesi.”

Danilo Piroli has served as the Vice President, Secretary and Treasurer of Chiesi US since inception. For more information, see the background for Mr. Piroli provided under “Important Information regarding Chiesi and Chiesi US Directors and Executive Officers of Chiesi.”

PRELIMINARY COPY OF PROXY MATERIAL SUBJECT TO COMPLETION

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

Proxy Form	Proxy Form

CORNERSTONE THERAPEUTICS INC.

PROXY

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AT 1255 CRESCENT GREEN DRIVE,
SUITE 250, CARY, NC 27518 ON JANUARY 31, 2014,
AT 8:30 A.M. LOCAL TIME
AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF CORNERSTONE THERAPEUTICS INC.

You hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint Craig A. Collard, Ken McBean and Alastair McEwan, and each of them, as proxies, with full power of substitution, and authorize them to vote, as designated on this proxy card, all shares of Cornerstone Therapeutics Inc. common stock that you would be entitled to vote if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given. You hereby direct Craig A. Collard, Ken McBean and Alastair McEwan to vote in accordance with the determination of a majority of the Board of Directors as to any other matters which may properly come before the special meeting, all as indicated in the Notice of Special Meeting.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Directors’ recommendations indicated on the reverse side. Attendance by you at the special meeting or at any adjournment thereof will not be deemed to revoke the proxy unless you revoke this proxy in writing.

Continued and to be signed on reverse side.

PRELIMINARY COPY OF PROXY MATERIAL SUBJECT TO COMPLETION

CORNERSTONE THERAPEUTICS INC. ATTN: AMY DIEBLER 1255 CRESCENT GREEN DRIVE, SUITE 250 CARY, NC 27518

OPTIONS FOR SUBMITTING PROXY

VOTE BY INTERNET

Before the Meeting—Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 30, 2014. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 30, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

If you have not voted by Internet or telephone, mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Cornerstone Therapeutics Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CORNERSTONE THERAPEUTICS INC.

Proposal 1—Proposal to adopt the Agreement and Plan of Merger, dated as of September 15,
2013 (as it may be amended from time to time), by and among Chiesi Farmaceutici S.p.A., Chiesi
U.S. Corporation and Cornerstone Therapeutics Inc.	For	Against	Abstain

The Board of Directors (without the participation of Anton Giorgio Failla and Marco Vecchia) recommends a vote FOR Proposal 1	☐	☐	☐

Proposal 2—Proposal to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain of the executive officers of Cornerstone Therapeutics Inc. in connection with the Merger, as disclosed in the table under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Potential Change of Control Payments to Executive Officers,” including the associated footnotes and narrative discussion.	☐	☐	☐

The Board of Directors (without the participation of Anton Giorgio Failla and Marco Vecchia) recommends a vote FOR Proposal 2

Proposal 3—Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

The Board of Directors recommends (without the participation of Anton Giorgio Failla and Marco Vecchia) a vote FOR Proposal 3	☐	☐	☐

The proxies are authorized to vote in accordance with the determination of a majority of the Board of Directors as to any other matters which may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN THE BOX)	Date	Signature (Joint Owners)	Date